                                             AS FILED PURSUANT TO RULE 424(B)(3)
                                             REGISTRATION NO. 333-44290


                                [TRENWICK LOGO]

                       [LASALLE RE HOLDINGS LIMITED LOGO]

                        JOINT PROXY STATEMENT/PROSPECTUS
Dear Fellow Shareholders:

     The boards of directors of Trenwick Group Inc., LaSalle Re Holdings Limited and LaSalle Re Limited have each unanimously approved a series of transactions that will combine their operations under a new Bermuda holding company, Trenwick Group Ltd.

     YOUR VOTE IS VERY IMPORTANT. We cannot complete the proposed transactions unless you approve and adopt them at the shareholders meetings. Whether or not you plan to attend your shareholders meeting, please take the time to vote by completing and mailing the enclosed proxy card to us.

     The dates, times and places of the special meetings are as follows:

                           FOR TRENWICK STOCKHOLDERS:
                               September 25, 2000
                             9:00 a.m., local time
                            Hyatt Regency Greenwich
                            1800 East Putnam Avenue
                        Old Greenwich, Connecticut 06870

                    FOR LASALLE AND LASALLE RE SHAREHOLDERS:
                               September 25, 2000
           2:15 p.m. (LaSalle) and 2:45 p.m. (LaSalle Re), local time
                             Sheraton Gateway Hotel
                    Lester B. Pearson International Airport
                                Toronto, Ontario
                                 Canada L5P 1C4

     This document gives you detailed information about the proposed transactions and it includes important documents as Appendices. You can also obtain information about our companies from publicly available documents that we have each filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully. PLEASE SEE PAGES 13 AND 14 FOR RISK FACTORS RELATING TO THE PROPOSED TRANSACTIONS WHICH YOU SHOULD CONSIDER.

     We support this combination of our companies and endorse the recommendation of our boards of directors that you vote in favor of the proposed transactions.

                           /s/ James F. Billett, Jr.
                             James F. Billett, Jr.
                            Chairman, President and
                            Chief Executive Officer
                              Trenwick Group Inc.

                             /s/ Guy D. Hengesbaugh
                               Guy D. Hengesbaugh
                                 President and
                            Chief Executive Officer
                          LaSalle Re Holdings Limited

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This joint proxy statement/prospectus is dated August 24, 2000 and is first being mailed to shareholders on or about August 25, 2000.

                                [TRENWICK LOGO]

                              TRENWICK GROUP INC.
               ONE CANTERBURY GREEN, STAMFORD, CONNECTICUT 06901
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 25, 2000
                            ------------------------

To the holders of common stock:

     We will hold a special meeting of common stockholders of Trenwick Group Inc., a Delaware corporation, on September 25, 2000, at 9:00 a.m., local time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870. The purpose of the meeting is to consider and to vote upon the following matters:

          1. A proposal to approve and adopt the Agreement, Schemes of Arrangement and Plan of Reorganization, dated as of December 19, 1999, amended and restated as of March 20, 2000 and amended as of June 28, 2000, by and among LaSalle Re Holdings Limited, LaSalle Re Limited, Trenwick Group Inc., and Gowin Holdings International Limited. Gowin is a newly formed Bermuda holding company which has changed its name to Trenwick Group Ltd. Trenwick and LaSalle will combine their operations under Trenwick Group Ltd. upon the terms and subject to the conditions set forth in the agreement. At the effective time of the combination of Trenwick and LaSalle, each holder of a share of Trenwick common stock will be entitled to receive one Trenwick Group Ltd. common share in accordance with, and subject to the adjustments set forth in, the agreement.

          2. A proposal to approve and adopt the related plan of reorganization in accordance with the agreement. Under the plan of reorganization, Trenwick will transfer all of its assets to Trenwick Group Ltd. in exchange for Trenwick Group Ltd.'s common shares. Trenwick will then distribute the shares of Trenwick Group Ltd. to Trenwick common stockholders in complete liquidation of Trenwick. The plan of reorganization will be upon the terms and subject to the conditions set forth in the agreement.

          3. Any other matters properly brought before the stockholders at the meeting or any adjournment of those meetings.

     A form of proxy and a joint proxy statement/prospectus containing more detailed information on the matters to be considered at the Trenwick stockholders meeting, including copies of the agreement and the amendment to the agreement attached as Appendices A and B to that document, accompany and form a part of this notice.

     Only stockholders of record at the close of business on August 21, 2000 are entitled to notice of, and to vote at, the meeting.

     The affirmative vote of the holders of a majority of the outstanding shares of Trenwick common stock is necessary to approve and adopt the agreement and the related plan of reorganization.

     MANAGEMENT HOPES EVERY STOCKHOLDER WILL BE ABLE TO ATTEND THE MEETING. WE RECOGNIZE, HOWEVER, THAT SOME STOCKHOLDERS WILL BE UNABLE TO ATTEND. TO ACHIEVE A QUORUM REQUIRED TO CONDUCT BUSINESS AT THE MEETING, WE ASK THAT YOU VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE SELF-ADDRESSED, STAMPED ENVELOPE. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE LATER ABLE TO ATTEND.

     A list of Trenwick stockholders entitled to vote at the meeting will be available for examination at Trenwick, One Canterbury Green, Stamford, Connecticut, 06901 for 10 days prior to the meeting, between the hours of 9:00 a.m. and 5:00 p.m., and during the meeting.

                                          By Order of the Board of Directors

                                          /s/ JOHN V. DEL COL
                                          John V. Del Col
                                          Secretary

Stamford, Connecticut
August 24, 2000

     YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES UNTIL INSTRUCTED TO DO SO AFTER WE COMPLETE THE TRANSACTIONS.

                       [LASALLE RE HOLDINGS LIMITED LOGO]

                          LASALLE RE HOLDINGS LIMITED
                               LASALLE RE LIMITED
        CONTINENTAL BUILDING, 25 CHURCH STREET, HAMILTON HM 12, BERMUDA
                            ------------------------

               NOTICE OF SPECIAL GENERAL MEETINGS OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 25, 2000
                            ------------------------

To the holders of LaSalle Re Holdings Limited common shares and LaSalle Re Limited exchangeable non-voting common shares:

     We will hold a special general meeting of common shareholders of LaSalle Re Holdings Limited, a company organized under the laws of Bermuda, and a special general meeting of the exchangeable non-voting common shareholders of LaSalle Re, a company organized under the laws of Bermuda, on September 25, 2000, at 2:15 p.m. and 2:45 p.m., local time, respectively at the Sheraton Gateway Hotel, Lester B. Pearson International Airport, Toronto, Ontario, Canada L5P 1C4. The purpose of the meetings is to consider and to vote upon the following matters:

          1. A proposal to approve and adopt the Agreement, Schemes of Arrangement and Plan of Reorganization, dated as of December 19, 1999, amended and restated as of March 20, 2000 and amended as of June 28, 2000, by and among LaSalle Re Holdings Limited, LaSalle Re Limited, Trenwick Group Inc., and Gowin Holdings International Limited. Gowin is a newly formed Bermuda holding company which has changed its name to Trenwick Group Ltd. Trenwick and LaSalle will combine their operations under Trenwick Group Ltd. upon the terms and subject to the conditions set forth in the agreement. At the effective time of the combination of Trenwick and LaSalle, each holder of a LaSalle common share and each holder of a LaSalle Re exchangeable non-voting common share will be entitled to receive one Trenwick Group Ltd. common share in accordance with, and subject to the adjustments set forth in, the agreement.

          2. Any other matters properly brought before the shareholders at the meetings or any adjournment of those meetings.

     A form of proxy and a joint proxy statement/prospectus containing more detailed information on the matters to be considered at the LaSalle and LaSalle Re shareholder meetings, including copies of the agreement, the amendment to the agreement and the schemes of arrangement attached as Appendices A, B and C to that document, accompany and form a part of this notice.

     Only shareholders of record at the close of business on August 21, 2000 are entitled to vote at the meetings.

     Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares present and voting at each meeting is necessary to approve and adopt the agreement.

     As you will read in the notice following this page, immediately before the meetings to approve and adopt the agreement, the holders of LaSalle common shares and LaSalle Re exchangeable non-voting common shares will have their court meetings, as required by Bermuda law, to approve the schemes of arrangement contemplated by the business combination agreement.

     WE HOPE EVERY SHAREHOLDER WILL BE ABLE TO ATTEND THE MEETINGS. WE RECOGNIZE, HOWEVER, THAT SOME SHAREHOLDERS WILL BE UNABLE TO ATTEND. TO ACHIEVE A QUORUM REQUIRED TO CONDUCT BUSINESS AT EACH MEETING, WE ASK THAT YOU VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE SELF-ADDRESSED, STAMPED ENVELOPE. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE LATER ABLE TO ATTEND.

                                          By Order of the Board of Directors

                                          /s/ Guy D. Hengesbaugh
                                          --------------------------------------
                                          Guy D. Hengesbaugh
                                          President and Chief Executive Officer

Hamilton, Bermuda
August 24, 2000

     YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATES UNTIL INSTRUCTED TO DO SO AFTER WE COMPLETE THE TRANSACTIONS.

                    NOTICE OF COURT MEETINGS OF SHAREHOLDERS
                        IN THE SUPREME COURT OF BERMUDA
                               CIVIL JURISDICTION
                  IN THE MATTER OF LASALLE RE HOLDINGS LIMITED
                                      AND
                      IN THE MATTER OF LASALLE RE LIMITED
                                      AND
             IN THE MATTER OF SECTION 99 OF THE COMPANIES ACT 1981
                            ------------------------

                            NOTICE OF COURT MEETINGS
                            ------------------------

     By Orders dated the 17th day of August, 2000, made in the above matters, the Supreme Court of Bermuda has directed separate court meetings to be convened of the holders of LaSalle Re Holdings Limited Scheme Shares, as defined in the Scheme of Arrangement, and LaSalle Re Limited Scheme Shares, as defined in the Scheme of Arrangement, for the purpose of considering and, if thought fit, approving, with or without modification, a Scheme of Arrangement proposed to be made between LaSalle and the holders of its Scheme Shares, and a Scheme of Arrangement proposed to be made between LaSalle Re and the holders of its Scheme Shares. The court meetings will be held at the Sheraton Gateway Hotel, Lester B. Pearson International Airport, Toronto, Ontario, Canada L5P 1C4 on the 25th day of September, 2000 at 2:00 p.m., local time, for LaSalle Scheme Shares and 2:30 p.m., local time, or as soon thereafter as the meeting convened for the same day and place shall have been concluded and adjourned, for LaSalle Re Scheme Shares, at which place and time the holders of LaSalle Scheme Shares and LaSalle Re Scheme Shares are requested to attend.

     Copies of the Schemes of Arrangement and the explanatory statement required by Section 100 of the Companies Act 1981 are incorporated as Appendix C to the joint proxy statement/prospectus of which this notice is a part.

     Holders of LaSalle Scheme Shares or LaSalle Re Scheme Shares may vote in person at the relevant court meeting or they may appoint another person, whether a member of LaSalle or LaSalle Re or not, as their proxy to attend and vote in their stead. Forms of proxy for use at the court meetings are enclosed.

     Shareholders may attend and vote at the court meetings if they wish, even if they have completed and returned a proxy.

     In the case of joint holders, the vote of the senior holder who tenders a vote whether in person or by proxy will be accepted to the exclusion of the vote(s) of the other joint holder(s), and for this purpose seniority will be determined by the order in which the names stand in the Register of Members of LaSalle or LaSalle Re, as the case may be, in respect of the relevant joint holding.

     The accompanying forms of proxy should be signed, dated and returned in the postage prepaid envelope before the time appointed for the meetings, but if the form is not so lodged it may be handed to the Chairman at the relevant meetings.

     By its Orders, the Court has appointed Victor H. Blake, OBE or failing him, Clement S. Dwyer, Jr., to act as Chairman of each of the court meetings and has directed the Chairman to report the result of the court meetings to the Court.

     The Schemes of Arrangement will be subject to the subsequent approval of the Court.

                              The Schedule

Particulars of Court Meetings ordered to      Time appointed for Meetings on the 25th day of
  be convened:                                September, 2000:
(1) Holders of LaSalle Scheme Shares          2:00 p.m.

(2) Holders of LaSalle Re Scheme Shares       2:30 p.m. or so soon thereafter as the preceding
                                              meeting convened for the same day and place shall have
                                              been concluded or adjourned

Dated the 24th day of August, 2000

Conyers Dill & Pearman
Attorneys for LaSalle Re Holdings Limited and LaSalle Re Limited
By Order of the Supreme Court of Bermuda

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions and Answers About the Proposed Transactions.......    1
Summary.....................................................    2
  The Transactions..........................................    2
  What You Will Receive.....................................    2
  Appraisal Rights..........................................    3
  Ownership of Trenwick Group Ltd. Following the
     Transactions...........................................    3
  Listing of Trenwick Group Ltd. Common Shares..............    3
  Reasons for the Transactions; Recommendation..............    3
  Material Income Tax Consequences of the Transactions......    4
  Treatment of Outstanding Employee and Director Stock
     Options; Warrants......................................    4
  Interests of Officers and Directors that are Different
     from Yours.............................................    5
  Accounting Treatment of the Proposed Transactions.........    5
  Opinions of Financial Advisors............................    5
  Comparison of Rights of Shareholders......................    6
  Shareholder Approvals.....................................    6
  Governmental and Regulatory Approvals.....................    6
  Stock Option Agreements...................................    7
  Shareholders Agreement....................................    7
  Terminating the Agreement.................................    7
  Who Pays for What.........................................    7
  What We Need to Do to Complete the Transactions...........    7
  The Companies.............................................    8
  Unaudited Comparative Per Share Data......................    9
  Selected Consolidated Historical Financial Data...........   10
  Selected Unaudited Pro Forma Combined Consolidated
     Financial Information..................................   12
Risk Factors................................................   13
Cautionary Statement Regarding Forward-Looking Statements...   15
Market Price and Dividend Information.......................   16
  Dividend Information......................................   16
  Recent Closing Prices.....................................   16
References to Additional Information........................   17
The Trenwick Special Meeting................................   18
The LaSalle and LaSalle Re Special General and Court
  Meetings..................................................   20
The Transactions............................................   22
  Background of the Agreement...............................   22
  Reasons for the Transactions; Recommendations of the
     Boards of Directors....................................   25
  The Plan of Reorganization................................   29
  Schemes of Arrangement....................................   30
  Ownership of Trenwick Group Ltd. Following the
     Transactions...........................................   32
  Exchange of Certificates..................................   32
  Fractional Shares.........................................   32
  Stock Exchange Listing....................................   33
  Opinion of Trenwick's Financial Advisor...................   33
  Trenwick Projections......................................   40
  Opinions of LaSalle's Financial Advisors..................   41
  LaSalle Projections.......................................   49

                                                              PAGE
                                                              ----
  Material Income Tax Consequences of the Transactions......   51
  Taxation of the Transactions..............................   52
  Taxation of Trenwick Group Ltd. and its Subsidiaries after
     the Transactions.......................................   53
  Taxation of Shareholders of Trenwick Group Ltd. ..........   56
  Accounting Treatment......................................   62
  Required Regulatory Filings and Approvals.................   62
  Supreme Court of Bermuda Approval.........................   63
  Absence of Appraisal Rights...............................   63
  Interests of Directors and Officers in the Transactions...   64
  Existing Business Relationships between Trenwick and
     LaSalle................................................   64
  Restrictions on Resales by Affiliates.....................   64
  Employment and Severance Arrangements.....................   65
  Other Arrangements with Employees.........................   67
Security Ownership of Principal Shareholders and
  Management................................................   69
The Agreement...............................................   76
  General...................................................   76
  Representations and Warranties............................   76
  Covenants and Agreements..................................   78
  Conditions................................................   80
  No Solicitation...........................................   82
  Termination...............................................   84
  Expenses and Termination Fees.............................   85
  Indemnification and Insurance.............................   86
  Amendment and Waiver......................................   87
  Access to Information.....................................   87
Related Agreements and Transactions.........................   88
  Stock Option Agreements...................................   88
  Shareholders Agreement....................................   89
The Closing.................................................   90
Effective Time..............................................   90
Trenwick Group Ltd. After Completion of the Transactions....   90
Information Regarding Trenwick..............................   91
Information Regarding Trenwick Group Ltd....................   92
Information Regarding LaSalle...............................   92
Unaudited Pro Forma Combined Consolidated Financial
  Information...............................................   94
Description of Trenwick Group Ltd. Share Capital............  109
  General...................................................  109
  Trenwick Group Ltd. Common Shares.........................  109
  Trenwick Group Ltd. Preferred Shares......................  109
Comparison of Rights of Trenwick Stockholders, Trenwick
  Group Ltd. Shareholders and LaSalle Shareholders..........  109
  Capital Stock.............................................  110
  Board of Directors........................................  112
  Shareholders..............................................  114
  Limitation on Business Combination Transactions...........  121
  Stockholder Rights Plans..................................  122
  Inspection of Books and Records...........................  124
  Indemnification of Officers and Directors and Limitation
     of Liability...........................................  125

                                                              PAGE
                                                              ----
  Limited Liability of Directors............................  125
  Amendment of Governing Documents..........................  126
Shareholder Rights Plans....................................  128
  Before the Completion of the Transactions.................  128
  After the Completion of the Transactions..................  128
Other Considerations........................................  128
Legal Matters...............................................  128
Experts.....................................................  129
Future Shareholder Proposals................................  129
Where You Can Find More Information.........................  129

APPENDIX A  --   Amended and Restated Agreement, Schemes of Arrangement and
                 Plan of Reorganization, dated as of March 20, 2000, by and among LaSalle Re Holdings Limited, LaSalle Re Limited,
                 Trenwick Group Inc. and Trenwick Group Ltd.
APPENDIX B  --   Amendment No. 1 to Amended and Restated Agreement, Schemes
                 of Arrangement and Plan of Reorganization, dated as of June
                 28, 2000, by and among LaSalle Re Holdings Limited, LaSalle
                 Re Limited, Trenwick Group Inc. and Trenwick Group Ltd.
APPENDIX C  --   Schemes of Arrangement between LaSalle Re Holdings Limited and the holders of its Scheme Shares and between LaSalle Re
                 Limited and the holders of its Scheme Shares, and the
                 explanatory statement required by Section 100 of the
                 Companies Act 1981
APPENDIX D  --   Trenwick Stock Option Agreement dated as of December 19,
                 1999, by and between Trenwick Group Inc. and LaSalle Re
                 Holdings Limited
APPENDIX E  --   LaSalle Stock Option Agreement, dated as of December 19,
                 1999, by and between Trenwick Group Inc. and LaSalle Re
                 Holdings Limited
APPENDIX F  --   Shareholders Agreement, dated as of December 19, 1999, by
                 and among Trenwick Group Inc., Combined Insurance Company of
                 America, Virginia Surety Company, Inc., Aon Risk Consultants
                 (Bermuda) Ltd., Continental Casualty Company and CNA
                 (Bermuda) Services Limited
APPENDIX G  --   Opinion of Donaldson, Lufkin & Jenrette Securities
                 Corporation, dated December 16, 1999
APPENDIX H  --   Opinion of Lazard Freres & Co. LLC, dated December 19, 1999
APPENDIX I  --   Opinion of Salomon Smith Barney Inc., dated December 19,
                 1999

             QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTIONS

Q.:  HOW DO I VOTE?

A.: After you read this document, sign and mail your proxy card in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your shares may be represented and voted at the applicable meeting. To assure that your vote is obtained, please sign and mail your proxy as instructed on your proxy card even if you currently plan to attend the applicable meeting or meetings in person.

Q.: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES FOR ME?

A.: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them. You should be sure to provide your broker with instructions on how to vote your shares by completing and returning the enclosed form.

Q.:  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A.: Just send in a later-dated, signed proxy card to your company's corporate secretary. Or you can attend the applicable meeting and vote in person. You may also revoke your proxy by sending a notice of revocation to your company's corporate secretary at the appropriate address set forth in the notices of the meetings of shareholders.

Q.:  SHOULD I SEND IN MY STOCK AND SHARE CERTIFICATES NOW?

A.: No. You will receive separate instructions on surrendering share certificates after the transactions are completed. You should not send your share certificates until you receive those instructions.

Q.:  WHEN DO YOU EXPECT THE TRANSACTIONS TO BE COMPLETED?

A.: We are working to complete the transactions as quickly as possible. We intend to complete the transactions shortly after the special meetings, assuming the required shareholder approvals are obtained and the schemes of arrangement are approved by the Supreme Court of Bermuda.

Q.: WHOM SHOULD I CALL WITH QUESTIONS AND TO OBTAIN ADDITIONAL COPIES OF THE JOINT PROXY STATEMENT/ PROSPECTUS?

A.:  Trenwick stockholders should call D.F. King & Co. toll-free at
     1-800-488-8075.

     LaSalle common shareholders and holders of LaSalle Re exchangeable non-voting common shares should call Corporate Investor Communications, Inc. toll-free at 1-888-682-7217.

                                    SUMMARY

     This summary highlights information from this document which we believe is the most important information about the transactions. We urge you to read this entire document carefully and the documents to which we refer you for a complete description of the transactions and our business. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary.

THE TRANSACTIONS (PAGES 22 THROUGH 68)

     The transactions consist of the following distinct plans:

      - a scheme of arrangement between LaSalle Re Holdings Limited, which we call LaSalle, and its common shareholders and a scheme of arrangement between LaSalle Re Limited, which we call LaSalle Re, and the holders of its exchangeable non-voting common shares; and

      - a plan of reorganization which provides that Trenwick Group Ltd. will acquire all of the assets and will assume all of the liabilities of Trenwick in exchange for Trenwick Group Ltd. common shares which will be distributed to Trenwick stockholders in complete liquidation of Trenwick.

     Upon completion of the transactions:

      - common shareholders of LaSalle and holders of LaSalle Re exchangeable non-voting common shares will become shareholders of Trenwick Group Ltd.;

      - stockholders of Trenwick will become shareholders of Trenwick Group Ltd.; and

      - LaSalle and LaSalle Re will become subsidiaries of Trenwick Group Ltd.

     Bermuda law permits a company to reorganize its share capital in a scheme of arrangement between a company and its shareholders, if the shareholders approve the scheme by the requisite majority at a specially convened meeting and the Supreme Court of Bermuda sanctions the scheme following a court hearing. A copy of the Schemes of Arrangement presented to the court on August 17, 2000, and an explanatory statement in compliance with Section 100 of the Bermuda Companies Act are included as Appendix C to this document. We encourage you to read these materials.

     The agreement between Trenwick and LaSalle is the legal document that governs the transactions. Copies of the agreement and the amendment to the agreement are included as Appendices A and B to this document. We encourage you to read the agreement and the amendment to the agreement.

WHAT YOU WILL RECEIVE (PAGES 29 THROUGH 31)

     You will receive one Trenwick Group Ltd. common share in exchange for each share of Trenwick common stock, each LaSalle common share and each LaSalle Re exchangeable non-voting common share you own in accordance with, and subject to the adjustments set forth in, the agreement. We have fixed the exchange ratio and will not adjust it based on market prices. We will adjust the exchange ratio, however, if your company experiences a sufficiently large natural catastrophe as set forth in the agreement.

     The prices of Trenwick common stock and LaSalle common shares at the effective time of the transactions may be different from their prices on the date the agreement was signed, the date of this document and the date of the special meetings. At the time of the special meetings, you will not know the exact value of the Trenwick Group Ltd. common shares that you will receive when the transactions are completed.

     Because we cannot predict the market price of Trenwick Group Ltd. common shares immediately after the effective time of the transactions, we cannot predict the value of the Trenwick Group Ltd. common shares you will receive. The value of the consideration received for each of your shares at that time, based on reported market prices, may be significantly higher or lower than the value of the consideration on the date of this document. We urge you to obtain current market prices for Trenwick common stock and LaSalle common shares. Trenwick Group Ltd. will not issue fractional shares. Instead, you will receive the value of any fractional interest in cash.

APPRAISAL RIGHTS (PAGE 63)

     You do not have appraisal rights in connection with the transactions. Appraisal rights involve a court determination of the value of your shares.

OWNERSHIP OF TRENWICK GROUP LTD. FOLLOWING THE TRANSACTIONS (PAGE 32)

     Trenwick Group Ltd. will issue approximately 16,288,082 common shares to Trenwick common stockholders and approximately 20,359,940 common shares to LaSalle common shareholders and holders of LaSalle Re exchangeable non-voting common shares when we complete the transactions. These shares will represent approximately 44.4% and 55.6%, respectively, of the issued and outstanding common shares of Trenwick Group Ltd. when we complete the transactions.

LISTING OF TRENWICK GROUP LTD. COMMON SHARES (PAGE 33)

     When we complete the transactions, Trenwick Group Ltd. common shareholders will be able to trade Trenwick Group Ltd. common shares on the NYSE. Trenwick stockholders and LaSalle shareholders, however, will no longer be able to trade Trenwick common stock or LaSalle common shares on any exchange because Trenwick common stock will no longer exist and all of the issued LaSalle common shares will be owned by Trenwick Group Ltd. LaSalle Series A preferred shares will be unaffected by the transactions and will continue to be traded on the NYSE.

REASONS FOR THE TRANSACTIONS; RECOMMENDATION (PAGES 25 THROUGH 29)

     We believe the combination of our two companies will create an organization able to compete more effectively in the international insurance markets. The transactions should also provide opportunities to achieve benefits that would not be available to either company alone, such as:

      - the ability of Trenwick to expand into property catastrophe reinsurance, which is consistent with one of its long-term business strategies of profitable premium growth through geographic and product line diversification;

      - the creation of a larger, more competitive company with assets in excess of $4 billion, shareholders' equity in excess of $600 million as of June 30, 2000 and total capitalization of approximately $1.0 billion;

      - the significant benefit of scale that would result from the business combination, which could enhance the position of the combined companies both with respect to customers and rating agencies, in an increasingly competitive market place;

      - the possible synergies and cost savings resulting from the elimination of duplicative administrative and capital management expenses;

      - the benefits of the business diversification presented by the business combination, noting particularly the differences in frequency, severity and duration of risks in the books of business of Trenwick and LaSalle Re, respectively; and

      - revenue enhancements through the combined company's ability to offer larger reinsurance limits, additional products and stronger security for reinsurance brokers, cedents and insureds.

     The Trenwick board and the LaSalle board have each unanimously concluded that the transactions are in the best interests of their respective shareholders, and each unanimously recommends that its shareholders vote for approval and adoption of the agreement and the transactions contemplated by the agreement.

MATERIAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS
(PAGES 51 AND 52)

  TAXATION OF TRENWICK, LASALLE AND LASALLE RE SHAREHOLDERS (PAGES 52 AND 53)

     You will not recognize any gain or loss for U.S. federal income tax purposes as a result of the transactions, and your tax basis and holding period for your Trenwick Group Ltd. common shares will be the same as your tax basis and holding period for the stock you now own. If you are a shareholder of LaSalle or LaSalle Re and you own 5% or more of the vote or value of Trenwick Group Ltd. after the transactions, you must enter into a gain recognition agreement with the IRS in order to not recognize any gain as a result of the transactions.

  TAXATION OF TRENWICK (PAGE 52)

     As a result of the transactions, Trenwick will recognize gain on each asset that it directly owns whose fair market value exceeds its basis. Based on our current estimates of the fair market values of Trenwick's assets and Trenwick's tax attributes, including net operating loss carryforwards, we expect that Trenwick will not incur a material U.S. federal income tax liability at the time of the transactions. However, the IRS may not agree with our calculation of the gain or the methodology used by our advisors to calculate these fair market values.

  TAXATION OF LASALLE AND LASALLE RE (PAGE 53)

     LaSalle and LaSalle Re will not recognize any gain or loss for U.S. federal income tax purposes as a result of the transactions.

  TAXATION OF TRENWICK GROUP LTD. (PAGES 53 THROUGH 56)

     After the transactions, the U.S. will tax Trenwick Group Ltd. and its non-U.S. subsidiaries on their U.S. source income that is subject to withholding tax, and Trenwick Group Ltd.'s U.S. subsidiaries will be subject to U.S. tax on their worldwide income.

     We urge you to consult your own tax advisors regarding your particular tax consequences.

TREATMENT OF OUTSTANDING EMPLOYEE AND DIRECTOR STOCK OPTIONS;
WARRANTS (PAGE 67)

     When we complete the transactions, all outstanding employee and director options to purchase Trenwick common stock or LaSalle common shares, as the case may be, will be replaced by options to acquire Trenwick Group Ltd. common shares. The number of Trenwick Group Ltd. common shares subject to and the exercise price of each replaced option will reflect the LaSalle exchange ratio or the Trenwick exchange ratio, as applicable. In addition, when we complete the transactions each holder of an outstanding option to acquire exchangeable non-voting common shares of LaSalle Re is entitled to either:

      - the number of exchangeable non-voting common shares covered by such option, or

      - the number of Trenwick Group Ltd. common shares equal to the LaSalle exchange ratio if such holder would have exercised the option immediately before the schemes of arrangement were completed.

     When we complete the transactions, all outstanding warrants to purchase Trenwick common stock will also be assumed by Trenwick Group Ltd. in accordance with their terms.

INTERESTS OF OFFICERS AND DIRECTORS THAT ARE DIFFERENT FROM YOURS (PAGE 64)

     In considering the recommendations of your board that you approve the agreement and related transactions, you should be aware of the interests which a number of directors and executive officers of Trenwick and LaSalle have in the transactions that are different from your interest. These interests include the following:

      - Robert V. Deutsch, Clement S. Dwyer, Jr., Peter J. Rackley, and Guy D. Hengesbaugh, all of whom are directors or members of the existing senior management of LaSalle, and all of the current directors and members of existing senior management of Trenwick will become directors or members of senior management of Trenwick Group Ltd. or its subsidiaries when the transactions are completed;

      - Trenwick's and LaSalle's directors, officers or their affiliates hold options to purchase Trenwick common stock or LaSalle or LaSalle Re common shares, which will be replaced by options to acquire common shares of Trenwick Group Ltd., adjusted to account for the applicable exchange ratio;

      - The completion of the proposed transactions may entitle Mr. Hengesbaugh to receive greater severance benefits under his employment and option agreements than he would have received prior to the proposed transactions; and

      - Trenwick Group Ltd. will continue to indemnify and procure directors' and officers' liability insurance for existing directors and officers of Trenwick and LaSalle after the transactions are completed.

ACCOUNTING TREATMENT OF THE PROPOSED TRANSACTIONS (PAGE 62)

     Trenwick Group Ltd. will treat the business combination as a "purchase." This means that for accounting and financial reporting purposes, we expect to treat our companies as one company beginning as of the date we complete the transactions.

OPINIONS OF FINANCIAL ADVISORS

     OPINION OF TRENWICK'S FINANCIAL ADVISOR (PAGES 33 THROUGH 40)

     The fairness opinion of Trenwick's financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, dated December 16, 1999, is attached as Appendix G to this document. The opinion sets forth the procedures followed, assumptions made, other matters considered and limits of the review by DLJ in connection with its opinion. We encourage you to read the entire opinion carefully and completely for a description of the assumptions made, matters considered and limitations on the review intended. The opinion of DLJ does not constitute a recommendation to you as to how you should vote in connection with the agreement or any of the transactions proposed to be voted upon.

     OPINIONS OF LASALLE'S FINANCIAL ADVISORS (PAGES 41 THROUGH 49)

     In connection with the business combination, the LaSalle board received separate written opinions from Lazard Freres & Co. LLC and Salomon Smith Barney Inc. as to the fairness, from a financial point of view, of the LaSalle exchange ratio to the holders of LaSalle common shares. The full text of Lazard's written opinion dated December 19, 1999 is attached to this document as Appendix H and the full text of Salomon Smith Barney's written opinion dated December 19, 1999 is attached to this document as Appendix I. We encourage you to read these opinions carefully and completely for a description of the assumptions made, matters considered and limitations on the review undertaken. The opinions of Lazard and Salomon Smith Barney addressed to the LaSalle board do not constitute recommendations to you as to how you should vote in connection with the agreement or any other matters proposed to be voted upon.

COMPARISON OF RIGHTS OF SHAREHOLDERS (PAGES 109 THROUGH 127)

     When we complete the transactions, you will become shareholders of Trenwick Group Ltd. As shareholders of Trenwick Group Ltd., your rights will be governed by the memorandum of association and bye-laws of Trenwick Group Ltd. and the Companies Act 1981 of Bermuda. The rights of shareholders of Trenwick Group Ltd. will differ from your current rights as shareholders.

SHAREHOLDER APPROVALS (PAGES 18 THROUGH 21)

     TRENWICK STOCKHOLDER APPROVAL (PAGES 18 AND 19)

     As of the record date, 16,288,082 shares of Trenwick common stock were outstanding and entitled to vote at the Trenwick special meeting. Assuming a quorum is present, holders of a majority of the shares of Trenwick common stock outstanding and entitled to vote at the Trenwick special meeting must approve and adopt the agreement and the related plan of reorganization.

     Trenwick executive officers and directors and their affiliates held 7.90% of the outstanding shares of Trenwick common stock on the record date. These officers and directors have indicated to Trenwick that they intend to vote in favor of the agreement and the related plan of reorganization.

     LASALLE AND LASALLE RE SHAREHOLDER APPROVAL (PAGES 20 AND 21)

     As of the record date, 15,634,394 LaSalle common shares were outstanding and entitled to vote at the LaSalle special general and court meetings, 6,165,430 LaSalle Re exchangeable non-voting shares were outstanding and entitled to vote at the LaSalle Re special general meeting, and 4,725,546 LaSalle exchangeable non-voting common shares not owned by LaSalle were entitled to vote at the LaSalle Re court meeting. Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares present and voting at each special general meeting is necessary to approve and adopt the agreement. Approval and adoption of the schemes of arrangement will require the affirmative vote of:

      - A majority in number of LaSalle common shareholders who represent at least 75% in value of the LaSalle common shares present and voting at the LaSalle court meeting; and

      - A majority in number of LaSalle Re exchangeable non-voting common shareholders who represent at least 75% in value of the LaSalle Re exchangeable non-voting common shares present and voting at the LaSalle Re court meeting.

     On the record date, LaSalle executive officers and directors and their affiliates held 20.56% of the outstanding LaSalle common shares and LaSalle Re executive officers and directors and their affiliates held 79.62% of the outstanding LaSalle Re exchangeable non-voting common shares entitled to vote at the LaSalle Re special general meeting and 73.41% of the LaSalle Re exchangeable non-voting common shares entitled to vote at the LaSalle Re court meeting. These executive officers and directors have indicated to LaSalle that they and their affiliates intend to vote in favor of the agreement and the schemes of arrangement.

GOVERNMENTAL AND REGULATORY APPROVALS (PAGES 62 AND 63)

     We have applied for the required governmental consents and approvals of regulatory authorities in connection with the business combination, including the approvals of the Bermuda, Connecticut, North Dakota and New York state insurance regulatory authorities, Lloyd's, the United Kingdom Treasury and at the appropriate time will apply for approval of the schemes of arrangement by the Supreme Court of Bermuda. We have received early termination from the Antitrust Division of the Department of Justice and the Federal Trade Commission of the waiting period that is required before consummating the transactions. In addition, Connecticut, New York and North Dakota have granted waivers exempting us from the customary change of control process.

STOCK OPTION AGREEMENTS (PAGES 88 AND 89)

     LaSalle granted Trenwick an irrevocable option to purchase 3,105,110 LaSalle common shares, which is equal to approximately 19.9% of the outstanding LaSalle common shares, at a per share price of $12.81. Trenwick granted LaSalle an irrevocable option to purchase 3,462,164 shares of Trenwick common stock, which is equal to approximately 19.9% of the outstanding Trenwick common stock, at a per share price of $18.04. In each case, the price equals the average of the last sale prices of the stock on the 10 trading days immediately prior to the date of the public announcement of the agreement. We granted these stock options to each other to increase the likelihood that we will complete the business combination by discouraging third parties from seeking to acquire either of us.

SHAREHOLDERS AGREEMENT (PAGES 89 AND 90)

     To induce Trenwick to enter into the agreement, shareholders who together hold approximately 16.9% of the LaSalle common shares and all of the LaSalle Re exchangeable non-voting common shares that were not owned by LaSalle entered into a shareholders agreement with Trenwick. The shareholders signing the agreement agreed to vote their shares in favor of the adoption of the agreement and against any actions that are inconsistent with the agreement. The shareholders agreement terminates upon the earlier of the completion of 180 days following the termination of the agreement and the consummation of the schemes of arrangement.

TERMINATING THE AGREEMENT (PAGES 84 AND 85)

     Either Trenwick or LaSalle may terminate the agreement at any time before we complete the proposed transactions, either before or after shareholders approval, if one of the termination conditions in the agreement, described on pages 83 and 84, occurs.

WHO PAYS FOR WHAT (PAGES 85 AND 86)

     Based upon the circumstances of the termination, Trenwick or LaSalle may be obligated to pay a $12 million termination fee and/or the other party's expenses associated with the transactions up to $2 million. If Trenwick or LaSalle has to pay a termination fee, the 19.9% stock options granted to the other party become exercisable. The company exercising the option may require the party that granted the options to repurchase them. The maximum profit either company can receive from the stock option and termination fee is $15 million.

     Whether or not we complete the proposed transactions, Trenwick and LaSalle will each pay their own fees and expenses and share equally the cost and expenses incurred in connection with joint filings, such as with the SEC and the federal antitrust authorities.

WHAT WE NEED TO DO TO COMPLETE THE TRANSACTIONS (PAGES 80 THROUGH 82)

     To complete the transactions:

      - the shareholders of Trenwick, LaSalle and LaSalle Re must approve the transactions;

      - we must receive all required regulatory consents and approvals;

      - no temporary restraining order, injunction or other legal restraint may prohibit any of the proposed transactions;

      - Trenwick and LaSalle must each obtain tax and legal opinions from their lawyers addressing the consequences of the proposed transactions;

      - the NYSE must authorize the listing of Trenwick Group Ltd. common shares; and

      - Trenwick and LaSalle must perform obligations and satisfy conditions described on pages 80 through 82.

     Unless prohibited by law, either Trenwick or LaSalle may extend the time for the performance of any obligation of the other party or waive a condition that has not been satisfied by the other party and complete the transactions anyway.

THE COMPANIES

TRENWICK GROUP INC. (PAGES 91 AND 92)

     Trenwick is a holding company with four principal operating units:

      - Trenwick America Reinsurance Corporation;

      - Trenwick International Limited;

      - Chartwell Managing Agents Limited; and

      - Canterbury Financial Group Inc.

Trenwick underwrites specialty insurance and reinsurance. Trenwick's financial goals are to earn consistent underwriting profits and superior investment returns to build shareholder value.

TRENWICK GROUP LTD. (FORMERLY KNOWN AS GOWIN HOLDINGS INTERNATIONAL LIMITED) (PAGE 92)

     Trenwick Group Ltd. is a Bermuda holding company formed for the purpose of the business combination. Trenwick Group Ltd. has no significant assets or capitalization and has not engaged in any business or prior activities other than in connection with the business combination. When we complete the proposed transactions, you will become shareholders of Trenwick Group Ltd. and Trenwick Group Ltd. will be the parent corporation of LaSalle, LaSalle Re and Trenwick's subsidiaries.

LASALLE RE HOLDINGS LIMITED (PAGES 92 AND 93)

     LaSalle is a Bermuda holding company that writes property and casualty reinsurance on a worldwide basis through its operating subsidiary, LaSalle Re. LaSalle Re's primary focus is property catastrophe reinsurance but it also writes other lines of business that have a catastrophe orientation. In addition, LaSalle Re provides capital support to selected Lloyd's syndicates.

                      UNAUDITED COMPARATIVE PER SHARE DATA

     The following table sets forth selected information regarding earnings, dividends and book value per share for Trenwick common stock and LaSalle common shares on an historical and pro forma basis. You should read this information in conjunction with the historical consolidated financial statements of Trenwick and LaSalle, including the related notes, which are incorporated by reference in this document. You should also read the selected consolidated financial data appearing elsewhere in this document. See "Where You Can Find More Information."

                                                AT OR FOR THE       AT OR FOR THE
                                                  SIX MONTHS        TWELVE MONTHS
                                                    ENDED               ENDED
                                                JUNE 30, 2000     DECEMBER 31, 1999
                                                --------------    -----------------
TRENWICK COMMON STOCK
Net income (loss) per share -- Basic and
  Diluted:
  Historical..................................      $ 0.18             $(0.94)
  Pro Forma Equivalent........................      $ 0.12             $(3.89)
Cash dividends per share:
  Historical..................................      $ 0.52             $ 1.04
  Pro Forma Equivalent........................      $ 0.27             $ 0.88
Book value per share:
  Historical..................................      $26.98             $27.37
  Pro Forma Equivalent........................      $17.07             $16.95

LASALLE COMMON SHARES
Net income (loss) per share -- Basic and
  Diluted:
  Historical..................................      $(0.27)            $(1.91)
  Pro Forma...................................      $ 0.12             $(3.89)
Cash dividends per share:
  Historical..................................      $   --             $ 0.75
  Pro Forma...................................      $ 0.27             $ 0.88
Book value per share:
  Historical..................................      $18.02             $18.39
  Pro Forma...................................      $117.07            $16.95

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following tables set forth selected consolidated financial data of Trenwick for the five years ended December 31, 1999 and for the six months ended June 30, 2000 and 1999, and LaSalle for the five years ended September 30, 1999 and for the six months ended June 30, 2000 and 1999. Trenwick and LaSalle derived the selected consolidated financial data from their consolidated financial statements, including the notes. The financial data presented below for unaudited interim periods are not necessarily indicative of results which may be expected for any other interim or annual period. The unaudited consolidated financial statements include, in our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation for the results for the interim periods. You should read the following information along with the consolidated financial statements and related notes incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

          SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TRENWICK

                                         AT OR FOR THE
                                          SIX MONTHS                                AT OR FOR THE
                                        ENDED JUNE 30,                         YEARS ENDED DECEMBER 31,
                                    -----------------------   ----------------------------------------------------------
                                       2000         1999         1999         1998         1997        1996       1995
                                    ----------   ----------   ----------   ----------   ----------   --------   --------
                                                            (IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Net premiums written..............  $  342,087   $  158,130   $  354,610   $  250,219   $  195,230   $226,364   $197,162
                                    ==========   ==========   ==========   ==========   ==========   ========   ========
Net premiums earned...............  $  288,264   $  125,039   $  325,114   $  245,561   $  190,156   $211,069   $177,394
Net investment income.............      54,018       27,140       66,394       56,316       48,402     41,226     36,828
Net realized investment gains
  (losses)........................        (375)       3,029        1,916        9,016        2,304        299        368
Other income......................       8,945          113          861          421           10         --         --
                                    ----------   ----------   ----------   ----------   ----------   --------   --------
Total revenues....................  $  350,852   $  155,321   $  394,285   $  311,314   $  240,872   $252,594   $214,590
                                    ==========   ==========   ==========   ==========   ==========   ========   ========
Income (loss) before extraordinary
  item............................  $    3,689   $   13,770   $  (11,048)  $   34,792   $   36,289   $ 33,848   $ 29,841
Extraordinary loss on debt
  redemption, net of $445 and $558
  income tax benefit..............        (825)          --           --           --       (1,037)        --         --
                                    ----------   ----------   ----------   ----------   ----------   --------   --------
Net income (loss).................  $    2,864   $   13,770   $  (11,048)  $   34,792   $   35,252   $ 33,848   $ 29,841
                                    ==========   ==========   ==========   ==========   ==========   ========   ========
PER SHARE DATA
Basic earnings per share:
  Income (loss) before
    extraordinary item............  $     0.23   $     1.30   $    (0.94)  $     2.99   $     3.12   $   3.40   $   3.09
  Extraordinary loss..............       (0.05)          --           --           --         (.09)        --         --
  Net income (loss)...............  $     0.18   $     1.30   $    (0.94)  $     2.99   $     3.03   $   3.40   $   3.09
Diluted earnings per share:
  Income (loss) before
    extraordinary item............  $     0.23   $     1.28   $    (0.94)  $     2.95   $     3.01   $   2.85   $   2.59
  Net income (loss)...............  $     0.18   $     1.28   $    (0.94)  $     2.95   $     3.01   $   2.85   $   2.59
  Dividends per common share......  $     0.52   $     0.52   $     1.04   $     1.00   $     0.97   $   0.83   $   0.75
BALANCE SHEET DATA
Investments and cash..............  $1,677,400   $  957,177   $1,749,859   $1,005,211   $  864,324   $754,210   $653,704
Total assets......................   3,491,181    1,385,057    3,240,599    1,392,261    1,085,956    920,804    820,930
Unpaid claims and claims
  expenses........................   2,050,332      666,101    1,964,139      682,428      518,387    467,177    411,874
Indebtedness......................     271,831       75,000      248,905       75,000           --    103,500    103,500
Company-obligated mandatorily
  redeemable preferred capital
  securities of subsidiary trust
  holding solely junior
  subordinated debentures of
  Trenwick Group Inc. ............     110,000      110,000      110,000      110,000      110,000         --         --
Total common stockholders'
  equity..........................     439,472      322,588      462,249      348,029      357,649    265,753    240,776
Shares of common stock
  outstanding.....................      16,288       10,631       16,889       11,051       11,951     10,088      9,886
Book value per common share.......  $    26.98   $    30.34   $    27.37   $    31.49   $    29.93   $  26.34   $  24.36
SELECTED FINANCIAL RATIOS
GAAP Combined ratio...............       111.8%       103.0%       119.4%       102.3%        96.5%      95.8%      95.6%
Net premiums written to surplus
  ratio...........................         n/a          n/a       0.52:1       0.54:1       0.61:1     0.79:1     0.77:1

---------------
Amounts for the year 1999 and periods subsequent reflect the results of Chartwell, accounted for as a purchase, from the October 27, 1999 date of acquisition.

Amounts for 1998 and periods subsequent reflect the results of Trenwick International, accounted for as a purchase, from the February 27, 1998 date of acquisition.

           SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF LASALLE

                                          AT OR FOR THE
                                           SIX MONTHS
                                              ENDED                             AT OR FOR THE
                                            JUNE 30,                      YEARS ENDED SEPTEMBER 30,
                                       -------------------   ----------------------------------------------------
                                         2000       1999       1999       1998       1997       1996       1995
                                       --------   --------   --------   --------   --------   --------   --------
                                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Net premiums written.................  $ 75,859   $ 83,407   $110,819   $147,501   $163,693   $190,151   $201,916
                                       ========   ========   ========   ========   ========   ========   ========
Net premiums earned..................  $ 55,988   $ 70,123   $126,615   $154,620   $163,933   $195,141   $170,370
Net investment income................    18,187     17,363     33,847     34,288     33,109     26,846     25,091
Net realized investment gains
  (losses)...........................    (2,186)      (450)       615      5,575        555       (418)       (25)
Other income.........................       373       (553)       470        279     (2,808)    (1,126)      (240)
                                       --------   --------   --------   --------   --------   --------   --------
    Total revenues...................  $ 72,362   $ 86,483   $161,547   $194,762   $194,789   $220,443   $195,196
                                       ========   ========   ========   ========   ========   ========   ========
Income (loss) before minority
  interest...........................  $ (2,155)  $ (8,269)  $ (5,679)  $ 65,232   $121,468   $129,451   $104,448
Minority interest(1).................    (1,258)    (2,635)    (2,845)    13,426     24,391     47,966     38,774
                                       --------   --------   --------   --------   --------   --------   --------
Net income (loss)....................  $   (897)  $ (5,634)  $ (2,834)  $ 51,806   $ 97,077   $ 81,485   $ 65,674
                                       ========   ========   ========   ========   ========   ========   ========
PER SHARE DATA
Restated earnings (loss) per
  share(2):
Basic................................  $  (0.27)  $  (0.57)  $  (0.60)  $   2.99   $   6.02   $   5.66   $   4.56
                                       ========   ========   ========   ========   ========   ========   ========
Diluted(3)...........................  $  (0.27)  $  (0.57)  $  (0.60)  $   2.68   $   5.14   $   5.40   $   4.51
                                       ========   ========   ========   ========   ========   ========   ========
Common dividends per share...........  $     --   $   0.75   $   1.13   $   3.00   $   2.84   $   0.75   $   5.72
                                       ========   ========   ========   ========   ========   ========   ========
Preferred dividends per share........  $   1.10   $   1.10   $   2.19   $   2.19   $   0.94   $     --   $     --
                                       ========   ========   ========   ========   ========   ========   ========
BALANCE SHEET DATA
Investments and cash.................  $549,405   $556,335   $556,976   $606,757   $553,043   $537,504   $522,425
Total assets.........................   730,795    758,263    736,107    757,290    686,088    634,374    636,547
Unpaid claims and claims expenses....   178,143    132,552    146,552     97,942     45,491     49,875     66,654
Minority interest(1).................    85,161     95,309     93,055    105,569     93,355    179,470    147,389
Total common shareholders' equity....   283,296    313,321    308,914    356,770    351,943    307,448    253,422
Common shares outstanding............    15,625     15,594     15,600     15,179     15,074     14,398     14,398
Book value per common share..........  $  18.02   $  20.00   $  19.69   $  23.39   $  23.23   $  21.42   $  17.64
Total preferred shareholders'
  equity.............................    73,283     73,283     73,283     73,283     73,283         --         --
Preferred shares outstanding.........     3,000      3,000      3,000      3,000      3,000         --         --
SELECTED FINANCIAL RATIOS
GAAP combined ratio..................     126.9%     133.5%     130.1%      82.2%      42.6%      46.0%      52.6%
Net premiums written to surplus
  ratio..............................       n/a        n/a     0.25:1     0.29:1     0.33:1     0.40:1     0.52:1

---------------
(1) Minority interest represents shares in LaSalle Re that are held as exchangeable non-voting common shares. These shares are exchangeable, at the option of the issuer, for common shares of the LaSalle on a one-for-one basis.

(2) Subsequent to the issuance of LaSalle's 1999 consolidated financial statements, LaSalle's management determined that for purposes of the calculation of earnings per common share, the exchangeable non-voting shares of LaSalle Re are not considered to be outstanding common shares of LaSalle. As a result, basic earnings per common share and diluted earnings per common share have been restated from the amounts previously reported. The LaSalle Re exchangeable non-voting shares have been removed from LaSalle's calculation of weighted average number of common shares, but the dilutive effect has been included in the adjusted weighted average number of common shares outstanding.

(3) Diluted earnings (loss) per common share equals income before minority interest and after preferred dividends declared and in arrears divided by the adjusted weighted average number of common shares and exchangeable non-voting common shares outstanding.

                     SELECTED UNAUDITED PRO FORMA COMBINED
                       CONSOLIDATED FINANCIAL INFORMATION

     The following selected unaudited pro forma combined consolidated financial information is intended to give you a better picture of what our businesses might have looked like if Trenwick and LaSalle had been combined for the periods, and as of the date, presented. The pro forma income statement data assumes completion of the transactions as of the beginning of each of the periods provided. The pro forma combined balance sheet information assumes completion of the transactions as of the date indicated. We derived this combined consolidated financial information from, or prepared it on a basis consistent with, the unaudited pro forma combined consolidated financial information included elsewhere in this document. We included this data for illustrative purposes only, and it does not necessarily indicate the results of operations or financial position of the combined companies that would have occurred if we had completed the transactions on the assumed dates, nor does it represent the future operating results or financial position of the combined companies.

                                                            AT OR FOR THE          AT OR FOR THE
                                                           SIX MONTHS ENDED     TWELVE MONTHS ENDED
                                                            JUNE 30, 2000        DECEMBER 31, 1999
                                                          ------------------    -------------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net premiums earned.....................................      $  344,252            $  600,102
Total revenues..........................................         426,779               735,206
Net income (loss).......................................           4,531              (150,700)
Basic and diluted earnings per share....................            0.12                 (3.89)
BALANCE SHEET DATA:
Total assets............................................       4,023,463             3,763,696
Indebtedness............................................         268,328               252,792
Company-obligated mandatorily redeemable preferred
  capital securities of subsidiary trust holding solely
  junior subordinated debentures of Trenwick Group
  Inc...................................................          84,790                91,982
Minority interest in preferred and common stock of
  subsidiaries..........................................          73,404                73,364
Common shareholders' equity.............................         620,947               630,797

                                  RISK FACTORS

THE REORGANIZATION COULD RESULT IN A LARGER THAN EXPECTED TAXABLE GAIN TO TRENWICK.

     As a result of the transactions, Trenwick will recognize gain for U.S. tax purposes on all of the assets that it directly owns whose fair market value exceeds their basis. Based on our current estimates of the fair market values of Trenwick's assets and Trenwick's tax attributes, we believe that Trenwick will not incur material U.S. federal income taxes as a result of the transaction. However, if the fair market value of Trenwick's assets at the time of the transactions were substantially in excess of current estimates, Trenwick's U.S. tax liability could increase materially. The IRS may disagree with our calculation of the gain or the methodologies our advisors used to calculate it.

U.S. CORPORATE INCOME TAX MAY APPLY TO TRENWICK GROUP LTD. AND/OR ANY OF ITS NON-U.S. SUBSIDIARIES, WHICH WOULD REDUCE TRENWICK GROUP LTD.'S NET INCOME.

     Trenwick currently pays U.S. tax on its worldwide income. After the restructuring, Trenwick Group Ltd. and its subsidiaries will pay U.S. tax on their U.S. operations. We anticipate that Trenwick Group Ltd.'s non-U.S. subsidiaries, other than subsidiaries that are corporate members of Lloyd's, will pay U.S. tax only on their U.S. source dividend income, and then only at the applicable withholding tax rate. Trenwick Group Ltd.'s subsidiaries that are corporate members of Lloyd's will pay U.S. tax on their net income from U.S. business pursuant to a Closing Agreement between Lloyd's and the IRS.

     Trenwick Group Ltd.'s non-U.S. subsidiaries, other than corporate members of Lloyd's, intend to conduct their operations so that they will not have a business in the United States for U.S. tax purposes. However, there are no definitive standards provided by the Internal Revenue Code, existing or proposed Treasury Regulations or judicial precedent for determining whether a U.S. business exists. The IRS could argue that a U.S. business exists, and if the IRS succeeded these corporations would pay U.S. tax on their net income from their U.S. business, unless a U.S. income tax treaty applies. If a U.S. income tax treaty applies, the IRS may tax only the business income from a permanent establishment located in the United States, a more difficult standard for the IRS to meet.

     If a non-U.S. subsidiary were subject to corporate income tax, the U.S. branch profit tax would also apply. If Trenwick Group Ltd. or our non-U.S. subsidiaries, other than corporate members of Lloyd's, were subject to U.S. income tax, our profitability would be reduced.

THE ENFORCEMENT OF CIVIL LIABILITIES AGAINST TRENWICK MAY BE MORE DIFFICULT.

     If the transactions are completed, Trenwick Group Ltd. will be a Bermuda company and in the future some of the officers and directors of Trenwick Group Ltd. may be residents of various jurisdictions outside the United States. A substantial portion of the assets of Trenwick Group Ltd. and of those persons may be located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon those persons or to enforce judgments obtained against those persons in United States courts. Trenwick Group Ltd. will irrevocably agree that it may be served with process with respect to actions based on offers and sales of securities made in the United States by having CSC United States Corporation Company, 1013 Centre Road, Wilmington, Delaware 19805, be its United States agent appointed for that purpose.

     Appleby Spurling & Kempe, Trenwick's special Bermuda counsel, has advised Trenwick that there is doubt as to whether Bermuda courts would enforce judgments of United States courts obtained in:

      - actions against those persons or Trenwick Group Ltd. that are predicated upon the civil liability provisions of the Securities Act; or

      - original actions brought in Bermuda against Trenwick Group Ltd. or those persons predicated upon the Securities Act.

     There is no treaty in effect between the United States and Bermuda providing for this enforcement. In addition, there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the U.S. federal securities laws may not be allowed in Bermuda courts.

ANTI-TAKEOVER PROVISIONS IN TRENWICK GROUP LTD.'S BYE-LAWS AND THE SHAREHOLDERS RIGHTS PLAN MAY MAKE IT MORE UNLIKELY THAT SOMEONE WILL ATTEMPT TO ACQUIRE THE COMPANY AT A PREMIUM IN A HOSTILE OFFER.

     Provisions in Trenwick Group Ltd.'s bye-laws and shareholders rights plan could discourage unsolicited takeover bids from third parties or the removal of incumbent management. As a result, it may be less likely that you will receive premium prices for your shares in an unsolicited takeover of our company by another party. These provisions include:

      - voting cut-back and repurchase provisions;

      - a staggered board of directors; and

      - the possible dilution of a potential acquiror's interest in Trenwick Group Ltd. as a result of the shareholders rights plan.

     The board of directors of Trenwick Group Ltd. also may issue preferred shares and determine their rights and qualifications. The issuance of preferred shares may delay, defer or prevent a merger, amalgamation, tender offer or proxy contest involving Trenwick Group Ltd. This may cause the market price of Trenwick Group Ltd. shares to fall, and may further dilute your voting rights.

     Under Bermuda law and Trenwick Group Ltd.'s bye-laws, no bye-law may be amended by shareholder action without prior approval of the board of directors.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This document contains or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of each of Trenwick and LaSalle. This act protects public companies from liability for forward-looking statements in private securities actions if the forward-looking statement is identified and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially. These safe harbor provisions only apply to companies that have previously offered securities to the public. Because Trenwick Group Ltd.'s offer of its common shares in the business combination constitutes its initial public offering of securities, the safe harbor provisions of the U.S. federal securities laws do not apply to it. All projections and statements regarding the expected benefit of the business combination, plan of reorganization or schemes of arrangement are forward-looking statements. The forward-looking statements may include statements for the period following completion of the business combination. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "continues," "may," "intends," "plans" or similar expressions in this document or in the documents incorporated by reference. You should be aware that any forward-looking statements in this document only reflect current expectations and are not guarantees of performance.

     We have identified factors that could cause actual plans or results to differ materially from those included in any forward-looking statements. These factors include, but are not limited to:

      - competitive pressures in the reinsurance and insurance industries;

      - an inability to realize expected benefits of the business combination within the anticipated time frame, or at all;

      - costs or difficulties related to the business combination and related transactions, which could be greater than expected;

      - losses due to foreign currency exchange rate fluctuations or changes in interest rates;

      - changes in capital needs;

      - changing rates of inflation and other economic or business conditions;

      - legislative or regulatory changes, which could increase Trenwick's or LaSalle's overhead costs, increase federal and state tax assessments, restrict access to capital markets or force participation in unprofitable markets;

      - changes in loss payment patterns;

      - uncertainties in the reserving process;

      - ability to collect reinsurance recoverables;

      - the occurrence of man-made or natural catastrophic events with a frequency or severity exceeding the estimates of the companies;

      - changes in the availability, cost or quality of reinsurance;

      - necessary technological changes, which may be more difficult or expensive to make than anticipated;

      - developments in global financial markets that could affect the companies' investment portfolios;

      - loss of the services of any of the companies' key management personnel; and

      - adverse publicity or news coverage.

     Actual results may differ materially from those expressed or implied by forward-looking statements. As you make your decision how to vote, please take into account that forward-looking statements speak only as of the date of this document or, in the case of Trenwick or LaSalle documents incorporated by reference, the date of such documents.

                     MARKET PRICE AND DIVIDEND INFORMATION

     Shares of Trenwick common stock are traded on the NYSE under the symbol "TWK", and LaSalle common shares are traded on the NYSE under the symbol "LSH." The following table sets forth the range of high and low sale prices for Trenwick common stock and LaSalle common shares for the periods indicated, as reported on the NYSE stock market and the dividends per share declared on Trenwick common stock and LaSalle common shares.

                                                TRENWICK                        LASALLE
                                              COMMON STOCK                   COMMON SHARES
                                      ----------------------------    ----------------------------
                                       HIGH      LOW      DIVIDEND     HIGH      LOW      DIVIDEND
                                      ------    ------    --------    ------    ------    --------
Year ended December 31, 1997:
  First Quarter.....................  $34.00    $30.67     $0.24      $29.25    $26.50     $0.71
  Second Quarter....................   38.38     31.83      0.24       30.13     27.50      0.71
  Third Quarter.....................   39.50     35.25      0.24       35.50     29.75      0.71
  Fourth Quarter....................   38.75     34.38      0.24       35.62     32.00      0.75
Year ended December 31, 1998:
  First Quarter.....................  $38.00    $33.75     $0.25      $42.00    $31.13     $0.75
  Second Quarter....................   41.75     35.50      0.25       42.25     34.88      0.75
  Third Quarter.....................   39.50     28.00      0.25       39.06     26.63      0.75
  Fourth Quarter....................   34.50     27.31      0.25       25.88     19.50      0.38
Year ended December 31, 1999:
  First Quarter.....................  $35.00    $25.50     $0.26      $22.25    $14.75     $0.38
  Second Quarter....................   31.94     24.66      0.26       18.25     12.12      0.38
  Third Quarter.....................   25.06     16.56      0.26       18.38     13.63      0.00
  Fourth Quarter....................   21.25     14.75      0.26       16.75     10.94      0.00
Year ended December 31, 2000:
  First Quarter.....................  $16.69    $12.06     $0.26      $15.69    $11.50     $0.00
  Second Quarter....................   16.06     13.06      0.26       15.25     12.56      0.00
  Third Quarter (through August 23,
     2000)..........................   19.88     14.38      0.26       19.38     13.69      0.00

---------------
All Trenwick information reflects a 3 for 2 stock split paid on April 15, 1997.

DIVIDEND INFORMATION

     When we complete the transactions, you will be entitled to receive any dividends declared by the Trenwick Group Ltd. board of directors. Trenwick Group Ltd.'s board must approve and declare all dividends, including the amount of each dividend. Upon completion of the transactions, the Trenwick Group Ltd. board will be reviewing Trenwick Group Ltd.'s dividend policy in light of the disparate dividend practices of Trenwick and LaSalle. The payment of any future cash dividends to the Trenwick Group Ltd. common shareholders will depend upon the earnings and financial needs of Trenwick Group Ltd., along with applicable legal and contractual restrictions.

RECENT CLOSING PRICES

     The following table sets forth the closing sale prices per share of Trenwick common stock and LaSalle common shares on the NYSE on December 17, 1999, the last full trading day before announcement of the execution of the agreement and on August 23, 2000, the last full trading day prior to the date of this document.

                                                    TRENWICK         LASALLE
                                                  COMMON STOCK    COMMON SHARES
                                                  ------------    -------------
December 17, 1999...............................     $17.19          $12.38
August 23, 2000.................................     $18.63          $17.94

                      REFERENCES TO ADDITIONAL INFORMATION

     This document incorporates by reference important business and financial information about Trenwick and LaSalle from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request.

     "Incorporation by reference" means that we are providing information that is contained in a separate document by referring you to that separate document. The information in that separate document is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference may be amended, supplemented or modified from time to time, and whenever they are amended, supplemented or modified, this document will also be amended, supplemented or modified in the same way.

     You can obtain documents incorporated by reference in this document, other than exhibits to those documents that are not incorporated by reference, by requesting them in writing or by telephone from the appropriate company at the following addresses:

------------------------------------------------------------------------------
  TRENWICK GROUP INC.                    LASALLE RE HOLDINGS LIMITED
  One Canterbury Green                   Continental Building
  Stamford, Connecticut 06901            25 Church Street
  (203) 353-5500                         Hamilton HM 12, Bermuda
  Attention: John V. Del Col             (441) 292-3339
             Senior Vice President,      Attention: Diane H. Newman
             General Counsel and                    Investor Relations Manager
             Secretary
------------------------------------------------------------------------------

     If you would like to request documents, please do so by September 11, 2000 to receive them before the special meetings.
      See "Where You Can Find More Information" on pages 129 through 131.

                          THE TRENWICK SPECIAL MEETING

DATE, TIME AND PLACE

     The Trenwick special meeting will be convened and held on September 25, 2000, at 9:00 a.m., local time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870.

MATTERS TO BE CONSIDERED AT THE TRENWICK SPECIAL MEETING

     At the Trenwick special meeting, Trenwick stockholders will be asked to vote on a proposal to approve and adopt the agreement and the related plan of reorganization. Trenwick stockholders also will be asked to vote on any other matters properly presented at the meeting or any adjournment of the meeting.

VOTING AND PROXIES

     The Trenwick board has fixed the close of business on August 21, 2000 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Trenwick special meeting. At that date, 16,288,082 Trenwick common shares were outstanding. No other voting securities of Trenwick are outstanding.

     The Trenwick by-laws provide that holders of a majority of the outstanding shares of Trenwick common stock entitled to vote on the record date must be present, in person or by proxy, at the Trenwick special meeting to constitute a quorum. If a quorum is not present, the Trenwick special meeting may be adjourned from time to time until Trenwick obtains a quorum. Assuming a quorum is present, approval and adoption of the agreement and the related plan of reorganization requires the vote of at least a majority of the outstanding Trenwick common shares entitled to be cast at the Trenwick special meeting.

     At the close of business on the record date, there were 16,288,082 Trenwick common shares outstanding and entitled to vote at the Trenwick special meeting, of which the directors and executive officers of Trenwick and their affiliates held approximately 1,296,650 shares, representing approximately 7.90% of the outstanding shares. These executive officers and directors have indicated to Trenwick that they intend to vote in favor of the transactions. Trenwick common stockholders will be entitled to one vote per share on each matter submitted to the Trenwick special meeting.

     Any proxy may be revoked by the stockholder giving it, at any time prior to its being voted, by filing a notice of revocation or a duly executed proxy bearing a later date with the Secretary of Trenwick at One Canterbury Green, Stamford, Connecticut 06901, Attention: John V. Del Col. Any proxy may also be revoked by the shareholder's attendance at the Trenwick special meeting and voting in person. A notice of revocation need not be on any specific form.

     Any proxy may also be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

     Under the NYSE rules, brokers and nominees may not exercise their voting discretion on the matters proposed to be voted upon at the special meeting. For this reason, absent specific instructions from the beneficial owner of shares, brokers and nominees may not vote on the proposals. Abstentions may be specified with respect to the approval of the agreement by properly marking the "ABSTAIN" box on the proxy, and will be counted as present for the purpose of determining the existence of a quorum. Broker non-votes will also be counted as present for the purposes of determining the existence of a quorum. Abstentions and broker non-votes will have the same effect as a vote against the approval of the agreement.

     As of the date of this document, LaSalle beneficially owns no shares of Trenwick common stock. LaSalle has entered into the LaSalle stock option agreement. See "Related Agreements and Transactions -- Stock Option Agreements."

SOLICITATION OF PROXIES

     The Trenwick board through its agents is soliciting proxies in connection with the transaction. Trenwick will pay the expenses of the solicitation of proxies with respect to the Trenwick special meeting. Trenwick and LaSalle will share equally the expenses related to printing this joint proxy statement/prospectus as well as all mailing and SEC filing fees incurred in connection with this joint proxy statement/prospectus. Trenwick will make arrangements with brokers and other custodians, nominees and fiduciaries to send proxy materials to their principals and will, upon request, reimburse them for reasonable expenses of so doing. In addition to soliciting proxies by mail, Trenwick's directors, officers, consultants and employees may solicit proxies from some Trenwick stockholders by telephone, facsimile, or in person after the initial solicitation. Trenwick has also retained D.F. King & Co., Inc. to assist Trenwick in the solicitation of proxies. D.F. King may contact Trenwick stockholders by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials to the beneficial owners of shares of Trenwick common stock. D.F. King will receive reasonable and customary compensation for its services, which is anticipated to be approximately $7,000. Trenwick will reimburse D.F. King for reasonable out-of-pocket expenses and will indemnify D.F. King against liabilities and expenses in connection with its solicitation activities on behalf of Trenwick, including liabilities under the federal securities laws.

         THE LASALLE AND LASALLE RE SPECIAL GENERAL AND COURT MEETINGS

DATES, TIMES AND PLACES

     The LaSalle court meeting, the LaSalle special general meeting, the LaSalle Re court meeting and the LaSalle Re special general meeting will be convened and held on September 25th, 2000, at 2:00, 2:15, 2:30 and 2:45 p.m., respectively, local time, at the Sheraton Gateway Hotel, Lester B. Pearson International Airport, Toronto, Ontario, Canada L5P 1C4.

MATTERS TO BE CONSIDERED AT THE SPECIAL GENERAL AND COURT MEETINGS

     At the special general meetings, holders of LaSalle common shares and LaSalle Re exchangeable non-voting common shares will be asked to consider and vote upon a proposal to approve and adopt the agreement. At the court meetings, holders of LaSalle common shares and LaSalle Re exchangeable non-voting common shares will be asked to consider and vote upon a proposal to approve and adopt the related schemes of arrangement. Holders of LaSalle common shares and LaSalle Re exchangeable non-voting common shares also will be asked to consider any other matters properly presented at the special general meetings or any adjournment of those meetings.

VOTING AND PROXIES

     The LaSalle bye-laws provide that two or more holders of record, representing in person or by proxy a majority of the total issued and outstanding common shares on the record date, must be present in person at the LaSalle special general and court meeting to constitute a quorum. The LaSalle Re bye-laws provide that two or more holders of record, representing in person or by proxy a majority of the total issued and outstanding exchangeable non-voting common shares on the record date, must be present in person at the LaSalle Re special general and court meeting to constitute a quorum. If a quorum is not present at the LaSalle special general meeting, we expect to adjourn or postpone that meeting to solicit additional proxies.

     Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares present and voting at each special general meeting is necessary to approve and adopt the agreement. Approval and adoption of the schemes of arrangement will require the affirmative vote of:

      - A majority in number of LaSalle common shareholders who represent at least 75% in value of the LaSalle common shares present and voting at the LaSalle court meeting; and

      - A majority in number of LaSalle Re exchangeable non-voting common shareholders who represent at least 75% in value of the LaSalle Re exchangeable non-voting common shares present and voting at the LaSalle Re court meeting.

     The LaSalle and LaSalle Re boards have fixed the close of business on August 21, 2000 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the LaSalle and LaSalle Re special general meetings. At that date, there were 15,634,394 LaSalle common shares outstanding and entitled to vote at the LaSalle special general and court meetings and 6,165,430 LaSalle Re exchangeable non-voting common shares outstanding and entitled to vote at the LaSalle Re special general meeting. Because the exchangeable non-voting common shares owned by LaSalle will not be affected by the scheme of arrangement, only the 4,725,546 exchangeable non-voting common shares that are not owned by LaSalle will be entitled to vote at the LaSalle Re court meeting. At the close of business on the record date, directors and executive officers of LaSalle and LaSalle Re and their affiliates held approximately 3,213,812 LaSalle common shares, 4,909,064 LaSalle Re exchangeable non-voting common shares entitled to vote at the LaSalle Re special general meeting and 3,469,180 LaSalle Re exchangeable non-voting common shares entitled to vote at the LaSalle Re court meeting, representing approximately 20.56%, 79.62% and 73.41%, respectively, of the shares entitled to vote at those meetings. These executive officers and directors have indicated to LaSalle that they and their affiliates intend to vote in favor of the transactions. Holders of LaSalle common shares and LaSalle Re exchangeable non-voting common shares will be entitled to one vote per share on each matter submitted to the LaSalle and LaSalle Re special general meetings and court meetings.

     Under NYSE rules, brokers and nominees may not exercise their voting discretion on the proposals. For this reason, without specific instructions from the beneficial owner of LaSalle common shares, brokers and nominees may not vote such shares on the proposal. You may abstain from approving the agreement or the schemes of arrangement by marking the "ABSTAIN" box on the proxy. "Broker non-votes" and any other LaSalle common shares and LaSalle Re exchangeable non-voting common shares owned by shareholders who are present at the meetings, either in person or by proxy, but who abstain from voting will be counted toward the presence of a quorum. However, these shares, and any outstanding LaSalle common shares and LaSalle Re exchangeable non-voting common shares that are not represented, either in person or by proxy, at the meetings, will not otherwise be counted in the voting at the meetings and thus will have no effect on the outcome of the votes.

     Shares represented by properly executed proxies received in time for the court meetings and the special general meeting will be, unless the proxies have been properly revoked, voted at such meetings in the manner specified by such proxies. LaSalle shareholders should be aware that, if your proxy is properly executed but does not contain voting instructions, your proxy for the special general meeting will be voted FOR approval of the agreement and the transactions contemplated by the agreement and your proxy for the court meetings will be voted FOR the scheme of arrangement. The grant of the proxy on the enclosed special general meeting proxy card and court meeting proxy card does not preclude you from voting in person. You may revoke a proxy at any time prior to its exercise by filing a written notice of revocation or a duly executed proxy bearing a later date with the secretary of LaSalle at the address given on the notice of special general meeting or notice of court meetings accompanying this joint proxy statement/prospectus. You may also revoke your proxy by attending the special general meeting or the relevant court meeting, as the case may be, and voting in person. Attendance at the special general meeting or court meeting will not by itself constitute revocation of a proxy. LaSalle does not expect to adjourn the special general meetings or the court meetings for a period of time long enough to require the setting of a new record date for such meetings. If an adjournment occurs, it will have no effect on the ability of LaSalle's or LaSalle Re's shareholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

     As of the date of this document, Trenwick owns one LaSalle common share and Trenwick has entered into the Trenwick stock option agreement. See "Related Agreements and Transactions -- Stock Option Agreements."

SOLICITATION OF PROXIES

     The LaSalle board through its agents is soliciting proxies in connection with the transaction. LaSalle will pay the expenses of the solicitation of proxies with respect to the LaSalle and LaSalle Re special general and court meetings. Trenwick and LaSalle will share equally the expenses related to printing this joint proxy statement/prospectus as well as all mailing and SEC filing fees incurred in connection with this joint proxy statement/prospectus. In addition to solicitation by mail, LaSalle will make arrangements with brokers and other custodians, nominees and fiduciaries to send proxy materials to their principals and will, upon request, reimburse them for reasonable expenses of so doing. In addition to soliciting proxies by mail, LaSalle's officers and regular employees may solicit proxies from some LaSalle and LaSalle Re shareholders by telephone, facsimile, or in person after the initial solicitation. In addition, LaSalle has retained Corporate Investor Communications, Inc. to assist LaSalle in the solicitation of proxies. Corporate Investor Communications may contact LaSalle shareholders by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials to the beneficial owners of LaSalle common shares. Corporate Investor Communications will receive reasonable and customary compensation for its services which are estimated to be $5,500. LaSalle will also reimburse Corporate Investor Communications for reasonable out-of-pocket expenses and will indemnify Corporate Investor Communications against liabilities and expenses in connection with its solicitation activities on behalf of LaSalle, including liabilities under the federal securities laws.

                                THE TRANSACTIONS

BACKGROUND OF THE AGREEMENT

     Trenwick has a history of growth through acquisitions. Senior management of Trenwick has felt that an acquisition that expands Trenwick's base of profitably underwritten business and also provides for the creation of a larger, more competitive company would be very beneficial. Senior management of LaSalle believed that an appropriate acquisition or combination providing business diversification would be beneficial to LaSalle.

     In April 1998, Victor Blake, Chairman and, at that time, President and Chief Executive Officer of LaSalle, and James Billett, Chairman, President and Chief Executive Officer of Trenwick, met to discuss the possibility of combining LaSalle and Trenwick, and the related structural and strategic implications of such a combination. On May 14, 1998, Trenwick and LaSalle executed a mutual confidentiality and standstill agreement. Trenwick and LaSalle exchanged non-public information and began preliminary discussions. Through May and June of 1998, LaSalle and Trenwick and their respective representatives continued to discuss a possible merger of equals between the parties. These discussions were discontinued in June of 1998 because the parties could not agree on the terms of the transaction.

     In response to consolidation in the reinsurance industry and perceived strategic pressures for scale and business diversification, on May 26, 1999, the LaSalle board appointed Michael A. Conway, Clement S. Dwyer, Jr., and Paul J. Zepf to an Ad Hoc Committee on Strategic Alternatives, which we call the LaSalle committee. The LaSalle board empowered the LaSalle committee to investigate potential alternative strategies for the future of LaSalle, including the consideration of a strategic alliance or business combination between LaSalle and one or more other entities. The LaSalle board appointed Mr. Dwyer the chairman of the LaSalle committee and subsequently appointed Robert V. Deutsch as an additional member of the LaSalle committee. LaSalle engaged Lazard, Salomon Smith Barney and Aon Capital Markets to assist the LaSalle committee and LaSalle in connection with the exploration of potential strategic transactions.

     During the following six months, the LaSalle committee and LaSalle's financial advisors held discussions with a number of parties concerning the possibility of mergers, joint ventures or acquisitions of LaSalle or acquisitions by LaSalle. As part of this process, LaSalle executed confidentiality agreements with a number of companies, including Trenwick, and conducted limited due diligence with several of those parties. LaSalle discussed general terms of potential transactions with three parties other than Trenwick. These companies, which we call Company A, Company B and Company C, proposed terms under which shares of LaSalle would be exchanged in full or in part for newly created securities. The LaSalle committee believed that these special classes of securities would have limited liquidity even if a transaction could be arranged on otherwise favorable terms.

     In a letter dated September 28, 1999, Company C, which was the only company to ultimately propose an all cash offer, first proposed a preliminary purchase price, to be reduced following adjustments, equal to June 30, 1999 book value. Company C estimated this book value as $19.50 per share but it was actually $19.39. Company C proposed to adjust this preliminary price for third quarter earnings and reduce it for transaction costs, including severance. Company C proposed to pay this per share consideration with a newly created series of contingent preferred stock having a face value of $5.00, with the remainder payable in cash. The amount of the preferred stock would have been reduced by any amounts that Company C viewed as inadequate reserves, uncollectable reinsurance recoverables, costs of commuting any outstanding treaties with related parties, and other assets or liabilities for which adequate provision had not been made that might result in a reduction in LaSalle book value. Company C proposed to assume LaSalle's series A preferred stock. Company C wanted to participate in LaSalle's decision about renewing business prior to closing and indicated that it wanted to purchase renewal rights to the more desirable parts of LaSalle's business. Based on discussions that members of the LaSalle committee and LaSalle's financial advisors had with Company C and its financial advisors, the LaSalle committee believed that Company C's offer following these reductions would result in an inadequate purchase price. The LaSalle committee also believed that Company C's proposed involvement in the renewal process would interfere with LaSalle's conduct of business, to the detriment of LaSalle's shareholders, particularly if the transaction with Company C did not close, which the LaSalle committee believed was a strong possibility.

     In August 1999, Trenwick indicated that it was interested in renewing discussions regarding a possible business combination with LaSalle. On August 30, 1999, Trenwick executed a new confidentiality agreement with LaSalle and on November 19, 1999, LaSalle executed a new confidentiality agreement with Trenwick. On September 13, 1999, LaSalle management made a presentation to Trenwick management and Trenwick's financial advisor, DLJ. Based upon the information received and other publicly available information about LaSalle, Trenwick delivered to LaSalle a written preliminary indication of interest dated September 24, 1999. On September 30, 1999, the LaSalle committee met to consider, among other things, Trenwick's preliminary indication of interest. For various reasons, including valuation, the proposed transaction structure and the presence of other indications of interest from third parties at potentially higher prices, the LaSalle board of directors ceased to pursue a combination with Trenwick. At the meeting of the LaSalle committee on September 30, 1999, the committee directed LaSalle's financial advisors to pursue discussions with Company C in order to see if a more concrete proposal, including a specific proposed price, could be obtained and simultaneously to pursue a transaction with Company A. The LaSalle committee reviewed its discussions with other parties at this time.

     On November 13, 1999, following intermittent dialogue between LaSalle and Trenwick, LaSalle contacted Trenwick about the possibility of reopening the discussions that had been terminated one month previously. Trenwick indicated that it remained interested in completing a transaction with LaSalle on the terms set forth in its preliminary indication of interest, but only in an all-stock transaction that would permit a successor parent corporation to be established in Bermuda. On November 17, 1999, LaSalle's board approved the continuation of discussions with Trenwick. At its regular meeting on November 22, 1999, the Trenwick board also recommended that management continue its dialogue with LaSalle.

     Mr. Dwyer also held a discussion on November 17, 1999 with the chief executive officer of Company C to advise that executive that the conditions contained in his letter of September 28, 1999 were not acceptable to LaSalle for two principal reasons: the indications were that the potential price was inadequate, and the procedures proposed for transferring business to Company C would have left LaSalle without a viable business if the acquisition by Company C were not completed.

     On November 22, 1999, Trenwick, LaSalle, a number of LaSalle's directors and employees of certain of LaSalle's shareholders and their respective advisors commenced their due diligence investigations of LaSalle and Trenwick, which continued until December 10, 1999.

     From early December through the signing of the agreement, stock option agreements and the shareholders agreement on December 19, 1999, representatives of Trenwick, LaSalle and a number of LaSalle's directors negotiated the terms of the agreement, the stock option agreements and the shareholders agreement. Throughout this period, Trenwick and LaSalle negotiated with each other to determine an appropriate exchange ratio.

     Mr. Dwyer received a revised proposal letter dated December 1, 1999 from Company C, proposing an all cash purchase price, to be reduced as a result of a number of adjustments to be made by Company C after the completion of due diligence. In this letter, Company C proposed a preliminary price of 90% of adjusted fully diluted book value per share as of December 31, 1999, to be reduced following adjustments. At the time of this letter, the most recent publicly available fully diluted book value for LaSalle was $19.10, the value on September 30, 1999. Based on this amount, Company C's price, prior to adjustments, would have been $17.19. However, the offer specified that Company C's preliminary price was 90% of fully diluted book value as of December 31, 1999. LaSalle's fully diluted book value for that date was $18.00, which would have resulted in a preliminary price of $16.20, again subject to significant adjustments which the LaSalle committee believed would have materially lowered the price per share. Company C specified that it would adjust reported year end book value to reflect a reasonable estimate of the reductions in economic value arising from specific areas of concern, as identified in its due diligence review. Company C asserted many areas of concern for which it would require price adjustments including deficiencies in reserves for recent catastrophes, deficiencies in non-catastrophe reserves and in-force non-catastrophe contracts, unprofitable multi-year contracts, related party transactions, and management severance packages. In its December 1, 1999 letter, Company C made clear that it would require effective participation in LaSalle's renewal process for catastrophe contracts prior to the closing of any transaction. Company C's letter stipulated that renewals which it found unacceptable would have to be reinsured with other reinsurers, with the cost of reinsurance as a further deduction from the purchase price. The LaSalle committee believed that this reinsurance would not necessarily be available. Based on discussions that members of the LaSalle committee and LaSalle's financial advisors had with Company C and Company C's financial advisors, the LaSalle committee believed that adjustments Company C described were likely to result in significant reductions to the purchase price. The LaSalle committee believed that Company C's insistence on involvement in the renewal process prior to closing would interfere with LaSalle's ability to conduct its business. This would be particularly harmful to LaSalle and its shareholders if the transaction did not close, which the LaSalle committee still believed was a strong possibility. Therefore, after discussing the letter with the other members of the LaSalle committee and LaSalle's financial and legal advisors, Mr. Dwyer informed Company C that its proposal still reflected an inadequate price and was impracticable in that it would have, in effect, ceded control of the existing business of LaSalle to Company C prior to closing.

     On December 15, 1999, Trenwick's board met via telephone to review the status of the transaction, including the proposed exchange ratio, the results of due diligence investigations conducted by Trenwick's management and representatives and the terms of the agreement, the stock option agreements, the shareholders agreement and the proposed transactions.

     On December 16, 1999, LaSalle's board met in Toronto to review the state of discussions with other interested parties and consider the terms that had been negotiated with Trenwick at that point. Mayer, Brown & Platt reviewed the fiduciary obligations of the LaSalle board and outlined the terms of the agreement, the stock option agreements and the shareholder agreements. Lazard and Salomon Smith Barney made a financial presentation and delivered separate oral opinions to the LaSalle board, subject to review of the final documentation for the transactions. These opinions were confirmed by delivery of written opinions dated December 19, 1999, the date on which the final documents were executed. During a recess in the LaSalle board meeting, the LaSalle committee and other directors spoke by conference telephone with the chief executive officer of Company C to determine whether Company C was prepared to consider pursuing a transaction more favorable to LaSalle and its shareholders than that outlined in the December 1, 1999 letter. After concluding that Company C was not, the LaSalle committee recommended to the full board at the reconvened meeting that it approve the combination with Trenwick, subject to the resolution of a number of non-economic points. The LaSalle board then approved the transaction with Trenwick subject to the resolution of these issues, recommended the Trenwick transaction to LaSalle and LaSalle Re shareholders and delegated authority to Mr. Dwyer and other members of the LaSalle committee to negotiate the open points in the proposed agreements with Trenwick.

     Trenwick's board also met on December 16, 1999 and received a briefing from Trenwick's senior management, representatives of DLJ and Baker & McKenzie, counsel to Trenwick, on the status of the proposed transactions. The Trenwick board considered the strategic benefits of the proposed business combination, the opportunities it presented for Trenwick and the potential value created for Trenwick's stockholders. DLJ made a financial presentation and delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, based upon and subject to the considerations set forth in such opinion, as of December 16, 1999, the exchange ratio was fair, from a financial point of view, to Trenwick. Baker & McKenzie reviewed for the Trenwick board its fiduciary obligations and the terms of the agreement, the stock option agreements and the shareholders agreement. After further discussion and deliberation, Trenwick's board unanimously declared advisable, authorized and approved the agreement, the stock option agreements, the shareholders agreement and the transactions contemplated by each agreement and resolved to recommend to the Trenwick stockholders to vote to adopt the agreement and approve the transactions, subject to the satisfactory resolution of several outstanding non-economic issues.

     During the evening of December 16, 1999, LaSalle, Trenwick management and a number of LaSalle's directors, working with their counsel, negotiated a mutually satisfactory resolution of the outstanding non-economic issues. On December 17, 1999, the Trenwick board met telephonically and approved management's resolution of the outstanding issues.

     From December 17, 1999 through December 19, 1999, the parties finalized the definitive agreements. LaSalle, Trenwick and a number of LaSalle's shareholders signed the agreement, the stock option agreements and the shareholders agreement and issued a joint press release announcing the business combination on the afternoon of December 19, 1999.

     On March 20, 2000, the agreement was amended and restated to provide for a different structure, with the exchange ratio remaining the same.

     On June 28, 2000, the agreement was amended to extend the date before which the ability to terminate the agreement by Trenwick or LaSalle is restricted or limited. The date formerly was June 30, 2000 and has been extended to the first business day after September 30, 2000.

REASONS FOR THE TRANSACTIONS; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     We believe the combination of our two companies will create an organization able to compete more effectively in the international insurance markets. The transactions would also provide opportunities to achieve benefits that would not be available to either company alone, such as:

      - the ability of Trenwick to expand into property catastrophe reinsurance which is consistent with one of its long-term business strategies of profitable premium growth through geographic and product line diversification;

      - the creation of a larger, more competitive company with assets of approximately $4 billion, shareholders' equity in excess of $600 million as of June 30, 2000 and total capitalization of approximately $1.0 billion;

      - the significant benefit of scale that would result from the business combination which would enhance the position of the combined companies both with respect to customers and rating agencies, in an increasingly competitive market place;

      - the possible synergies and cost savings resulting from the elimination of duplicative administrative and capital management expenses;

      - the benefits of the business diversification presented by the business combination, noting particularly the differences in frequency, severity and duration of risks in the books of business of Trenwick and LaSalle Re, respectively; and

      - revenue enhancements through the combined company's ability to offer larger reinsurance limits, additional products and stronger security for reinsurance brokers, cedents and insureds.

     The Trenwick and LaSalle boards also considered the following structural aspects of the transactions:

      - the relationship of the exchange ratio to historical market prices and then prevailing market prices of Trenwick common stock and LaSalle common shares;

      - the fact that the exchange ratio is fixed, except for adjustments relating to severe natural catastrophes, and will not be adjusted based on increases or decreases in the price of either Trenwick common stock or LaSalle common shares;

      - the fact that the transactions should be tax-free to shareholders, and we will receive opinions of counsel to that effect;

      - the purchase accounting and financial treatment of the transactions;

      - the $12 million termination fee and expenses payable by LaSalle to Trenwick or by Trenwick to LaSalle under specific circumstances if the transactions are not consummated; and

      - the option granted by LaSalle to Trenwick to acquire 19.9% of the outstanding LaSalle common shares if a termination fee is payable by LaSalle to Trenwick and the option granted by Trenwick to LaSalle to acquire 19.9% of the outstanding Trenwick common stock if a termination fee is payable by Trenwick to LaSalle.

TRENWICK REASONS; RECOMMENDATIONS

     In addition to the above factors applicable to both companies, the Trenwick board also considered a number of other items and factors, including the factors described below.

       STRATEGIC CONSIDERATIONS

      - Expected earnings accretion in 2000 and 2001 as a result of the business combination; and

      - Enhanced capital management flexibility as a result of a larger capital base.

       STRUCTURAL CONSIDERATIONS

      - Significant business and financial advantages that are not available under the current corporate structure, including:

      -- a more favorable Bermuda-based corporate structure for the formation and growth of non-U.S. based insurance and reinsurance operations;

      -- a potential reduction in Trenwick's overall corporate income tax rate;
         and

      -- an enhanced ability to compete and to pursue business combinations with non-U.S. insurance and reinsurance entities.

       FAIRNESS PRESENTATION AND OPINION

      - The financial analyses and presentation of DLJ to the Trenwick board on December 16, 1999 as well as the opinion of DLJ that, as of December 16, 1999, and subject to the assumptions, limitations and qualifications set forth in such opinion, the exchange ratio pursuant to the agreement was fair from a financial point of view to Trenwick. See "-- Opinion of Trenwick's Financial Advisor." A copy of DLJ's written opinion, dated December 16, 1999, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached as Appendix G to this document.

       ADDITIONAL CONSIDERATIONS

      - The due diligence review of LaSalle by Trenwick's management.

      - The knowledge and experience of the management team at LaSalle.

      - The business, operations, financial condition, earnings and prospects of both Trenwick and LaSalle, as well as current industry, economic and market conditions.

     The Trenwick board also weighed the factors listed above against the following risks associated with the transactions:

      - The possibility of unexpected difficulties in integrating Trenwick's and LaSalle's operations or realizing the anticipated benefits of the business combination.

      - The risk that the business combination might not be completed as a result of the failure of any of the conditions to the closing contained in the agreement to be satisfied or waived.

      - The possibility that the stock option agreements and termination fee provisions of the agreement might have the effect of discouraging other persons potentially interested in merging with or acquiring Trenwick.

     For a more detailed description of the risks associated with the business combination, see "Risk Factors."

LASALLE REASONS; RECOMMENDATIONS

     In addition to the above factors applicable to both companies, the LaSalle board of directors reached its conclusion after careful consideration of, and based on, a number of factors including the material factors described below.

       COMPETITIVE CONDITIONS

      - the capital required to maintain or improve margins in the property and casualty reinsurance business generally, the growth prospects for LaSalle Re, the difficulty faced by smaller institutions in managing the operating risks inherent in the property and casualty reinsurance business generally and the enhanced flexibility of capital management and portfolio diversification that would result from the business combination;

      - the geographic diversity that would result from the business combination; and

      - the current industry, economic and market conditions, including in particular the intensification of competition in the property and casualty insurance and reinsurance business and the resulting downward pressure on pricing, together with the ongoing consolidation trend within the insurance and the reinsurance businesses.

       EXCHANGE RATIO

     The LaSalle board weighed the following factors relating to the exchange ratio:

      - the value of a LaSalle common share at the exchange ratio based on the closing price of $17.1875 for shares of Trenwick common stock on the NYSE on December 15, 1999, the last trading day prior to the date of the board meeting held to evaluate the business combination, which closing price represented:

        -- a premium of 27.3% over the $13.50 per share closing price of LaSalle common shares on the NYSE on December 15, 1999; and

        -- a premium of 27.0% over the $13.5257 average per share closing price of LaSalle common shares on the NYSE for the ninety trading day period ending on and including December 15, 1999.

       TRANSACTION STRUCTURE

     In its deliberations, the LaSalle board took into account the following attributes of the structure of the transactions:

      - the form of the transaction consideration and the structure of the transactions, which permits LaSalle common shareholders and LaSalle Re exchangeable non-voting common shareholders to receive, on a tax-free basis except with respect to cash paid instead of fractional shares, shares representing approximately 54% of the total outstanding equity of Trenwick Group Ltd. following the business combination, based on the number of LaSalle common shares outstanding as of December 15, 1999, providing LaSalle common shareholders and LaSalle Re exchangeable non-voting common shareholders with the ability to retain a significant aggregate equity interest in the combined enterprise and the related opportunity to share in its future growth prospects.

       FINANCIAL PRESENTATION AND OPINIONS OF LAZARD AND SALOMON SMITH BARNEY

     The LaSalle board reviewed the financial presentation of Lazard and Salomon Smith Barney, its financial advisors, and the separate opinions of Lazard and Salomon Smith Barney as to the fairness, from a financial point of view and as of the dates of the opinions, of the LaSalle exchange ratio to LaSalle holders of LaSalle common shares as described under the caption "-- Opinions of LaSalle's Financial Advisors."

       MANAGEMENT OF TRENWICK

     The LaSalle board took note of the fact that three current directors of LaSalle will become Trenwick Group Ltd. directors upon consummation of the business combination and that Guy Hengesbaugh will remain president and chief executive officer of LaSalle Re. See "Trenwick Group Ltd. after Completion of the Transactions."

       ADDITIONAL FACTORS

     In addition to the reasons listed above, in reaching the determination that the terms of the transactions were fair to and in the best interests of LaSalle and its common shareholders, the LaSalle board of directors also evaluated a number of additional factors, including:

      - its knowledge and review of the financial condition, results of operation, business and prospects of LaSalle and Trenwick, as well as the results of LaSalle's due diligence review of Trenwick;

      - the management team of Trenwick;

      - the impact of the transactions on LaSalle's employees;

      - the terms of the agreement;

      - the relative dividend rates on LaSalle common shares and Trenwick common stock; and

      - the current and historical trading multiples of other comparable companies.

     The LaSalle board considered the following countervailing considerations with respect to the transactions:

      - the risk that the benefits sought in the business combination would not be obtained;

      - the risk that the business combination would not be consummated;

      - the possible negative effect of the public announcement of the business combination on sales, agent, broker, customer and supplier relationships, operating results and ability to retain employees, and the trading price of LaSalle common shares and Trenwick common stock;

      - the potentially substantial management time and effort that will be required to consummate the business combination and integrate the operations of LaSalle and Trenwick; and

      - the possibility that the stock option agreements and termination fee provisions of the agreement might have the effect of discouraging other persons potentially interested in merging with or acquiring LaSalle.

     In the judgment of the LaSalle board of directors, the potential benefits of the business combination outweighed these countervailing considerations.

     The LaSalle board also considered that members of LaSalle's management and some of the members of its board have interests in the transactions that are different from, or in addition to, the interests of LaSalle shareholders generally. These interests are discussed in detail under "-- Interests of Directors and Officers in the Transactions."

     Each company's board determined that the potential advantages of the transactions far outweigh the disadvantages. Each company's board believes that the transactions will result in its shareholders realizing greater value than its company could deliver to them alone. Based on the consideration of these and other relevant matters, each company's board unanimously determined that the agreement and the transactions contemplated by the agreement are in the best interests of its company and its company's shareholders.

     The above discussion of the factors considered by each company's board is not intended to be exhaustive, but is believed to include all material factors considered by each company's board. In reaching its decision to approve the agreement and the transactions contemplated by the agreement, neither company's board quantified or assigned any relative weights to the factors considered, or considered any one factor to be determinative, and individual directors may have given different weight to different matters.

     The Trenwick board and the LaSalle board have each unanimously concluded that the agreement and transactions are in the best interests of their respective shareholders, and each unanimously recommends that its shareholders vote for approval and adoption of the agreement and the transactions.

     In light of the fact that each LaSalle Re exchangeable non-voting common share is economically equivalent to a LaSalle common share, the LaSalle Re board considered similar information and factors to those considered by the LaSalle board.

     The LaSalle Re board of directors has unanimously concluded that the agreement and the transactions are in the best interests of its shareholders, and unanimously recommends that its shareholders vote for approval and adoption of the agreement and the transactions.

THE PLAN OF REORGANIZATION
          GENERAL
     The reorganization will be completed after Trenwick and its subsidiaries complete an internal corporate restructuring. The internal corporate restructuring is designed to organize Trenwick's subsidiaries into three separate groups of corporations under Trenwick -- a chain of U.S. corporations, a chain of U.K. corporations, and a chain of Bermuda corporations. Once the corporate restructuring is completed, Trenwick Group Ltd. will acquire all of the assets and will assume all of the liabilities of Trenwick in exchange for Trenwick Group Ltd. common shares which will be distributed to Trenwick stockholders in complete liquidation of Trenwick. The reorganization will become effective at the same time the schemes of arrangement become effective.

          CONSIDERATION TO BE RECEIVED IN THE REORGANIZATION

     Trenwick stockholders will receive one common share of Trenwick Group Ltd. in exchange for each share of Trenwick common stock, unless Trenwick incurs more than $40 million in net losses in connection with a single natural catastrophe that occurs between December 19, 1999 and the effective time of the plan of reorganization. If a net loss of that magnitude occurs, the number of Trenwick Group Ltd. common shares that Trenwick stockholders receive will be adjusted. This is how the Trenwick exchange ratio will be calculated:

     - The fair market value of a share of Trenwick common stock will be calculated by averaging the closing sale price as reported on the NYSE Composite Tape for the 30 trading days immediately preceding the effective date of the plan of reorganization.

     - The denominator of the Trenwick exchange ratio will be the fair market value of all of the shares of Trenwick common stock, calculated by multiplying the fair market value of a share of Trenwick common stock by the total number of outstanding shares of Trenwick common stock.

     - The numerator of the Trenwick exchange ratio will be an amount equal to the denominator less the following amounts:

        - 50% of the amount by which any Trenwick net loss exceeds $40 million but does not exceed $60 million; and

        - 100% of the amount by which any Trenwick net loss exceeds $60 million but does not exceed $100 million.

     For example, assume that the fair market value of all of the shares of Trenwick common stock is $210 million and Trenwick incurs a $70 million net loss between December 19, 1999 and the effective time of the plan of reorganization. This is how the exchange ratio would be calculated:

            $210 million - 50% of $20 million - 100% of $10 million
          ------------------------------------------------------------
                                                             = .90
                                  $210 million

     In this example, Trenwick stockholders would receive 0.90 of a common share of Trenwick Group Ltd. in exchange for each of their shares of Trenwick common stock.

     When we complete the transactions, each outstanding option, whether or not then vested or exercisable, to purchase Trenwick common stock will be replaced by a Trenwick Group Ltd. option. The number of Trenwick Group Ltd. common shares subject to, and the exercise price per share for, such option will be based upon the Trenwick exchange ratio. At that time, each outstanding warrant of Trenwick will be assumed by Trenwick Group Ltd. in accordance with its terms.

     When we complete the transactions, all shares of Trenwick common stock will automatically be cancelled and will cease to exist. Trenwick stockholders will cease to have any rights with respect to those shares, except the right to receive the reorganization consideration in accordance with the terms of the agreement.

     If prior to the effective time of the transactions any of Trenwick, LaSalle or LaSalle Re splits or combines the shares of Trenwick common stock, the LaSalle common shares or the LaSalle Re exchangeable non-voting common shares, as applicable, pays a stock dividend or otherwise changes the foregoing into any other securities, or makes any other dividend or distribution on the foregoing, the reorganization and scheme consideration and the disposition of the options and warrants as provided in the agreement will be appropriately adjusted.

          REQUIREMENT TO EXCHANGE STOCK CERTIFICATES

     If you own stock certificates representing shares of Trenwick common stock immediately prior to the effective time of the reorganization, you will, at the effective time of the reorganization, automatically be entitled to receive a number of Trenwick Group Ltd. common shares that is equal to the Trenwick exchange ratio. All common shares of Trenwick Group Ltd. to be issued will be deemed issued and outstanding when we complete the transactions. Once we complete the reorganization, shares of Trenwick common stock that were outstanding immediately prior to the effective time of the reorganization no longer will be transferred on the stock transfer books of Trenwick. You will be required to exchange your Trenwick common stock certificates as a result of the reorganization. See "-- Exchange of Certificates."

SCHEMES OF ARRANGEMENT

          GENERAL

     The schemes of arrangement will involve Bermuda court proceedings that will transfer all of the common shares of LaSalle and all of the exchangeable non-voting common shares of LaSalle Re that are not owned by LaSalle to Trenwick Group Ltd. If approved, the schemes of arrangement will become effective at the same time the Trenwick reorganization becomes effective.

          CONSIDERATION TO BE RECEIVED IN THE SCHEMES OF ARRANGEMENT

     Shareholders of LaSalle and LaSalle Re will receive one common share of Trenwick Group Ltd. in exchange for each LaSalle or LaSalle Re share, unless LaSalle Re incurs more than $40 million in net losses in connection with a single natural catastrophe that occurs between December 19, 1999 and the effective time of the schemes of arrangement. If a net loss of that magnitude occurs, the number of

Trenwick Group Ltd. common shares that LaSalle and LaSalle Re shareholders receive will be adjusted. This is how the LaSalle exchange ratio will be calculated:

     - The fair market value of a LaSalle share will be calculated by averaging the closing sale price as reported on the NYSE Composite Tape for the 30 trading days immediately preceding the effective date of the schemes of arrangement.

     - The denominator of the LaSalle exchange ratio will be the fair market value of all of the LaSalle shares, calculated by multiplying the fair market value of a LaSalle share by the total number of outstanding LaSalle Re voting and non-voting common shares.

     - The numerator of the LaSalle exchange ratio will be an amount equal to the denominator less the following amounts:

        - 50% of the amount by which any LaSalle Re net loss exceeds $40 million but does not exceed $60 million; and

        - 100% of the amount by which any LaSalle Re net loss exceeds $60 million but does not exceed $100 million.

     For example, assume that the fair market value of all of the LaSalle shares is $210 million and LaSalle Re incurs a $70 million net loss between December 19, 1999 and the effective time of the schemes of arrangement. This is how the exchange ratio would be calculated:

  $210 million - 50% of $20 million - 100% of $10
                      million                         =   0.90
---------------------------------------------------
                   $210 million

     In this example, LaSalle and LaSalle Re shareholders would receive 0.90 of a common share of Trenwick Group Ltd. in exchange for each of their LaSalle or LaSalle Re shares.

     When we complete the transactions, each option, whether or not then vested or exercisable, to purchase LaSalle common shares will be replaced by a Trenwick Group Ltd. option. Each option, whether or not then vested or exercisable, to purchase LaSalle Re exchangeable non-voting common shares will be replaced by a Trenwick Group Ltd. option, unless the optionholder chooses to retain its original LaSalle Re option. The number of Trenwick Group Ltd. common shares subject to the Trenwick Group Ltd. options and the exercise price for those options will be based on the LaSalle exchange ratio.

     The Series A preferred shares of LaSalle and LaSalle Re that are issued and outstanding immediately prior to the completion of the plan of reorganization and the schemes of arrangement will remain unchanged.

     When we complete the transactions, each LaSalle common share owned by Trenwick, LaSalle or their respective subsidiaries will be cancelled and will cease to exist. LaSalle Re and LaSalle Re shareholders will cease to have any rights with respect to these shares, except the right to receive the schemes of arrangement consideration in accordance with the terms of the agreement.

          REQUIREMENT TO EXCHANGE SHARE CERTIFICATES

     If you own share certificates representing LaSalle common shares and LaSalle Re exchangeable non-voting common shares immediately prior to the effective time of the schemes of arrangement, you will, at the effective time of the schemes of arrangement, automatically be entitled to receive a number of Trenwick Group Ltd. common shares that is equal to the LaSalle exchange ratio. Once we complete the schemes of arrangement, the LaSalle common shares and LaSalle Re exchangeable non-voting common shares that were outstanding immediately prior to the effective time of the schemes of arrangement no longer will be transferred on the share transfer books of LaSalle and LaSalle Re. You will be required to exchange your LaSalle and LaSalle Re common share certificates as a result of the schemes of arrangement. See "-- Exchange of Certificates."

OWNERSHIP OF TRENWICK GROUP LTD. FOLLOWING THE TRANSACTIONS

     We estimate that Trenwick Group Ltd. will issue approximately 16,288,082 common shares to holders of Trenwick common stock and approximately 20,359,940, common shares to holders of LaSalle common shares and holders, other than LaSalle, of LaSalle Re exchangeable non-voting common shares upon completion of the transactions, unless there is an adjustment in the exchange ratios. These shares will represent approximately 44.4% and 55.6%, respectively, of the issued and outstanding common shares of Trenwick Group Ltd. when we complete the transactions. Because the market price of Trenwick common stock and LaSalle common shares may fluctuate, the market value of the Trenwick Group Ltd. common shares issued upon completion of the reorganization and schemes of arrangement may increase or decrease following the reorganization and schemes of arrangement. We urge you to obtain current market quotations for Trenwick common stock and LaSalle common shares. Future prices or markets for Trenwick common stock or LaSalle common shares may vary.

EXCHANGE OF CERTIFICATES

     As soon as practicable after we complete the transactions, First Chicago Trust Company of New York, a division of EquiServe LP, in its capacity as exchange agent, will send a transmittal letter to each of you. The transmittal letter will contain instructions on how to obtain Trenwick Group Ltd. common shares in exchange for the shares of Trenwick common stock, LaSalle common shares and LaSalle Re exchangeable non-voting common shares.

     After we complete the transactions, each certificate for shares of Trenwick common stock, LaSalle common shares and LaSalle Re exchangeable non-voting common shares will represent the right to receive the Trenwick Group Ltd. common shares and the right to receive cash in lieu of fractional shares as described below. Until you surrender the certificates previously representing your shares to the exchange agent for exchange, you will not be paid dividends or distributions on the Trenwick Group Ltd. common shares into which your shares have been converted, and you will not be paid cash in lieu of fractional shares of Trenwick Group Ltd. common shares. When you surrender your certificates, you will receive any unpaid dividends and any cash in lieu of fractional shares of Trenwick Group Ltd. common shares payable as described below.

     If your shares are not registered in the share register of Trenwick, LaSalle or LaSalle Re, you may still receive shares of Trenwick Group Ltd. common shares plus cash in lieu of fractional shares and any dividends or distributions with a record date after the effective time of the business combination. However, the certificates must be properly endorsed or otherwise in proper form for transfer, and the person requesting the issuance of Trenwick Group Ltd. common shares must either pay any transfer or other tax that is due or establish to the satisfaction of Trenwick Group Ltd. that such tax has been paid or is not applicable.

     When Trenwick Group Ltd. common shares are issued and any cash in lieu of fractional shares is paid, all rights pertaining to the surrendered shares will be deemed to have been fully satisfied. However, if we declare any dividends or other distributions on those shares, and the dividends or distributions have not been paid before we complete the business combination, Trenwick Group Ltd. will pay such dividends or other distributions.

     The LaSalle Series A preferred shares will be unaffected by the schemes of arrangement and, therefore, no exchange of certificates will take place with respect to the Series A preferred shares.

FRACTIONAL SHARES

     Trenwick Group Ltd. will not issue certificates or scrip representing fractional common shares of Trenwick Group Ltd. Fractional share interests of Trenwick Group Ltd. common shares will not entitle their owner to vote or to any rights as a shareholder of Trenwick Group Ltd. Shareholders who would otherwise receive fractional shares of Trenwick Group Ltd. common shares will receive cash instead of fractional shares, as described below.

     The cash payment in lieu of fractional shares will be equal to the fraction multiplied by the product of the average per share closing price of a share of Trenwick common stock as reported on the NYSE for the 10 trading days immediately preceding the 3 trading days before we complete the transactions, and

        - the Trenwick exchange ratio, in the case of Trenwick stockholders; or

        - the LaSalle exchange ratio, in the case of LaSalle shareholders and holders of LaSalle Re exchangeable non-voting common shares.

     As soon as practicable after the determination of the amount of cash to be paid in lieu of fractional shares, the exchange agent will promptly pay, without interest, the cash payment.

     No one will be entitled to receive cash in an amount greater than the value of one full common share of Trenwick Group Ltd. or interest on any cash received instead of a fractional common share of Trenwick Group Ltd.

STOCK EXCHANGE LISTING

     LaSalle common shares are currently listed on the NYSE under the symbol "LSH." Following completion of the transactions, LaSalle common shares will be delisted from the NYSE and deregistered under the Exchange Act. LaSalle Series A preferred shares will continue to be outstanding and to be listed on the NYSE. Accordingly, LaSalle will continue to be required to make separate periodic filings with the SEC under the Exchange Act.

     Trenwick common stock is currently listed on the NYSE under the symbol "TWK." Following completion of the transactions, Trenwick common stock will be delisted from the NYSE and deregistered under the Exchange Act. However, Trenwick Group Ltd. common shares will trade under the symbol "TWK" after the completion of the transactions.

     As a result, you will be able to trade Trenwick Group Ltd. common shares on the NYSE, but you will no longer be able to trade Trenwick common stock and LaSalle common shares on any exchange because Trenwick common stock will no longer exist and all of the issued LaSalle common shares will be owned by Trenwick Group Ltd.

OPINION OF TRENWICK'S FINANCIAL ADVISOR

     Trenwick requested DLJ, in its role as financial advisor to Trenwick, to render an opinion to the Trenwick board of directors as to the fairness from a financial point of view to Trenwick of the exchange ratio provided in the agreement. DLJ delivered its oral opinion December 16, 1999, which was subsequently confirmed in writing, to the Trenwick board of directors that, as of such date, and based on and subject to the assumptions, limitations and qualifications set forth in such opinion, the exchange ratio was fair from a financial point of view to Trenwick.

     The full text of the DLJ opinion is attached to this document as Appendix
G.

     The DLJ opinion only addresses the fairness of the exchange ratio to Trenwick from a financial point of view, as of the date of the opinion. The senior management teams of Trenwick and LaSalle negotiated the exchange ratio. The DLJ opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the DLJ opinion. Although subsequent developments may affect the DLJ opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ opinion. DLJ expressed no opinion as to the prices at which Trenwick common stock or Trenwick Group Ltd. common shares would actually trade at any time. The DLJ opinion does not address the relative merits of the business combination and the other business strategies considered by the Trenwick board of directors nor does it address the Trenwick board of directors' decision to proceed with the business combination. The DLJ opinion does not constitute a recommendation to any Trenwick stockholder as to how such stockholder should vote on the business combination.

     In arriving at its opinion, DLJ reviewed the agreement, the stock option agreements and the shareholders agreement. DLJ also reviewed financial and other information that was publicly available or that Trenwick and LaSalle furnished to DLJ, including information their respective managements provided during discussions with DLJ. Included in the information provided by the respective managements were financial projections of LaSalle for the period beginning October 1, 1999 and ending September 30, 2000 prepared by the management of LaSalle, financial projections of LaSalle for the period beginning October 1, 2000 and ending December 31, 2010 prepared by the management of Trenwick based in part on the financial forecasts prepared by the management of LaSalle and financial projections of Trenwick for the period beginning January 1, 2000 and ending December 31, 2010 prepared by the management of Trenwick. Trenwick's management also gave DLJ estimates of the operating synergies achievable as a result of the business combination which estimates Trenwick's management based in part on their discussion of such synergies with LaSalle's management. In addition, DLJ also:

      - compared financial and securities data of Trenwick and LaSalle with various other companies whose securities are traded in public markets;

      - reviewed the historical stock prices and trading volumes of Trenwick common stock and LaSalle common shares;

      - reviewed prices and premiums paid in other business combinations; and

      - conducted such other financial studies, analyses and investigations DLJ deemed appropriate for purposes of rendering the DLJ opinion.

     Trenwick did not impose any restrictions or limitations upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ opinion.

     In rendering the DLJ opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to DLJ from public sources, that Trenwick and LaSalle or their respective representatives provided to DLJ, or that DLJ otherwise reviewed. In particular, DLJ relied upon the estimates of the operating synergies, achievable as a result of the business combination, provided by the management of Trenwick. With respect to the financial projections Trenwick and LaSalle supplied to DLJ, DLJ assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of Trenwick and LaSalle as to the future operating and financial performance of Trenwick and LaSalle, as the case may be. DLJ did not assume any responsibility for making and did not make an independent evaluation of any assets or liabilities or any independent verification of any of the information reviewed by DLJ. DLJ assumed that the business combination will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and that the business combination will not result in any material tax to Trenwick.

     The following is a summary of the presentation made by DLJ to the Trenwick board of directors at its December 16, 1999 meeting in connection with rendering the DLJ opinion. Unless otherwise specified, synergies as referred to below are revenue enhancements and expense savings resulting from the business combination, as estimated by the management of Trenwick and discussed with the management of LaSalle.

     Exchange Ratio Analysis Based on the Relative Contributions of Trenwick and LaSalle. DLJ compared the exchange ratio for the business combination to the range of exchange ratios implied by the relative contributions of Trenwick and LaSalle to the pro forma combined company. In this analysis, DLJ examined the relative contributions of Trenwick and LaSalle to the pro forma combined entity based on selected financial data, assuming no synergies. For balance sheet items, the analysis was based as of September 30, 1999 and for income statement items, the analysis was based for the projected twelve months ended December 31, 1999 for Trenwick and for the twelve months ended September 30, 1999 for

LaSalle. A summary of the relative contributions of Trenwick to the pro forma combined company and the corresponding implied exchange ratios is as follows:

      - 80.5% of the pro forma total assets, implying an exchange ratio of 0.20x;

      - 75.7% of the pro forma cash and invested assets, implying an exchange ratio of 0.27x;

      - 56.4% of the pro forma shareholders' equity, implying an exchange ratio of 0.65x;

      - 49.2% of the pro forma tangible shareholders' equity, implying an exchange ratio of 0.87x;

      - 83.8% of the pro forma net premiums written, implying an exchange ratio of 0.16x;

      - 74.2% of the pro forma investment income, implying an exchange ratio of 0.29x;

      - 53.2% of the pro forma combined market capitalization implying an exchange ratio of 0.77x, based on December 14, 1999 market prices.

     The analysis further compared Trenwick's and LaSalle's relative contributions to the 2000 and 2001 projected earnings of the pro forma combined company, based on Trenwick's and LaSalle's projected earnings as estimated by First Call Corporation and by Trenwick's management. DLJ also reviewed the relative contributions to 2000 earnings based on LaSalle's management estimates of LaSalle's 2000 earnings and First Call's estimates of Trenwick's 2000 earnings. A summary of Trenwick's contributions to the earnings of the pro forma combined company and the corresponding implied exchange ratios is as follows:

     Based on First Call mean earnings estimates:

      - 45.4% of the 2000 pro forma operating income, implying an exchange ratio of 1.00x;

      - 45.6% of the 2001 pro forma operating income, implying an exchange ratio of 1.00x;

     Based on Trenwick management's earnings estimates:

      - 54.5% of the 2000 pro forma operating income, implying an exchange ratio of 0.70x;

      - 57.5% of the 2001 pro forma operating income, implying an exchange ratio of 0.62x;

     Based on LaSalle management's earnings estimates:

      - 42.4% of the 2000 pro forma operating income, implying an exchange ratio of 1.14x.

     The range of exchange ratios resulting from the contribution analysis includes the exchange ratio for the business combination. Based on the exchange ratio for the business combination and the number of diluted shares outstanding of Trenwick, LaSalle and LaSalle Re on December 14, 1999, Trenwick stockholders will own in the aggregate 45.5% of the common stock of the combined company.

     Exchange Ratio Based on Comparable Company Valuation Statistics. DLJ reviewed the valuation statistics of ACE Limited, Everest Reinsurance Holdings, Inc. and XL Capital Ltd., which DLJ believed to be comparable to Trenwick and the valuation statistics of IPC Holdings Ltd., PartnerRe Ltd., PXRE Group Ltd. and RenaissanceRe Holdings Ltd., which DLJ believed to be comparable to LaSalle. For each of the comparable companies listed above, DLJ analyzed the ratio of common stock price per share, as of December 14, 1999, divided by selected financial data, including: (A) 1999, 2000 and 2001 estimated earnings per share and (B) book value per share as of September 30, 1999. The 1999 and 2000 estimated earnings per share for the comparable companies were based on First Call mean earnings per share estimates. The 2001 estimated earnings per share were based on the 2000 First Call mean earnings per share estimates and the First Call mean long-term earnings per share growth rates. DLJ analyzed the implied valuations per share of Trenwick and LaSalle that would be produced by applying the comparable companies' average ratios of common stock price divided by the selected financial data listed above to the respective Trenwick and LaSalle projected and actual balances. DLJ then compared the implied valuations per share of Trenwick and LaSalle to each other to estimate the implied range of exchange ratios as follows:

                       DESCRIPTION                          LOW       MEAN      HIGH
-------------------------------------------------------------------------------------
Trenwick Implied Value per Share -- Comparable
  Analysis...............................................  $13.60    $16.03    $19.14

LaSalle Implied Value per Share -- Comparable Analysis...   11.75     13.87     15.98

Implied Exchange Ratio...................................    0.86x     0.86x     0.83x
-------------------------------------------------------------------------------------

     The range of exchange ratios resulting from the comparable company analysis was below the exchange ratio for the business combination.

     Exchange Ratio Based on Precedent Transactions. DLJ reviewed the following selected acquisitions of property-casualty catastrophe reinsurance companies, which DLJ believed included target companies that were comparable to LaSalle:

     -- ACE Limited/CAT Limited
     -- XL Capital Ltd./Mid Ocean Limited
     -- XL Capital Ltd./GCR Holdings
     -- PXRE Corporation/Transnational Re Corporation
     -- ACE Limited/Tempest Reinsurance Company Limited

     For each of the transactions listed above, DLJ analyzed the ratio of transaction price per share divided by selected financial data, including (A) earnings per share for the period twelve months prior to the transaction announcement date, (B) earnings per share for the period twelve months after the transaction announcement date, and (C) book value per share as of the transaction announcement date. DLJ also analyzed the implied valuation price per share of LaSalle that would be produced by applying the average ratios of transaction price per share divided by the selected financial data for the transactions listed above to LaSalle's respective projected and actual balances. DLJ then compared this implied LaSalle valuation per share to Trenwick's implied valuation per share as calculated by the comparable company valuation analysis above to estimate the implied range of exchange ratios as follows:

                       DESCRIPTION                          LOW       MEAN      HIGH
-------------------------------------------------------------------------------------
Trenwick Implied Value per Share -- Comparable
  Analysis...............................................  $13.60    $16.03    $19.14
LaSalle Implied Value per Share -- Precedent Transaction
  Analysis...............................................   19.24     25.00     31.06
Implied Exchange Ratio...................................    1.41x     1.56x     1.62x
-------------------------------------------------------------------------------------

     The range of exchange ratios resulting from the precedent transaction analysis was above the exchange ratio for the business combination.

     Exchange Ratio Based on Comparable Premiums Paid. DLJ reviewed the premiums paid to the Target Company's common stock price per share in the following selected acquisitions of public reinsurance companies, which DLJ believed were comparable to the Trenwick/LaSalle business combination (acquiror/target):

-- ACE Limited/CAT Limited
-- Trenwick Group Inc./Chartwell Re Corporation
-- Fairfax Financial Holdings Ltd./TIG Holdings, Inc.
-- Berkshire Hathaway Inc./General Re Corporation
-- Fairfax Financial/Sphere Drake Holdings Limited
-- Zurich Reinsurance Centre, Inc./Centre
   Reinsurance Co. of New York
-- Markel Corporation/Terra Nova (Bermuda) Holdings Ltd.
-- XL Capital Ltd./NAC RE Corp.
-- Swiss Reinsurance Co./Life Re Corporation
-- XL Capital Ltd./Mid Ocean Limited
-- XL Capital Ltd./GCR Holdings Ltd.
-- General Re Corporation/National
   Re Corporation

     DLJ analyzed the premiums paid to the target company's common stock price per share for the target companies in each of the above acquisitions, measured as a premium to the target company's stock price 1 day, 5 days, 30 days, and 90 days prior to the announcement date of the respective transaction. DLJ also analyzed the implied LaSalle valuation price per share that would be produced by multiplying LaSalle's actual stock price 1 day, 5 days, 30 days and 90 days prior to the theoretical announcement date of the Trenwick/LaSalle business combination of December 14, 1999 and average premiums paid in the comparable transactions listed above. DLJ then compared this implied LaSalle valuation per share to Trenwick's implied valuation per share as calculated by the comparable company valuation analysis above to estimate the implied range of exchange ratios as follows:

                       DESCRIPTION                          LOW       MEAN      HIGH
-------------------------------------------------------------------------------------
Trenwick Implied Value per Share -- Comparable
  Analysis...............................................  $13.60    $16.03    $19.14
LaSalle Implied Value per Share -- Premiums Paid
  Analysis...............................................   13.09     16.88     21.89
-------------------------------------------------------------------------------------

                       DESCRIPTION                          LOW       MEAN      HIGH
-------------------------------------------------------------------------------------
Implied Exchange Ratio...................................    0.96x     1.05x     1.14x
-------------------------------------------------------------------------------------

     The range of exchange ratios resulting from the premiums paid analysis included the exchange ratio for the business combination.

     Exchange Ratio Analysis Based on a Discounted Cash Flow Valuation.   DLJ
compared the exchange ratio for the business combination to the range of exchange ratios implied by comparing the estimated value per share of Trenwick with the estimated value per share of LaSalle based upon a discounted cash flow valuation analysis. For purposes of this analysis, DLJ assumed that both Trenwick and LaSalle paid the maximum allowable dividends to its stockholders over the course of a ten-year period. A terminal value was estimated at the end of the ten year period based on a range of forward earnings multiples of 8.0x to 9.0x and book value multiples of 0.70x to 0.90x and the respective company's estimated 2010 earnings and December 31, 2009 book value. The resulting cash flows were discounted using a range of discount rates equal to 10.6% to 12.6%. The analysis resulted in a range of implied exchange ratios of 0.75x to 0.92x excluding synergies and 1.15x to 1.71x including synergies, as compared to the exchange ratio in the business combination of 1.00x.

     Exchange Ratio Analysis Based on the Historical Stock Trading Relationship of Trenwick and LaSalle. DLJ compared the exchange ratio for the business combination to the range of implied exchange ratios resulting from Trenwick's and LaSalle's historical stock trading prices. DLJ examined the history of the trading prices and their relative relationships or exchange ratios for both Trenwick and LaSalle for the 52 weeks ended and the approximate three-year period ended December 14, 1999. The range of implied exchange ratios for the first period was 0.44x to 0.84x, with an average exchange ratio of 0.62x, while the range of implied exchange ratios for the second period was equal to 0.44x to 1.15x, with an average exchange ratio of 0.80x. The first period examined resulted in a range of implied exchange ratios that was below the exchange ratio for the business combination, while the second period examined resulted in a range of implied exchange ratios that includes the exchange ratio for the business combination.

     In addition, DLJ examined the historical trading price relationship of Trenwick common stock and LaSalle common shares over several additional periods and calculated the implied exchange ratio for each period. DLJ also compared this implied exchange ratio with the exchange ratio for the business combination and calculated the implied premium or discount. The following is a summary of this analysis:

                                             EXCHANGE RATIO
        PERIOD          IMPLIED AVERAGE    PREMIUM TO IMPLIED
(AVERAGE TRADING DAYS)  EXCHANGE RATIOS      EXCHANGE RATIO
---------------------------------------------------------------
       12/14/99              0.76x                32.1%
       10 days               0.67x                50.1%
       20 days               0.66x                52.4%
       30 days               0.67x                49.2%
       60 days               0.65x                53.8%
       90 days               0.67x                48.3%
       125 days              0.68x                46.6%
       250 days              0.62x                60.6%
       500 days              0.76x                31.0%
       750 days              0.81x                24.3%
---------------------------------------------------------------

     Finally, based on Trenwick's stock closing price for the twelve months ending December 14, 1999 and the exchange ratio for the business combination of 1.00x, DLJ calculated an implied average effective business combination price of $16.23, as compared to a business combination price of $17.75 based on the exchange ratio for the business combination and Trenwick's stock price as of December 14, 1999.

     Pro Forma Financial Analysis. DLJ analyzed the pro forma financial effects resulting from the business combination. In conducting its analysis, DLJ relied upon financial projections provided by the managements of Trenwick and LaSalle. DLJ analyzed the pro forma effect of the business combination on earnings per share, stockholders' equity per share, dividend yield and ownership of the pro forma combined company. Trenwick's and LaSalle's managements have indicated that they believe that the business combination will offer consolidation opportunities which will result in the synergies described above. DLJ incorporated estimates of such synergies provided by the management of Trenwick in its analysis, although DLJ did not express any opinion as to the likelihood of such synergies being realized. The results of the pro forma business combination analysis are not necessarily indicative of future operating results or financial position. DLJ compared the projected earnings per share, book value per share and dividend per share of Trenwick and LaSalle on a stand-alone basis to Trenwick and LaSalle stockholders' projected pro forma earnings per share, book value per share and dividend per share of the pro forma combined company. The analysis estimates that earnings per share to each Trenwick stockholder is 13.4% and 26.6% accretive in 2000 and 2001, respectively, while the earnings per share to each LaSalle common shareholder is 12.9% and 27.1% accretive in 2000 and 2001. The analysis also estimates that the tangible book value per share to each Trenwick stockholder will be 6.9% dilutive as of December 31, 1999, while the book value per share to each LaSalle common shareholder will be 5.0% accretive as of December 31, 1999. On a pro forma basis, each Trenwick stockholder will receive a dividend equal to approximately $1.04 per share.

     The chart below summarizes the resulting ranges of implied exchange ratios based on DLJ's analysis. For a detailed description of each of DLJ's analyses see the analyses discussed above.
[EXCHANGE RATIO CHART]

Relative Contribution Analysis                                              1.14                               0.62
Comparable Public Companies                                                 0.86                               0.83
M&A Transactions                                                            1.62                               1.41
Premiums Paid                                                               1.14                               0.96
Discounted Cash Flow Analysis w/o Synergies                                 0.92                               0.75
Discounted Cash Flow Analysis w/Synergies                                   1.71                               1.15
Historical Stock Trading Relationship 3                                     1.15                               0.44

     The summary set forth above is not intended to be a complete description of the analyses performed by DLJ but describes, in summary form, the material elements of the presentation made by DLJ to the Trenwick board of directors on December 16, 1999 in connection with preparation of the DLJ opinion.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses DLJ conducted was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness of the exchange ratios from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to Trenwick that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. DLJ's analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     Under the terms of an engagement agreement dated February 26, 1999 and updated in a separate letter agreement dated June 21, 1999, both between Trenwick and DLJ, Trenwick paid DLJ a retainer fee of $150,000, a fairness opinion fee of $750,000 and, upon completion of the business combination, will pay an additional amount of $3,500,000 less the fairness opinion fee. In addition, Trenwick agreed to reimburse DLJ, upon request by DLJ from time to time, for all out-of-pocket expenses, including the reasonable fees and expenses of counsel, incurred by DLJ in connection with its engagement and to indemnify DLJ and related persons against liabilities relating to or arising out of its engagement, including liabilities under U.S. federal securities laws. DLJ and Trenwick negotiated the terms of the fee arrangement, and the Trenwick board of directors was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon completion of the business combination. DLJ believes that the terms of this fee arrangement are customary in transactions of this nature.

     DLJ is an internationally recognized investment banking firm and, as part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, DLJ or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or for the accounts of customers, in equity or debt securities of Trenwick or LaSalle. DLJ has recently advised Trenwick in its acquisition of Chartwell Re Corporation and has been compensated for such services. In addition, DLJ is currently working with CNA Financial Corporation, an affiliate of LaSalle, on various matters unrelated to the business combination. DLJ was selected by the Trenwick board of directors to act as Trenwick's financial advisor for this business combination on the basis of DLJ's experience and expertise relating to the reinsurance industry.

TRENWICK PROJECTIONS

     In connection with LaSalle's review of Trenwick and in the course of negotiations between Trenwick and LaSalle described in "The
Transactions -- Background of the Agreement," Trenwick provided LaSalle and its advisors with non-public business and financial information. The non-public information Trenwick provided to LaSalle and its advisors included projections of Trenwick's future operating performance. These projections did not give effect to the business combination or its related transactions.

     Trenwick does not, as a matter of course, publicly disclose projections of future revenues or earnings. The projections were not prepared with a view to public disclosure and are included in this document only because such information was made available to LaSalle and its advisors in connection with their due diligence investigation of Trenwick. Further, the projections were not prepared with a view to compliance with the published guidelines of the Securities and Exchange Commission regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections.

     PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information, and accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to Trenwick's historical financial information. It does not extend to the prospective financial information and should not be read to do so.

     While presented with numerical specificity, these projections reflect numerous assumptions made by Trenwick's management. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Trenwick's management, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, you should not conclude that the projections definitely will be realized; actual results may be materially greater or less than the projections.

     Trenwick does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

     The projections Trenwick provided to LaSalle and its advisors reflected the following forecasted information:

                                                                 YEAR ENDED
                      ($ IN MILLIONS)                         DECEMBER 31, 2000
                      ---------------                         -----------------
Gross premiums written......................................       $863.8
Net premiums written........................................       $668.8
Total revenue...............................................       $795.0
Total expenses..............................................       $730.5
Net Income..................................................       $ 41.3

     LaSalle and its advisors took this information, together with their own analyses, into account in determining whether to combine with Trenwick.

OPINIONS OF LASALLE'S FINANCIAL ADVISORS
       OPINION OF LAZARD FRERES & CO. LLC
     On December 16, 1999, Lazard delivered its oral opinion to the board of directors of LaSalle that, as of the date of its opinion, the exchange ratio was fair from a financial point of view to LaSalle's common shareholders. Lazard subsequently confirmed its opinion in writing as of December 19, 1999.

     We have attached as Appendix H to this document the full text of the written opinion of Lazard dated December 19, 1999. This opinion sets forth the assumptions, scope and limitations of the review that Lazard undertook in connection with the opinion. We urge LaSalle's shareholders to read this opinion in its entirety.

     In connection with this opinion, Lazard:

      - reviewed the financial terms and conditions of the agreement;

      - analyzed historical business and financial information relating to LaSalle and Trenwick and its predecessor companies;

      - reviewed various internal financial analyses and forecasts for LaSalle and Trenwick prepared by their respective managements, as well as additional forecasts for LaSalle and Trenwick prepared by their respective managements, and consultants and advisors working under managements' supervision, based on management assumptions, including cost savings and operating synergies projected by the managements of LaSalle and Trenwick to result from the business combination;

      - held discussions with members of the senior managements of LaSalle and Trenwick with respect to the businesses and prospects of LaSalle and Trenwick, respectively, the strategic objectives of each, and possible benefits which might be realized following the business combination;

      - reviewed public information with respect to other companies in lines of businesses that Lazard believes to be generally comparable to the businesses of LaSalle and Trenwick;

      - reviewed the financial terms of business combinations involving companies in the reinsurance industry specifically and in other industries that Lazard believes are generally comparable to those of LaSalle and Trenwick;

      - reviewed the historical stock prices and trading volumes of LaSalle's common shares and Trenwick's common stock; and

      - conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

     Lazard relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of LaSalle or Trenwick, or concerning the solvency or fair value of either of the foregoing entities. With respect to financial forecasts, Lazard assumed that their preparation was reasonable and reflected the best then-available estimates and judgments of management of LaSalle and Trenwick as to the future financial performance of LaSalle and Trenwick. Trenwick did not make available to Lazard forecasts of expected future performance beyond fiscal year 2003. Accordingly, Lazard's review with respect to such information was limited to information derivable from the year 2000-2003 forecasts provided to Lazard. Lazard assumed no responsibility for and expressed no view as to the forecasts reviewed by Lazard or the assumptions on which they are based. As to forecasts in the preparation of which Lazard participated, the management of LaSalle and consultants working under management's supervision confirmed to Lazard their agreement with the underlying assumptions and methods of projection. Lazard is not an actuarial firm and Lazard's services did not include actuarial determinations or evaluations by Lazard or an attempt to evaluate actuarial assumptions, including those used in developing the loss and loss adjustment appraisal of the assets and liabilities, including the loss and loss adjustment expense reserves, of LaSalle or Trenwick or any of their respective subsidiaries and Lazard has not been furnished with any such evaluation or appraisal. In that regard, Lazard expresses no opinion as to the adequacy of the loss and loss adjustment expense reserves of LaSalle or Trenwick or any of their respective subsidiaries.

     Lazard has assumed that the business combination qualifies as a tax-free reorganization, whereby the common shareholders of LaSalle will incur no immediate taxation as a result of the business combination. In rendering its opinion, Lazard has also assumed that the business combination will be consummated on the terms described in the agreement, without any waiver of any material terms or conditions by LaSalle. Lazard has also assumed that obtaining the necessary regulatory approvals for the business combination and the corporate reorganization of Trenwick contemplated in connection with the agreement will not have a material adverse effect on LaSalle, Trenwick or Trenwick Group Ltd.

     Lazard has expressed no opinion as to the prices at which Trenwick Group Ltd. common shares will actually trade at any time. Lazard's opinion does not address the relative merits of the business combination and any other business strategies being considered by LaSalle's board of directors, nor does it address the board's decision to proceed with the business combination. Lazard's opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed business combination.

     Further, Lazard's opinion necessarily reflects economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, December 19, 1999, the date its opinion was rendered.

     Lazard, as part of its investment banking business, continually engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. LaSalle selected Lazard as its financial advisor because it is a globally recognized investment banking firm that has substantial experience in transactions similar to the business combination. Lazard is familiar with LaSalle, having provided investment banking services to LaSalle from time to time. Lazard provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of LaSalle or Trenwick or their affiliates for its own account and for the accounts of customers.

     As of December 19, 1999, individual beneficial owners of Lazard owned in the aggregate 4.2% of the beneficial interests in Corporate Partners, L.P., which in turn owned 4.97% of the outstanding LaSalle common shares plus options to purchase LaSalle Re exchangeable non-voting common shares which, if exercised and exchanged, would increase its percentage ownership of LaSalle common shares to 7.27%, and 1.0% of the beneficial interests in Corporate Offshore Partners, L.P., which in turn owned 0.35% of the outstanding LaSalle common shares plus options to purchase LaSalle Re exchangeable non-voting common shares which, if exercised and exchanged, would increase its percentage ownership of LaSalle common shares to 0.53%. Since December 19, 1999, Corporate Partners, L.P. and Corporate Offshore Partners, L.P. have relinquished all of their LaSalle Re options for cancellation, reduced their holdings of LaSalle common shares by 17% and distributed their remaining holdings of LaSalle common shares to their partners, including two entities in which individual beneficial owners of Lazard own direct or indirect beneficial interests as described above.

       OPINION OF SALOMON SMITH BARNEY

     LaSalle retained Salomon Smith Barney as its co-financial advisor in connection with the proposed business combination. In connection with its engagement, LaSalle requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to the holders of LaSalle common shares of the LaSalle exchange ratio provided for in the business combination. On December 16, 1999, at a meeting of the LaSalle board held to evaluate the proposed business combination, Salomon Smith Barney delivered to the LaSalle board an oral opinion, which opinion was confirmed by delivery of a written opinion dated December 19, 1999, the date of execution of the agreement, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the LaSalle exchange ratio was fair, from a financial point of view, to the holders of LaSalle common shares.

     In arriving at its opinion, Salomon Smith Barney:

      - reviewed the agreement and related documents;

      - held discussions with LaSalle's senior officers, directors and other representatives and advisors and Trenwick's senior officers and other representatives and advisors concerning LaSalle's and Trenwick's businesses, operations and prospects;

      - examined publicly available business and financial information relating to LaSalle and Trenwick, as well as financial forecasts and other information and data for LaSalle and Trenwick which LaSalle's and Trenwick's managements provided to or otherwise discussed with Salomon Smith Barney, including information relating to strategic implications and operational benefits anticipated to result from the business combination and actuarial reserve analyses and valuations prepared by LaSalle's and Trenwick's independent and internal actuaries;

      - reviewed the financial terms of the business combination as described in the agreement in relation to, among other things, current and historical market prices and trading volumes of LaSalle common shares and Trenwick common stock, and LaSalle's and Trenwick's historical and projected earnings and other operating data, capitalization and financial condition;

      - considered, to the extent publicly available, the financial terms of other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the business combination;

      - analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating LaSalle's and Trenwick's operations; and

      - conducted other analyses and examinations and considered other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data publicly available or that it reviewed or considered. With respect to financial forecasts and other information and data, LaSalle's and Trenwick's managements advised Salomon Smith Barney that they were reasonably prepared on bases reflecting their best currently available estimates and judgments as to LaSalle's and Trenwick's future financial performance and the strategic implications and operational benefits anticipated to result from the business combination.

     LaSalle's and Trenwick's managements also advised Salomon Smith Barney that the actuarial reserve analyses and valuations relating to LaSalle and Trenwick prepared by their independent and internal actuaries were reasonably prepared on bases reflecting the best currently available estimates and judgments of the actuaries as to LaSalle's and Trenwick's reserves. Salomon Smith Barney did not make and, except for actuarial reserve analyses and valuations prepared by LaSalle's and Trenwick's independent and internal actuaries, was not provided with an independent evaluation or appraisal of LaSalle's or Trenwick's assets, reserves or liabilities, contingent or otherwise. Salomon Smith Barney also did not make any physical inspection of LaSalle's or Trenwick's properties or assets. Salomon Smith Barney is not an actuary and its services did not include any actuarial determinations or evaluations by it or an attempt to evaluate actuarial assumptions. Salomon Smith Barney expressed no view as to matters relating to the reserves of LaSalle or Trenwick, including, without limitation, the adequacy of their reserves.

     Salomon Smith Barney assumed, with LaSalle's consent, that the business combination will be treated as a tax-free reorganization for federal income tax purposes. Salomon Smith Barney also assumed that, in the course of obtaining the necessary regulatory or third party approvals for the business combination, no limitations, restrictions or conditions would be imposed that would have a material adverse effect on LaSalle or Trenwick or the contemplated benefits to LaSalle of the business combination. Salomon Smith Barney's opinion relates to the relative values of LaSalle and Trenwick. Salomon Smith Barney did not express any opinion as to what the value of the Trenwick Group Ltd. common shares actually will be when issued in the business combination or the prices at which the Trenwick Group Ltd. common shares will trade after the business combination.

     In connection with its engagement, Salomon Smith Barney, at LaSalle's request, approached and held discussions with third parties to solicit indications of interest in the possible acquisition of or investment in LaSalle. Salomon Smith Barney expressed no view as to, and its opinion did not address, the relative merits of the business combination as compared to any alternative business strategies that might exist for LaSalle or the effect of any other transaction in which LaSalle might engage. Salomon Smith Barney's opinion necessarily reflected information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion. Although Salomon Smith Barney evaluated the LaSalle exchange ratio from a financial point of view, LaSalle did not ask Salomon Smith Barney to, and Salomon Smith Barney did not, recommend the specific consideration payable in the business combination, which LaSalle and Trenwick determined through negotiation. LaSalle imposed no other instructions or limitations on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

     We have attached to this document as Appendix I the full text of Salomon Smith Barney's written opinion dated December 19, 1999, which describes the assumptions made, matters considered and limitations on the review undertaken. We encourage LaSalle shareholders to read this opinion carefully in its entirety.

     Salomon Smith Barney's opinion addressed to the LaSalle board relates only to the fairness of the LaSalle exchange ratio from a financial point of view, addresses no other aspect of the business combination and does not constitute a recommendation to any shareholder with respect to any matter relating to the proposed business combination.

     In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of LaSalle and Trenwick for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney has in the past provided investment banking services to LaSalle unrelated to the proposed business combination, for which services Salomon Smith Barney received compensation. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with LaSalle, Trenwick and their respective affiliates.

     LaSalle selected Salomon Smith Barney based on its experience, expertise and familiarity with LaSalle and its business. Salomon Smith Barney is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

       JOINT FINANCIAL ANALYSES OF LASALLE'S FINANCIAL ADVISORS

     The following is a summary of the material financial analyses underlying the opinions of Lazard and Salomon Smith Barney, the LaSalle financial advisors, to LaSalle's board in connection with the business combination.

     The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses of the LaSalle financial advisors, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses of the LaSalle financial advisors.

     SELECTED COMPANIES ANALYSIS. The LaSalle financial advisors reviewed and compared estimated 1999 earnings per share, book value per share and estimated five-year growth rates of LaSalle, Trenwick and other publicly traded companies in the reinsurance industry based in, or redomesticating to, Bermuda.

The LaSalle financial advisors reviewed data for the following companies for comparison to Trenwick:

     - XL Capital Ltd.;

     - ACE Limited;

     - PartnerRe Ltd.; and

     - Everest Reinsurance Holdings, Inc.

The LaSalle financial advisors reviewed data for the following companies for comparison to LaSalle:

     - RenaissanceRe Holdings Ltd.;

     - IPC Holdings Ltd.; and

     - PXRE Group Ltd.

     Using these selected company groups, the LaSalle financial advisors calculated and compared various financial multiples and ratios. The LaSalle financial advisors calculated LaSalle's and Trenwick's multiples, as applicable, using a per share price of $13.50 for LaSalle common shares and $17.19 for Trenwick common stock. These per share prices were the closing prices of LaSalle common shares and Trenwick common stock on the NYSE on December 15, 1999, the trading day prior to the date of the LaSalle board meeting held to evaluate the business combination. The multiples and ratios for each of the companies were based on publicly available information and recently published research analyst estimates.

     The LaSalle financial advisors considered each company's stock price on December 15, 1999 as a percent of its 52-week high and low. The LaSalle financial advisors then calculated the multiple of each company's stock price to its 1999 and 2000 estimated earnings based on reports published by Institutional Brokers Estimate Service, commonly referred to as IBES, as well as its book value. In the case of Trenwick, 1999 estimated earnings per share were less than zero and, therefore, were not meaningful. In the case of LaSalle, the LaSalle financial advisors adjusted LaSalle's 1999 estimated earnings per share to exclude a non-recurring reserve charge of $34 million which was related in large part to a change in reserving methodologies, as well as individual case losses which, due to their magnitude, were viewed as extraordinary. In addition, the LaSalle financial advisors considered each company's five-year IBES growth rate. The following is a summary of this analysis:

                                                         TRENWICK                   LASALLE
                                         TRENWICK     SELECTED GROUP   LASALLE   SELECTED GROUP
                                      --------------  --------------   -------   --------------
% of 52 Week:
  High..............................       49%               61%          59%           68%
  Low...............................       104              110          124           108

Multiple of Price to:

  1999 Estimated Earnings Per
     Share..........................  Not Meaningful        9.7x         7.3x          7.6x
  2000 Estimated Earnings Per
     Share..........................       6.6x             6.7x         5.7x          6.2x

  Book Value Per Share..............      0.59x            0.88x        0.71x         0.80x
  IBES 5-year Growth Rate...........       6.0%            11.8%         5.9%         12.0%

     SELECTED TRANSACTIONS ANALYSIS. The LaSalle financial advisors reviewed and compared the aggregate consideration payable in the business combination based on the LaSalle exchange ratio and in four selected transactions in the catastrophe reinsurance industry as a multiple of latest 12 months net income, next 12 months net income and book value. The four selected transactions were:

     - ACE Limited/CAT Limited;

     - XL Capital Ltd./Mid Ocean Limited;

     - XL Capital Ltd./GCR Holdings Limited; and

     - ACE Limited/Tempest Reinsurance Company Limited.

     The LaSalle financial advisors performed this analysis using closing prices of Trenwick common stock and LaSalle common shares on December 15, 1999. The "Net Income (latest twelve months)" figures in the columns captioned "Proposed Business Combination At December 15, 1999" and "Proposed Business
Combination -- 30-Day Average" exclude a non-recurring $34 million reserve adjustment for LaSalle which was related in large part to a change in reserving methodologies, as well as individual case losses which, due to their magnitude, were viewed as extraordinary. The LaSalle financial advisors based the "Net Income (next twelve months)" figures in the columns captioned "Proposed Business Combination -- At December 15, 1999" and "Proposed Business
Combination -- 30-Day Average" on IBES earnings estimates. The column captioned "Median of Market Adjusted Selected Transactions" in the table below reflects the median decline in the valuation multiples of the public companies which the LaSalle financial advisors reviewed in connection with their "Selected Companies Analysis" described above as a comparison to LaSalle -- RenaissanceRe Holdings Ltd., IPC Holdings Ltd. and PXRE Group Ltd. -- since public announcement of the four selected transactions described under the caption "Selected Transactions Analysis." The following is a summary of this analysis:

                                                         MEDIAN OF           PROPOSED BUSINESS
                                        MEDIAN OF     MARKET ADJUSTED           COMBINATION
                          SELECTED       SELECTED        SELECTED       ----------------------------
                        TRANSACTIONS   TRANSACTIONS    TRANSACTIONS     AT 12/15/99   30-DAY AVERAGE
                        -------------  ------------   ---------------   -----------   --------------
Aggregate
  Consideration
  ($ in millions).....   $687- $2,849     $ 844             N/A            $ 357          $ 408

As a Multiple of:
Net Income (latest
  twelve months)......   6.7x- 12.1x        7.8x             --             12.7x          14.6x
Net Income
  (next twelve
     months)..........   7.3x- 13.2x       10.2x            8.4x             7.4x           8.5x
Book Value............  1.32x- 2.02x       1.57x           0.89x            0.89x          1.02x

     DISCOUNTED CASH FLOW ANALYSIS. The LaSalle financial advisors performed a discounted cash flow analysis of LaSalle using projections based on assumptions provided by LaSalle's management as to LaSalle's estimated earnings through 2005. The LaSalle financial advisors calculated a net present value, using discount rates ranging from 11% to 14%, of free cash flows for the years 2000 through 2004 and LaSalle's terminal value in 2004 based on multiples ranging from 6.0x to 7.0x 2005 estimated earnings. Based on these calculations, this analysis resulted in an implied equity reference range for LaSalle common shares of approximately $15.78 to $21.00 per share as compared to the equity value for LaSalle implied by the LaSalle exchange ratio in the business combination of approximately $17.19 per share.

     The LaSalle financial advisors also performed a discounted cash flow analysis for the common stock of the pro forma combined company using projections based on assumptions provided by LaSalle management as well as projections for Trenwick's estimated earnings and operating synergies through 2005 based on assumptions of LaSalle's and Trenwick's managements and outside consultants. The LaSalle financial advisors calculated a net present value, using discount rates ranging from 11% to 14%, of free cash flows for the years 2000 through 2004 and the terminal value of the combined company in 2004 based on multiples ranging from 6.0x to 7.0x relating to LaSalle's estimated 2005 earnings contribution and 8.0x to 9.0x relating to Trenwick's 2005 earnings contribution. Based on these calculations, this analysis resulted in an implied equity reference range for the common stock of the pro forma combined company of approximately $17.04 to $23.17 per share excluding operating synergies and approximately $19.14 to $25.73 per share including operating synergies.

     HISTORICAL STOCK TRADING ANALYSIS. The LaSalle financial advisors reviewed the historical trading prices and volumes for LaSalle's common shares. The following table presents the LaSalle financial advisors' calculations of the premiums implied in the business combination based on the LaSalle exchange ratio as compared to the exchange ratios implied by LaSalle's and Trenwick's market prices on December 15, 1999 and over specified periods:

TIME PERIOD                                                   PREMIUM
-----------                                                   -------
December 15, 1999.........................................      27%
AVERAGE:
  10-day..................................................      47
  30-day..................................................      51
  3 month.................................................      52
  6 month.................................................      48
  1 year..................................................      62
  3 year..................................................      21
  Since LaSalle's initial public offering (November 21,
     1995)................................................      28

     CONTRIBUTION ANALYSIS. The LaSalle financial advisors compared LaSalle's and Trenwick's individual historical and projected contributions, on a percentage basis, to selected financial information of the combined company before taking into account purchase accounting adjustments relating to the business combination. The LaSalle financial advisors considered assets, insurance reserves and equity, both including and excluding the estimated effects of Trenwick's aggregate excess of loss reinsurance treaties. In cases where these estimated effects have been taken into account, figures are referenced as "Adjusted." The LaSalle financial advisors also considered the gross premiums written and net premiums written for the fiscal year ended or ending 1999. The LaSalle financial advisors further considered LaSalle's and Trenwick's estimated operating net income for 2000 based on IBES and management estimates and LaSalle's and Trenwick's market capitalization as of December 15, 1999. The following table presents the results of this analysis:

                                                            LASALLE    TRENWICK
                                                            -------    --------
Balance Sheet Items:
  Investments and Cash....................................    24%         76%
  Total Assets............................................    20          80
  Loss Reserves...........................................     8          92
  Common Equity...........................................    44          56
  Adjusted Common Equity..................................    47          53
  Adjusted Tangible Common Equity.........................    56          44
  Total Equity............................................    43          57
2000 Estimated Premiums:
  Gross Premiums Written..................................    14%         86%
  Net Premiums Written....................................    16          84
2000 Estimated Earnings:
  IBES Estimates..........................................    53%         47%
  Management Projections..................................    60          40
Market Capitalization (as of December 15, 1999)...........    49%         51%

     PRO FORMA ANALYSIS. The LaSalle financial advisors prepared a pro forma analysis of the potential financial impact of the business combination based on the December 15, 1999 closing price per share of Trenwick common stock of $17.19. The LaSalle financial advisors considered the potential pro forma impact of the business combination based on the LaSalle exchange ratio on the balance sheets of LaSalle and Trenwick, as of September 30, 1999 for LaSalle and as of December 31, 1999 for Trenwick based on Trenwick management estimates, and of the combined entity resulting from the business combination based on LaSalle and Trenwick management estimates. The LaSalle financial advisors also performed a pro forma sensitivity analysis to calculate the potential percentage impact of the business combination on the items of financial information listed in the table below for both LaSalle and Trenwick based on Trenwick stock prices ranging from $16.00 per share to $19.63 per share (30-day average), assuming earnings for LaSalle and Trenwick as estimated by LaSalle's and Trenwick's management as well as IBES earnings estimates. The LaSalle financial advisors performed this analysis both including and excluding the estimated effects of Trenwick's aggregate excess of loss reinsurance treaties to reflect the accounting impact of these treaties which are entered into by some, but not all, comparable reinsurers. In cases where those estimated effects have been taken into account, figures are referenced as "Adjusted." The LaSalle financial advisors also took into account operating synergies which reflect the full phase-in of cost savings and revenue enhancements expected by LaSalle's and Trenwick's managements to be achieved by year-end 2002 as a result of the business combination. The following table is a summary of the potential percentage pro forma effect of the business combination on the financial information analyzed based on the various stock price ranges noted above:

                                                              ACCRETION/(DILUTION)
                                                              --------------------
LASALLE:

  2000 Earnings Per Share:
     IBES Estimate..........................................      4.0% - 9.7%
     Management Projections:
     Without Synergies......................................    (8.0)% - (3.0)%
     With Synergies.........................................       4.9 - 9.9
     Adjusted...............................................      (2.6) - 2.3
     Adjusted Tangible......................................       2.9 - 3.0
  Book Value:
     Reported...............................................     14.2% - 24.4%
     Adjusted...............................................       6.0 - 16.2
     Adjusted Tangible......................................     (11.7) - (1.5)
TRENWICK:

  2000 Earnings Per Share:
     IBES Estimate..........................................    (5.5)% - (0.3)%

     Management Projections:
     Without Synergies......................................     10.9% - 16.9%
     With Synergies.........................................      26.4 - 32.4
     Adjusted...............................................       2.5 - 7.7
     Adjusted Tangible......................................     (3.4) - (3.5)

  Book Value:
     Reported...............................................   (24.8)% - (18.1)%
     Adjusted...............................................    (20.8) - (13.2)
     Adjusted Tangible......................................      (7.0) - 3.8

     This analysis also indicated that LaSalle common shareholders and LaSalle Re exchangeable non-voting common shareholders would hold approximately 54% of the outstanding common equity of the combined company immediately after the closing of the business combination.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above or focusing on information presented in tabular format, without considering the analyses and other factors as a whole or the narrative description of the analyses, could create an incomplete view of the processes underlying the LaSalle financial advisors' opinions. In arriving at their fairness determinations, the LaSalle financial advisors considered the results of all of these analyses. No company or transaction used in the above analyses as a comparison is identical to LaSalle or Trenwick or the business combination. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

     The LaSalle financial advisors prepared these analyses for the purpose of providing their opinions to LaSalle's board of directors as to the fairness from a financial point of view of the LaSalle exchange ratio to holders of LaSalle common shares. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, as they are based upon numerous factors or events beyond the control of LaSalle, Trenwick and their advisors, none of LaSalle, Trenwick, the LaSalle financial advisors or any other person assumes responsibility if future results are materially different from those forecasted. As described above, the LaSalle financial advisors' opinions to LaSalle's board of directors were one of many factors taken into consideration by LaSalle's board of directors in making its determination to approve the agreement. You should not view the opinions as determinative of the views of the LaSalle board or management with respect to the exchange ratio or the proposed business combination. The above summary does not purport to be a complete description of the analysis performed by the LaSalle financial advisors.

     Under the terms of their engagement, LaSalle will pay each of Lazard and Salomon Smith Barney upon completion of the business combination an aggregate financial advisory fee equal to 0.40% of the aggregate consideration, including liabilities assumed, paid for the securities of LaSalle on a fully diluted basis up to the value of LaSalle's total shareholders' equity, plus 1.10% of the aggregate consideration, including liabilities assumed, paid for the securities of LaSalle on a fully diluted basis in excess of the value of LaSalle's total shareholders' equity. LaSalle also engaged Aon Capital Markets to act as co-financial advisor with Lazard and Salomon Smith Barney but did not engage it to render a fairness opinion in connection with the business combination. Under the terms of Aon Capital Markets' engagement, LaSalle will pay Aon Capital Markets upon completion of the business combination an aggregate financial advisory fee equal to 0.20% of the aggregate consideration, including liabilities assumed, paid for the securities of LaSalle on a fully diluted basis up to the value of LaSalle's total shareholders' equity, plus 0.55% of the aggregate consideration, including liabilities assumed, paid for the securities of LaSalle on a fully diluted basis in excess of the value of LaSalle's total shareholders' equity. The aggregate fee payable to Lazard, Salomon Smith Barney and Aon Capital Markets in connection with the business combination is currently estimated to be approximately $4.1 million, of which approximately $1.7 million is currently estimated to be payable to Lazard, approximately $1.7 million is currently estimated to be payable to Salomon Smith Barney and approximately $0.7 million is currently estimated to be payable to Aon Capital Markets. LaSalle also will reimburse the LaSalle financial advisors for their reasonable out-of-pocket expenses incurred in performing their services, including the fees of legal counsel, and will indemnify the LaSalle financial advisors and related parties against liabilities, including liabilities under the federal securities laws, arising out of their engagement.

                              LASALLE PROJECTIONS

     LaSalle does not as a matter of policy make public forecasts or public projections as to future performance or earnings. However, in connection with the business combination, LaSalle provided Trenwick and its advisers with non-public business and financial information. The non-public information LaSalle provided to Trenwick and its advisers included projections of LaSalle's anticipated future operating performance of the fiscal year ended September 30, 2000, which LaSalle shared with Trenwick and its financial advisors. The projections prepared and provided to Trenwick in November 1999 are set forth below.

     LaSalle prepared its projections assuming that the transactions contemplated by the agreement had not occurred. While presented with numerical specificity, these projections reflect numerous assumptions made by LaSalle's management. LaSalle relied upon estimates and assumptions, including with respect to industry performance, general economic and business conditions, taxes, pricing, loss experience, operating expenses, and other matters, that inherently are subject to material uncertainties and risk, all of which are difficult to quantify and many of which are beyond LaSalle's control.

     LaSalle prepared these projections solely for internal purposes. LaSalle did not prepare these projections with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. We have included these projections in this document only because LaSalle provided such information to Trenwick and its financial advisors.

     We cannot assure you that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. Neither LaSalle's independent auditors, nor any other independent accountants or financial advisors, have compiled, examined, or performed any procedures with respect to the projections contained herein, nor have they expressed any opinion or any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projections.

     The projections below constitute forward-looking statements, involve numerous risks and uncertainties and reflect numerous assumptions made by LaSalle's management. LaSalle's actual results may differ materially from the results anticipated from the projections discussed herein as a result of various factors, including, but not limited to, the effect of changing economic or business conditions, competitive initiatives and pricing pressures, shifts in market demand, loss experience, actual future costs of operating expenses and other factors mentioned under the heading "Cautionary Statement Regarding Forward-Looking Statements." Accordingly, we cannot assure you that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. For LaSalle's most current financial results, please see LaSalle's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, which has been filed with the SEC.

     You should not regard the inclusion of these projections as an indication that LaSalle or its financial advisors considered or consider these projections to be a reliable prediction of future events. You should not attribute undue certainty to these projections. LaSalle does not intend to update or otherwise revise the projections to reflect the circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

                             FINANCIAL PROJECTIONS

                                                              FISCAL YEAR ENDING
                                                              SEPTEMBER 30, 2000
                                                              ------------------
                                                               ($ IN MILLIONS)
Gross Premiums Written......................................        $139.6
Net Premiums Earned.........................................        $123.6
Net Income(1)...............................................        $ 56.0

GAAP Ratios:
  Loss Ratio................................................          44.1%
  Expense Ratio.............................................          30.7%
                                                                    ------
  Combined Ratio............................................          74.8%
                                                                    ======

---------------

(1) Before minority interest, after preferred dividends

MATERIAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

     This discussion describes the material tax consequences of the transactions to shareholders of Trenwick, LaSalle and LaSalle Re and the material tax treatment of Trenwick, LaSalle, LaSalle Re and Trenwick Group Ltd. and shareholders of Trenwick Group Ltd. We based this discussion on current law and the opinions of Appleby Spurling & Kempe, Bermuda counsel to Trenwick Group Ltd., with respect to matters of Bermuda taxation, of Mayer, Brown & Platt, counsel to LaSalle and LaSalle Re, with respect to United States federal income tax consequences to LaSalle, LaSalle Re and their respective shareholders, and of Baker & McKenzie, counsel to Trenwick and Trenwick Group Ltd., with respect to United States federal income tax consequences to Trenwick, Trenwick Group Ltd. and their respective shareholders, and United Kingdom taxation to Trenwick, Trenwick Group Ltd., and Trenwick's United Kingdom resident subsidiaries.

     We have received the following tax opinions:

     - The opinion of Baker & McKenzie that the transactions will qualify as a tax-free reorganization to shareholders of Trenwick for U.S. federal income tax purposes within the meaning of Section 368 of the Internal Revenue Code, and

     - The opinion of Mayer, Brown and Platt that the transactions will constitute a tax-free transaction to shareholders of LaSalle and LaSalle Re for U.S. federal income tax purposes within the meaning of Section 351 of the Internal Revenue Code.

     These opinions are filed as exhibits to the registration statement.

     Our counsel based their opinions on representations of fact contained in certificates of officers of Trenwick and LaSalle and on conditions and assumptions set forth in the opinions. The parties will provide this information before closing, and the information must be correct as of the date it is provided and the time of the closing.

     We did not obtain any ruling from the Internal Revenue Service concerning the U.S. tax consequences of the transactions. Furthermore, opinions of counsel such as those to be provided do not bind the Internal Revenue Service or any court. The Internal Revenue Service may disagree with the opinions and contest our opinion of the tax treatment of the transactions and a court may sustain this contest.

     This discussion does not consider all possible tax considerations that may affect you, nor does it address U.S. state or local tax law, or the tax law of any jurisdiction outside Bermuda, the United Kingdom or the United States. The discussion of U.S. federal income tax consequences to shareholders, except where indicated, deals only with the stock which you hold, and Trenwick Group Ltd. common shares you will hold, as capital assets. This summary does not deal with the tax consequences applicable to shareholders subject to special rules such as:

     - broker-dealers;

     - banks;

     - insurance companies;

     - tax-exempt entities;

     - investors who hold common shares, or will hold common shares, as part of hedging or conversion transactions; and

     - investors whose functional currency is not the U.S. dollar.

     This discussion applies only to a beneficial owner of shares of Trenwick common stock, LaSalle common shares, LaSalle Re exchangeable non-voting common shares and Trenwick Group Ltd. common shares that is:

     - an individual citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or any State thereof, unless, in the case of a partnership, future Treasury regulations presently authorized under the Internal Revenue Code provide otherwise;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     We refer to such owners as U.S. holders. We urge you to consult your tax advisors to determine the income, estate and gift tax consequences to you of the transactions.

TAXATION OF THE TRANSACTIONS

     BERMUDA

     Under current Bermuda law, no income tax, capital gains tax or withholding tax will be payable by Trenwick, LaSalle, LaSalle Re, or Trenwick Group Ltd. or you, unless you are also a resident of Bermuda.

     UNITED KINGDOM

     Under current United Kingdom tax law and practice, there should be no United Kingdom direct or indirect corporation tax implications for Trenwick's United Kingdom resident subsidiaries in consequence of the transactions.

     If a "change in ownership" with respect to a U.K. resident company occurs and certain other conditions are or have been satisfied, restrictions will apply to specified types of U.K. tax relief for the company, such as carried forward trading losses and carried forward surplus advance corporation tax. It is possible that the distribution of the shares in Trenwick Group Ltd. to the shareholders of Trenwick Group, Inc. and/or the issue of shares by Trenwick Group Ltd. to LaSalle's shareholders will involve a change in the ownership for U.K. corporation tax purposes of some or all of the companies involved. If certain other conditions are satisfied, including, in particular, if there is a major change in the nature or conduct of the trade of any of the U.K. companies in the three year period before or after such a change in ownership, the rule described above may apply to restrict the use of these tax attributes for United Kingdom corporation tax purposes.

     The transfer of the shares of Trenwick's United Kingdom resident subsidiaries in the transactions will attract a liability on the part of Trenwick Group Ltd. to pay United Kingdom stamp duty and/or stamp duty reserve tax by reference to 0.5% of the value of the consideration shares issued.

     UNITED STATES

          TAXATION OF TRENWICK

     As a result of the transaction, Trenwick will be treated as if it sold all of its directly owned assets to Trenwick Group Ltd. in a fully taxable transaction in which Trenwick will recognize gains, if any, but not losses. We believe, based on current estimates of the fair market value of Trenwick's assets and its tax attributes including net operating loss carryforwards, that Trenwick will not incur a material U.S. federal income tax liability at the time of the transaction. However, if the fair market values of Trenwick's assets at the time of the closing were determined to be substantially in excess of our current estimates, Trenwick may have a materially larger tax liability. The IRS may not agree with our calculation of the gain or the methodologies used to calculate the fair market values.

          TAXATION OF LASALLE AND LASALLE RE

     LaSalle and LaSalle Re will not realize gain or loss for U.S. federal income tax purposes as a result of the transaction.

          TAXATION OF SHAREHOLDERS OF TRENWICK, LASALLE AND LASALLE RE

     In general, you will not recognize gain or loss as a result of the surrender of your shares in return for shares of Trenwick Group Ltd. in the transaction, except as discussed below for cash received instead of fractional shares of Trenwick Group Ltd. The adjusted tax basis of the shares of Trenwick Group Ltd. you receive, including any fractional shares of Trenwick Group Ltd. deemed received, as discussed below, will equal your adjusted tax basis in the shares you surrendered in the transaction. The holding period of shares of Trenwick Group Ltd. you receive, including any fractional shares of Trenwick Group Ltd. deemed received, as described below, will equal the holding period of the shares you surrendered in the transaction.

     If you hold LaSalle common shares or LaSalle Re exchangeable non-voting common shares and will own 5% or more of the vote or value of Trenwick Group Ltd. after the transaction, you must enter into a gain recognition agreement with the IRS in order to have non-recognition tax treatment. If you do not enter into a gain recognition agreement, you must recognize gain but not loss to the extent that the fair market value of the Trenwick Group Ltd. shares you receive in the transaction exceeds the basis that you had in the LaSalle common shares or LaSalle Re exchangeable shares you surrendered in the transaction.

     Fractional Shares. If you receive cash for a fractional share in Trenwick Group Ltd., you will be treated as if you received the fractional share in the transaction and then exchanged the fractional share for cash in a redemption by Trenwick Group Ltd. In general, you will recognize gain or loss equal to the cash amount received for the fractional share reduced by the portion of your tax basis in the shares surrendered that is allocable to the fractional share. Your gain or loss from the fractional share will be long-term capital gain or loss if your holding period in the fractional share is more than one year. If you are not a corporation, the maximum tax rate on long-term capital gain is 20%.

     Withholding. The exchange agent must withhold 31% of any cash payments you receive in the transaction, unless either you provide your tax identification number, social security or employer identification number and certify that the number is correct, or an exemption applies. You must complete and sign the Form W-9 that you will receive with the transmittal letter to avoid backup withholding, unless you prove that an applicable exemption exists in a manner satisfactory to the exchange agent.

     Reporting. U.S. Treasury Regulations under section 368 and section 351 of the Internal Revenue Code require that you file with your U.S. income tax return for the year of the transaction a complete statement of all facts pertinent to the transaction, including:

     - a statement of your basis in the shares surrendered in the transactions, and

     - a statement of the amount of Trenwick Group Ltd. shares you received in the transactions based on the fair market value of the Trenwick Group Ltd. shares at the date of the transactions.

TAXATION OF TRENWICK GROUP LTD. AND ITS SUBSIDIARIES AFTER THE TRANSACTIONS

     BERMUDA

     Under current Bermuda law, there is no Bermuda income tax or capital gains tax payable by Trenwick Group Ltd. or its subsidiaries. Trenwick Group Ltd., LaSalle and LaSalle Re have received from the Bermuda Minister of Finance an assurance under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, that if Bermuda enacts any legislation imposing tax on profits or income, or on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then such tax will not apply to Trenwick Group Ltd., LaSalle, LaSalle Re, or any of their operations or their shares, debt or other obligations until March 28, 2016. This assurance will not prevent the application of any tax or duty to persons that are ordinarily resident in Bermuda, which Trenwick Group Ltd. and its subsidiaries will not be, or prevent the application of any tax payable under the Land Tax Act 1967 of Bermuda or otherwise payable on any property leased to Trenwick Group Ltd. or its subsidiaries. Trenwick Group Ltd. and LaSalle Re, under current rates, each pay annual Bermuda government fees of $9,345 and $16,695, respectively, and LaSalle Re currently pays annual insurance fees of $15,000. In addition, the Bermuda government requires all entities employing individuals in Bermuda to pay a payroll tax. Currently, no Bermuda withholding tax would apply to dividends paid by Trenwick Group Ltd.

     UNITED KINGDOM

     Trenwick Group Ltd.'s United Kingdom resident subsidiaries will continue, following the transactions, to be subject to United Kingdom tax. As such, these companies will pay, account for and report United Kingdom direct and indirect tax in the same way that they do at present.

     THE ORGANIZATION FOR ECONOMIC COOPERATION AND DEVELOPMENT AND THE EUROPEAN UNION

     The Organization for Economic Cooperation and Development and the European Union are considering measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. If these measures are adopted by a substantial number of member countries and if Bermuda is considered to be engaged in harmful tax competition, Trenwick Group Ltd. might be subject to additional taxes, which could reduce its net income.

     UNITED STATES

          U.S. SUBSIDIARIES

     The U.S. subsidiaries of Trenwick Group Ltd. will be subject to U.S. federal income tax on their worldwide income as they were before the transactions. A 30% U.S. withholding tax will apply to dividends, if any, paid by those subsidiaries to Trenwick Group Ltd.

          TRENWICK GROUP LTD. AND NON-U.S. SUBSIDIARIES

     Business Profits. In general, U.S. federal income tax applies to a foreign corporation's net taxable income from a business carried on within the United States In addition, the U.S. branch profits tax will apply to the foreign corporation's earnings and profits from such a business, with some adjustments, deemed repatriated out of the United States. The United States has entered into an income tax treaty with Bermuda, which we refer to as the Bermuda treaty. Under the Bermuda treaty, the United States may tax the business profits earned by a Bermuda insurance enterprise only if those profits are attributable to the conduct of a business carried on through a permanent establishment in the United States. The Bermuda treaty will apply to a Bermuda insurance enterprise only if:

     - Bermuda residents or U.S. citizens or residents own beneficially, directly or indirectly, 50% or more of its equity; and

     - its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet liabilities to, persons who are not Bermuda residents or U.S. citizens or residents.

     A permanent establishment in the United States under the Bermuda treaty generally means:

     - a branch, office or other fixed place of business in the United States through which the Bermuda enterprise carries on business; or

     - an agent, other than an agent of independent status acting in the ordinary course of its business, that has, and habitually exercises in the United States, authority to conclude contracts for the enterprise.

     Trenwick Group Ltd. does not intend to conduct a U.S. business whose profits may be taxed by the United States. Similarly, Trenwick Group Ltd.'s non-U.S. subsidiaries, other than corporate members at Lloyd's, do not intend to conduct a U.S. business whose profits may be taxed by the United States or, in the case of subsidiaries covered by an income tax treaty with the United States, they do not intend to have a permanent establishment in the United States whose profits may be subject to U.S. tax. Trenwick Group Ltd.'s subsidiaries which are corporate members of Lloyd's will be taxed by the United States on a portion of their income derived from participation in Lloyd's syndicates, as determined under a closing agreement between Lloyd's and the IRS. Trenwick Group Ltd. expects those subsidiaries will in general be able to credit such U.S. tax against their United Kingdom tax liability, subject to the restrictions of United Kingdom law.

     There are no definitive standards provided by the Internal Revenue Code, regulations or court decision as to those activities that constitute the conduct of a business within the United States, and as the determination is essentially factual in nature, the IRS may contend successfully that Trenwick Group Ltd. or its non-U.S. subsidiaries, other than corporate members of Lloyd's, conduct a business in the United States. If Trenwick Group Ltd. or these non-U.S. subsidiaries have taxable income from a U.S. business, or, in the case of those non-U.S. subsidiaries that are covered by an income tax treaty with the United States, have taxable income attributable to a permanent establishment in the United States, the United States will tax that income in the same manner that generally applies to the income of a domestic corporation.

     Branch Profits Tax. If Trenwick Group Ltd. or any of its non-U.S. subsidiaries carries on a U.S. business, then the branch profits tax may also apply to the profits of that business. Generally, the branch profits tax is an additional 30% tax on the earnings of a foreign corporation's U.S. business when these earnings are deemed to have been removed from the U.S. business. In addition, any interest paid or deemed paid by such U.S. business would be treated as U.S. source income and subject to U.S. withholding tax. Because LaSalle Re should qualify for the benefits of the Bermuda treaty and should not have a permanent establishment in the U.S., the branch profits tax should not apply. However, the IRS may not agree with this conclusion. In addition, LaSalle Re may not qualify for the treaty in the future, or the Bermuda treaty may be terminated or revised to eliminate the benefits for LaSalle Re. If LaSalle Re is subject to the branch profits tax on deemed dividends for any taxable year, then no withholding tax will be imposed on any dividends actually paid by it out of its earnings and profits for that taxable year.

     Non-Business Profits. Foreign corporations are subject to U.S. income tax on some types of income, such as dividends and some types of interest on investments, from sources within the United States that is not taxable as business profits. Such income is taxed at a rate of 30%, but the rate may be reduced by an applicable income tax treaty, and eliminated for some types of U.S. source income, such as portfolio interest.

     Excise Tax. The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers for risks located in the United States. In general, a 4% excise tax applies to property and casualty insurance premiums and a 1% excise tax applies to reinsurance premiums for U.S. risks. Some U.S. income tax treaties, including the income tax treaty between the United States and the United Kingdom, waive this excise tax. However, the Bermuda treaty does not.

          TRANSFER PRICING

     The Internal Revenue Code provides the IRS with the authority to reallocate income, deductions and other tax-related items among commonly controlled entities to prevent the evasion of taxes or to clearly reflect income and also to reallocate income and other items arising from reinsurance contracts between related persons to reflect the proper source and character of taxable income. The Internal Revenue Code also authorizes the IRS to adjust the tax treatment of parties who engage in reinsurance transactions which have a significant tax avoidance effect. Generally, inter-company transactions on arm's-length terms will be respected by the IRS. Trenwick Group Ltd. intends to conduct transactions between its non-U.S. subsidiaries and U.S. subsidiaries on arm's-length terms. However, the IRS may not agree that these

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terms are arm's-length and could challenge the terms of these transactions and increase the U.S. tax liability of Trenwick Group Ltd.'s U.S. subsidiaries.

          PROPOSED LEGISLATION

     Legislation proposed in Congress in April 2000, if passed, would require that a U.S. insurer pay tax on an amount of imputed income, calculated at a prescribed rate, on reserves related to reinsurance of U.S. risks which are reinsured with a related reinsurer in an offshore jurisdiction with low or no tax. Alternatively, the related foreign reinsurer may elect to pay tax on the income attributable to the reinsurance of U.S. risks as if it were a U.S. corporation, or U.S. persons who are direct or indirect shareholders of the foreign reinsurer may elect to pay tax on the income.

     If such legislation were enacted, it would make reinsurance of Trenwick Group Ltd.'s U.S. subsidiaries by LaSalle Re more expensive. Trenwick Group Ltd. does not anticipate reinsuring substantial amounts of business from its U.S. subsidiaries with LaSalle Re.

TAXATION OF SHAREHOLDERS OF TRENWICK GROUP LTD.

     BERMUDA

     Under current Bermuda law, no Bermuda income or withholding tax will apply to dividends paid by Trenwick Group Ltd. to you. Furthermore, no Bermuda tax or other levy is payable by you on the sale or other transfer, including by gift or on death, of Trenwick Group Ltd. common shares, except if you are a resident in Bermuda. The undertaking received by Trenwick Group Ltd. from Bermuda regarding the future imposition of taxes discussed above under "-- Taxation of Trenwick Group Ltd. and its Subsidiaries After the Transactions" also applies to the possible future imposition of such taxes on Trenwick Group Ltd.

     UNITED STATES

          DISTRIBUTIONS

     Subject to the discussion below on the potential application of the controlled foreign corporation and passive foreign investment company rules, you will be subject to U.S. federal income tax on the receipt of cash distributions made on Trenwick Group Ltd. common shares to the extent paid out of current or accumulated earnings and profits of Trenwick Group Ltd. Dividends paid by Trenwick Group Ltd. generally will not be eligible for the dividends received deduction. If a distribution exceeds earnings and profits, it will be treated first as a return of your tax basis in the shares to the extent of such basis, and then as gain from the sale of a capital asset.

          FOREIGN TAX CREDITS

     You generally will not be entitled to any foreign tax credits with respect to distributions on the Trenwick Group Ltd. common shares. Furthermore, it is likely that the dividends you receive and substantially all of the related person insurance income, if any, deemed distributed to you that are foreign-source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, you may not be able to utilize any other foreign tax credits you may have to reduce U.S. tax on such income. See "-- Related Person Insurance Income."

          CONTROLLED FOREIGN CORPORATIONS

     Special rules may apply to you if Trenwick Group Ltd. is considered a controlled foreign corporation. A controlled foreign corporation, or CFC, is a foreign corporation in which U.S. 10% shareholders -- persons who own directly or indirectly at least 10% of the voting power of the foreign corporation -- collectively own more than 50% of the total combined voting power or total value of the corporation. In general, a U.S. 10% shareholder of a CFC on the last day of the CFC's taxable year must include in income its pro rata share of the CFC's subpart F income. In addition, a U.S. 10% shareholder of a CFC

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

may be required to include in income its pro rata share of investments by the CFC in U.S. property. Subpart F income includes, among other things:

     - interest, dividends, and other types of passive investment income; and

     - insurance income, known as subpart F insurance income, which generally includes any income, including underwriting and investment income, that is attributable to the issuing or reinsuring of any insurance or annuity contract and which, subject to modifications, would be taxed under the insurance company provisions of the Internal Revenue Code if that income were the income of a domestic insurance company, unless the CFC insures sufficient risks in its home country.

     However, subpart F income does not include:

     - any income from sources within the U.S. that is effectively connected with the conduct of a business within the United States and not exempted or subject to a reduced rate of tax by on applicable tax treaty; and

     - some income subject to high foreign taxes.

     In the case of subpart F insurance income, a foreign corporation will be a CFC if U.S. 10% shareholders own more than 25% of the total combined voting power or total value of its stock.

     Immediately after the transactions, Trenwick Group Ltd. and its non-U.S. subsidiaries should have only one U.S. 10% shareholder as well as other U.S. shareholders that will hold slightly less than 10%. However, this U.S. 10% shareholder should not have sufficient ownership to satisfy either the 50% ownership test described above with respect to Trenwick Group Ltd. or the 25% ownership test with respect to the non-U.S. insurance company subsidiaries of Trenwick Group Ltd. Moreover, in order to reduce the risk that Trenwick Group Ltd. or one of the its non-U.S. subsidiaries will be a CFC, the bye-laws of Trenwick Group Ltd. will require prior board approval for any transfer of common shares that results in any shareholder, other than a mutual fund, beneficially owning at least 10% of the voting power of Trenwick Group Ltd. or any shareholder holding actually, indirectly through foreign entities or constructively more than 9.9% of the voting power of Trenwick Group Ltd. Nevertheless, Trenwick Group Ltd. or any of its non-U.S. subsidiaries may become a CFC. We urge you to consult your own tax advisor to determine whether your ownership interest in Trenwick Group Ltd. would cause you to become a U.S. 10% shareholder of Trenwick Group Ltd. or of any of its non-U.S. subsidiaries and to determine the impact to you of such a classification.

          RELATED PERSON INSURANCE INCOME

     A different definition of CFC applies to a foreign corporation that earns related person insurance income, often called RPII. For this purpose, a foreign corporation generally will be considered a CFC if U.S. persons collectively own, directly or indirectly, 25% or more of the total combined voting power or value of such corporation's stock on any day during a taxable year. RPII means any insurance income as defined above that is attributable to policies of insurance or reinsurance insuring U.S. shareholders of the foreign corporation or a related person to such shareholders. Such a shareholder, referred to as a RPII shareholder, includes any U.S. person who owns, directly or indirectly any amount of the shares of the foreign corporation. Generally, the term related person for the RPII rules means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control means owning directly or indirectly more than 50% in value or more than 50% in voting power of stock.

     Unless an exception applies, if LaSalle Re or any other non-U.S. subsidiary of Trenwick Group Ltd. is a CFC for an uninterrupted period of at least 30 days during any taxable year under the special RPII rules, and you are a RPII shareholder of such company on the last day of such company's taxable year, you generally will be required to include in gross income your share of the RPII for the entire taxable year. Your share of RPII will be determined as if all such RPII were distributed proportionately only to

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

RPII shareholders at that date, but limited by the company's current-year earnings and profits and reduced by your share, if any, of prior-year deficits in earnings and profits.

     RPII Exceptions.  The special RPII rules do not apply if:

     - direct and indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated at all times during the taxable year as owning, directly or indirectly through entities, less than 20% of the voting power and less than 20% of the value of the stock of the foreign corporation; or

     - the RPII of the foreign corporation, determined on a gross basis, is less than 20% of such corporation's gross insurance income for the taxable year, or if other exceptions apply.

     LaSalle Re reinsures, and expects to continue reinsuring, the risks of an insurance company that is related to CNA, a RPII shareholder of LaSalle Re, and thus expects to generate RPII. In addition, LaSalle Re may be considered to reinsure directly or indirectly the risks of other RPII shareholders of LaSalle Re or parties related to such shareholders. LaSalle Re has in the past and intends in the future to monitor the reinsurance of related persons to limit the gross RPII from such reinsurance to less than 20% of LaSalle Re's gross insurance income. For LaSalle Re's most recent taxable year ended September 30, 1999, we believe that gross RPII of LaSalle Re was less than 20% of LaSalle Re's gross insurance income. Trenwick Group Ltd. will take such steps as it determines to be reasonable to cause LaSalle Re's gross RPII to remain below such level. We also believe that the gross RPII of Trenwick Group Ltd. and each of its other non-U.S. subsidiaries will be less than 20% of their respective gross insurance income for each taxable year. Trenwick Group Ltd. will take such steps as it determines to be reasonable to cause gross RPII of itself and these subsidiaries to remain below that level.

     Computation of RPII. In order to determine how much RPII its non-U.S. subsidiaries have earned in each fiscal year, Trenwick Group Ltd. intends to obtain and rely upon information from its insureds to determine whether any of the insureds or persons related to such insureds own shares of Trenwick Group Ltd. and are U.S. persons. Trenwick Group Ltd. may not be able to make this determination. Consequently, Trenwick Group Ltd. may not be able to determine accurately the gross amount of RPII earned in a given taxable year. Trenwick Group Ltd.'s non-U.S. subsidiaries will also take reasonable steps to secure such additional information relevant to determine the amount of each corporation's insurance income that is RPII, but such information may not be sufficient to enable them to establish clearly such amount. For any year in which Trenwick Group Ltd. determines that gross RPII is 20% or more of a non-U.S. subsidiary's gross insurance income, Trenwick Group Ltd. may also seek information from its shareholders as to whether direct or indirect owners of its shares at the end of the year are U.S. persons so that it can determine RPII and apportion the RPII among such persons. In any such year, Trenwick Group Ltd. will inform all shareholders of RPII per share and RPII shareholders will be obligated to file a return reporting such amounts. To the extent Trenwick Group Ltd. is unable to determine whether a direct or indirect owner of shares is a U.S. person, it may assume that such owner is not a U.S. person for the purpose of allocating RPII, thereby increasing the per share RPII amount for all RPII shareholders.

     Apportionment of RPII. The amount of RPII includible in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses. Every U.S. person who owns, directly or indirectly through foreign entities, shares of Trenwick Group Ltd. on the last day of any taxable year of a non-U.S. subsidiary of Trenwick Group Ltd. to which the RPII rules apply should expect that for such year it must include in gross income its share of that subsidiary's RPII for the entire year, whether or not distributed, even though it may not have owned the shares for the entire year. A U.S. person who owns shares of Trenwick Group Ltd. during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of such subsidiary's RPII. The amount of RPII allocable to each U.S. holder of Trenwick Group Ltd. common shares who must include RPII of a non-U.S. subsidiary in income for a given taxable year normally will bear the same ratio to the total RPII of the non-U.S. subsidiary for that taxable year as the number of common shares owned by that U.S. holder bears to the aggregate number of common shares owned by all U.S. holders. If the non-U.S. subsidiary has RPII and Trenwick Group Ltd. makes a
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

distribution of such RPII to a U.S. holder with respect to the common shares, such distribution will not be taxable to the extent of any RPII that has been included in the gross income of that U.S. holder for the taxable year in which the distribution was paid or for any prior year.

     Basis Adjustments. A RPII shareholder's tax basis in its shares will be increased by the amount of any RPII that the shareholder includes in income. The shareholder may exclude from income the amount of any distributions by Trenwick Group Ltd. to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year. A RPII shareholder will reduce its tax basis in its shares by the amount of such distributions that are excluded from income. In general, a RPII shareholder cannot exclude from income distributions with respect to RPII that a prior shareholder included in income.

     Uncertainty as to Application of RPII. The RPII provisions of the Internal Revenue Code have never been interpreted by the courts. On April 17, 1991, the IRS proposed regulations interpreting the RPII provisions of the Internal Revenue Code. It is not certain whether the IRS will adopt these regulations in their proposed form or what changes or clarifications it might make or whether any changes, as well as any interpretation or application of RPII rules by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning of the RPII provisions and their application to Trenwick Group Ltd. and its subsidiaries is uncertain. These provisions include the grant of authority to the U.S. Treasury Department to prescribe such regulations as may be necessary to carry out the purpose of this subsection including regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise. In addition, any amount of RPII inclusions reported by the Trenwick Group Ltd. to RPII shareholders may be subject to adjustment based upon subsequent IRS examination. We urge you to consult your tax advisor as to the effects of these uncertainties.

          TAX-EXEMPT SHAREHOLDERS

     If you are a tax-exempt entity, you may be required to treat your share of any subpart F income that is insurance income as unrelated business taxable income, often called UBTI. Such income will not be UBTI if the income is attributable to a policy of insurance that, directly or indirectly, insures:

     - you;

     - an affiliated tax-exempt entity; or

     - in some cases, individuals who perform services for you or an affiliated tax-exempt entity.

     If you are a tax-exempt entity, we urge you to consult your tax advisor as to the potential impact of section 512(b)(17) of the Internal Revenue Code and the UBTI provisions of the Internal Revenue Code.

          INFORMATION REPORTING OF INTERESTS IN CFCS

     If you are a U.S. 10% shareholder or RPII shareholder as a result of owning Trenwick Group Ltd. shares and Trenwick Group Ltd. is a CFC, you must file a Form 5471 with your income tax return. For any taxable year in which Trenwick Group Ltd. determines that a non-U.S. subsidiary's gross RPII constitutes 20% or more of such subsidiary's gross insurance income, Trenwick Group Ltd. intends to mail to all shareholders of record, and will make available to the transfer agent with respect to its shares, Form 5471, complete with Trenwick Group Ltd. information, for attachment to the returns of shareholders. However, Trenwick Group Ltd.'s determination of the amount of gross RPII for a given fiscal year may not be accurate because of Trenwick Group Ltd.'s inability to gather the information necessary to make that determination. See "-- Related Person Insurance Income (Computation of RPII)." If you are a tax-exempt entity and also a U.S. 10% shareholder or RPII shareholder, you must also file a Form 5471. In addition, if you own 10% or more in value of the outstanding stock of Trenwick Group Ltd. at any time during a taxable year, you may have to file Form 5471 even if Trenwick Group Ltd. is not a CFC. Failure to file Form 5471 may result in penalties.

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          DISPOSITIONS

     General. Subject to the discussion elsewhere concerning the CFC and passive foreign investment company rules, your gain or loss recognized on the sale, exchange or other disposition of shares of Trenwick Group Ltd. will be capital gain or loss in an amount equal to the difference between your basis in your shares sold and the amount realized on the sale, exchange or other disposition. If your holding period for the shares is more than one year and you are not a corporation, any gain will be taxed at a current maximum marginal rate of 20%.

     If you own 10% or more of the voting shares of Trenwick Group Ltd., part or all of your gain from the sale or exchange of these shares may be ordinary income if Trenwick Group Ltd. was or had been a CFC. If you are a RPII shareholder with respect to Trenwick Group Ltd.'s non-U.S subsidiaries, similar rules could apply to your disposition of Trenwick Group Ltd. shares. Existing Treasury Department regulations, however, do not address whether these rules, which are contained in section 1248 of the Internal Revenue Code, would apply when a foreign corporation, such as Trenwick Group Ltd., is not a CFC but has an insurance company subsidiary that is a CFC for purposes of requiring U.S. shareholders to take into account RPII.

     We believe that section 1248 should not apply to your disposition of shares of Trenwick Group Ltd. because Trenwick Group Ltd. should not be a CFC and is not directly engaged in the insurance business. However, the IRS may not interpret proposed regulations under section 953 of the Internal Revenue Code in this manner and the Treasury Department may amend the proposed regulations under section 953 of the Internal Revenue Code or other regulations to provide that these rules will apply to dispositions of shares in a corporation such as Trenwick Group Ltd. which is engaged in the insurance business indirectly through its subsidiaries. If the IRS or Treasury Department were to take such action, Trenwick Group Ltd. would notify you that section 1248 may apply to dispositions of your shares.

          PASSIVE FOREIGN INVESTMENT COMPANIES

     Special rules would apply to shareholders of Trenwick Group Ltd. if it were a passive foreign investment company, often called a PFIC. In general, a foreign corporation will be a PFIC if 75% or more of its gross income constitutes passive income, or 50% or more of its assets produce, or are held for the production of, passive income. If Trenwick Group Ltd. were a PFIC, you would be subject to a special tax and an interest charge at the time of the sale of, or receipt of an excess distribution with respect to, your shares, and any gain would be recharacterized as ordinary income. In general, a distribution is an excess distribution if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years, or shorter period during which the stock was held. In general, the special tax and interest charge are based on the value of the deferral of the taxes that are deemed due during the period you owned the shares, computed by assuming that the excess distribution, or gain in the case of a sale, with respect to the shares was taxed in equal portions throughout the holder's period of ownership at the highest marginal tax rate. The interest charge is computed using the applicable rate imposed on underpayments of U.S. federal income tax for such period. You may avoid these adverse consequences only if:

     - you may and do elect to mark-to-market the shares annually; or

     - Trenwick Group Ltd qualifies as a "qualified electing fund," or QEF, and you elect to include annually your pro rata share of income or gain of Trenwick Group Ltd.

     In general, if you own stock in Trenwick Group Ltd. during any taxable year in which it is a PFIC and you do not make a QEF election, the stock will be treated as stock in a PFIC for all subsequent years.

     If you make a mark-to-market election, the PFIC rules described above would not apply to you, but instead you would be required to include in each year as ordinary income any excess of the fair market value of your Trenwick Group Ltd. common shares at the end of the taxable year over their adjusted basis. You would be allowed an ordinary loss with respect to the excess of the adjusted basis in the shares over
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their fair market value, but only to the extent of the net amount previously included in income as a result of this election. The mark-to-market election is available only for stock traded on some U.S. exchanges and other exchanges that satisfy certain conditions. We expect that this election will be available to owners of Trenwick Group Ltd. common shares.

     For PFIC purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC provisions contain a look-through rule stating that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation is treated as if it received directly its proportionate share of the income and as if it held its proportionate of the assets of any other corporation in which it owns at least 25% of the value of the stock. The PFIC provisions also contain an express exception for income derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business. Under this exception income derived by a bona fide insurance company is not treated as passive income. To the extent income derived by a foreign insurance company is attributable to financial reserves in excess of the reasonable needs of the insurance business, it may be treated as passive income for purposes of the PFIC rules. We anticipate that Trenwick Group Ltd.'s non-U.S. insurance subsidiaries will be entitled to the insurance company exception and that none of these subsidiaries will have financial reserves in excess of the reasonable needs of its insurance business. As a result, none of their income or assets should be considered to be passive. Under the look-through rule Trenwick Group Ltd. would be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its non-U.S. insurance subsidiaries for purposes of the PFIC 75% income and 50% asset tests. As a result, Trenwick Group Ltd. should not be considered a PFIC.

     However, there are no final regulations interpreting the substantive PFIC provisions. Therefore, substantial uncertainty exists with respect to their application or their possible retroactivity.

     We urge you to consult your tax advisor as to the effects of these rules on owning shares in Trenwick Group Ltd.

          INFORMATION REPORTING AND BACKUP WITHHOLDING

     Information Reporting. Paying agents and custodians located in the U.S. will be required to report to the IRS with respect to payments of dividends, if any, on the Trenwick Group Ltd. shares to you or to paying agents or custodians located in the United States.

     Backup Withholding. You may be subject to backup withholding at the rate of 31% with respect to dividends paid by Trenwick Group Ltd., unless you:

     - are a corporation or come within other exempt categories and, when required, demonstrate this fact; or

     - provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

     Backup withholding is not an additional tax and may be credited against your regular federal income tax liability. Sales of shares of Trenwick Group Ltd. through brokers also may be subject to back-up withholding. Sales by corporations, some tax-exempt entities, individual retirement plans, REITs, some financial institutions, and other exempt recipients as defined in applicable Treasury regulations currently are not subject to back-up withholding. We urge you to consult your tax advisor regarding the possible applicability of the back-up withholding provisions to sales of your shares.

     THE FOREGOING DISCUSSION IS BASED UPON CURRENT LAW. THE TREATMENT OF HOLDING TRENWICK GROUP LTD. COMMON SHARES, DIRECTLY OR INDIRECTLY, FOR U.S. FEDERAL INCOME, STATE, LOCAL OR NON-U.S. TAX PURPOSES MAY VARY DEPENDING ON YOUR PARTICULAR TAX SITUATION. LEGISLATIVE, JUDICIAL OR ADMINISTRATIVE CHANGES OR INTERPRETATIONS MAY BE FORTHCOMING THAT COULD BE RETROACTIVE AND COULD AFFECT YOUR TAX CONSEQUENCES OF HOLDING TRENWICK GROUP LTD. COMMON SHARES. WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING THE TRENWICK GROUP LTD. COMMON SHARES.

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ACCOUNTING TREATMENT

     We intend that Trenwick Group Ltd. treat the business combination as a "purchase" for accounting and financial reporting purposes.

REQUIRED REGULATORY FILINGS AND APPROVALS

     Antitrust. Under the Hart-Scott-Rodino Act and related Federal Trade Commission rules, we may not complete the transactions until notifications have been given and specific information has been furnished to the FTC and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. Trenwick, LaSalle and the three largest shareholders in LaSalle and LaSalle Re have filed the necessary notification and report forms and the FTC has advised us that the waiting period requirements have been satisfied.

     At any time before or after we complete the transactions, the Antitrust Division or the FTC or any state could take whatever action under the antitrust laws it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the transactions or seeking divestiture of Trenwick or LaSalle or substantial assets of Trenwick or LaSalle by Trenwick Group Ltd. Private parties may also seek to take legal action under the antitrust laws under some circumstances.

     U.S. Insurance. Trenwick's United States reinsurance and insurance subsidiaries are subject to the insurance statutes of the jurisdictions in which they are domiciled and the jurisdictions in which they are licensed, including the insurance holding company acts in those jurisdictions. These statutes generally require prior approval for persons acquiring control of insurance companies domiciled or commercially domiciled in the state, whether directly or indirectly, through reorganization, acquisition or otherwise. Connecticut, New York and North Dakota have granted Trenwick Group Ltd.'s request for an exemption from the approval process, finding that the business combination does not have the effect of changing or influencing the control of a domestic insurance company.

     In addition to the request for exemption and the Form A filings, Trenwick Group Ltd. has submitted required notifications and other filings to applicable state insurance departments in other states in which Trenwick's insurance and reinsurance subsidiaries conduct business. Approval of the transactions is not required in these states, but the insurance departments of these states could determine to take action to impose conditions on the transactions.

     U.K. Financial Services Authority. As a United Kingdom-regulated insurance company, Trenwick International must obtain the consent of the Financial Services Authority in the United Kingdom before any changes may occur in its directors, managers or controllers. Accordingly, Trenwick International has notified the Financial Services Authority of the business combination detailing the changes to be made. The Financial Services Authority must indicate whether or not it consents to the changes within the period of three months following that notice. If that period elapses without the Financial Services Authority objecting, consent is deemed to be given.

     Lloyd's Consent. Once we complete the transactions, Trenwick Group Ltd. will be the controller of Chartwell Managing Agents, a Lloyd's regulated managing agency, several Trenwick and LaSalle controlled Lloyd's corporate members, and a Trenwick controlled registered Lloyd's advisor. Prior written consent of Lloyd's is required for Trenwick Group Ltd. to become a controller of these entities. Trenwick Group Ltd. will file an application with Lloyd's to become a controller of these entities. It takes approximately six weeks from receipt of a completed application for a change of control for Lloyd's to reach a formal decision regarding the change in control. In addition, Lloyd's consent is required for the appointment of directors of these Lloyd's entities.

     Other. Any 10% or greater shareholder of Trenwick Group Ltd. may need to make filings or request exemptions from insurance regulators or Lloyd's. In addition, Trenwick and LaSalle may be required to obtain regulatory approvals, file notices, or make other filings in other jurisdictions in which one or the other maintains an office, conducts business or has customers. At the time of this filing, Trenwick and

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LaSalle do not expect any such other approvals, notices or other filings to be material in connection with the business combination.

     We are not aware of any governmental approvals or actions that may be required for consummation of the transactions other than as described above. Should any other approval or action be required, we currently contemplate that such approval or action would be sought.

SUPREME COURT OF BERMUDA APPROVAL

     If the schemes of arrangement are approved by the requisite majorities at the court meetings, they are then subject to approval by the Supreme Court of Bermuda. In connection with obtaining this approval, LaSalle and LaSalle Re filed an originating summons and supporting affidavit with the Supreme Court on August 14, 2000 and a hearing on such originating summons took place on August 17, 2000. At the originating summons hearing, the Supreme Court gave directions as to how the court meetings are to be convened and ordered that a notice of separate court meetings to be held among the holders of LaSalle common shares and LaSalle Re exchangeable non-voting common shares be given.

     The court meetings are scheduled for September 25, 2000, the same day that the special general meetings will be held. The court meetings will be held in accordance with the directions given by the Supreme Court at the hearing of the originating summons. The special general meetings will be held in accordance with LaSalle's and LaSalle Re's bye-laws. Approval of the proposal to approve and adopt the schemes of arrangement at the court meetings will require the affirmative vote of:

      - a majority in number of LaSalle common shareholders who represent at least 75% in value of the LaSalle common shares present and voting at the LaSalle meeting; and

      - a majority in number of LaSalle Re exchangeable non-voting common shareholders who represent at least 75% in value of the LaSalle Re exchangeable non-voting common shares present and voting at the LaSalle Re meeting.

     Once the court meetings and the special general meetings are held, LaSalle and LaSalle Re will file with the Supreme Court of Bermuda a chairman's report of the results of the court meetings, a signed petition, an affidavit by the chairman in support of the petition and an affidavit of posting of the scheme documents on behalf of LaSalle and LaSalle Re. Assuming the requisite shareholder approvals are received at the court meetings and special general meetings on September 25, 2000, the Supreme Court is expected to conduct an open hearing on such petitions on September 27, 2000. Holders of LaSalle common shares and LaSalle Re exchangeable non-voting common shares will be entitled to be present and be heard. To approve the schemes of arrangement, the Supreme Court will consider, among other things, whether the schemes of arrangement are fair to the holders of LaSalle common shares and LaSalle Re exchangeable non-voting common shares. The schemes of arrangement will become effective when the Supreme Court order sanctioning the schemes is filed with the Registrar of Companies of Bermuda, which LaSalle expects will be made as soon as the other conditions to closing are met or waived.

ABSENCE OF APPRAISAL RIGHTS

     Appraisal rights are statutory rights that enable shareholders who object to extraordinary corporate actions, such as business combinations, to demand the fair value of their shares in cash as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary corporate action. Appraisal rights are not available in all circumstances.

     Under Delaware law, which governs Trenwick and the plan of reorganization, Trenwick stockholders are not entitled to appraisal rights with respect to the plan of reorganization or any other proposal to be voted upon at the Trenwick special meeting because there are no appraisal rights on a dissolution. Under Bermuda law, which governs LaSalle, LaSalle Re and the schemes of arrangement, LaSalle common shareholders and holders of LaSalle Re exchangeable non-voting common shares are not entitled to appraisal rights with respect to the schemes of arrangement or any other proposals to be voted upon at the LaSalle and LaSalle Re special general and court meetings.

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

INTERESTS OF DIRECTORS AND OFFICERS IN THE TRANSACTIONS

     A number of directors and executive officers of LaSalle, LaSalle Re and Trenwick have interests in the transactions as directors or employees that are different from, or in addition to, the interests of shareholders generally. If we complete the transactions:

        - Robert V. Deutsch, Clement S. Dwyer, Jr. and Peter J. Rackley and all of the directors of Trenwick will become members of the board of directors of Trenwick Group Ltd.;

        - James F. Billett, Jr. will be the Chairman, President and Chief Executive Officer of Trenwick Group Ltd.;

        - Guy D. Hengesbaugh will retain his position as President of LaSalle
          Re;

        - options to purchase LaSalle or LaSalle Re shares held by LaSalle's directors, officers and their affiliates will be replaced by options to acquire shares of Trenwick Group Ltd., adjusted to account for the applicable exchange ratio;

        - Mr. Hengesbaugh will be entitled to receive greater severance benefits under his employment and option agreements than he would have received prior to the proposed transactions; and

        - Trenwick Group Ltd. will continue specific indemnification arrangements and directors' and officers' liability insurance for existing directors and officers of LaSalle.

     The other executive officers of Trenwick Group Ltd. upon completion of the transactions will be Trenwick's current executive officers and individual executive officers of LaSalle appointed by the Trenwick Group Ltd. board of directors upon completion of the transactions.

EXISTING BUSINESS RELATIONSHIPS BETWEEN TRENWICK AND LASALLE

     From time to time in the past, LaSalle Re has acted as a reinsurer of Trenwick's United States and international operations. LaSalle Re currently is a 50% reinsurer of Trenwick America Reinsurance Corporation, on the 2000 Special Property Catastrophe excess of loss agreement. This contract expires December 31, 2002, however, there is a cancellation option at any January 1 anniversary date. The contract provides LaSalle Re with gross written premium of $2,175,000 per annum which is subject to a contingent profit commission clause. This provides for a profit commission of 100% of the profit calculated on the basis of 85% of the gross written premiums less any losses incurred to be paid to Trenwick America Reinsurance Corporation.

     In addition, LaSalle, through its subsidiary LaSalle Re Capital, provides capital support on an underwriting year basis to selected Lloyd's syndicates, including syndicate 839, which is managed by Chartwell Managing Agents Limited. Chartwell Managing Agents Limited is a subsidiary of Trenwick. Out of a total of approximately $23.3 million of underwriting capacity provided to Lloyd's syndicates for the 2000 year of account, LaSalle Re Capital provided approximately $6.2 million to syndicate 839.

RESTRICTIONS ON RESALES BY AFFILIATES

     The Trenwick Group Ltd. common shares issued in connection with the transactions will be registered under the Securities Act and subject to Rules 144 and 145 of the Securities Act. As a result, the Trenwick Group Ltd. common shares will be freely transferable, except that persons who are deemed to be affiliates of Trenwick at the time of the Trenwick special meeting or of LaSalle at the time of the LaSalle special general and court meetings may resell their Trenwick Group Ltd. common shares only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Trenwick or LaSalle generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include officers and directors of such party as well as principal shareholders of such party.

     Under the agreement, before we complete the transactions, Trenwick will deliver to LaSalle a letter identifying all persons whom Trenwick believes to be affiliates of Trenwick for purposes of Rule 145. Trenwick will use its commercially reasonable efforts to cause each affiliate to execute and deliver to LaSalle prior to the completion of the transactions, a written agreement, in a form mutually agreeable to Trenwick and LaSalle that such person will not offer or sell or otherwise dispose of any of the Trenwick Group Ltd. shares issued to such person as a result of the transactions in violation of the Securities Act or related rules and regulations. LaSalle will deliver to Trenwick a letter identifying all persons whom LaSalle believes to be affiliates of LaSalle for purposes of Rule 145. LaSalle will use commercially reasonable efforts to cause each affiliate to execute and deliver to Trenwick prior to the completion of the transactions a written agreement, in a form mutually agreeable to Trenwick and LaSalle, that such person will not offer or sell or otherwise dispose of any of the Trenwick Group Ltd. common shares issued to such person as a result of the transactions in violation of the Securities Act or related rules and regulations.

     This document cannot be used in connection with resales of Trenwick Group Ltd. common shares received in the transactions by any person who may be deemed to be an affiliate of Trenwick or LaSalle under the Securities Act.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

  LASALLE EMPLOYMENT AGREEMENTS

     Effective October 1, 1999, LaSalle entered into an amended employment agreement with Guy D. Hengesbaugh to reflect Mr. Hengesbaugh's promotion to the position of President and Chief Executive Officer. The agreement provides for automatic renewal on a daily basis, so that the remaining term of the agreement will always equal two years. If either party gives notice of termination, the agreement will expire two years after that notice is given. The agreement provides for an annual salary of $450,000. In addition, Mr. Hengesbaugh is entitled to an annual nondiscretionary bonus based in part on the amount by which LaSalle Re's return on equity for that year exceeds 10% per annum, and is also eligible to receive a bonus awarded at the discretion of the LaSalle board of directors. The agreement provides Mr. Hengesbaugh with various benefits, including disability and pension benefits, automobile allowance, club membership, housing and living allowance and reimbursement of reasonable business expenses. The agreement also includes a non-competition and non-solicitation covenant that will generally apply for a period of 12 months following the termination of Mr. Hengesbaugh's employment.

     Effective July 1, 1999, LaSalle entered into an amended employment agreement with Victor H. Blake to reflect the fact that on that date Mr. Blake retired from the position of President and Chief Executive Officer, while continuing to act as Chairman and to perform services for LaSalle and LaSalle Re. The agreement extends the term of Mr. Blake's employment to September 30, 2003 and provides for the continuation of Mr. Blake's annual salary of $575,000 through October 31, 2000, and the payment of an annual salary of $300,000 for the period beginning on November 1, 2000. The agreement also provides for acceleration of the present value of payments otherwise payable to Mr. Blake upon a change of control or, at the discretion of the LaSalle board of directors, upon his termination of employment by the company without cause. The agreement provides Mr. Blake with various benefits, including disability and life insurance benefits, use of an automobile and club memberships through September 30, 2000. The agreement also includes a non-competition and non-solicitation covenant that will generally apply for a period of 24 months following the termination of Mr. Blake's employment. In addition, LaSalle has previously loaned $695,000 to Mr. Blake in order to finance the purchase of a condominium in Bermuda.

     In addition, under a Stock Appreciation Rights Agreement dated April 1, 1994, Mr. Blake has been awarded 340,872 stock appreciation rights, or SARs. Based on LaSalle's financial performance from November 22, 1993 through December 31, 1999, only 92,035 of these SARs are, or will ever become, exercisable. Mr. Blake may exercise these SARs at any time on or before March 30, 2004 or, if earlier, two years after his termination of employment. The current base value for each SAR is $6.03. Upon exercise, the SARs entitle Mr. Blake to a cash payment equal to the value of the SARs as of the exercise date. Alternatively, at LaSalle's sole discretion, the SARs will entitle Mr. Blake to either:

      - the number of special non-voting shares, which were issued by LaSalle Re in connection with the formation and capitalization of LaSalle Re, equal to the aggregate value of the SARs divided by the fair market value of a LaSalle common share at the exercise date; or

      - upon payment of the base value for each SAR, the number of special non-voting shares equal to the number of SARs exercised.

     Effective October 1, 1998, LaSalle entered into an employment agreement with Mark Stockton, who now serves as Senior Vice President and Chief Underwriting Officer. The agreement provides for automatic renewal on a daily basis, so that at the remaining term of the agreement will always equal one year. If either party gives notice of termination, the agreement will expire one year after that notice is given. The agreement provides for an annual base salary of $230,000, which effective July 1, 1999 was increased to $275,000 by action of LaSalle's Compensation Committee. In addition, Mr. Stockton is entitled to an annual nondiscretionary bonus based in part on the amount by which LaSalle Re's return on equity for that year exceeds 10% per annum, and is also eligible to receive a bonus awarded at the discretion of the LaSalle board of directors. The agreement provides Mr. Stockton with various benefits, including disability and pension benefits, automobile allowance, club membership, housing and living allowance and reimbursement of reasonable business expenses. The agreement also includes a non-competition and non-solicitation covenant that will generally apply for a period of 24 months following the termination of Mr. Stockton's employment.

     Effective October 1, 1998, LaSalle entered into an employment agreement with Clare Moran, who now serves as Senior Vice President, Treasurer and Interim Financial Officer. The agreement provides for automatic renewal on a daily basis, so that the remaining term of the agreement will always equal one year. If either party gives notice of termination, the agreement will expire one year after that notice is given. The agreement provides for an annual base salary of $125,000, which effective August 15, 1999 was increased to $155,000 by action of LaSalle's Compensation Committee. In addition, Ms. Moran is eligible for an annual bonus to be determined in the discretion of the LaSalle board of directors. The agreement provides Ms. Moran with various benefits, including disability and pension benefits, automobile allowance, housing and living allowance and reimbursement of reasonable business expenses. The agreement also includes a non-competition and non-solicitation covenant that will generally apply for a period of 12 months following the termination of Ms. Moran's employment.

     LASALLE SEVERANCE ARRANGEMENTS

     Any executive officer who is discharged by LaSalle for reasons other than cause, or is constructively discharged, will be entitled to:

      - salary continuation payments for the remainder of the term of his or her employment agreement;

      - a pro rata portion of the bonus that would have been paid for the fiscal year in which the termination occurs, except for Victor Blake;

      - continued payment by LaSalle of housing expenses and continued participation in LaSalle's medical and dental plans for up to three months following the date of termination; and

      - accelerated vesting of 100% of any options and/or restricted stock held as of the date of termination.

     If there is a change in control of LaSalle:

      - any options granted to the executive officers during the 1998 fiscal year and any restricted stock granted to Messrs. Hengesbaugh and Blake in the 1999 fiscal year will become fully vested if the change in control is followed within one year by the officer's involuntary termination of employment or by the officer's voluntary termination of employment for good reason, as defined in the option or restricted stock agreement; and

      - any options granted to the executive officers prior to the 1998 fiscal year will become fully vested upon the occurrence of the change in control.

     Effective March 1, 1999, LaSalle entered into an employment agreement with Robert P. Cuthbert, who served as Senior Vice President, Chief Financial Officer and Treasurer. On May 1, 1999, Mr. Cuthbert resigned from his positions with LaSalle and, under a separation agreement, he became entitled to receive salary continuation payments of $25,000 per month through April 2000 and also a bonus of $100,000, half of which was paid immediately upon separation and half of which was paid on September 30, 1999.

  TRENWICK SEVERANCE ARRANGEMENTS

     Commencing on November 3, 1999, Trenwick entered into change of control severance agreements with Mr. Billett and the ten other senior officers of Trenwick that are designated "Tier I Officers." Under the change of control severance agreements, a change of control of Trenwick will occur at the time that Trenwick's stockholders approve the business combination.

     Under these agreements, if, during a two year period following a change of control, Trenwick terminates a Tier I Officer without cause or disability, or a Tier I Officer terminates employment for a defined good reason, then the Tier I Officer is entitled to the following:

     - base salary for two years after termination or three years for Mr.
       Billett;

     - bonus in the year of termination or for three years for Mr. Billett, equal to the greater of (x) the last bonus paid or (y) the average of the last two bonuses paid; and

     - medical benefits and perquisites for two years or three years for Mr. Billett.

OTHER ARRANGEMENTS WITH EMPLOYEES

      STOCK OPTION PLANS, WARRANTS AND STOCK PURCHASE PLANS

     When we complete the proposed transactions, each employee and director stock option to purchase Trenwick common stock and LaSalle common shares, whether or not then vested or exercisable, will be replaced by an option to acquire Trenwick Group Ltd. shares. The terms of the options to acquire Trenwick Group Ltd. shares will be no less favorable to the optionholder than the terms currently applicable to the options to acquire Trenwick common stock or LaSalle common shares. The number of Trenwick Group Ltd. shares subject to the options will be determined by multiplying the number of shares subject to the options by the appropriate exchange ratio. Holders of options to acquire Trenwick common stock will pay a price determined by dividing the exercise price per share under such option in effect immediately prior to the completion of the reorganization by the Trenwick exchange ratio. Holders of options to acquire LaSalle common shares will pay a price determined by dividing the exercise price per share under such option in effect immediately prior to the completion of the schemes of arrangement by the LaSalle exchange ratio. Also, if Victor H. Blake exercises any of his stock appreciation rights any time after the completion of the schemes of arrangement and until November 22, 2003, he will be entitled to the number of Trenwick Group Ltd. common shares as is equal to the appropriate exchange ratio.

     At the completion of the business combination, each outstanding warrant to purchase Trenwick common stock shall be assumed by Trenwick Group Ltd. in accordance with its terms.

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

      OTHER EMPLOYEE BENEFITS

     For at least one year following the completion of the transactions, Trenwick Group Ltd. will provide employee benefits to employees of Trenwick and LaSalle who become employees of Trenwick Group Ltd. as of the completion of the proposed transactions. These benefits will be no less favorable in the aggregate than Trenwick's or LaSalle's benefits immediately prior to the completion of the proposed transactions. To the extent permissible under the law, Trenwick Group Ltd. will cause these employees to receive full credit for service with Trenwick or LaSalle for purposes of eligibility, vesting and entitlement to benefits but no one will be entitled to duplicate benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitation. Employees of both Trenwick and LaSalle will be given credit for amounts paid under a corresponding benefit plan during the period of at least one year after the completion of the proposed transactions for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the Trenwick Group Ltd. employee benefit plan.

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

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

SECURITY OWNERSHIP OF SHAREHOLDERS

     The following table lists the shareholders expected to become beneficial owners of more than five percent of the outstanding common stock of Trenwick Group Ltd. immediately following completion of the transactions. The following table is based upon information filed with the Securities and Exchange Commission and assumes the exchange ratio for Trenwick and LaSalle shareholders remains at one-to-one.

                                                                 SHARES
                                                              BENEFICIALLY
NAME & ADDRESS                                                   OWNED        PERCENT
--------------                                                ------------    -------
CNA Financial Corporation(1)................................   3,707,400       10.09%
  CNA Plaza
  Chicago, IL 60685
Aon Corporation(2)..........................................   3,644,174        9.94%
  123 North Wacker Drive
  Chicago, IL 60606
NewSouth Capital Management, Inc.(3)........................   2,162,920        5.89%
  1000 Ridgeway Loop Road, Suite 233
  Memphis, Tennessee 38120

---------------
(1) Based upon information contained in Amendment No. 1 to Schedule 13D filed with the Securities and Exchange Commission on November 6, 1998 with respect to LaSalle. Of the 3,707,400 shares 3,389,250 and 318,150 are owned by Continental Casualty Company and CNA (Bermuda) Services Limited, respectively, both of which are wholly-owned subsidiaries of CNA Financial Corporation. According to information provided in CNA Financial Corporation's definitive proxy statement filed with the SEC on March 29, 2000, Loews Corporation owned approximately 86.8% of the outstanding voting securities of CNA Financial Corporation as of February 28, 2000.

(2) Based upon information provided by Aon Corporation and information contained in Amendment No. 1 to Schedule 13D filed with the Securities and Exchange Commission on February 11, 2000 with respect to LaSalle. Of the 3,644,174 shares, 916,282 are owned by each of Combined Insurance Company of America and Virginia Surety Company, Inc., which are wholly-owned subsidiaries of Aon Corporation. The remaining 1,811,610 shares are owned by 123 Newco, Inc. Aon Corporation has sole dispositive power but no voting power with respect to the shares owned by 123 Newco, Inc.

(3) Based upon information contained in Amendment No. 5 to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000 with respect to Trenwick. Sole voting power is held over 2,143,170 shares, shared voting power is held over 19,750 shares and sole dispositive power is held over all the shares.

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

BOARD OF DIRECTORS

     The board of directors of Trenwick Group Ltd. will be divided into three classes, two of which consist of five directors and one of which will consist of six directors. Each class will serve three years, with the terms of office of the respective classes expiring in successive years. The terms of the office of directors in the classes of directors will expire as follows:

     - Class I: At the 2001 Annual Meeting.

     - Class II: At the 2002 Annual Meeting.

     - Class III: At the 2003 Annual Meeting.

     The agreement established the composition of the board of directors of Trenwick Group Ltd. Vacancies in directorships, including vacancies resulting from resignations and newly created directorships, may be filled, until the expiration of the term of the vacated directorship and until a successor is elected and qualified, by the vote of a majority of the directors then in office. Upon completion of the business combination, there will be two vacancies in the board of directors.

     CLASS I DIRECTORS

FRANK E. GRZELECKI

     Frank E. Grzelecki, 63, has served as a director of Trenwick and a member of the Investment Committee since October 1999. From March 1994 until its merger with Trenwick, Mr. Grzelecki was a director of Chartwell Re Corporation. Mr. Grzelecki is retired. He was a Managing Director of Saugatuck Associates, Inc., a private investment firm from 1999 to 2000. He was a director and Vice Chairman of Handy & Harman from 1997 to 1998. From 1992 to 1997, Mr. Grzelecki served as a director and President and Chief Operating Officer of Handy & Harman. Mr. Grzelecki is also a director of Barnes Group Inc.

PETER J. RACKLEY

     Peter J. Rackley, 62, has been a director of LaSalle since its organization in October 1995 and a director of LaSalle Re since its organization in October 1993. Mr. Rackley has been Chairman and Group Chief Executive of Western International Financial Group Ltd., a Bermuda-based insurance business, since 1993. Prior to that time, Mr. Rackley held senior management executive positions in General Accident Fire & Life Assurance Company plc and NZI Insurance Group. Mr. Rackley is also Chairman of Catlin Westgen Holdings Limited, Westgen High Ridge Holdings Ltd. and CERTA (UK) Limited and a director of Stockton Holdings Limited.

FREDERICK D. WATKINS

     Frederick D. Watkins, 84, has been a director of Trenwick and its predecessor since 1979, a member of the Executive Committee since 1979, a member of the Compensation Committee since 1986 and a member of the Audit Committee since 1988. He is retired Executive Vice President of Connecticut General Insurance Corporation (1979-1980) and former President of Aetna Insurance Company (1966-1979), which he joined in 1937. Mr. Watkins was Chairman of Terra Nova Insurance Company Ltd. from 1978 until 1994.

STEPHEN R. WILCOX

     Stephen R. Wilcox, 66, has been a director of Trenwick and its predecessor since 1978, a member of the Investment Committee since 1979 and a member of the Audit Committee since 1985, serving as the latter's Chairman since 1988. Since 1998, Mr. Wilcox has been President and Chief Executive Officer of Kelton International Inc., a securities broker-dealer. He has been President of The Wilcox Group, Inc., a financial and consulting firm, since 1998. He was a Senior Consultant of Hyperion Capital Management from 1986 to 1988 and a Partner and Senior Vice President of Conning & Company, with which he was associated from 1958 to 1988.
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

     CLASS II DIRECTORS

ANTHONY S. BROWN

     Anthony S. Brown, 57, has served as a director of Trenwick since 1990 and member of the Audit Committee since 1991. He is a Professor at the Terry Sanford Institute of Public Policy at Duke University and was Director of Equity Administration of The First Boston Corporation, an investment banking firm, between 1991 and 1993. Prior to 1991, Mr. Brown was Vice President, External Affairs, of the University of Connecticut and was formerly Chairman and Chief Executive Officer of Covenant Insurance Company, with which he was associated from 1968 to 1989.

RICHARD E. COLE

     Richard E. Cole, 61, has served as a director of the Company and a member of the Executive Committee since October 1999. Until the merger of Chartwell Re Corporation with Trenwick, Mr. Cole was the Chairman of the Board of Directors of Chartwell Re Corporation (from March 1993) and Chartwell Re Corporation's Chief Executive Officer and a director (from July 1990). From July 1990 to March 1993, Mr. Cole also served as President of Chartwell Re Corporation. From October 1988 to July 1990, Mr. Cole was engaged as a principal in various entrepreneurial activities outside of the insurance and reinsurance industries. Prior to October 1988, Mr. Cole was President of Cole, Booth, Potter (formerly Sten-Re Cole & Associates, Inc.), a reinsurance brokerage firm focusing on specialty lines insurance and reinsurance for regional companies. Mr. Cole is also a director of Indiana Lumbermens Mutual Insurance Company.

NEIL DUNN

     Neil Dunn, 50, has been a director of Trenwick and its predecessor since 1984, a member of the Investment Committee since 1984 and a member of the Executive Committee and the Compensation Committee since 1986. He is Managing Director of Kempen Capital Management (UK) Ltd and previously served in the same capacity for Voyageur International Asset Managers Ltd and for Piper International Asset Management, an affiliate of Piper Jaffray Companies Inc. Prior to 1994, Mr. Dunn was Senior Partner of the investment advisory firm Neil Dunn & Company, Scotland.

CLEMENT S. DWYER, JR.

     Clement S. Dwyer, Jr., 52, has been a director of LaSalle and LaSalle Re since February 1998. He has 29 years of experience in the insurance industry, concentrating primarily in worldwide property casualty business and the financing of insurance enterprises. Since 1997, Mr. Dwyer has been Managing Member of URSA Advisors, L.L.C., which provides advisory and capital-raising services to insurance and reinsurance companies. From May to December 1996, he was President and Chief Executive Officer of Signet Star Holdings, Inc., the holding company for the reinsurance subsidiaries of W. R. Berkeley Corp. From 1992 to 1996, he was Executive Vice President and Director of Guy Carpenter & Company, Inc., a reinsurance broker and a subsidiary of Marsh & McLennan Companies Inc., by whom he had been employed in various executive capacities since 1970.

P. ANTHONY JACOBS

     P. Anthony Jacobs, 58, has been a director of Trenwick and its predecessor since 1979, a member of the Investment Committee since 1979, the Executive Committee and the Compensation Committee since 1986, and the Audit Committee since 1998. Mr. Jacobs served as President and Chief Executive Officer of Lab Holdings, a lab testing services company, from September 1997 until August 1999, at which time the company was merged with its subsidiary Lab One and Mr. Jacobs retired. Mr. Jacobs also served as President of Lab Holdings from May 1993 to September 1997 and as its Chief Operating Officer from May 1990 to September 1997. From December 1996 until August 1998, he was Chairman of the Board of SLH Corporation. Mr. Jacobs is also a director of Response Oncology, Inc. and Syntroleum Corporation.

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

     CLASS III DIRECTORS

JAMES F. BILLETT, JR.

     James F. Billett, Jr., 56, has served as Chairman of the Board and Chief Executive Officer of Trenwick and its predecessor since 1978 and resumed the Presidency in 1988. He is Chairman of the Executive Committee and the Investment Committee. Mr. Billett was formerly a Vice President of General Reinsurance Corporation.

W. MARSTON BECKER

     W. Marston Becker, 48, has served as a director of Trenwick since 1997, Chairman of the Compensation Committee since May 1998 and a member of the Executive Committee since May 1998. He has been Chairman of Hales & Company, an investment company, since June 2000. He was President -- Specialty Insurance of Royal & SunAlliance USA, Inc., an insurance company, from its acquisition of Orion Capital Corporation in November 1999 until May 2000 and is currently a director of Royal & SunAlliance USA, Inc. From January 1997 to November 1999, he was Chairman of the Board and Chief Executive Officer of Orion Capital Corporation. He was previously Vice Chairman of the Board (March 1996 to December 1996) and Senior Vice President (July 1994 to March 1996) of Orion Capital Corporation and served as President and Chief Executive Officer of the DPIC Companies (subsidiaries of Orion Capital Corporation) from July 1994 to June 1996 and as President and Chief Executive Officer of McDonough Caperton Insurance Group, an insurance brokerage firm, from March 1987 to July 1994.

ROBERT M. DEMICHELE

     Robert M. DeMichele, 55, has been a director of Trenwick and a member of the Investment Committee since October 1999. From December 1995 until its merger with Trenwick, Mr. DeMichele was a director of Chartwell Re Corporation. From December 1995 to the present he has been a director, Chief Executive Officer and President of Lexington Global Asset Management. From 1982 until December 1995, Mr. DeMichele served as President, Chief Executive Officer and a director of Piedmont Management Company Inc. Mr. DeMichele also serves as a director of The Navigators Group, Inc.

ROBERT V. DEUTSCH

     Robert V. Deutsch, 40, has been a director of LaSalle since September 1999. Since August 1999, he has been Senior Vice President and Chief Financial Officer of CNA Financial Corporation. From May 1997 to August 1999, Mr. Deutsch was Executive Vice President and a director of Executive Risk Inc., a specialty insurer based in Connecticut. He was also Chief Financial Officer of Executive Risk Inc. from August 1990 to August 1999, Chief Actuary of Executive Risk Inc. from June 1987 to August 1999 and Senior Vice President of Executive Risk Inc. from June 1987 to May 1997. Mr. Deutsch's professional experience also includes serving as Assistant Vice President with Swiss Re America and a senior manager with Ernst & Young. He is a fellow of the Casualty Actuarial Society, an associate of the Society of Actuaries and a member of the American Academy of Actuaries.

JOSEPH D. SARGENT

     Joseph D. Sargent, 70, has been a director of Trenwick and its predecessor since 1978, a member of the Executive Committee since 1979 and a member of the Compensation Committee since 1986. He has been Chairman and a Principal of Bradley, Foster & Sargent, an investment advisory firm, since 1994. Mr. Sargent is a member of the Board of Directors of Mutual Risk Management, Ltd., Policy Management Systems Corporation and Command Systems Inc.

     There are no family relationships among any directors and executive officers of Trenwick Group Ltd.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of Trenwick Group Ltd. common shares expected to be beneficially owned immediately following completion of the business combination by each director and executive officer named in this joint proxy statement/prospectus and by all directors and executive officers as a group. The following table is based upon information available to Trenwick and LaSalle as of the date of this document.

                                                                      AMOUNT OF
                                                               BENEFICIAL OWNERSHIP(1)
                                                              -------------------------
                                                              NUMBER OF
                                                                COMMON
DIRECTORS                                                       SHARES          PERCENT
---------                                                     ----------        -------
W. Marston Becker...........................................    616,964(2)        1.68%
Anthony S. Brown............................................     12,825(3)           *
Richard E. Cole.............................................    260,929(4)        0.71%
Robert M. DeMichele.........................................     19,003(5)           *
Robert V. Deutsch...........................................  3,718,704(6)       10.12%
Neil Dunn...................................................      9,000(3)           *
Clement S. Dwyer............................................     22,339              *
Frank E. Grzelecki..........................................      4,125(5)           *
P. Anthony Jacobs...........................................     10,500(3)           *
Peter J. Rackley............................................      1,104              *
Joseph D. Sargent...........................................    140,650(3)(7)     0.38%
Frederick D. Watkins........................................     13,200(3)           *
Stephen R. Wilcox...........................................      8,500(3)           *

---------------
  * Less than 0.1%

                                                                      AMOUNT OF
                                                               BENEFICIAL OWNERSHIP(1)
                                                              -------------------------
                                                              NUMBER OF
                                                                COMMON
NAMED EXECUTIVE OFFICERS                                        SHARES          PERCENT
------------------------                                      ----------        -------
James F. Billett, Jr........................................    331,285(8)        0.90%
Steven J. Bensinger.........................................    209,379(9)        0.57%
John V. Del Col.............................................     16,766(10)          *
Paul Feldsher...............................................     90,250(11)       0.25%
Robert A. Giambo............................................     71,894(12)       0.20%
Alan L. Hunte...............................................     95,365(13)       0.26%
Coleman D. Ross.............................................      5,833(14)          *
Directors and executive officers as a group (20
  individuals)..............................................  5,658,615          15.09%

---------------
 (1) Includes, in each case, shares deemed to be beneficially owned by such persons because they hold or share investment or voting power. Includes, as to directors, other than Mr. Billett, a total of 288,337 shares subject to outstanding stock options that are vested and exercisable within 60 days of the date of this document. Includes, as to executive officers, a total of 331,481 shares subject to outstanding stock options that are vested and exercisable within 60 days of the date of this document and 132,019 restricted shares not vested within 60 days of the date of this document, but that have full dividend and voting rights and that are included in the computation of such executive officers' percentage of beneficial ownership.

 (2) Includes 4,500 shares subject to stock options that are vested and exercisable within 60 days of the date of this document. Also includes 608,269 shares owned by Royal & SunAlliance USA, Inc. Mr. Becker is a director of Royal & SunAlliance USA, Inc. Mr. Becker disclaims beneficial ownership of the shares attributed to Royal & SunAlliance USA, Inc.

 (3) Includes 7,500 shares subject to stock options that are vested and exercisable within 60 days of the date of this document.

 (4) Includes 232,237 shares subject to stock options that are vested and exercisable within 60 days of the date of this document.

 (5) Includes 3,300 shares subject to stock options that are vested and exercisable within 60 days of the date of this document.

 (6) Of the 3,718,704 shares, 3,389,250 are owned by Continental Casualty Company, a wholly-owned subsidiary of CNA Financial Corporation and 318,150 are owned by CNA (Bermuda) Services Limited, also a wholly-owned subsidiary of CNA Financial Corporation. Mr. Deutsch may be deemed to share voting and investment power over such shares as Senior Vice President and Chief Financial Officer of CNA Financial Corporation. Mr. Deutsch disclaims beneficial ownership of the shares attributed to CNA Financial Corporation and its subsidiaries.

 (7) Also includes 29,775 shares owned by relatives or held in trust for them, as to which Mr. Sargent disclaims beneficial ownership.

 (8) Includes 38,019 shares subject to stock options that are vested and exercisable within 60 days of the date of this document and 47,147 restricted shares that are not vested within 60 days of the date of this document, but that have full dividend and voting rights.

 (9) Includes 186,202 shares subject to stock options that are vested and exercisable within 60 days of the date of this document and 14,423 restricted shares that are not vested within 60 days of the date of this document, but that have full dividend and voting rights.

(10) Includes 9,074 shares subject to stock options that are vested and exercisable within 60 days of the date of this document and 7,692 restricted shares that are not vested within 60 days of the date of this document, but that have full dividend and voting rights.

(11) Includes 33,752 shares subject to stock options that are vested and exercisable within 60 days of the date of this document and 19,391 restricted shares that are not vested within 60 days of the date of this document, but that have full dividend and voting rights.

(12) Includes 31,807 shares subject to stock options that are vested and exercisable within 60 days of the date of this document and 18,562 restricted shares that are not vested within 60 days of the date of this document, but that have full dividend and voting rights.

(13) Includes 32,627 shares subject to stock options that are vested and exercisable within 60 days of the date of this document and 18,971 restricted shares that are not vested within 60 days of the date of this document, but that have full dividend and voting rights.

(14) Includes 5,833 restricted shares that are not vested within 60 days of this document, but that have full dividend and voting rights.

MANAGEMENT

     Steven J. Bensinger, 45, has been an Executive Vice President of Trenwick since October 1999. Prior to the merger of Chartwell Re Corporation with Trenwick, Mr. Bensinger served as President of Chartwell Re Corporation from March 1993 and as director of Chartwell Re Corporation from February 1994. From July 1998 until the merger of Chartwell Re Corporation with Trenwick, Mr. Bensinger also served as Chairman and Chief Executive of Chartwell UK plc and Chartwell Managing Agents Limited. From February 1991 to November 1992, Mr. Bensinger was President and Chief Operating Officer of Skandia America Reinsurance Corporation. From prior to 1988 to February 1991, Mr. Bensinger was Skandia America Reinsurance Corporation's Chief Financial Officer. Prior to joining Skandia America Reinsurance Corporation, he was a partner with the international accounting and consulting firm of PricewaterhouseCoopers LLP.

     John V. Del Col, 38, has served as Senior Vice President, General Counsel, and Secretary of Trenwick since October 1999. From January 1998 until the merger with Chartwell Re Corporation, Mr. Del Col was Vice President, General Counsel, and Secretary of Chartwell Re Corporation. From July 1994 until December 1997, Mr. Del Col was the Deputy General Counsel and Assistant Secretary at MeesPierson Holdings Inc., a Dutch merchant bank. From November 1991 until July 1994, Mr. Del Col was an associate in the law firm LeBoeuf, Lamb, Greene & MacRae. Prior thereto, Mr. Del Col was an associate in the law firm of Sullivan & Cromwell.

     Paul Feldsher, 51, has been an Executive Vice President and Chief Underwriting Officer of Trenwick since 1999, a director of Trenwick America Reinsurance Corporation since 1988 and an Executive Vice President of Trenwick America Reinsurance Corporation since 1993. Mr. Feldsher manages Trenwick's underwriting policy and quality control operations. He began his career with Liberty Mutual Insurance Company in 1972 and was employed by North American Reinsurance prior to joining Trenwick America Reinsurance Corporation in 1983.

     Robert A. Giambo, 47, has served as an Executive Vice President and Chief Actuary of Trenwick since 1999, a director and Chief Actuary of Trenwick America Reinsurance Corporation since 1988 and an Executive Vice President of Trenwick America Reinsurance Corporation since 1993. Prior to joining Trenwick America Reinsurance Corporation in 1986, he was associated with The Home Insurance Company and The Insurance Services Office. Mr. Giambo received his Casualty Actuarial Fellowship in 1980.

     Alan L. Hunte, 51, was appointed Chief Accounting Officer of Trenwick in 2000, Executive Vice President in 1999, Treasurer in 1987 and Vice President in 1984. Mr. Hunte was Chief Financial Officer of Trenwick from 1993 to 2000. Mr. Hunte has been a director and Treasurer of Trenwick America Reinsurance Corporation since 1988 and also Executive Vice President and Chief Financial Officer of Trenwick America Reinsurance Corporation since 1993. Mr. Hunte is a Chartered Accountant, having served as audit manager for a public accounting firm prior to joining the Company in 1981.

     Coleman D. Ross, 57, was appointed Executive Vice President and Chief Financial Officer of Trenwick in June 2000. Prior to joining Trenwick, he was associated with the firm of PricewaterhouseCoopers LLP as a general partner from July 1, 1977 to June 30, 1999.

                                 THE AGREEMENT

GENERAL

     The following is a summary of the material terms in the agreement not discussed elsewhere in this joint proxy statement/prospectus. The agreement and the amendment to the agreement are incorporated by reference in their entirety and attached to this joint proxy statement/prospectus as Appendices A and B. We encourage you to carefully read the agreement and the amendment to the agreement in their entirety for a more complete description of the transactions.

     Many of the representations and warranties and conditions to closing of Trenwick and LaSalle contained in the agreement are qualified by reference to materiality. The agreement defines a "material adverse effect" or "material adverse change" as any material adverse effect on or change with respect to:

        - the agreement or related transactions or the announcement thereof;

        - the insurance, reinsurance or financial services industry in general;

        - any decrease in the value of portfolio investments resulting from changes in prevailing market interest rates;

        - economic or market conditions generally;

        - laws, regulations, accounting principles, or regulations or policies of general applicability; and

        - actions or omissions of a party taken with the prior written consent of the other parties in contemplation of the proposed transactions.

REPRESENTATIONS AND WARRANTIES

  REPRESENTATIONS AND WARRANTIES OF TRENWICK AND LASALLE

     The agreement contains representations and warranties between Trenwick and LaSalle relating to a number of matters, including,

        - the capital structure, organization, licenses, corporate power and related matters of LaSalle, Trenwick and each of our subsidiaries;

        - authorization, execution, delivery, performance and enforceability of the agreement and related matters;

        - the absence of any acceleration of the maturity of any indebtedness or the creation of any lien on the property of any party or its subsidiaries;

        - the absence of any declaration of dividends, other than ordinary dividends on common stock, or distributions;

        - the timeliness and accuracy of all filings of financial statements and documents filed with the SEC;

        - the absence of undisclosed liabilities that would be required to be on a balance sheet;

        - the absence of material adverse changes;

        - the absence of any change in accounting principles or practices, unless required by a change in the applicable accounting principles;

        - the absence of undisclosed broker, agent, financial advisor or other intermediary fees and expenses;

        - the absence of default or violation of our charters and by-laws, or agreements to or by which any party or its subsidiaries or any property of a party or its subsidiaries is bound;

        - the absence of any required government consents, approvals and filings except as disclosed;

        - compliance with applicable laws;

        - the accuracy of information supplied for use in the registration statement on Form S-4, of which this document is a part;

        - the absence of undisclosed material contracts;

        - the absence of undisclosed derivative contracts;

        - tax matters and the payment of taxes;

        - the absence of any tax election that would have a material adverse effect;

        - the absence of litigation;

        - title to property and status of leases;

        - the compliance with all laws relating to employment of labor;

        - the absence of any labor disputes;

        - the absence of any known activities of any labor union to organize any employees of Trenwick or LaSalle;

        - the absence of any increases in compensation or bonus to current or former officers or directors of Trenwick or LaSalle, except in the ordinary course of business;

        - the absence of any increase in severance or termination pay to current or former officers or directors of Trenwick or LaSalle;

        - the absence of any amendments of any employment or similar agreements with any current or former director or officer;

        - the absence of any undisclosed change in control, severance, termination or indemnification agreements;

        - employee benefit matters, including compliance of employee benefit plans with applicable laws;

        - intellectual property;

        - the inapplicability of takeover statutes to the transactions;

        - the receipt of fairness opinions from their respective financial advisors;

        - insurance matters relating to in-force treaties and agreements, actuarial reports, policy forms, rates and insurance agents;

        - the determination of reserves and admitted assets;

        - the absence of activity which would require registration as an investment adviser or investment company;

        - reinsurance contracts, coverholders and managing general agents;

        - compliance with conditions for reinsurance accounting;

        - the absence of any futures or option contracts, swaps, hedges or similar instruments which, individually or in the aggregate could have a material adverse effect; and

        - the absence of undisclosed related party transactions.

  ADDITIONAL REPRESENTATIONS AND WARRANTIES OF LASALLE

     LaSalle has made additional representations relating to a number of matters including the vote of LaSalle common shareholders and LaSalle Re exchangeable non-voting common shareholders required to approve and adopt the proposed transactions.

  ADDITIONAL REPRESENTATIONS AND WARRANTIES OF TRENWICK

     Trenwick has also made representations and warranties relating to a number of matters including the vote of Trenwick stockholders required to approve and adopt the proposed transactions and the amendments to Trenwick's rights agreement so that the transactions do not trigger any rights.

COVENANTS AND AGREEMENTS

  CONDUCT OF BUSINESS OF TRENWICK AND LASALLE

     We have agreed that, after the date of the agreement and before we complete the transactions, we will carry on our businesses in the ordinary and usual course in a manner consistent with past practices. We have also agreed, to the extent consistent with the agreement, to use our commercially reasonable efforts to preserve intact our current business organizations, keep available the services of our current officers and employees and preserve current business relationships. Without the prior written consent of the other party, the agreement generally limits our ability to:

        - amend our charter organizational documents and by-laws;

        - split, combine or reclassify our outstanding shares of stock;

        - declare or pay any dividends, other than regular quarterly cash dividends or redeem, purchase or otherwise acquire shares of capital stock or other securities;

        - issue, deliver, sell, grant, pledge, or otherwise encumber any shares of our capital stock or any securities convertible into, or exercisable or exchangeable for any shares of its capital stock;

        - acquire any other business organization or make any material investment other than in the ordinary course of business;

        - borrow money or become liable for the obligations of any other person, or except in the ordinary course of business, make any loans to any person, encumber shares of our capital stock or of our subsidiaries, or mortgage or pledge any of our material assets;

        - make any capital expenditure, other than in the ordinary course of business, and in no case will Trenwick make any capital expenditure in excess of $1 million, or LaSalle make any capital expenditure in excess of $350,000;

        - enter into, adopt, amend or terminate any benefit plan or arrangement for the welfare or benefit of any director, officer or employee;

        - increase any compensation or benefits of any director, officer or employee, except in connection with merit increases in the ordinary course of business, and promotions and, in the case of LaSalle, any new or amended pension plan provisions required by Bermuda law;

        - hire employees at the level of vice president or above or pay any benefit not required under existing plans or arrangements;

        - enter into any agreement that restricts our operations or that could restrict the operations of Trenwick Group Ltd. after the plans;

        - make any tax election or settle or compromise any material income tax liability or waive or extend the statute of limitations in respect of any such taxes;

        - make any change in accounting principles except as required by a change in GAAP or as a result of a change of law;

        - make any material change in our retrocessional agreements or arrangements, which involve reinsurance of a reinsurance company, or commute any corporate aggregate excess of loss reinsurance contracts or arrangements;

        - pay, discharge, settle or satisfy any claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice of claims for contractual benefits under any insurance or reinsurance contract;

        - adopt a plan of liquidation, dissolution, amalgamation, consolidation, restructuring, recapitalization or other reorganization;

        - enter into any new lines of business or make any material changes to the operation of our businesses or loss reserves;

        - lease, transfer or dispose of any material assets outside the ordinary course of business or enter into any material commitment or transaction outside the ordinary course of business;

        - commute any corporate aggregate excess of loss reinsurance contracts or arrangements; or

        - enter into any new related party transaction, agreement, arrangement or understanding that would be required to be disclosed in SEC filings.

  ADDITIONAL COVENANTS OF TRENWICK AND LASALLE

     The agreement contains a number of additional agreements including agreements relating to:

        - the preparation, filing and distribution of this document and Trenwick's filing of the registration statement on Form S-4 of which this document is a part;

        - press releases and other public statements concerning the transactions;

        - cooperation with respect to filings with governmental authorities and other agencies and organizations;

        - the delivery of "comfort letters" from each of our independent accountants in connection with the filing of the registration statement on Form S-4 of which this document is a part;

        - cooperation in the defense of any litigation relating to the transactions; and

        - the use of commercially reasonable efforts to exempt the transactions from, and otherwise act to eliminate or minimize the effects of, any applicable takeover or change of control law.

     Trenwick also has committed not to amend its rights agreement in any manner adverse to LaSalle and to take all actions requested by LaSalle to render the Trenwick rights agreement inapplicable to the transactions.

  COVENANTS OF TRENWICK GROUP LTD.

     Trenwick Group Ltd. has agreed to:

        - indemnify officers and directors of Trenwick and LaSalle for losses, expenses, claims, damages, and liabilities arising out of the transactions and maintain directors, officers and fiduciary liability insurance coverage for 6 years after the completion of the transactions for such officers and directors;

        - use commercially reasonable efforts to cooperate with LaSalle shareholders and Trenwick stockholders in the completion of a gain recognition agreement under Section 367 of the Internal Revenue Code;

        - maintain employee benefits for employees of Trenwick and LaSalle for at least one year and honor all disclosed employee compensation arrangements other than the LaSalle employee stock purchase plan;

        - take all actions necessary to implement its shareholder rights plan;

        - assume the outstanding warrants of Trenwick;

        - file a registration statement with respect to Trenwick, LaSalle and LaSalle Re options that become Trenwick Group Ltd. options;

        - assume the obligation to deliver one Trenwick Group Ltd. share in exchange for each exchangeable non-voting common share of LaSalle Re surrendered for exchange by its holder if the LaSalle Re scheme of arrangement is not approved by the required vote of the holders of the exchangeable non-voting common shares of LaSalle Re; and

        - assume the obligation to deliver to any holders of Series B preferred shares of LaSalle who surrender those shares for conversion, the same amount of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of LaSalle shares that they would have received upon conversion of those Series B preferred shares had the LaSalle scheme of arrangement not been consummated.

          COVENANTS OF TRENWICK, LASALLE AND TRENWICK GROUP LTD.

       Trenwick, LaSalle and Trenwick Group Ltd. have agreed to:

        - use commercially reasonable efforts to cause the shares of Trenwick Group Ltd. to be issued and approved for listing on the NYSE;

        - use best efforts to cause the plan of reorganization to qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code and to cause the schemes of arrangement to qualify as tax-free under
          Section 351 of the Internal Revenue Code; and

        - promise to refrain from taking any action that would be inconsistent with the qualification of the plan of reorganization and the schemes of arrangement as tax-free under Section 351 or Section 368(a) of the Internal Revenue Code.

       ADDITIONAL COVENANT OF LASALLE RE

     LaSalle Re has agreed to use commercially reasonable efforts to obtain the consent of the holders of the LaSalle Re options to the cancellation of such options in exchange for Trenwick Group Ltd. options on terms no less favorable than those currently applicable to the LaSalle Re options.

CONDITIONS

       CONDITIONS TO EACH PARTY'S OBLIGATION TO COMPLETE THE TRANSACTIONS.

     Our obligation to complete the transactions is subject to the fulfillment of the following conditions:

        - Shareholder Approval. We must obtain the LaSalle shareholder approval and the Trenwick stockholder approval.

        - Stock Exchange Listing. The NYSE must authorize the Trenwick Group Ltd. common shares issuable in the transactions for listing, subject to official notice of issuance.

        - Governmental Approvals. We must obtain all required regulatory approvals, all waiting periods must lapse, and the Bermuda Supreme Court must approve the schemes of arrangement on the terms contemplated by the agreement. These approvals may not be subject to conditions which would impose material and adverse limitations on the ability of Trenwick Group Ltd. to conduct its business, require changes to the transactions that would be material and adverse to us or to Trenwick Group Ltd., or which would change the consideration payable to you.

        - Third Party Consents. We must obtain required consents and approvals from our lenders and equity providers.

        - No Injunctions or Restraints. There must be no effective legal restraint or prohibition which would prevent the completion of the transactions.

        - Antitrust laws. The waiting period, and any extension of time thereof, applicable to the transactions under U.S. antitrust laws must have expired or been terminated.

        - Registration Statement. The registration statement of which this joint proxy statement/prospectus is a part must become effective with no stop orders in effect or threatened.

        - Legal Opinions.

          LaSalle. LaSalle and Trenwick Group Ltd. must receive a tax opinion stating that the schemes of arrangement will qualify as an exchange under sec.351(a) of the Internal Revenue Code and that LaSalle shareholders and that U.S. transferors of LaSalle Re exchangeable non-voting shares will not recognize any taxable gain or loss upon the receipt of Trenwick Group Ltd. shares.

          Trenwick. Trenwick and Trenwick Group Ltd. must receive a legal opinion that the U.S. transferors of Trenwick shares will not recognize any taxable gain or loss upon receipt of Trenwick Group Ltd. shares and that the plan of reorganization will qualify as a tax-free reorganization.

     CONDITIONS TO THE OBLIGATION OF TRENWICK TO COMPLETE THE TRANSACTIONS.

     Trenwick's obligation to complete the transactions is subject to the following additional conditions:

        - Performance by LaSalle. LaSalle must materially perform the obligations and covenants to be performed by it at or prior to the closing.

        - Representations and Warranties. LaSalle's representations and warranties in the agreement must be true and correct, as of the date of the agreement and as of the effective time of the agreement, subject to qualifications set forth in the agreement.

        - Closing Documents. Trenwick must receive customary and satisfactory closing documents.

        - Comfort Letters. Trenwick must receive customary and satisfactory comfort letters from LaSalle's accountants.

        - Approvals.  LaSalle must receive all required consents and approvals.

        - Fiduciary Duties. LaSalle's board must not withdraw or adversely modify its approval of the agreement in favor of a superior proposal and determine in good faith with legal counsel's advice that failing to take such action is reasonably likely to result in the breach of its fiduciary duties.

        - Legal Opinion. Trenwick and Trenwick Group Ltd. must receive a legal opinion from Baker & McKenzie, dated the effective time of the transactions, stating that Trenwick shall treat the plan of reorganization as a taxable disposition of assets but that Trenwick will not be subject more than $60 million of U.S. federal income tax.

        - Material Adverse Change. LaSalle must not have experienced a material adverse change. This condition does not apply after the LaSalle shareholders approve and adopt the transactions.

     CONDITIONS TO THE OBLIGATIONS OF LASALLE TO COMPLETE THE TRANSACTIONS.

     LaSalle's obligation to complete the transactions is subject to the following additional conditions:

        - Performance by Trenwick. Trenwick must materially perform the obligations and covenants to be performed by it at or prior to the closing.

        - Representations and Warranties. Trenwick's representations and warranties in the agreement must be true and correct, as of the date of the agreement and as of the effective time of the agreement, subject to qualifications set forth in the agreement.

        - Closing Documents. LaSalle must receive customary and satisfactory closing documents.

        - Comfort Letters. LaSalle must receive customary and satisfactory comfort letters from Trenwick's accountants.

        - Approvals.  Trenwick must receive all required consents and approvals.

        - Rights Agreement. Trenwick must take all necessary actions so that, prior to the effective date, we will have no obligations under the Trenwick rights agreement and no one will have rights under the rights agreement.

        - Fiduciary Duties. Trenwick's board must not withdraw or adversely modify its approval of the agreement in favor of a superior proposal and determine in good faith with legal counsel's advice that failing to take such action is reasonably likely to result in the breach of its fiduciary duties.

        - Legal Opinion. Trenwick and Trenwick Group Ltd. must receive a legal opinion from Baker & McKenzie, dated the effective time of the transactions, stating that Trenwick shall treat the plan of reorganization as a taxable disposition of assets but that Trenwick will not be subject more than $40 million of U.S. federal income tax.

        - Material Adverse Change. Trenwick must not have experienced a material adverse change. This condition does not apply after the Trenwick stockholders approve and adopt the transactions.

     Neither Trenwick nor LaSalle may rely on the failure of any condition set forth above to be satisfied if the failure of that condition was caused by the party's own failure to use reasonable efforts to complete the transactions contemplated by the agreement or the other agreements entered into in connection with the agreement.

NO SOLICITATION

     The agreement provides that we will not authorize or permit any of our respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to:

        - solicit, initiate, encourage, or facilitate any inquiries that might constitute or lead to any takeover proposal; or

        - participate in any discussions or negotiations regarding any takeover proposal.

     A takeover proposal means any inquiry, proposal or offer from any person relating to any:

        - acquisition or purchase by a third party of a business that constitutes 15% or more of the net revenues, net income or assets of either Trenwick and its subsidiaries or LaSalle and its subsidiaries, taken as a whole;

        - acquisition or purchase by a third party of 15% or more of any class of equity securities of either Trenwick or LaSalle or any of its subsidiaries;

        - tender offer or exchange offer that, if consummated, can result in any person beneficially owning 15% or more of any class of equity securities of either Trenwick or LaSalle or any of its subsidiaries; or

        - merger, consolidation, amalgamation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Trenwick or LaSalle or any of its subsidiaries.

     If at any time the board of either Trenwick or LaSalle determines in good faith, after consultation with and taking into account the advice of independent legal counsel that it is necessary to do so in order to act in a manner consistent with that board's fiduciary duties to its shareholders under applicable law, Trenwick or LaSalle, as the case may be, may in response to an unsolicited superior proposal and upon prior written notice to the other party:

        - furnish information with respect to Trenwick or LaSalle as the case may be to any person pursuant to a confidentiality agreement in reasonably customary form; and

        - participate in discussions or negotiations regarding the superior proposal.

     At all times and before taking any of these actions, Trenwick or LaSalle must also notify the other party if it receives a request for material non-public information or a takeover proposal, inform the other party of the identity of any person making a request or takeover proposal and of the material terms of the request or takeover proposal, and keep the other party informed of the status and material details of any such request or proposal. The other party will keep all such information confidential.

     A "superior proposal" must meet the following criteria:

        - the proposal is made by a third party to acquire, directly or indirectly, more than 50% of the combined voting power of the shares of Trenwick common stock or LaSalle common shares then outstanding or all or substantially all the assets of Trenwick or LaSalle including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction;

        - the proposal offers consideration consisting of cash and/or securities;

        - the proposal is otherwise on terms which the Trenwick or LaSalle board determines in its good faith judgment, based on the advice of a financial advisor of nationally recognized reputation, to be more favorable to Trenwick's stockholders or LaSalle's common shareholders than the agreement and related transactions; and

        - if the proposal requires financing the required financing is then committed or, in the good faith judgment of the Trenwick or LaSalle board, is reasonably capable of being obtained by the third party.

     In addition, except in the circumstances described below, neither the Trenwick or LaSalle board nor any committee of the Trenwick or LaSalle board may:

        - withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other company the approval or recommendation by the Trenwick or LaSalle board of the transactions;

        - approve or recommend, or propose publicly to approve or recommend, any takeover proposal; or

        - cause Trenwick or LaSalle to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any takeover proposal.

     The Trenwick or LaSalle board may withdraw or modify its approval and recommendation if it determines that it has the fiduciary duty to do so. If the Trenwick or LaSalle board is prepared to accept a superior proposal, the Trenwick or LaSalle board must forward written notice to the other party specifying the material terms and conditions of the superior proposal and identifying the person making the superior

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proposal. The other party will keep all of the information in the written notice confidential. After the fifth business day following the other party's receipt of the written notice, the board of Trenwick or LaSalle may terminate the agreement, upon payment of the applicable termination fee, and if it chooses, cause the other party to enter into an acquisition agreement with respect to any superior proposal.

     None of Trenwick's or LaSalle's obligations described above prohibits Trenwick or LaSalle from taking and disclosing to the Trenwick or LaSalle shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Trenwick or LaSalle shareholders if, in the good faith judgment of the board of Trenwick or LaSalle after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

TERMINATION

     The agreement may be terminated and the related transactions may be abandoned at any time prior to the completion of the transactions, whether before or after shareholder approval:

          (a) by the mutual written consent of Trenwick and LaSalle;

          (b) by the written notice by either Trenwick or LaSalle:

           - if the business combination has not become effective on or before the first business day after September 30, 2000, unless the failure to complete the business combination is the result of the failure by the party seeking to terminate the agreement to fulfill any of its obligations under the agreement;

           - if a governmental authority has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the agreement and such order, decree, ruling or other action has become final and nonappealable, despite Trenwick's and LaSalle's commercially reasonable effort to lift it;

           - if Trenwick fails to obtain the required approval of its stockholders;

           - if LaSalle fails to obtain the required approval of its common shareholders; or

           - if any single natural catastrophe has occurred which results in net losses to LaSalle and its subsidiaries or to Trenwick and its subsidiaries of $100 million or more.

          (c) by the LaSalle board:

           - if Trenwick breaches or fails in any material respect to perform or comply with any of its covenants and agreements, or if Trenwick breaches any of its representations and warranties and such breach would have or would be reasonably likely to have a material adverse effect on Trenwick and its subsidiaries, in each case such that the conditions to LaSalle's obligation to complete the transactions cannot be satisfied; however, LaSalle may not terminate the agreement if Trenwick can cure the breach within 10 days following the discovery of the breach;

           - if the board of Trenwick withdraws or modifies or changes its approval or recommendation of the agreement in a manner adverse to LaSalle or determines in good faith, after consultation with outside legal counsel, that the failure to take such action is reasonably likely to result in the breach of its fiduciary duties under applicable law; or

           - after LaSalle gives Trenwick five business days written notice that it is prepared to accept a superior proposal as permitted under the no-solicitation provision, gives Trenwick 48 hours advance notice of termination, and pays the required termination fee. See "-- No Solicitation". LaSalle will notify Trenwick promptly if it is no longer prepared to accept the LaSalle superior proposal referred to in its notification.

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          (d) by the Trenwick board:

           - if LaSalle breaches or fails in any material respect to perform or comply with any of its covenants and agreements, or if LaSalle breaches any of its representations and warranties and such breach would have or would be reasonably likely to have a material adverse effect on LaSalle and its subsidiaries, in each case such that the conditions to Trenwick's obligation to complete the transactions cannot be satisfied; however, Trenwick may not terminate the agreement if LaSalle can cure the breach within 10 days following the discovery of the breach;

           - if the board of directors of LaSalle withdraws or modifies or changes its approval or recommendation of the agreement in a manner adverse to Trenwick or determines in good faith, after consultation with outside legal counsel, that the failure to take such action is reasonably likely to result in the breach of its fiduciary duties under applicable law; or

           - after Trenwick gives LaSalle five business days written notice that it is prepared to accept a superior proposal as permitted under the no-solicitation provision gives LaSalle 48 hours advance notice of termination, and pays the required termination fee. See "-- No Solicitation." Trenwick will notify LaSalle promptly if it is no longer prepared to accept the Trenwick superior proposal referred to in its notification.

     Upon termination, the agreement shall become void and have no effect, without any liability or obligation on the part of Trenwick or LaSalle, other than the payment of fees and expenses as described in "-- Expenses and Termination Fees" below, the payment of the termination fee, as described below, and obligations with respect to public announcements and confidentiality, if required. Termination does not relieve any party from liability for any willful and material breach of the representations, warranties, covenants or agreements set forth in the agreement prior to any such termination.

EXPENSES AND TERMINATION FEES

     Trenwick and LaSalle will pay their own fees and expenses in connection with the agreement, the stock option agreements and related transactions, except that Trenwick and LaSalle shall each pay one-half of the costs and expenses incurred in connection with the printing and mailing of this document and specified regulatory filings. In addition, Trenwick will pay LaSalle a termination fee in the amount of $12 million, plus expenses not to exceed $2 million, if:

      - the agreement is terminated by either Trenwick or LaSalle because:

        -- the transactions have not been completed on or before the first business day after September 30, 2000, unless the failure to complete the transactions is the result of a failure by the party seeking to terminate the agreement to fulfill any of its obligations under the agreement; or

        -- Trenwick fails to obtain the required approval of its stockholders;

        and a takeover proposal of Trenwick has been made.

      - the agreement is terminated by Trenwick giving LaSalle five business days written notice that it is prepared to accept a superior proposal as permitted under the no-solicitation provision, giving LaSalle 48 hours advance notice of termination. See "-- No Solicitation".

      - the agreement is terminated by LaSalle because Trenwick breaches or fails in any material respect to perform or comply with any of its covenants and agreements or because Trenwick breaches any of its representations and warranties and such breach would have or would be reasonably likely to have a material adverse effect on Trenwick and its subsidiaries, and the conditions to LaSalle's obligation to complete the transactions cannot be satisfied; provided that LaSalle may not terminate the agreement if Trenwick cures the breach within 10 days following the discovery of the breach;

        and there is a takeover proposal of Trenwick at the time of the breach;
or

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

      - the agreement is terminated by LaSalle because:

        -- the Trenwick board withdraws or modifies or changes its approval or recommendation of the agreement or the related transactions in a manner adverse to LaSalle; or

        -- Trenwick determines in good faith, after consultation with its outside legal counsel, that failure to withdraw, modify or change such approval or recommendation is reasonably likely to result in a breach of the fiduciary duties of the Trenwick board.

     LaSalle will pay Trenwick a termination fee in the amount of $12 million, plus expenses not to exceed $2 million, if:

      - the agreement is terminated by either Trenwick or LaSalle because:

        -- the transactions have not been completed on or before the first business day after September 30, 2000, unless the failure to complete the transactions is the result of the failure by the party seeking to terminate the agreement to fulfill any of its obligations under the agreement; or

        -- Trenwick fails to obtain the required approval of its stockholders;

        and a takeover proposal of LaSalle has been made.

      - the agreement is terminated by LaSalle giving Trenwick five business days written notice that it is prepared to accept a superior proposal as permitted under the no-solicitation provision, giving Trenwick 48 hours advance notice of termination. See "-- No Solicitation."

      - the agreement is terminated by Trenwick because LaSalle breaches or fails in any material respect to perform or comply with any of its covenants and agreements, or because LaSalle breaches any of its representations and warranties and such breach would have or would be reasonably likely to have a material adverse effect on LaSalle and its subsidiaries, and the conditions to Trenwick's obligation to complete the transactions cannot be satisfied; provided that Trenwick may not terminate the agreement if LaSalle cures the breach within 10 days following the discovery of the breach;

        and there is a takeover proposal of LaSalle at the time of the breach;
or

      - the agreement is terminated by Trenwick because:

        -- the LaSalle board withdraws or modifies or changes its approval or recommendation of the agreement or the related transactions in a manner adverse to Trenwick; or

        -- LaSalle determines in good faith, after consultation with its outside legal counsel, that failure to withdraw, modify or change such approval or recommendation is reasonably likely to result in a breach of the fiduciary duties of the LaSalle board.

INDEMNIFICATION AND INSURANCE

     The agreement provides that Trenwick Group Ltd. will indemnify the present and former directors and officers of Trenwick and LaSalle against liabilities arising out of the proposed transactions. Subject to applicable Bermuda law and public policy, after we complete the transactions, Trenwick Group Ltd. will honor indemnification rights of the current and former directors and officers of Trenwick, LaSalle or any of our subsidiaries. For at least six years from the effective time, Trenwick Group Ltd. will maintain, for all former and current directors and officers of Trenwick, LaSalle and our subsidiaries, the current directors' and officers' liability insurance, fiduciary liability insurance and indemnification policies maintained by Trenwick and LaSalle. However, Trenwick Group Ltd. need not maintain these policies if the annual premium for the policies would be more than twice the last annual premium paid before the agreement was signed. Instead of maintaining these policies, Trenwick Group Ltd. may be authorized to provide acceptable alternate coverage. If the existing policies expire or are cancelled or terminated, or if the annual

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premium under those policies would be more than twice the last annual premium paid before the agreement was signed, before six years after we complete the transactions, Trenwick Group Ltd. will use its reasonable efforts to buy, for the remainder of the six-year period, as much coverage as it can buy for an annualized premium that is not more than twice the last annual premium paid before the agreement was signed.

AMENDMENT AND WAIVER

     Subject to applicable law, Trenwick and LaSalle can agree in writing to amend, modify, or supplement any provision of the agreement at any time before we complete the transactions, whether before or after shareholder approval, except that, if the Trenwick stockholders or LaSalle common shareholders already have adopted the transactions, the amount of consideration to be paid to you may not be decreased and the form of that consideration may not be altered without your approval, and Trenwick and LaSalle may not make any amendment that requires additional approval by you unless they obtain such additional approval.

     At any time, either party may waive in writing compliance by the other party with any agreements or conditions of the other party.

ACCESS TO INFORMATION

     We have each agreed to provide, and to cause our subsidiaries to provide, to the other party's officers, employees, counsel, accountants and other authorized representatives access during normal business hours to our and our subsidiaries' personnel, offices and other facilities and to our books and records throughout the period prior to the effective time of the business combination. In addition, during such period we will each permit the other party and its authorized representatives to make such inspections of our financial and operating data and information with respect to our businesses and properties as the other party may reasonably request.

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                      RELATED AGREEMENTS AND TRANSACTIONS

STOCK OPTION AGREEMENTS

GENERAL DESCRIPTION OF THE STOCK OPTION AGREEMENT

     Immediately following the execution of the agreement, Trenwick and LaSalle entered into two stock option agreements, each dated December 19, 1999. LaSalle granted Trenwick an irrevocable option to purchase 3,105,110 LaSalle common shares. Trenwick granted LaSalle an irrevocable option to purchase 3,462,164 shares of Trenwick common stock. Each option is for approximately 19.9% of the issuer's outstanding shares. Except as otherwise noted below, the terms and conditions of the Trenwick stock option agreement and the LaSalle stock option agreement are identical in all material respects. The stock option agreements are attached as Appendices D and E, respectively, to this document. We urge you to read these agreements carefully.

EXERCISE OF THE OPTIONS

     To exercise its option, Trenwick must pay LaSalle an exercise price of $12.81 for each LaSalle share. To exercise its option, LaSalle must pay Trenwick an exercise price of $18.04 for each Trenwick share. Each exercise price is equal to the average of the last sale prices of LaSalle common shares or Trenwick common stock, as the case may be, on the 10 trading days immediately prior to the date we publicly announced the agreement. The optionholder may pay the exercise price in cash or may elect a cashless exercise of the options. The cashless exercise method permits the optionholder to pay for the option shares by permitting a number of option shares having a market value equal to the cash exercise price to be withheld.

     Except as described below, each option may be exercised within 180 days following any event entitling the optionholder to receive the termination fee under the agreement. The right to exercise the option expires upon either:

     - the effective time of the business combination;

     - 180 days after the date that the optionholder becomes entitled to receive the termination fee under the agreement; and

     - the termination of the agreement for any reason that would not trigger a termination fee.

The issuer's obligation to deliver the shares is conditioned on the expiration or termination of any waiting period under the Hart-Scott-Rodino Act, approval of the option shares for listing on the NYSE, receipt of required consents or approvals and the absence of any injunctions.

ADJUSTMENTS TO NUMBER AND TYPE OF SHARES

     The total number of shares purchasable upon the exercise of each option, and the purchase price, may be adjusted from time to time to reflect changes in the capitalization of Trenwick or LaSalle.

CASH PAYMENT FOR THE OPTION

     If an option becomes exercisable, the optionholder may require the issuer to repurchase the option in whole or in part, for a price equal to the number of shares of stock then purchasable upon exercise of the option multiplied by the excess of the fair market value over the exercise price. The fair market value is defined in the stock option agreement as the highest of:

     - the price per share at which a tender or exchange offer for the applicable stock has been made during the term of the option; and

     - the average of the last sale prices of Trenwick or LaSalle shares, as applicable, on the NYSE preceding the delivery of the notice requesting cash payment for the option.

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     If the option has been exercised, the optionholder may, at any time during the five years following exercise, require the issuer to repurchase any option shares at a price equal to the number of shares designated for repurchase multiplied by the higher of the exercise price and the fair market value.

REPURCHASE AT THE OPTION OF THE ISSUER

     After an option has been exercised, the issuer has the right, for six months after the option first becomes exercisable, to repurchase all of the shares issued upon the exercise of the option at a purchase price per share equal to the greater of 110% of the average of the last sale prices per share on the NYSE for the 10 trading days preceding the repurchase request and the total exercise price paid, plus interest. Upon repurchase, the issuer must also pay the optionholders's out-of-pocket expenses in connection with the transactions.

FIRST REFUSAL

     At any time prior to the second anniversary of the first purchase of shares under an option, the issuer would have a right of first refusal over the shares issued under the option in the event the holder desired to sell or transfer such shares.

LIMITATION ON PROFIT

     Each stock option agreement provides that in no event will optionholder's total profit from the option exceed in the aggregate $15 million. Total profit includes the termination fee under the agreement, excluding expenses, as well as amounts paid with respect to the option by the issuer or any third party, in excess of any exercise price paid by the optionholder. The stock option agreements do not permit the optionholder to exercise the options for a number of shares that would result in a deemed profit, as of the date of the exercise notice, of more than $15 million.

     REGISTRATION RIGHTS

     For two years following exercise of the option, the optionholder may require the issuer to file, at the issuer's expense, up to two registration statements permitting the sale of the option shares. The issuer of the option may instead purchase all or any part of the shares proposed to be registered at fair market value.

     EFFECT OF THE STOCK OPTION AGREEMENTS

     The stock options agreements increase the likelihood that the transactions will be completed in accordance with their terms. They provide compensation to the optionholder for the efforts undertaken and the expenses, losses and opportunity costs incurred by it in connection with the transactions if they are not completed under circumstances involving an acquisition or potential acquisition of the issuer by a third party. We entered into the stock option agreements to accomplish these objectives. The stock option agreements may have the effect of discouraging offers by third parties to acquire either LaSalle or Trenwick prior to the business combination, even if such persons were prepared to offer to pay consideration to you which has a higher current market than the Trenwick Group Ltd. common shares you will receive in the transactions.

SHAREHOLDERS AGREEMENT

          GENERAL

     Immediately prior to the execution of the agreement, Trenwick and shareholders who together held approximately 16.9% of the outstanding LaSalle common shares and all of the LaSalle Re exchangeable non-voting common shares that were not held by LaSalle entered into the shareholders agreement. These shareholders agreed to vote their shares in favor of adoption of the agreement and approval of the transactions contemplated by the agreement.

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

     - They also agreed to vote against:

        - any action that would result in a breach of the agreement;

        - any other extraordinary transaction;

        - a transfer of a material amount of assets of LaSalle or any of its subsidiaries;

        - any change in the majority of the board of directors of LaSalle or LaSalle Re;

        - any material change in the capitalization of LaSalle or LaSalle Re or the corporate structure of LaSalle or LaSalle Re; or

        - any action that would interfere with the agreement.

These shareholders also agreed to revoke any proxy they previously granted with respect to such matters. The shareholders agreement does not prohibit these shareholders from transferring their shares or options to any person. The shareholders agreement is attached as Appendix F to this document. We urge you to read this agreement carefully.

          TERMINATION OF THE SHAREHOLDERS AGREEMENT

     The voting provisions terminate if LaSalle's board either modifies or withdraws its approval and recommendation of the agreement based on its fiduciary duties or terminates the agreement in order to accept a superior proposal. The entire shareholders agreement terminates 180 days after the agreement is terminated, or if earlier, upon the closing of the schemes of arrangement.

                                  THE CLOSING

     Unless we agree otherwise, the closing of the transactions will take place at 9:00 a.m. on the business day after all other closing conditions have been satisfied or waived. The closing of the transactions will take place at the offices of Mayer, Brown & Platt, 1675 Broadway, New York, New York 10019-5820, unless Trenwick and LaSalle agree in writing to another date, time or place. The closing of the transactions is expected to take place shortly after the approval of the stockholders of Trenwick, common shareholders of LaSalle and holders of LaSalle Re exchangeable non-voting common shares at the special meetings and the receipt of all necessary insurance and other regulatory approvals.

                                 EFFECTIVE TIME

     At the closing, Trenwick Group Ltd. will acquire all of the assets and assume all of the liabilities of Trenwick in exchange for Trenwick Group Ltd. common shares. The plan of reorganization will become effective at the time Trenwick Group Ltd. common shares are distributed to holders of Trenwick common stock.

     The schemes of arrangement must be approved by an order of the Supreme Court of Bermuda. Upon the filing of the orders with the Bermuda Registrar of Companies, the schemes of arrangement will become effective. The filing of the Bermuda Supreme Court orders approving the schemes of arrangement with the Bermuda Registrar of Companies and the reorganization will occur on the same day.

     The effective time of the business combination will be the later of the effective time of the schemes of arrangement and the effective time of the plan of reorganization.

            TRENWICK GROUP LTD. AFTER COMPLETION OF THE TRANSACTIONS

     Upon completion of the transactions, Trenwick Group Ltd.'s restated memorandum of association and bye-laws as in effect immediately prior to the effective time of the transactions will continue to be the memorandum of association and bye-laws of Trenwick Group Ltd. Mr. Billett will be the Chairman, President and Chief Executive Officer of Trenwick Group Ltd. and Mr. Hengesbaugh will be President of LaSalle Re. The executive officers of Trenwick Group Ltd. will consist of Trenwick's current executive officers and individual executive officers of LaSalle appointed by the Trenwick Group Ltd. board.

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                         INFORMATION REGARDING TRENWICK

     Trenwick Group Inc. is a holding company with four principal operating units: Trenwick America Reinsurance Corporation, Trenwick International Limited, Chartwell Managing Agents Limited and Canterbury Financial Group Inc. Of Trenwick's 1999 total net premiums each of Trenwick's operating units contributed as follows:

     - Trenwick America Re -- 43.7%.

     - Trenwick International -- 36.5%.

     - Chartwell Managing Agents -- 18.2%.

     - Canterbury -- 1.6%.

Net premiums are insurance or reinsurance premiums received minus premiums paid or payable for Trenwick's own reinsurance coverage. The premiums contributed by Chartwell Managing Agents and Canterbury only reflect the period from October 27, 1999, the date of their acquisition by Trenwick, to December 31, 1999.

     Trenwick America Re, located in Stamford, Connecticut, provides reinsurance to U.S. insurance companies for property and casualty risks. Its statutory surplus, which is shareholders equity, determined in accordance with insurance accounting principles was $262.5 million as of June 30, 2000. Trenwick America Re provides treaty reinsurance, where it agrees in advance to take a specific share of part of an insurance company's business. As a broker market reinsurer, Trenwick America Re obtains substantially all of its business through brokers who represent insurance companies. Trenwick America Re is licensed or otherwise authorized to do business in all fifty states and the District of Columbia.

     Trenwick International, which Trenwick acquired in February 1998, is headquartered in London, England. Trenwick International is authorized to write insurance in over 30 countries and participates in the London market for worldwide reinsurance. Its business, which is conducted outside of the United States, consists principally of direct insurance provided to policyholders and specialized risk reinsurance provided to insurance companies. It also provides insurance companies with property and casualty reinsurance through treaties. A recently-opened branch office in Paris, France specializes in specialized risk property reinsurance. Trenwick International obtains its business through brokers who represent policyholders, in the case of direct insurance, and insurance companies, in the case of reinsurance. Its regulatory surplus, which is shareholders equity, determined in accordance with insurance accounting principles was $121.4 million as of June 30, 2000.

     Trenwick acquired Chartwell Managing Agents as part of its acquisition of Chartwell Re Corporation and its subsidiaries in October 1999. Chartwell Managing Agents is among the largest managing agents at Lloyd's and manages three underwriting syndicates at Lloyd's, with a total underwriting capacity of approximately L230 million ($380 million) for the 2000 year of account. Over 93% of Chartwell Managing Agents' syndicates' 2000 capacity is supplied by Trenwick. Chartwell Managing Agent's principal office is in London, England.

     Canterbury Financial Group, which Trenwick also acquired as part of the Chartwell transaction, is located in Stamford, Connecticut. Canterbury underwrites specialty property and casualty primary insurance programs through managing general agents. Canterbury's insurance subsidiaries, The Insurance Corporation of New York and Chartwell Insurance Company, have statutory surplus, which is shareholders equity, determined in accordance with insurance accounting principles, of $140.8 million and $211.9 million, respectively, as of June 30, 2000. The Insurance Corporation of New York and Chartwell Insurance Company are licensed in 50 and 49 states, respectively. Canterbury has also established a surplus lines company -- Dakota Specialty Insurance Company -- which is authorized to underwrite business in 34 states.

     All of Trenwick's principal insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company, an independent insurance rating organization. Standard & Poor's Rating Services rates the
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financial strength of Trenwick's principal insurance and reinsurance subsidiaries as A+ (Good). Standard & Poor's also rates the Trenwick's counterparty credit and senior debt as BBB+ and its preferred stock as BBB-. On December 20, 1999, Moody's Investors Service confirmed its previously issued Baa2 rating for Trenwick's senior debt and revised its rating outlook to "stable." Except for the ratings which specifically address Trenwick's senior debt and preferred stock, these ratings are issued to assist insurance companies and policyholders, not to protect investors.

     Prior to the business combination, Trenwick will complete an internal restructuring designed to organize Trenwick's subsidiaries into three separate groups: a chain of U.S. corporations, a chain of U.K. corporations and a chain of Bermuda corporations.

     Trenwick's principal executive office is located at One Canterbury Green, Stamford, Connecticut 06901, and its telephone number is 203-353-5500. Its Internet address is http://www.trenwick.com.

                   INFORMATION REGARDING TRENWICK GROUP LTD.

     Trenwick Group Ltd.,which was formerly known as Gowin Holdings International Limited, is a Bermuda holding company which has been formed to accomplish the transactions. Trenwick Group Ltd. has no significant assets or capitalization and has not engaged in any business or prior activities other than in connection with the transactions.

     Trenwick Group Ltd.'s principal executive office will be located at Continental Building, 25 Church Street, Hamilton HM12, Bermuda.

                         INFORMATION REGARDING LASALLE

     LaSalle's principal focus is to write property catastrophe reinsurance on a worldwide basis through its subsidiary, LaSalle Re. Property catastrophe reinsurance contracts cover unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. LaSalle seeks a geographically diverse portfolio of property catastrophe reinsurance risks.

     LaSalle also writes other lines of business that have a catastrophe orientation when pricing opportunities arise. These lines currently include:

     - Property risk excess, which covers damage to specified property after a stated deductible has been exceeded;

     - Property pro rata treaty, which covers a stated percentage of the property insurance policies written by the company whose risks are being reinsured;

     - Casualty;

     - Marine;

     - Crop hail;

     - Aviation;

     - Satellite; and

     - Political risk.

     In addition, through its subsidiary LaSalle Re Corporate Capital Ltd., LaSalle provides capital support to selected Lloyd's syndicates that individually write the following lines of business:

     - Direct insurance;

     - Facultative reinsurance, which covers damage to specific property insured by the company whose risks are being reinsured;

     - Marine insurance and reinsurance;

     - Professional indemnity insurance;

     - Directors' and officers' insurance; and

     - Bankers' blanket bonds, which cover theft or the disappearance of money or other property held by a bank or financial institution.

     LaSalle seeks to maintain and develop long-term relationships with its clients and brokers by promptly responding to underwriting submissions, designing customized programs and offering lead terms when circumstances warrant and paying valid claims within an average of five days. By providing a high level of service, LaSalle retains a substantial portion of its clients from year to year. In addition, LaSalle's relationships with brokers enable it to obtain business and monitor developments in various lines of reinsurance in order to increase its writings when market conditions in those lines are favorable.

     For additional information about LaSalle you should read LaSalle's annual report on Form 10-K for the fiscal year ended September 30, 1999 and LaSalle's quarterly report on Form 10-Q for the quarter ended June 30, 2000. See also "Where You Can Find More Information."

        UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

     On December 19, 1999, Trenwick announced that it had entered into an Agreement, Schemes of Arrangement and Plan of Reorganization with LaSalle and LaSalle Re which agreement was amended and restated as of March 20, 2000 and amended as of June 28, 2000. At the effective time of the business combination, each of your shares will be converted into the right to receive one Trenwick Group Ltd. common share, subject to adjustment in the event of a sufficiently large natural catastrophe as described in this document. The unaudited pro forma combined consolidated financial statements assume that all of your shares will be exchanged at the fixed exchange ratio. The total value of the consideration for pro forma purposes was determined using the average closing price of Trenwick common stock on the New York Stock Exchange for the five day trading period ended December 22, 1999.

     Under the terms of the agreement, a newly-formed holding company, Trenwick Group Ltd., will acquire all of the assets and assume all of the liabilities of Trenwick in exchange for Trenwick Group Ltd. common shares. Thereafter, Trenwick will be completely liquidated. Upon completion of the reorganization, holders of Trenwick common stock will receive one Trenwick Group Ltd. common share in exchange for each share of Trenwick common stock that they hold. In addition, each LaSalle common share and each LaSalle Re exchangeable non-voting common share will be exchanged for one Trenwick Group Ltd. common share, subject to the terms and conditions of the agreement. LaSalle will be treated as the acquiror for accounting purposes.

     On October 27, 1999, Trenwick completed its acquisition of Chartwell. Therefore, Trenwick's historical statement of operations for the year ended December 31, 1999 includes the results of Chartwell's operations for the period from October 28, 1999 through December 31, 1999. Trenwick's historical balance sheet as of December 31, 1999 includes the financial position of Chartwell.

     The following unaudited pro forma combined consolidated balance sheet as of June 30, 2000 is based on the historical consolidated financial statements of LaSalle and Trenwick, combined and adjusted to give effect to the business combination, using the purchase method of accounting as if it occurred on June 30, 2000. The unaudited pro forma combined consolidated statements of operations for the year ended December 31, 1999 and the six months ended June 30, 2000 reflect the business combination as if it occurred on January 1, 1999. In addition the unaudited pro forma combined consolidated statement of operations for the year ended December 31, 1999 includes the historical results of Chartwell's operations for the period from January 1, 1999 through October 27, 1999, adjusted to give effect to the acquisition, using the purchase method of accounting, as if it occurred on January 1, 1999. Reclassifications have been made to the historical financial statements to conform with this pro forma presentation. You should read these statements in conjunction with those historical financial statements and the notes thereto, which are incorporated by reference in this document.

     The pro forma adjustments are based upon preliminary estimates, information currently available and a number of assumptions that management of Trenwick and LaSalle believe are reasonable under the circumstances. Trenwick Group Ltd.'s actual consolidated financial statements will reflect the effects of the business combination on and after the effective time of the business combination rather than the dates indicated above. The unaudited pro forma combined consolidated financial statements do not purport to represent what the combined results of operations or financial position actually would have been had the business combination occurred on the assumed dates, nor do they purport to project the combined results of operations and financial position for any future period. Operating expense savings that may result from business combination have not been reflected in these pro forma financials.

     Described below are the preliminary adjustments to record the assets and liabilities at fair value and allocate the excess of the fair value of net assets acquired over the purchase price. Total consideration has been allocated based on management's best estimate. All amounts are in thousands, except per share amounts.

                          UNAUDITED PRO FORMA COMBINED
                       CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                            TRENWICK
                                                           GROUP INC.    LASALLE RE      TOTAL
                                                           ----------    ----------    ---------
DETERMINATION OF PURCHASE PRICE(A)
Trenwick shares (16,288,082 common)......................     16,288                      16,288
LaSalle Re minority shares (4,725,546 non-voting
  common)................................................                   4,726          4,726
Exchange ratio for the conversion of shares..............        1.0          1.0            1.0
Trenwick Group Ltd. common shares issued in exchange for
  Trenwick and LaSalle Re shares.........................     16,288        4,726         21,014
Trenwick average price per voting common share...........  $   15.76      $ 15.76      $   15.76
                                                           ---------      -------      ---------
Consideration for Trenwick and LaSalle Re shares.........  $ 256,699      $74,482      $ 331,181
Consideration for Trenwick and LaSalle Re stock
  options................................................      5,414        1,056          6,470
                                                           ---------      -------      ---------
Total purchase price before acquisition costs............    262,113       75,538        337,651
Acquisition costs........................................      9,704        2,796         12,500
                                                           ---------      -------      ---------
Total purchase price.....................................  $ 271,817      $78,334      $ 350,151
                                                           =========      =======      =========
ALLOCATION OF PURCHASE PRICE
Net book value as at June 30, 2000(B):
  Trenwick net assets....................................  $ 439,472                   $ 439,472
  LaSalle Re minority interest...........................                 $85,161         85,161
Adjustment for effect of transaction on carrying value of
  Trenwick deferred income taxes(C)......................     (7,231)                     (7,231)
Adjustments to reflect fair value of assets acquired and
  liabilities assumed(D):
  Trenwick indebtedness, net of income taxes of $1,226...      2,277                       2,277
  Trenwick mandatorily redeemable preferred capital
     securities, net of income taxes of $8,824...........     16,386                      16,386
  LaSalle Re note receivable and other assets............                     160            160
Adjustments to eliminate intangible assets(E):
  Trenwick goodwill......................................   (150,655)                   (150,655)
  Trenwick other intangible assets including unamortized
     debt issuance costs, net of income taxes of
     $2,883..............................................    (13,892)                    (13,892)
  LaSalle Re intangible assets...........................                    (258)          (258)
                                                           ---------      -------      ---------
Sub-total................................................    286,357       85,063        371,420
Adjustments to reduce carrying value of other long term
  assets(F):
  Trenwick premises and equipment, net of income taxes of
     $3,206..............................................     (5,952)                     (5,952)
  LaSalle Re premises and equipment......................                    (198)          (198)
  Trenwick non-marketable other equity investments, net
     of income taxes of $4,624...........................     (8,588)                     (8,588)
Excess of fair value of LaSalle Re net assets acquired
  over purchase price (classified in other
  liabilities)(F)........................................                  (6,531)        (6,531)
                                                           ---------      -------      ---------
Allocation of purchase price.............................  $ 271,817      $78,334      $ 350,151
                                                           =========      =======      =========

Refer to pages 100 through 103 for footnotes (A) through (F).

      UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS(1)

                         SIX MONTHS ENDED JUNE 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 LASALLE        TRENWICK      PRO FORMA
                                              HISTORICAL(2)    HISTORICAL    ADJUSTMENTS     PRO FORMA
                                              -------------    ----------    -----------     ---------
REVENUES
Net premiums earned.........................     $55,988        $288,264       $    --       $344,252
Net investment income.......................      18,187          54,018         2,412(D)      74,617
Net realized investment gains (losses)......      (2,186)           (375)           --         (2,561)
Other income................................          --           2,574            --          2,574
Foreign currency gain (loss)................         373            (912)           --           (539)
Service and other revenue...................          --           1,811           327(F)       2,138
Equity in net earnings of investees.........          --           5,472           826(F)       6,298
                                                 -------        --------       -------       --------
Total revenues..............................      72,362         350,852         3,565        426,779
                                                 -------        --------       -------       --------
EXPENSES
Claims and claims expenses incurred.........      53,266         206,494            --        259,760
Policy acquisition costs....................      11,110          81,047            --         92,157
Underwriting expenses.......................       6,661          34,780        (1,393)(F)     40,048
Amortization of goodwill....................          --           4,097        (4,097)(E)         --
General and administrative expenses.........       2,869           5,404            --          8,273
Interest expense............................         611          13,050          (464)(E)     13,833
                                                                                   636(D)
Minority interest in subsidiary trust.......          --           4,851           345(D)       5,196
                                                 -------        --------       -------       --------
Total expenses..............................      74,517         349,723        (4,973)       419,267
                                                 -------        --------       -------       --------
Income (loss) before other minority interest
  and income taxes..........................      (2,155)          1,129         8,538          7,512
Minority interest in net (loss) of
  subsidiary................................      (1,258)             --         1,258(A)          --
Dividends on preferred stock of
  subsidiary................................          --              --         3,282(A)       3,282
                                                 -------        --------       -------       --------
Income (loss) before income taxes...........        (897)          1,129         3,998          4,230
Income tax expense (benefit)................          --          (2,560)        1,434(G)      (1,126)
                                                 -------        --------       -------       --------
Income (loss) before extraordinary item.....        (897)          3,689         2,564          5,356
Extraordinary loss on debt redemption, net
  of income tax benefit.....................          --            (825)           --           (825)
                                                 -------        --------       -------       --------
Net income (loss)...........................     $  (897)       $  2,864       $ 2,564       $  4,531
                                                 =======        ========       =======       ========
Basic earnings (loss) per share:
  Income (loss) before extraordinary item...     $ (0.27)       $   0.23           n/a       $   0.15
  Net income (loss).........................     $ (0.27)       $   0.18           n/a       $   0.12
Diluted earnings (loss) per share:
  Income (loss) before extraordinary item...     $ (0.27)       $   0.23           n/a       $   0.15
  Net income (loss).........................     $ (0.27)       $   0.18           n/a       $   0.12
Basic weighted average shares outstanding...      15,617          15,961         4,726         36,304
Diluted weighted average shares
  outstanding...............................      15,617          15,981         5,116         36,714

---------------
(1) This statement of operations assumes that the business combination was consummated on January 1, 1999.
(2) La Salle's fiscal year ends on September 30. The historical LaSalle information above has been prepared by adding the results of LaSalle's operations for the three months ended March 31, 2000 and the three months ended June 30, 2000. (Refer to page 105 for support).

Refer to pages 100 through 104 for pro forma adjustment footnotes.

      UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS(1)

                          YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       TRENWICK
                                                        LASALLE           PRO         PRO FORMA
                                                     HISTORICAL(2)     FORMA(3)      ADJUSTMENTS     PRO FORMA
                                                     -------------     ---------     -----------     ---------
REVENUES
Net premiums earned................................    $121,876        $ 478,226       $    --       $ 600,102
Net investment income..............................      34,481           88,099         4,824(D)      127,404
Net realized investment gains (losses).............      (1,577)           1,083            --            (494)
Other income (loss)................................          --           (3,419)           --          (3,419)
Foreign currency gain (loss).......................        (363)             (62)           --            (425)
Service and other revenue..........................          --            9,908           653(F)       10,561
Equity in net earnings of investees................          --             (175)        1,652(F)        1,477
                                                       --------        ---------       -------       ---------
Total revenues.....................................     154,417          573,660         7,129         735,206
                                                       --------        ---------       -------       ---------
EXPENSES
Claims and claims expenses incurred................     147,203          414,811            --         562,014
Policy acquisition costs...........................      20,396          158,473            --         178,869
Underwriting expenses..............................      15,492           76,440        (3,562)(F)      88,370
Amortization of goodwill...........................          --            6,459        (6,459)(E)          --
General and administrative expenses................       2,100            9,262            --          11,362
Interest expense...................................       1,595           17,513          (292)(E)      20,088
                                                                              --         1,272(D)
Minority interest in subsidiary trust..............          --            9,702           690(D)       10,392
Loss on commutation................................          --           57,869            --          57,869
                                                       --------        ---------       -------       ---------
Total expenses.....................................     186,786          750,529        (8,351)        928,964
                                                       --------        ---------       -------       ---------
Income (loss) before other minority interest.......     (32,369)        (176,869)       15,480        (193,758)
Minority interest in net (loss) of subsidiary......      (8,990)              --         8,990(A)           --
Dividends on preferred stock of subsidiary.........          --               --         6,563(A)        6,563
                                                       --------        ---------       -------       ---------
Income (loss) before income taxes..................     (23,379)        (176,869)          (73)       (200,321)
Income tax expense (benefit).......................          --          (52,538)        2,917(G)      (49,621)
                                                       --------        ---------       -------       ---------
Net (loss).........................................    $(23,379)       $(124,331)      $(2,990)      $(150,700)
                                                       ========        =========       =======       =========
Basic and diluted net loss per share...............    $  (1.91)       $   (6.79)          n/a       $   (3.89)
Basic and diluted weighted average shares
  outstanding......................................      15,676           18,308         4,726          38,710

---------------
(1) This statement of operations assumes that the business combination was consummated on January 1, 1999.

(2) LaSalle's fiscal year ends on September 30. The historical information presented above has been prepared by subtracting the results of LaSalle's operations for the three months ended December 31, 1998 from the fiscal year end results and adding the results for the three months ended December 31, 1999. (Refer to the page 106 for support.) After the consummation of the business combination, the fiscal year end for the combined company will be December 31.

(3) Trenwick's acquisition of Chartwell was consummated on October 27, 1999 and Trenwick's historical results of operations for the year 1999 includes the results of Chartwell from the date of its acquisition. The pro forma Trenwick information presented above has been prepared by adding the historical results of Chartwell's operations for the period from January 1, 1999 through October 27, 1999 and Trenwick's operations for the year ended December 31, 1999. (Refer to pages 107 through 108 for support).

    Refer to pages 100 through 104 for pro forma adjustments.

           UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET(1)

                              AS OF JUNE 30, 2000
                                 (IN THOUSANDS)

                                                 LASALLE      TRENWICK     PRO FORMA
                                                HISTORICAL   HISTORICAL   ADJUSTMENTS      PRO FORMA
                                                ----------   ----------   -----------      ----------
ASSETS
Debt securities available for sale............   $450,873    $1,147,805    $      --       $1,598,678
Equity securities available for sale..........         --       107,222           --          107,222
Other investments.............................         --        24,736      (13,212)(F)       11,524
Investments held by managed syndicates........         --       147,608           --          147,608
                                                 --------    ----------    ---------       ----------
Total investments.............................    450,873     1,427,371      (13,212)       1,865,032
Cash and cash equivalents.....................     98,532       147,044                       245,576
Cash and cash equivalents held by managed
  syndicates..................................         --       102,985           --          102,985
Accrued investment income.....................     12,284        23,701           --           35,985
Premiums in the course of collection..........     97,825       452,617           --          550,442
Deferred policy acquisition costs.............     13,457        93,132           --          106,589
Prepaid reinsurance premiums..................     17,163       114,823           --          131,986
Reinsurance recoverable balances, net.........      8,081       743,124       (1,849)(H)      749,356
Deposits......................................     27,938        20,771           --           48,709
Net deferred income taxes.....................         --       101,354       (7,231)(C)       94,786
                                                                                 663(G)
Goodwill......................................         --       150,655     (150,655)(E)           --
Other assets..................................      4,642       113,604          160(D)        92,017
                                                                             (17,033)(E)
                                                                              (9,356)(F)
                                                 --------    ----------    ---------       ----------
Total assets..................................   $730,795    $3,491,181    $(198,513)      $4,023,463
                                                 ========    ==========    =========       ==========
LIABILITIES
Unpaid claims and claims expenses.............   $178,143    $2,050,332    $      --       $2,228,475
Unearned premium income.......................     75,793       434,421           --          510,214
Indebtedness..................................         --       271,831       (3,503)(D)      268,328
Other liabilities.............................     35,119       185,004       12,500(A)       237,305
                                                                               6,531(F)
                                                                              (1,849)(H)
                                                 --------    ----------    ---------       ----------
Total liabilities.............................    289,055     2,941,588       13,679        3,244,322
                                                 --------    ----------    ---------       ----------
MINORITY INTEREST
Company-obligated mandatorily redeemable
  preferred capital securities of subsidiary
  trust holding solely junior subordinated
  debentures of Trenwick Group Inc............         --       110,000      (25,210)(D)       84,790
Minority interest in common stock of
  subsidiary..................................     85,161           121      (85,161)(B)          121
Minority interest in preferred stock of
  subsidiary..................................         --            --       73,283(A)        73,283
                                                 --------    ----------    ---------       ----------
Total minority interest.......................     85,161       110,121      (37,088)         158,194
                                                 --------    ----------    ---------       ----------

                                                 LASALLE      TRENWICK     PRO FORMA
                                                HISTORICAL   HISTORICAL   ADJUSTMENTS      PRO FORMA
                                                ----------   ----------   -----------      ----------
SHAREHOLDERS' EQUITY
Preferred stock...............................      3,000            --       (3,000)(A)           --
Common stock..................................     15,625         1,629       21,014(A)        36,639
                                                                              (1,629)(B)
Additional paid-in capital....................    293,321       280,527      246,354(A)       539,675
                                                                            (280,527)(B)
Retained earnings.............................     51,480       176,870     (176,870)(B)       51,480
Accumulated other comprehensive income........     (6,540)      (13,641)      13,641(B)        (6,540)
Deferred compensation under share award
  plan........................................       (307)       (5,913)       5,913(B)          (307)
                                                 --------    ----------    ---------       ----------
Total shareholders' equity....................    356,579       439,472     (175,104)         620,947
                                                 --------    ----------    ---------       ----------
Total liabilities, minority interest and
  shareholders' equity........................   $730,795    $3,491,181    $(198,513)      $4,023,463
                                                 ========    ==========    =========       ==========

---------------
(1) This balance sheet assumes that the business combination was consummated on June 30, 2000.

Refer to pages 100 through 104 for pro forma adjustments.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                       CONSOLIDATED FINANCIAL STATEMENTS

     The purchase accounting and pro forma adjustments related to the unaudited pro forma combined consolidated statements of operations and balance sheet are described below. All amounts are in thousands, except share and per share amounts.

(A) Trenwick Group Ltd. will issue one common share for each outstanding common share of Trenwick (16,288,082 shares at June 30, 2000). The average share price of Trenwick common stock for a reasonable period before and after the date that the terms of the acquisition was announced was determined to be $15.76. That value is being used to determine the purchase price of $256,699 at June 30, 2000.

    Trenwick Group Ltd. will also assume all of the outstanding options in Trenwick common stock (2,189 options at June 30, 2000). Based on the Black Scholes option pricing model the fair value of these options at June 30, 2000 is $5,414.

    Trenwick Group Ltd. will also issue one common share for each outstanding non-voting common share of LaSalle Re (4,725,546 at June 30, 2000) and for each outstanding option of LaSalle Re non-voting common stock (108,578 at June 30, 2000), which are exercisable at $6.03 per share. This acquisition of all the minority interest of a subsidiary is also being accounted for by the purchase method. The minority interest will no longer exist after the business combination. Based on the $15.76 value of Trenwick common stock, the purchase price applicable to the outstanding LaSalle Re common shares and options at June 30, 2000 is $74,482 and $1,056, respectively.

    Direct costs associated with the acquisition are estimated to be $12,500 and consists of attorney fees, financial advisor fees and accountants fees. These costs will be capitalized as part of the total purchase price.

    Preferred stock of LaSalle currently outstanding will be reflected as minority interest in preferred stock of subsidiary by Trenwick Group Ltd. at June 30, 2000. LaSalle shareholders' equity includes $73,283 applicable to the preferred stock ($3,000 in par value and $70,283 in additional paid-in capital). LaSalle's preferred stock dividends, previously deducted from retained earnings, have been deducted from operations on a pro forma basis and reflected as dividends in preferred stock of subsidiary. LaSalle's minority interest in net income (loss) of its subsidiary, LaSalle Re, previously deducted from operations, has been eliminated to reflect the share exchange described above.

    The issuance of Trenwick Group Ltd. common stock for the common stock of Trenwick and LaSalle Re common stock (16,288,082 shares and 4,725,546 shares, respectively) and the recording of the fair value of the stock options, together with the reclassification of the LaSalle preferred stock to minority interest, results in the following adjustments to the shareholders' equity in the pro forma consolidated balance sheet at June 30, 2000:

Preferred stock of LaSalle reclassified to minority
  interest.............................................              $ (3,000)
                                                                     ========
Common stock:
  Issued to Trenwick shareholders......................  $ 16,288
  Issued to LaSalle Re shareholders....................     4,726    $ 21,014
                                                         --------    ========
Additional paid-in capital:
  Applicable to Trenwick common stock and options, less
     par value.........................................  $245,825
  Applicable to LaSalle Re common stock and options,
     less par value....................................    70,812
  Applicable to LaSalle preferred stock, less par
     value.............................................   (70,283)   $246,354
                                                         --------    ========

(B) The net book value of Trenwick net assets at June 30, 2000 was $439,472. The net book value of LaSalle Re minority interest at June 30, 2000 was $85,161. Elimination of these amounts results in the following adjustments to shareholders' equity and minority interest in common stock of subsidiary in the pro forma consolidated balance sheet at June 30, 2000:

Trenwick:
  Common shares.............................................  $  (1,629)
  Additional paid-in capital................................   (280,527)
  Retained earnings.........................................   (176,870)
  Accumulated other comprehensive income....................     13,641
  Deferred compensation under share award plan..............      5,913
                                                              ---------
     Total..................................................  $(439,472)
                                                              =========
LaSalle Re:
  Minority interest in common stock of subsidiary...........  $ (85,161)
                                                              =========

(C) Merging Trenwick into Trenwick Group Ltd. may result in the loss of certain future tax benefits because Trenwick Group Ltd. will not be subject to income taxes in the United States unless it conducts a trade or business in the United States. The adjustment to the carrying value of Trenwick's deferred income taxes at June 30, 2000 is a reduction in the asset by $7,231.

(D) Adjustments to reflect the fair value of Trenwick and LaSalle Re assets acquired and liabilities assumed are as follows:

                                                           INCOME
                                                GROSS      TAXES        NET
                                               -------    --------    -------
LaSalle -- other assets, including note
  receivable.................................  $   160    $     --    $   160
Trenwick:
  Indebtedness...............................    3,503      (1,226)     2,277
  Mandatorily redeemable preferred capital
     securities..............................   25,210      (8,824)    16,386
                                               -------    --------    -------
                                               $28,873    $(10,050)   $18,823
                                               =======    ========    =======

     The income statement effects of these adjustments are reflected over the remaining lives of the financial instruments: one to three years for indebtedness and 37 years for the preferred capital securities.

     Trenwick's investments in available for sale debt securities are carried at fair value with differences between fair value and amortized cost reflected in stockholders' equity. Under purchase accounting, the basis of these securities will be adjusted from their amortized cost to their fair values on the date of the business combination. The difference between the fair value and the amortized cost of each security will be amortized or accreted to operations over the remaining term to maturity. For the majority of Trenwick's debt securities, the fair value was lower than the amortized cost as of June 30, 2000. Therefore, the accretion of the difference would generate a pro forma increase in investment income.

     The effects of the fair value and basis adjustments in the pro forma combined consolidated statement of operations for the year ended December 31, 1999 are as follows:

                                                             INCOME
                                                   GROSS     TAXES      NET
                                                  -------    ------    ------
LaSalle -- net investment income................  $    32    $   --    $   32
Trenwick:
  Net investment income.........................    4,792     1,676     3,116
  Interest expense..............................   (1,272)     (445)     (827)
  Minority interest in subsidiary trust.........     (690)     (242)     (448)
                                                  -------    ------    ------
                                                  $ 2,862    $  989    $1,873
                                                  =======    ======    ======

     Adjustments are reflected in the June 30, 2000 pro forma combined consolidated statement of operations at their prorated amounts.

(E) Adjustments to eliminate intangible assets of Trenwick and LaSalle Re are as follows:

                                                          INCOME
                                               GROSS      TAXES        NET
                                             ---------    ------    ---------
Trenwick:
  Goodwill.................................  $(150,655)   $   --    $(150,655)
  Other intangible assets..................    (10,582)      715       (9,867)
  Unamortized debt issuance costs..........     (6,193)    2,168       (4,025)
LaSalle:
  Intangible assets........................       (258)       --         (258)
                                             ---------    ------    ---------
                                             $(167,688)   $2,883    $(164,805)
                                             =========    ======    =========

     The income statement effects of these adjustments on the pro forma combined consolidated statement of operations for the year ended December 31, 1999 are as follows:

                                                              INCOME
                                                    GROSS     TAXES      NET
                                                    ------    ------    ------
Trenwick:
  Amortization of goodwill........................  $6,459     $ --     $6,459
  Interest expense................................     292      102        190
                                                    ------     ----     ------
                                                    $6,751     $102     $6,649
                                                    ======     ====     ======

     Adjustments are reflected in the June 30, 2000 pro forma combined consolidated statement of operations at their recorded or prorated amounts as applicable.

(F) After adjusting the net book value of Trenwick and LaSalle Re (1) for the effect of the transaction on the carrying value of Trenwick's deferred income taxes (Note C), (2) to reflect the fair value of assets acquired and liabilities assumed (Note D), and (3) to eliminate intangible assets (Note
     E), there is an excess of the fair value of net assets acquired.

     The fair value of the net assets of Trenwick being acquired by LaSalle ($286,357) exceeds the total purchase price ($271,817)(determined based on the price of Trenwick common stock) due to the depressed valuation placed by the market on companies in the property -- casualty reinsurance sector, including Trenwick. Trenwick's common stock has been trading at a discount to book value since July 1999. Similarly, the fair value of the minority interest in LaSalle Re being acquired by LaSalle ($85,063) exceeds the total purchase price ($78,334).

     Trenwick and LaSalle Re conduct actuarial studies of their claims liabilities on a quarterly basis. In addition, Trenwick and LaSalle Re conduct comprehensive actuarial review on an annual basis.

     These actuarial studies provide a systematic method of establishing Trenwick's and LaSalle Re's claims liabilities to reflect as accurately as possible its most current estimates of its insurance liabilities.

     A summary of the pro forma excess at June 30, 2000 follows:

                                               TRENWICK     LASALLE
                                              GROUP INC.      RE        TOTAL
                                              ----------    -------    --------
Fair value of net assets acquired...........   $286,357     $85,063    $371,420
Total purchase price........................    271,817      78,334     350,151
                                               --------     -------    --------
Excess......................................   $ 14,540     $ 6,729    $ 21,269
                                               ========     =======    ========

     The excess has been applied to reduce values otherwise assigned to all noncurrent assets (other than marketable investments) of Trenwick and LaSalle Re as follows:

                                                           INCOME
                                                GROSS      TAXES       NET
                                               --------    ------    --------
Trenwick:
  Premises and equipment.....................  $ (9,158)   $3,206    $ (5,952)
  Non-marketable other equity investments....   (13,212)    4,624      (8,588)
                                               --------    ------    --------
                                                (22,370)    7,830     (14,540)
LaSalle Re: -- Premises and equipment........      (198)       --        (198)
                                               --------    ------    --------
                                               $(22,568)   $7,830    $(14,738)
                                               ========    ======    ========

     The remaining excess of $6,531 pertaining to LaSalle Re, after reducing noncurrent assets to zero, has been determined to be an excess of fair value of net assets acquired over the purchase price. It is classified in other liabilities and is being amortized over 10 years.

     The historical depreciation expense on Trenwick's and LaSalle Re's premises and equipment is being eliminated. The adjustment to Trenwick's non-marketable other equity investments is being amortized over eight years, the remaining estimated period to the liquidation of the underlying investment fund.

     The income statement effects of these adjustments on the pro forma combined consolidated statement of operations for the year ended December 31, 1999 are as follows:

                                                             INCOME
                                                   GROSS     TAXES      NET
                                                   ------    ------    ------
Trenwick:
  Underwriting expenses..........................  $3,562    $1,248    $2,314
  Equity in net earnings of investees............   1,652       578     1,074
LaSalle Re -- service and other revenue..........     653        --       653
                                                   ------    ------    ------
                                                   $5,867    $1,826    $4,041
                                                   ======    ======    ======

     Adjustments are reflected in the June 30, 2000 pro forma combined consolidated statement of operations at their prorated amounts.

(G) The adjustment to income taxes on the June 30, 2000 pro forma balance sheet resulting from the adjustments to reflect fair value of assets acquired and liabilities assumed (Note D), to eliminate intangible assets (Note E) and to reduce the carrying value of other long-term assets (Note F) is as follows:

Reflect fair value of assets acquired and liabilities
  assumed...................................................  $(10,050)
Eliminate intangible assets.................................     2,883
Decrease carrying value of other long-term assets...........     7,830
                                                              --------
     Total..................................................  $    663
                                                              ========

     The income statement effects of these adjustments on the income tax (benefit) expense in the pro forma combined consolidated statement of operations for the year ended December 31, 1999 are as follows:

Reflect fair value of assets acquired and liabilities
  assumed...................................................  $  989
Eliminate intangible assets.................................     102
Decrease carrying value of other long-term assets...........   1,826
                                                              ------
                                                              $2,917
                                                              ======

     Adjustments are reflected in the June 30, 2000 pro forma combined consolidated statement of operations at their prorated amounts.

(H) At June 30, 2000 profit commissions of $1,849 are due from LaSalle Re to Trenwick under a specific catastrophe reinsurance treaty. The pro forma balance sheet at June 30, 2000 reflects an adjustment to eliminate both the receivable and the payable. The profit commission represents a policy acquisition cost for LaSalle Re and a reduction in policy acquisition costs for Trenwick. As these amounts are offsetting, a pro forma adjustment has not been made to the statement of operations when the historical statements of Trenwick and LaSalle are combined.

                          LASALLE RE HOLDINGS LIMITED
                  UNAUDITED HISTORICAL STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2000

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                      THREE MONTHS     THREE MONTHS      SIX MONTHS
                                                         ENDED             ENDED            ENDED
                                                     MARCH 31, 2000    JUNE 30, 2000    JUNE 30, 2000
                                                     --------------    -------------    -------------
REVENUES
Net premiums earned................................     $ 27,212          $28,776          $55,988
Net investment income..............................        8,936            9,251           18,187
Net realized investment gains (losses).............       (2,224)              38           (2,186)
Foreign currency gain (loss).......................          170              203              373
                                                        --------          -------          -------
Total revenues.....................................       34,094           38,268           72,362
                                                        --------          -------          -------
EXPENSES
Claims and claims expenses incurred................       43,546            9,720           53,266
Policy acquisition costs...........................        4,524            6,586           11,110
Underwriting expenses..............................        3,752            2,909            6,661
General and administrative expenses................          452            2,417            2,869
Interest expense...................................          305              306              611
                                                        --------          -------          -------
Total expenses.....................................       52,579           21,938           74,517
                                                        --------          -------          -------
INCOME
Income (loss) before minority interest.............      (18,485)          16,330           (2,155)
Minority interest in net income (loss) of
  subsidiary.......................................       (4,676)           3,418           (1,258)
                                                        --------          -------          -------
Income (loss) before income taxes..................      (13,809)          12,912             (897)
Income taxes.......................................           --               --               --
                                                        --------          -------          -------
Net income (loss)..................................      (13,809)          12,912             (897)
Dividends on preferred stock.......................        1,641            1,641            3,282
                                                        --------          -------          -------
Net income (loss) available to common
  shareholders.....................................     $(15,450)         $11,271          $(4,179)
                                                        ========          =======          =======
RESTATED EARNINGS PER SHARE(1)
Basic earnings (loss) per share....................     $  (0.99)         $  0.72          $ (0.27)
Diluted earnings (loss) per share(2)...............     $  (0.99)         $  0.71          $ (0.27)

Basic weighted average shares outstanding..........       15,610           15,624           15,617
Diluted weighted average shares outstanding........       15,610           20,663           15,617

---------------
(1) Subsequent to the issuance of LaSalle's 1999 consolidated financial statements, LaSalle's management determined that for purposes of the calculation of earnings per common share, the exchangeable non-voting shares of LaSalle Re are not considered to be outstanding common shares of LaSalle. As a result, basic earnings per common share and diluted earnings per common share have been restated from the amounts previously reported. The LaSalle Re exchangeable non-voting shares have been removed from LaSalle's calculation of weighted average number of common shares, but the dilutive effect has been included in the adjusted weighted average number of common shares outstanding.

(2) Diluted earnings (loss) per common share equals income before minority interest and after preferred dividends declared and in arrears divided by the adjusted weighted average number of common shares and exchangeable non-voting common shares outstanding.

                          LASALLE RE HOLDINGS LIMITED
                       HISTORICAL STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   LESS:          PLUS:
                                                                   THREE          THREE
                                                                   MONTHS         MONTHS          YEAR
                                                 YEAR ENDED        ENDED          ENDED          ENDED
                                                SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                    1999            1998           1999           1999
                                                -------------   ------------   ------------   ------------
                                                                (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
REVENUES
Net premiums earned...........................    $126,615        $35,130        $ 30,391       $121,876
Net investment income.........................      33,847          7,954           8,588         34,481
Net realized investment gains (losses)........         615          2,192              --         (1,577)
Foreign currency gain (loss)..................         470            805             (28)          (363)
                                                  --------        -------        --------       --------
Total revenues................................     161,547         46,081          38,951        154,417
                                                  --------        -------        --------       --------
EXPENSES
Claims and claims expenses incurred...........     131,147         30,586          46,642        147,203
Policy acquisition costs......................      19,790          5,251           5,857         20,396
Underwriting expenses.........................      13,787          2,849           4,554         15,492
General and administrative expenses...........         788             71           1,383          2,100
Interest expense..............................       1,714            465             346          1,595
                                                  --------        -------        --------       --------
Total expenses................................     167,226         39,222          58,782        186,786
                                                  --------        -------        --------       --------
INCOME
Income (loss) before minority interest........      (5,679)         6,859         (19,831)       (32,369)
Minority interest in net income (loss) of
  subsidiary..................................      (2,845)         1,155          (4,990)        (8,990)
                                                  --------        -------        --------       --------
Income (loss) before income taxes.............      (2,834)         5,704         (14,841)       (23,379)
Income taxes..................................          --             --              --             --
                                                  --------        -------        --------       --------
Net income (loss).............................      (2,834)         5,704         (14,841)       (23,379)
Dividends on preferred stock..................       6,563          1,641           1,641          6,563
                                                  --------        -------        --------       --------
Net income (loss) available to common
  stockholders................................    $ (9,397)       $ 4,063        $(16,482)      $(29,942)
                                                  ========        =======        ========       ========
RESTATED EARNINGS PER SHARE(1)
Basic net income (loss) per share.............    $  (0.60)       $  0.26        $  (1.06)      $  (1.91)
Diluted net income (loss) per share(2)........    $  (0.60)       $  0.25        $  (1.06)      $  (1.91)

Basic weighted average shares outstanding.....      15,629         15,346          15,604         15,676
Diluted weighted average shares outstanding...      15,629         20,860          15,604         15,676

---------------
(1)Subsequent to the issuance of LaSalle's 1999 consolidated financial statements, LaSalle's management determined that for purposes of the calculation of earnings per common share, the exchangeable non-voting shares of LaSalle Re are not considered to be outstanding common shares of LaSalle. As a result, basic earnings per common share and diluted earnings per common share have been restated from the amounts previously reported. La Salle Re exchangeable non-voting shares have been removed from LaSalle's calculation of weighted average number of common shares, but the dilutive effect has been included in the adjusted weighted average number of common shares outstanding.

(2)Diluted earnings (loss) per common share equals income before minority interest and after preferred dividends declared and in arrears divided by the adjusted weighted average number of common shares and exchangeable non-voting common shares outstanding.

                              TRENWICK GROUP INC.
      UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS(1)

                          YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                       TRENWICK
                                                      TRENWICK       CHARTWELL         PRO FORMA       PRO FORMA
                                                     HISTORICAL    ACQUISITION(2)    ADJUSTMENTS(3)      TOTAL
                                                     ----------    --------------    --------------    ---------
REVENUES
Net premiums earned................................   $325,114       $ 153,112          $    --        $ 478,226
Net investment income..............................     66,394          21,901             (196)          88,099
Net realized investment gains (losses).............      1,916            (833)              --            1,083
Other income (loss)................................         63          (3,482)              --           (3,419)
Foreign currency gain (loss).......................        (62)             --               --              (62)
Service and other revenue..........................        672           9,236               --            9,908
Equity in net earnings of investees................        188            (363)              --             (175)
                                                      --------       ---------          -------        ---------
Total revenues.....................................    394,285         179,571             (196)         573,660
                                                      --------       ---------          -------        ---------
EXPENSES
Claims and claims expenses incurred................    254,538         160,273               --          414,811
Policy acquisition costs...........................     96,095          62,378               --          158,473
Underwriting expenses..............................     37,389          39,051               --           76,440
Amortization of goodwill...........................      1,423           3,517            1,519            6,459
General and administrative expenses................      7,182           2,080               --            9,262
Interest expense...................................      9,176           9,583           (1,246)          17,513
Minority interest in subsidiary trust..............      9,702              --               --            9,702
Loss on commutation................................         --          57,869               --           57,869
                                                      --------       ---------          -------        ---------
Total expenses.....................................    415,505         334,751              273          750,529
                                                      --------       ---------          -------        ---------
Income (loss) before income taxes..................    (21,220)       (155,180)            (469)        (176,869)
Income tax expense (benefit).......................    (10,172)        (42,202)            (164)         (52,538)
                                                      --------       ---------          -------        ---------
Net income (loss)..................................   $(11,048)      $(112,978)         $  (305)       $(124,331)
                                                      ========       =========          =======        =========
Basic and diluted net loss per share...............   $  (0.94)            n/a              n/a        $   (6.79)

Basic and diluted weighted average shares
  outstanding......................................     11,762             n/a            6,546           18,308

---------------
(1) This statement of operations assumes that the business combination with Chartwell was consummated on January 1, 1999.

(2) The "Chartwell Acquisition" column represents the historical results of Chartwell's operations for the period from January 1, 1999 through October 27, 1999.

    Chartwell had aggregate excess of loss reinsurance treaties in place for 1997, 1998 and 1999. As a condition to entering into the adverse development cover described below, Chartwell commuted these excess of loss reinsurance agreements and incurred a loss on commutation of $57,869.

    As a condition to the merger agreement with Chartwell, Trenwick was indemnified and guaranteed, effective upon completion of the merger, against adverse development in Chartwell's business and such indemnity and guarantee was accomplished through an adverse development cover, which was an express condition to the completion of the business combination. The adverse development cover provides up to $100,000 in coverage for unanticipated reserve increases relating to losses that existed as of the effective date of the business combination and unanticipated adverse development of reinsurance recoverables, profit commission accruals and premium payment receivables. In Trenwick's historical income statement, the claims and claims expenses incurred and other underwriting expenses are recorded net of the losses and other balances ceded under the adverse development cover. For the year ended December 31, 1999, the total losses ceded under the adverse development cover were $46,460 and other underwriting expenses ceded were $8,030. The premiums paid by Chartwell under the adverse development cover were $56,000 and are reflected as a reduction to net premiums earned of $153,112 in Chartwell's historical financial statements prior to Chartwell's acquisition by Trenwick.

    The adverse development cover described above differs from the aggregate excess of loss treaties in place for 1997, 1998 and 1999 in the following respects: (a) the adverse development cover attaches at a higher reserve level than the aggregate excess of loss treaties; (b) the adverse development cover covers all losses relating to business written by Chartwell prior to the merger date, while the aggregate excess of loss treaties provide coverage for losses relating to business written between 1997 and 1999; (c) the adverse development cover provides coverage for several types of underwriting liabilities, while the aggregate excess of loss treaties only provided coverage for loss reserves; and (d) the sublimits within the adverse development cover and the aggregate excess of loss treaties differ significantly.

(3) In connection with Trenwick's acquisition of Chartwell in October, 1999, adjustments were made to Chartwell's net assets to reflect the fair value of net assets acquired and liabilities assumed, to eliminate Chartwell's intangible assets and to record intangible assets to reflect the excess cost over the fair value of net tangible assets acquired. Adjustments to Chartwell's historical results in the unaudited pro forma combined consolidated statement of operations for the year ended December 31, 1999 are as follows:

    Net investment income of $(196) reflecting the amortization of the difference between the historical amortized costs and the fair value of Chartwell's investments in debt securities over the remaining term to maturity.

    Amortization of goodwill of $1,519, reflecting the elimination of Chartwell's historical amortization of goodwill of $(3,517) and $5,036 reflecting amortization of goodwill recorded in the Chartwell acquisition.

    Interest expense of $(1,246) reflecting the total of the amortization of the difference between the historical basis and the fair value of Chartwell's debt obligations over the remaining term to maturity of $(295), and the elimination of the amortization of Chartwell's historical debt issuance costs of $(951).

    Income tax benefit of $(164) reflecting the tax effects of the above adjustments.

                DESCRIPTION OF TRENWICK GROUP LTD. SHARE CAPITAL

GENERAL

     Trenwick Group Ltd.'s authorized share capital is U.S.$15,000,000 consisting of 150,000,000 shares, par value U.S.$.10 per share. As of the date of this document, there were 12,000 common shares of Trenwick Group Ltd. outstanding, and no other shares were issued and outstanding.

TRENWICK GROUP LTD. COMMON SHARES

     Each Trenwick Group Ltd. common shareholder is entitled to one vote for each common share held on all matters to be voted on by common shareholders. Subject to provisions of law and the rights of any preferred shares having preference over the common shares then outstanding, dividends may be paid on the common shares at such times and in such amounts as the board of directors shall determine. Upon liquidation, dissolution or winding up of Trenwick Group Ltd. and subject to the preferential amounts to be distributed to the preferred shareholders, the common shareholders shall be entitled to receive all remaining assets of Trenwick Group Ltd. available for distribution to its shareholders ratably in proportion to the number of common shares held by them respectively.

TRENWICK GROUP LTD. PREFERRED SHARES

     The Trenwick Group Ltd. board may adopt, from time to time, resolutions to issue preferred shares. For each series of Trenwick Group Ltd. preferred shares it establishes, the Trenwick Group Ltd. board has the authority to fix its designation; relative rights, including voting, dividend, conversion, sinking fund and redemption rights; preferences, including with respect to dividends and on liquidation and limitations.

                 COMPARISON OF RIGHTS OF TRENWICK STOCKHOLDERS,
           TRENWICK GROUP LTD. SHAREHOLDERS AND LASALLE SHAREHOLDERS

     The following discussion is a summary of material changes in your rights as a shareholder following completion of the transactions. We believe this summary is accurate. However, it is subject to the complete text of the relevant provisions of the Companies Act 1981 of Bermuda, the Delaware General Corporation Law, Trenwick's by-laws and certificate of incorporation, LaSalle's memorandum of association and bye-laws and Trenwick Group Ltd.'s memorandum of association and bye-laws.

     The rights of Trenwick stockholders are governed by Delaware law and Trenwick's by-laws and certificate of incorporation and the rights of LaSalle shareholders are governed by Bermuda law and LaSalle's memorandum of association and bye-laws. After completion of the transactions, you will become shareholders of Trenwick Group Ltd. and your rights will be governed by Bermuda law and Trenwick Group Ltd.'s memorandum of association and bye-laws.

     There are differences between the rights of stockholders under Delaware law and the rights of shareholders under Bermuda law, which is based on English legal principles. In addition, there are differences between Trenwick's certificate of incorporation and by-laws, LaSalle's memorandum of association and bye-laws and Trenwick Group Ltd.'s memorandum of association and bye-laws. Among the most significant changes are:

        - The bye-laws of Trenwick Group Ltd. limit the voting rights of any person, partnership, syndicate or other group that owns 10% or more of the shares of Trenwick Group Ltd. to 9.9%. This provision is intended to prevent Trenwick Group Ltd. from being characterized as a controlled foreign corporation, which could cause U.S. persons owing 10% or more of Trenwick Group Ltd.'s shares to suffer adverse U.S. tax consequences.

        - The board of Trenwick Group Ltd. may in its discretion, redeem shares from a shareholder at fair market value if it determines that share ownership by that shareholder could result in adverse tax, regulatory or legal consequences to Trenwick Group Ltd. and any of Trenwick Group Ltd.'s subsidiaries or shareholders;

        - A shareholder's right to bring derivative suits is more limited under Bermuda law than the stockholder's rights to bring derivative suits under Delaware law.

     Copies of Trenwick's certificate of incorporation and by-laws and LaSalle's memorandum of association and bye-laws are incorporated herein by reference and will be provided upon request and Trenwick Group Ltd.'s memorandum of association and bye-laws will be provided upon request. See "Where You Can Find More Information."

                              TRENWICK GROUP INC.
                              TRENWICK GROUP LTD.
                          LASALLE RE HOLDINGS LIMITED

                                 CAPITAL STOCK

                               AUTHORIZED CAPITAL

The Trenwick certificate of incorporation provides for authorized capital stock consisting of 30,000,000 shares of Trenwick common stock, par value $.10 per share, and 2,000,000 shares of preferred stock, par value $.10 per share. Each common share entitles the holder to one vote and to such dividends as the board may from time to time declare. If there is a winding-up or dissolution of the company, or any dissolution of capital, the shareholders are entitled to the surplus assets of the company and all other rights attaching to shares.

The board may determine the number, issuance and rights attached to the preferred shares.
The Trenwick Group Ltd. memorandum of association provides for authorized capital stock consisting of 150 million shares consisting of two classes of shares. These shares consist of common shares of par value U.S.$.10 and preferred shares of par value U.S.$.10. Each common share entitles the holder to one vote and to such dividends as the board may from time to time declare. If there is a winding-up or dissolution of the company, or any dissolution of capital, the shareholders are entitled to the surplus assets of the company and all other rights attaching to shares.

The board may determine the number, issuance and rights attached to the preferred shares.

The LaSalle memorandum of association provides for authorized capital stock consisting of 100 million shares consisting of two classes of shares. These shares consist of common shares of par value U.S.$1.00 and preferred shares of par value U.S.$1.00. Each common share entitles the holder to one vote and to such dividends as the board may from time to time declare. If there is a winding-up or dissolution of the company, or any dissolution of capital, the shareholders are entitled to the surplus assets of the company and all other rights attaching to shares.

The board may determine the number, issuance and rights attached to the preferred shares.

                            RESTRICTIONS ON TRANSFER

Under Delaware law, the certificate of incorporation, the by-laws or an agreement between the corporation and/or one or more stockholders may impose reasonable restrictions on the transferability of common stock. The Trenwick certificate of incorporation and by-laws impose no restrictions on the transferability of common stock.

A majority of all board members must approve any transfers that will cause any shareholder other than an investment company to hold more than 5% of the outstanding capital stock of the company, or any shareholder that is an investment company to acquire 10% or more of the outstanding common shares of the company.

A majority of all board members must approve any transfers that will cause any shareholder other than an investment company to hold more than 5% of the outstanding capital stock of the company, or any shareholder that is an investment company to acquire more than 9.9% of the outstanding capital stock of the company.

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

                              TRENWICK GROUP INC.
                              TRENWICK GROUP LTD.
                          LASALLE RE HOLDINGS LIMITED

                     UNILATERAL REPURCHASE OF COMMON SHARES

Under Delaware law, a corporation may not redeem shares of common stock at its option absent a provision in the certificate of incorporation. The Trenwick certification of incorporation contains no provision making the common stock redeemable at the option of Trenwick.

The bye-laws contain a provision that if the board of directors of Trenwick Group Ltd. determines that any shareholder's share ownership may result in adverse tax, regulatory or legal consequences to the company or any shareholder, it may repurchase shares at fair market value. The company also may assign its repurchase right to a third party, including other shareholders. The same repurchase right on behalf of the company applies if a shareholder is involuntarily dissolved or liquidated or otherwise required to transfer involuntarily any or all of its shares.

The bye-laws contain a provision that if the board of directors of LaSalle determines that any shareholder's share ownership may result in adverse tax, regulatory or legal consequences to the company or any shareholder, it may repurchase shares at fair market value. The company also may assign its repurchase right to a third party, including other shareholders. The same repurchase right on behalf of the company applies if a shareholder is involuntarily dissolved or liquidated or otherwise required to transfer involuntarily any or all of its shares.

                 DISTRIBUTIONS AND DIVIDENDS; STOCK REPURCHASES

Under Delaware law, a corporation may pay dividends out of surplus and, if there is no surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding stock having a preference on asset distributions. Surplus is defined under Delaware law as the excess of the net assets over capital. Capital is generally the aggregate par value of the outstanding shares, but may be increased or decreased by the board of directors, but in no event may capital be decreased less than the aggregate par value of the outstanding shares of capital stock.

A Delaware corporation may purchase shares of any class except when its capital is impaired or would be impaired by such purchase. A corporation may, however, purchase out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its stock if these shares are to be retired and the capital reduced.

Under Bermuda law, a company may not pay a dividend if there are reasonable grounds for believing that (1) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (2) the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts.

Under Bermuda law, if at least two directors swear an affidavit to the effect that, taking into account the purchase, the company is solvent, Trenwick Group Ltd. can repurchase its own shares.

A company may reissue repurchased shares without shareholder action.

Under Bermuda law, a company may not pay a dividend if there are reasonable grounds for believing that (1) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (2) the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts.

Under Bermuda law, if at least two directors swear an affidavit to the effect that, taking into account the purchase, the Company is solvent, LaSalle can repurchase its own shares.

A company may reissue repurchased shares without shareholder action.

                              TRENWICK GROUP INC.
                              TRENWICK GROUP LTD.
                          LASALLE RE HOLDINGS LIMITED

                               BOARD OF DIRECTORS

                              NUMBER OF DIRECTORS

The Trenwick by-laws fix the number of directors at not less than three nor more than 20. The exact number of directors will be determined from time to time by resolution adopted by affirmative vote of at least a majority of the whole board of directors. Currently, there are 11 directors.
The Trenwick Group Ltd. bye-laws fix the number of directors at not less than two nor more than 20. The exact number will be determined from time to time by a resolution supported by simple majority. However, if there is no such resolution in effect, the number of directors shall be 20. At closing it is anticipated that there will be 15 directors.

The LaSalle bye-laws fix the number of directors at not less than two nor more than 13. The exact number will be determined by a resolution supported by simple majority. However, if there is no such resolution in effect, the number of directors shall be 13. Currently there are 8 directors in office.

                                    REMOVAL

Under the Trenwick certificate of incorporation, any director may be removed from office, with or without cause, by the affirmative vote of the holders of 80% of the outstanding shares of voting stock.

Any director or the entire board may be removed by the affirmative vote of more than 50% of the votes cast at a shareholders general meeting at which a quorum is present provided that notice of such meeting contains a statement of intention to vote for the removal of such director and is provided not less than 14 days before the meeting and that the director is entitled to be heard on the motion for such director's removal.

A director may be removed by the affirmative vote of more than 50% of the votes cast at any special general meeting of shareholders convened for the purpose of removing a director provided that notice of any such meeting contains a statement of the intention to vote for the removal of a director and is provided not less than 14 days before the meeting and that such director is entitled to be heard on the motion for such director's removal.

                                   COMMITTEES

The board of directors may, by resolution, designate one or more committees. Each committee consists of one or more directors. If provided in the resolution and subject to Delaware law, committees have and may exercise the powers and authority of the full board of directors.

The bye-laws of Trenwick Group Ltd. authorize the board of directors to appoint and delegate any of its powers to one or more board committees, which may include non-directors as members.

The bye-laws of LaSalle authorize the board of directors to appoint and delegate any of its powers to one or more board committees, which may include non-directors as members.

                              TRENWICK GROUP INC.
                              TRENWICK GROUP LTD.
                          LASALLE RE HOLDINGS LIMITED

                              DIRECTOR'S INTERESTS

Under Delaware law, no transaction between a corporation and any of its directors or officers, or between a corporation and another entity in which its directors or officers have a financial interest, is void or voidable solely for that reason or solely because the director or officer is present at or participates in that meeting which authorizes the transaction or solely because those directors' votes are counted for that purpose if:
- the material facts of the relationship or interest are known to the board of directors and the board of directors in good faith authorizes the contract by the affirmative vote of the disinterested directors;
- the material facts of the relationship or interest are known to the stockholders and the contract is specifically approved in good faith by the stockholders; or
- the contract is fair to the corporation at the time it is authorized.

Interested directors may be counted in determining the presence of a quorum at a meeting which authorizes the transaction with the interested director.

Any director or his firm or affiliate thereof may act in a professional capacity for the company, and expect remuneration as if such director were not a director, provided that he shall not act as auditor of the company. A director who is directly or indirectly interested in a contract with the company or any of its subsidiaries is required to disclose the nature of such interest at the first opportunity. Following such disclosure, and unless disqualified by the chairman of the relevant board meeting, a director may vote in respect of any contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Any director or his firm or affiliate thereof may act in a professional capacity for the company, and expect remuneration as if such director were not a director, provided that he shall not act as auditor of the company. A director who is directly or indirectly interested in a contract with the company or any of its subsidiaries is required to disclose the nature of such interest at the first opportunity. Following such disclosure, and unless disqualified by the chairman of the relevant board meeting, a director may vote in respect of any contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

                                     QUORUM

A majority of the whole board shall constitute a quorum.

The quorum necessary for the transaction of business may be fixed by the affirmative vote of more than 50% of the directors then in office and unless so fixed shall be the lesser of six or 50% of the directors then in office.

The quorum necessary for the transaction of business may be fixed by the affirmative vote of more than 50% of the directors then in office and unless so fixed shall be the lesser of six or 50% of the directors then in office.

                              TRENWICK GROUP INC.
                              TRENWICK GROUP LTD.
                          LASALLE RE HOLDINGS LIMITED

                                     VOTING

The affirmative vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board.

A resolution considered by the board shall be carried by the affirmative vote of more than 50% of the votes of the directors present at a duly constituted meeting at which a quorum is present.

A resolution considered by the board shall be carried by the affirmative vote of more than 50% of the votes of the directors present at a duly constituted meeting at which a quorum is present. In addition, to approve a change such that more than 20% of LaSalle's premiums are to come from non-property catastrophe reinsurance, the affirmative vote of 75% of the directors is required.

                                  SHAREHOLDERS

                     SHAREHOLDER ACTION BY WRITTEN CONSENT

Stockholders of Trenwick may not act by written consent. Any stockholder action must be effected at a meeting of stockholders at which a quorum is present. Shareholder actions by written consent may be signed in counterparts and shall be as valid as if passed in a general meeting. They will be effective on the date the last shareholder signs. The resolution shall constitute minutes and shall not be used to remove a director before the expiration of his term.

Shareholders actions by written consent may be signed in counterparts and shall be as valid as if passed in a general meeting. They will be effective on the date the last shareholder signs. The resolution shall constitute minutes and shall not be used to remove a director before the expiration of his term.

                        SPECIAL MEETINGS OF SHAREHOLDERS

The Chairman or President of Trenwick may call special meetings of stockholders pursuant to a resolution approved by a majority of the board of directors. The stockholders are not entitled to call special meetings of stockholders.

The chairman or two directors or any director and a secretary or the board may call special meetings of shareholders whenever necessary. The meeting shall not take place in the U.S. and requires at least five days notice. Under Bermuda law, shareholders holding 10% or more of the paid-up share capital of the company with the right to vote may require the board to convene a special general meeting of shareholders.

The chairman or two directors or any director and a secretary or the board may call special meetings of shareholders whenever necessary. The meeting shall not take place in the U.S. and requires at least five days notice. Under Bermuda law, shareholders holding 10% or more of the paid-up share capital of the company with the right to vote may require the board to convene a special general meeting of shareholders.

                              TRENWICK GROUP INC.
                              TRENWICK GROUP LTD.
                          LASALLE RE HOLDINGS LIMITED

                    NOMINATIONS OF DIRECTORS BY SHAREHOLDERS

Stockholders of record may nominate persons for election to the board with proper written notice to Trenwick. The notice must be sent 90 days prior to an annual meeting or seven days after notice of a special meeting.
Proper notice must contain:
- the name and address of the stockholder and of the nominee(s);
- a representation that the stockholder is a stockholder of record who is entitled to vote and intends to be represented at the meeting in person or by proxy to make the nomination;
- a description of any arrangements or understandings between the stockholder and the nominee(s);
- other information regarding the nominee(s) as would be required by the SEC in a proxy statement; and
- the consent of the nominee(s).

A shareholder must give written notice of director nominations to the secretary at the registered office of the company not less than 60 days nor more than 120 days before the meeting of the shareholders. The chairman of the meeting may refuse to acknowledge a nomination that is not made in compliance with the procedure specified in the bye-laws.

A shareholder must give written notice of director nominations to the secretary at the registered office of the company not less than 60 days nor more than 120 days before the meeting of the shareholders. The chairman of the meeting may refuse to acknowledge a nomination that is not made in compliance with the procedure specified in the bye-laws.

                              TRENWICK GROUP INC.
                              TRENWICK GROUP LTD.
                          LASALLE RE HOLDINGS LIMITED

                                     VOTING

Under Delaware law, unless otherwise provided in the certificate of incorporation, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

The Trenwick By-Laws provide that directors are elected at annual meetings and under Delaware law directors are elected by a plurality of votes cast at an annual meeting at which a quorum is present. Each director holds office until the annual meeting in the year in which his term expires and until his successor is duly elected and qualified or until the director's earlier resignation or removal.

Unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by that stockholder.

Any question proposed for consideration by the shareholders will require the affirmative vote of more than 50% of the votes cast.

The bye-laws contain a provision limiting the voting rights of any person, partnership, syndicate or other group who owns, directly, indirectly or constructively under the Internal Revenue Code, 10% or more of the shares of Trenwick Group Ltd. to 9.9%. This provision is intended to prevent Trenwick Group Ltd. from being characterized as a controlled foreign corporation, which could cause U.S. persons owning 10% or more of its shares to suffer adverse U.S. tax consequences. Except as described above, the bye-laws provide that each shareholder is entitled to one vote for each common share held by that shareholder.

Any question proposed for consideration by the shareholders at any general meeting will require the affirmative vote of more than 50% of the votes cast. However, amendments to the bye-law provisions regarding nomination of directors by shareholders requires the affirmative vote of 66 2/3% of the shareholders.

Each shareholder is entitled to one vote for each common share held by that shareholder.

                              TRENWICK GROUP INC.
                              TRENWICK GROUP LTD.
                          LASALLE RE HOLDINGS LIMITED

                              SHAREHOLDERS' SUITS

Under Delaware law, a stockholder may not commence or maintain a derivative proceeding unless the stockholder:
- was a stockholder of the corporation at the time of the act or omission complained of; or
- became a stockholder through transfer by operation of law from a shareholder who was a shareholder at that time.

In addition, the stockholder must remain a stockholder throughout the litigation.

The Bermuda courts ordinarily follow English precedent, which permits a shareholder to commence a derivative action in the name of the company to remedy a wrong done to the company only:
- where the act complained of is alleged to be beyond the corporate power of the company or illegal;
- where the act complained of is alleged to constitute a fraud against the minority shareholders by those controlling the company; provided that the majority shareholders have used their controlling position to prevent the company from taking action against the wrongdoers;
- where an act requires approval by a greater percentage of the company's shareholders than actually approved it; or
- where a derivative action is necessary to avoid a violation of the company's memorandum of continuance or bye-laws.

The Bermuda courts ordinarily follow English precedent, which permits a shareholder to commence a derivative action in the name of the company to remedy a wrong done to the company only:
- where the act complained of is alleged to be beyond the corporate power of the company or illegal;
- where the act complained of is alleged to constitute a fraud against the minority shareholders by those controlling the company; provided that the majority shareholders have used their controlling position to prevent the company from taking action against the wrongdoers;
- where an act requires approval by a greater percentage of the company's shareholders than actually approved it; or
- where a derivative action is necessary to avoid a violation of the company's memorandum of continuance or bye-laws.

                              TRENWICK GROUP INC.
                              TRENWICK GROUP LTD.
                          LASALLE RE HOLDINGS LIMITED

                 SHAREHOLDER APPROVAL OF BUSINESS COMBINATIONS

Under Delaware law, holders of a majority of the shares entitled to vote must approve a merger or consolidation, sale, lease, exchange or other disposition of all or substantially all of the assets, or a dissolution of the corporation. In addition, under Delaware law, class voting rights exist with respect to amendments to the certificate of incorporation that:
(1) increase or decrease number of shares of class;
(2) change par value of class; or
(3) alter or change the powers, preferences or special rights of the shares so as to affect them adversely.

These class voting rights do not exist as to other extraordinary matters, unless the certificate of incorporation provides otherwise. The certificate of incorporation of Trenwick does not provide otherwise.

The certificate of incorporation prohibits Trenwick from engaging in business transactions with an interested stockholder unless a majority of stockholder votes entitled to be cast approve the transaction. No vote is necessary if the transaction is an approved category of transactions by a majority of disinterested directors.

In addition, because Trenwick is a Delaware corporation, it has the benefit of a Delaware law that generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years after the person became an interested stockholder. This does not apply if, prior to that time, the board of directors approves the transaction or the business combination which resulted in the stockholder becoming an

Bermuda law permits an amalgamation between two or more Bermuda companies, or between one or more Bermuda exempted companies and one or more foreign corporations, subject, unless the bye-laws otherwise provide, to obtaining a majority vote of three fourths of the shareholders of each such company present and voting in person or by proxy at a meeting called for the purpose.

Bermuda law also provides that where an offer is made for shares in a company by another company and, within four months of the offer, the holders of at least 90% in value of the shares which are the subject of the offer, other than shares already held by or on behalf of the offeror, accept, the offeror may by notice, given within two months after the expiration of the said four months, require any dissenting shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to a court within one month of notice objecting to the transfer and the court may make any order it thinks fit.

Bermuda law permits a company to reorganize its share capital in a scheme of arrangement between a company and its shareholders, or any class of shareholders, if the shareholders approve the scheme and the Supreme Court of Bermuda sanctions the scheme following a court hearing. A scheme of arrangement can be, and often is, used to effect a business combination between companies. Approval of a scheme of arrangement requires the affirmative vote of the holders of at least 75% of the shares that are represented and voted, either in person or by proxy, at a meeting of shareholders or, if applicable, a meeting of the relevant class of shareholders,

Bermuda law permits an amalgamation between two or more Bermuda companies, or between one or more Bermuda exempted companies and one or more foreign corporations, subject, unless the bye-laws otherwise provide, to obtaining a majority vote of three fourths of the shareholders of each such company present and voting in person or by proxy at a meeting called for the purpose.

Bermuda law also provides that where an offer is made for shares in a company by another company and, within four months of the offer, the holders of at least 90% in value of the shares which are the subject of the offer, other than shares already held by or on behalf of the offeror, accept, the offeror may by notice, given within two months after the expiration of the said four months, require any dissenting shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to a court within one month of notice objecting to the transfer and the court may make any order it thinks fit.

Bermuda law permits a company to reorganize its share capital in a scheme of arrangement between a company and its shareholders, or any class of shareholders, if the shareholders approve the scheme and the Supreme Court of Bermuda sanctions the scheme following a court hearing. A scheme of arrangement can be, and often is, used to effect a business combination between companies. Approval of a scheme of arrangement requires the affirmative vote of the holders of at least 75% of the shares that are represented and voted, either in person or by proxy, at a meeting of shareholders or, if

                              TRENWICK GROUP INC.
                              TRENWICK GROUP LTD.
                          LASALLE RE HOLDINGS LIMITED

interested stockholder and upon consummation of the transaction, the interested stockholder owned at least 85% of the outstanding voting stock. The outstanding voting stock shall exclude shares owned by directors who are also officers and by certain employee plans; or on or after that time the board of directors and the stockholders by an affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder approve the transaction.

The definition of "business combinations" includes mergers, assets sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns or, within three years, did own 15% or more of the corporation's voting shares.

provided that those holders also constitute a majority of the record holders who are present and voting, either in person or by proxy, at the meeting.

applicable, a meeting of the relevant class of shareholders, provided that those holders also constitute a majority of the record holders who are present and voting, either in person or by proxy, at the meeting.

                              TRENWICK GROUP INC.
                              TRENWICK GROUP LTD.
                          LASALLE RE HOLDINGS LIMITED

                                APPRAISAL RIGHTS

Under Delaware law, a stockholder of a corporation which is the constituent corporation of a merger will not have appraisal rights, if:
- the shares of the corporation are listed on (1) a national securities exchange or (2) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or
  (3) held of record by more than 2,000 stockholders; or
- the corporation will be the surviving corporation of the merger and approval of the merger requires no vote of the stockholders of the surviving corporation.

However, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if an agreement of merger or consolidation requires the stockholder to accept in exchange for its shares anything other than:
- shares of stock of the corporation surviving or resulting from the merger or consolidation;
- shares of any other corporation that on the effective date of the merger or consolidation will be either (1) listed on a national securities exchange or
  (2) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or
  (3) held of record by more than 2,000 stockholders;
-- cash in lieu of fractional shares of the corporation; or
- any combination of the above.

Under Bermuda law, a dissenting shareholder of a company participating in an amalgamation, other than an amalgamation between a company and its wholly-owned subsidiary or between two or more wholly-owned subsidiaries, within one month of the notice of the meeting of shareholders, of the same holding company, may apply to the court to appraise the fair value of his or her shares.

Under Bermuda law, a dissenting shareholder of a company participating in an amalgamation, other than an amalgamation between a company and its wholly-owned subsidiary or between two or more wholly-owned subsidiaries, within one month of the notice of the meeting of shareholders, of the same holding company, may apply to the court to appraise the fair value of his or her shares.

                              TRENWICK GROUP INC.
                              TRENWICK GROUP LTD.
                          LASALLE RE HOLDINGS LIMITED

                LIMITATION ON BUSINESS COMBINATION TRANSACTIONS

The Trenwick certificate of incorporation generally prohibits certain transactions between Trenwick and any 10% stockholder, or any affiliate or associate of Trenwick who has been a 10% stockholder within the past two years, unless the transaction is approved by a majority of disinterested directors.

Prohibited transactions include:
- mergers and consolidations with any interested stockholder or any company that will become an affiliate or associate of an interested stockholder by virtue of the merger or consolidation;
- certain transfers of company assets or securities;
- liquidation or dissolution;
- reclassification, recapitalization or similar transactions that have the effect of increasing the percentage of stock owned by an interested stockholder.

These provisions are in addition to the restrictions imposed by Delaware law on transactions with interested stockholders described above.

There are no specific limitations expressed in the bye-laws.

There are no specific limitations expressed in the bye-laws.

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                              TRENWICK GROUP INC.
                              TRENWICK GROUP LTD.
                          LASALLE RE HOLDINGS LIMITED

                            STOCKHOLDER RIGHTS PLANS

Delaware law permits corporations to issue stock purchase rights or adopt a shareholder rights plan. The Trenwick rights plan provides for the distribution of a dividend of one preferred stock purchase right for each outstanding share of Trenwick common stock. The rights are attached to shares of Trenwick common stock but will separate from Trenwick common stock on the tenth business day following:
- a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Trenwick common stock; or
- the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding Trenwick common stock.

The rights are not triggered if the acquiring person is:
- Trenwick or any subsidiary of Trenwick,
- any employee benefit plan or employee benefit plan fiduciary of Trenwick,
- any subsidiary of Trenwick, any person or group who gains beneficial ownership of 15% or more of the outstanding shares by virtue of a reduction in the total number of shares outstanding,
- or any person who inadvertently trips one of the triggers set forth above.

Bermuda law does not prohibit companies from issuing share purchase rights or adopting a shareholder rights plan. The Trenwick Group Ltd. rights plan provides for the distribution of a dividend of one preferred share purchase right for each outstanding Trenwick Group Ltd. common share. The rights will be attached to Trenwick Group Ltd. common shares but will separate from Trenwick Group Ltd. common shares on the tenth business day following one of the following events:
- a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding Trenwick Group Ltd. common shares; or
- the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 10% or more of the outstanding Trenwick Group Ltd. common shares.

LaSalle does not have a shareholder rights plan.

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                              TRENWICK GROUP INC.
                              TRENWICK GROUP LTD.
                          LASALLE RE HOLDINGS LIMITED

                      STOCKHOLDER RIGHTS PLANS (CONTINUED)

When exercisable, each right will entitle its holder to buy one two-hundredths of a share of Trenwick junior participating preferred stock at a purchase price of $125.00. If any person or group of persons becomes the beneficial owner of 15% or more of Trenwick's common stock, then each right not owned by such person or group will entitle its holder to purchase, at the right's then current exercise price, shares of Trenwick's common stock having a value of twice the right's exercise price. If Trenwick is acquired in a merger or other business combination transaction and Trenwick is not the surviving corporation or if 50% of Trenwick's assets or earning power is sold or transferred, in some circumstances, holders of rights will be entitled to purchase a number of the acquiring company's shares having a market value equal to twice the exercise price of the rights.

Before any person or group beneficially owns 15% or more of Trenwick's common stock, the rights are redeemable for $.01 per right at the option of Trenwick's board. If a person or a group becomes the beneficial owner of 15% or more of Trenwick's common stock, Trenwick's board may exchange each right not owned by such person or group for one share of common stock of Trenwick. The rights will expire on September 23, 2007, unless earlier redeemed or exchanged by Trenwick. The business combination and related transactions will not cause the rights plan to be triggered.

The rights are not triggered if the acquiring person is:
- Trenwick Group Ltd. or any subsidiary of Trenwick Group Ltd.,
- any employee benefit plan or employee benefit plan fiduciary of Trenwick Group Ltd.,
- any subsidiary of Trenwick Group Ltd.,
- any person or group who gains beneficial ownership of 10% or more of the outstanding shares by virtue of a reduction in the total number of shares outstanding,
- or any person who inadvertently trips one of the triggers set forth above.

When exercisable, each right will entitle its holder to buy one one-hundredth of a Trenwick Group Ltd. first preference share at a purchase price to be determined before the closing of the business combination. If any person or group, other than a "grandfathered person" becomes the beneficial owner of 10% or more of Trenwick Group Ltd. common shares, then each right not owned by such person or group will entitle its holder to purchase, at the right's then current exercise price, Trenwick Group Ltd. common shares having a value of twice the right's exercise price. If Trenwick Group Ltd. is acquired in a merger or other business combination transaction and Trenwick Group Ltd. is not the surviving corporation or if 50% of Trenwick Group Ltd.'s assets or earning power is sold or transferred, in some circumstances, holders of rights will be entitled to purchase a number of the acquiring company's shares having a market value equal to twice the exercise price of the rights.

Before any person or group beneficially owns 10% or more of Trenwick Group Ltd.

                              TRENWICK GROUP INC.
                              TRENWICK GROUP LTD.
                          LASALLE RE HOLDINGS LIMITED

common shares, the rights are redeemable for $.01 per right at the option of Trenwick Group Ltd.'s board. If a person or a group becomes the beneficial owner of 10% or more of Trenwick Group Ltd.'s common shares, Trenwick Group Ltd.'s board may exchange each right not owned by such person or group for one Trenwick Group Ltd. common share. The rights will expire on the tenth anniversary of the adoption of Trenwick Group Ltd.'s rights plan, unless earlier redeemed or exchanged by Trenwick Group Ltd. The business combination and related transactions will not cause the rights plan to be triggered.

                        INSPECTION OF BOOKS AND RECORDS

Under Delaware law, any stockholder of record may inspect the corporation's books and records for a purpose reasonably related to such person's interest as a stockholder.

Bermuda law provides the general public with a right of inspection of a Bermuda company's public documents at the office of the Registrar of Companies in Bermuda, and provides a Bermuda company's shareholders with a right of inspection of the company's bye-laws, minutes of general shareholders meetings and audited financial statements. The register of shareholders is also open to inspection by shareholders free of charge and, upon payment of a small fee, by any other person.

A Bermuda company is required to maintain its share register in Bermuda but may in certain circumstances establish a branch register outside of Bermuda. A Bermuda company is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge.

Bermuda law provides the general public with a right of inspection of a Bermuda company's public documents at the office of the Registrar of Companies in Bermuda, and provides a Bermuda company's shareholders with a right of inspection of the company's bye-laws, minutes of general shareholders meetings and audited financial statements. The register of shareholders is also open to inspection by shareholders free of charge and, upon payment of a small fee, by any other person.

A Bermuda company is required to maintain its share register in Bermuda but may in certain circumstances establish a branch register outside of Bermuda. A Bermuda company is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge.

                              TRENWICK GROUP INC.
                              TRENWICK GROUP LTD.
                          LASALLE RE HOLDINGS LIMITED

     INDEMNIFICATION OF OFFICERS AND DIRECTORS AND LIMITATION OF LIABILITY

Delaware law generally permits a corporation to indemnify any director, officer, employee or agent as provided in the corporation's certificate of incorporation or by-laws, agreement or otherwise, against judgments, fines, expenses and amounts paid in settlement actually and reasonably incurred by the person in connection with a proceeding in which a person is involved by reason of his or her status as director, officer, employee or agent if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. Delaware law also permits such person to be indemnified by a corporation if such person is found at a proceeding to be successful on the merits. A corporation may also advance to a director or officer the costs of defending a proceeding upon receipt of an undertaking to repay if it is ultimately determined that such person is not entitled to be indemnified.

The by-laws of Trenwick provide for indemnification on the part of Trenwick to the fullest extent permitted by law.

Under Bermuda law, a company is permitted to indemnify any officer or director, out of the funds of the company, against:
- any liability he or she incurs in defending any proceedings, whether civil or criminal, in which (1) judgment is given in his or her favor, or (2) he or she is acquitted, or (3) he or she is granted relief from liability by the court in connection with any application under relevant Bermuda legislation; and
- any loss or liability resulting from negligence, default, breach of duty or breach of trust, save for his or her fraud or dishonesty.

Trenwick Group Ltd.'s bye-laws provide that Trenwick Group Ltd. will indemnify its officers and directors as well as their heirs, executors and administrators to the fullest extent permitted by law. Bermuda law does not permit indemnification of a person who is or may be found guilty of fraud or dishonesty.

Trenwick Group Ltd. will advance all reasonable expenses incurred by or on behalf of the indemnitee in connection with any related proceeding.

Under Bermuda law, a company is permitted to indemnify any officer or director, out of the funds of the company, against:
- any liability he or she incurs in defending any proceedings, whether civil or criminal, in which (1) judgment is given in his or her favor, or (2) he or she is acquitted, or (3) he or she is granted relief from liability by the court in connection with any application under relevant Bermuda legislation; and
- any loss or liability resulting from negligence, default, breach of duty or breach of trust, save for his or her fraud or dishonesty.

LaSalle's bye-laws provide that LaSalle indemnifies its officers and directors as well as their heirs, executors and administrators to the fullest extent permitted by law. Bermuda law does not permit indemnification of a person who is or may be found guilty of fraud or dishonesty.

LaSalle advances all reasonable expenses incurred by or on behalf of the indemnitee in connection with any related proceeding.

                         LIMITED LIABILITY OF DIRECTORS

Delaware corporations may adopt a charter provision limiting or eliminating the monetary liability of a director to the corporation or its stockholders by reason of a director's breach of the fiduciary duty of care. However, Delaware law does not permit any limitation of the liability of a director for:
- breaching the duty of loyalty to the corporation or its stockholders;

Under Bermuda law, a director must observe the statutory duty of care. A director must act honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Bermuda law renders void any provision in the bye-laws or any contract between a company and

Under Bermuda law, a director must observe the statutory duty of care. A director must act honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Bermuda law renders void any provision in the bye-laws or any contract between a company and

                              TRENWICK GROUP INC.
                              TRENWICK GROUP LTD.
                          LASALLE RE HOLDINGS LIMITED

- failing to act in good faith;
- engaging in intentional misconduct or a known violation of law;
- obtaining an improper personal benefit from the corporation; or
- paying a dividend or approving a stock repurchase in violation of Delaware law.

The Trenwick certificate of incorporation eliminates monetary liability of a director to the fullest extent provided by Delaware law.

any director exempting him or her from, or indemnifying him or her against, any liability in respect of any fraud or dishonesty of which he or she may be guilty in relation to the company.

The Trenwick Group Ltd. bye-laws provide that the shareholders waive any claim or right of action they might have, whether individually or by or in the right of the company, against any director on account of any action taken by or omission of such director in the performance as a director of the company unless such act or omission involves fraud, dishonesty, personal profit or gain by the director.

any director exempting him or her from, or indemnifying him or her against, any liability in respect of any fraud or dishonesty of which he or she may be guilty in relation to the company.

The LaSalle bye-laws provide that the shareholders waive any claim or right of action they might have, whether individually or by or in the right of the company, against any director on account of any action taken by or omission of such director in the performance as a director of the company unless such act or omission involves fraud, dishonesty, personal profit or gain by the director.

                        AMENDMENT OF GOVERNING DOCUMENTS

Under Delaware law, the certificate of incorporation may be amended if:
- the board of directors sets forth the proposed amendment in a resolution, declares the amendment advisable and directs that it be submitted to a vote at the meeting of stockholders; and
- unless the charter requires the vote of a greater number of shares, holders of at least a majority of shares entitled to vote approve the amendment.

Trenwick's certificate of incorporation provides that the corporation reserves the right to amend, alter, change or repeal any provision in the certificate of incorporation in the manner prescribed by Delaware law. Provisions governing classification and nomination of directors however, only may be amended with the affirmative vote of at least 80% of the stockholders' voting power. In addition alterations, amendments, or changes to and repeals of provisions governing transactions with interested stockholders that are

Under Bermuda law, the bye-laws and/or memorandum of association of a company may be amended only by both (1) a resolution of the board of directors and (2) a resolution of the shareholders approved by shareholders with a majority of voting power voting on the amendment. Bermuda law also allows a minority of a company's shareholders holding 20% or more of the company's share capital, and in some cases debtholders, to apply to the Bermuda Supreme Court within 21 days after an amendment to the memorandum of association is passed, to ask the court to annul the amendment.

Under Bermuda law, the bye-laws and/or memorandum of association of a company may be amended only by both (1) a resolution of the board of directors and (2) a resolution of the shareholders approved by shareholders with a majority of voting power voting on the amendment. Bermuda law also allows a minority of a company's shareholders holding 20% or more of the company's share capital, and in some cases debtholders, to apply to the Bermuda Supreme Court within 21 days after an amendment to the memorandum of association is passed, to ask the court to annul the amendment.

                              TRENWICK GROUP INC.
                              TRENWICK GROUP LTD.
                          LASALLE RE HOLDINGS LIMITED

recommended by interested stockholders must be approved by the affirmative vote of a majority of stockholders entitled to vote or must be recommended by a majority of disinterested directors.

Trenwick's by-laws may be altered, amended or repealed by the affirmative vote of a majority of stockholders. Under Delaware law, the board of directors may amend the by-laws if so authorized in the charter. Trenwick's charter expressly authorizes the board of directors to make, alter or repeal the by-laws.

                            SHAREHOLDER RIGHTS PLANS

     BEFORE THE COMPLETION OF THE TRANSACTIONS

     Trenwick has amended the Trenwick rights agreement so that it will not be triggered by the proposed transactions. The Trenwick rights agreement provides for the issuance of a stock purchase right to the holder of each share of Trenwick common stock. If any person becomes the beneficial owner of 15% or more of the outstanding common stock of Trenwick, each rights owner will have the right to receive Trenwick common stock equal to twice the exercise price of the right.

     LaSalle does not currently have a rights agreement in place.

     AFTER THE COMPLETION OF THE TRANSACTIONS

     The agreement provides that the board of directors of Trenwick Group Ltd. must take all action necessary to implement a rights agreement after we complete the transactions. The rights agreement is substantially similar to the Trenwick rights agreement, except that the percentage that triggers the rights will be 10% instead of 15%.

                              OTHER CONSIDERATIONS

     As "exempted" companies, Trenwick Group Ltd., LaSalle, LaSalle Re and LaSalle Re Capital may not:

     - acquire or hold land in Bermuda, unless required for business and held by way of lease or tenancy agreement for 50 years at most or that used to provide accommodation or recreational facilities for its officers and employees and held with the consent of the Minister for 21 years at most;

     - take mortgages on land in Bermuda in excess of $50,000; or

     - carry on business of any kind in Bermuda, except in limited circumstances such as doing business with another exempted undertaking in furtherance of business carried on outside Bermuda without the express authorization of the Bermuda legislature or a license granted by a minister.

     The Bermuda government encourages foreign investment in "exempted" entities like Trenwick Group Ltd., LaSalle, LaSalle Re and LaSalle Re Capital that are based in Bermuda but do not operate in competition with local businesses. As well as having no restrictions on the degree of non-Bermudian ownership, Trenwick Group Ltd., LaSalle, LaSalle Re and LaSalle Re Capital are not currently subject to taxes on their income or dividends or to any foreign exchange controls in Bermuda. In addition, there currently is no capital gains tax in Bermuda, and profits can be accumulated by Trenwick Group Ltd., LaSalle, LaSalle Re and LaSalle Re Capital as required, without limitation under general Bermuda law.

                                 LEGAL MATTERS

     The validity of the Trenwick Group Ltd. common shares to be issued in connection with the transactions will be passed upon for Trenwick Group Ltd. by Appleby Spurling & Kempe, Bermuda counsel to Trenwick Group Ltd.

     It is a condition to the completion of the transactions that Baker & McKenzie, counsel to Trenwick and Trenwick Group Ltd., deliver opinions concerning the U.S. federal income tax consequences of the plan of reorganization, and that Mayer, Brown & Platt, counsel to LaSalle and LaSalle Re, deliver an opinion concerning the U.S. federal income tax consequences of the scheme of arrangement.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated by reference in this document from Trenwick's Annual Report on Form 10-K as of December 31, 1999 and for the three years then ended have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements and the related financial statement schedules incorporated in this document by reference from LaSalle's Amended Annual Report on Form 10-K/A for the year ended September 30, 1999 have been audited by Deloitte & Touche, independent auditors, with respect to the year ended September 30, 1999, and by KPMG, independent auditors, with respect to the years ended September 30, 1998 and September 30, 1997, as stated in their respective reports, (each of which reports expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement of basic and diluted earnings per share) which are incorporated in this document by reference. The financial statements and the related financial statement schedules have been incorporated in this document in reliance upon the reports of those independent auditors given upon their authority as experts in accounting and auditing.

                          FUTURE SHAREHOLDER PROPOSALS

     If you intend to present a proposal for inclusion in Trenwick Group Ltd.'s proxy statement for its 2001 annual shareholders meeting, it must be sent to the Secretary of Trenwick Group Ltd. at Continental Building, 25 Church Street, Hamilton HM12, Bermuda and must be received by December 18, 2000. If you present a proposal at the 2001 annual meeting without Trenwick Group Ltd.'s having received notice of the proposal by March 3, 2001, the proxies designated by Trenwick Group Ltd.'s board of directors may vote on the proposal in their discretion without mention of the proposal in the proxy statement or the proxy card.

                      WHERE YOU CAN FIND MORE INFORMATION

     Trenwick and LaSalle each file annual, quarterly and other reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

     Public Reference Room         New York Regional Office         Chicago Regional Office
    450 Fifth Street, N.W.           7 World Trade Center               Citicorp Center
           Room 1024                      Suite 1300                500 West Madison Street
    Washington, D.C. 20549         New York, New York 10048               Suite 1400
                                                                 Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as Trenwick and LaSalle, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about Trenwick and LaSalle at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     Trenwick Group Ltd. has filed a registration statement on Form S-4 to register with the SEC the Trenwick Group Ltd. common shares to be issued to Trenwick stockholders and LaSalle common shareholders and all holders of LaSalle Re exchangeable non-voting common shares pursuant to the terms of the proposed transactions. This document is part of the registration statement and constitutes a prospectus of Trenwick Group Ltd. in addition to being a proxy statement of LaSalle for the LaSalle and LaSalle Re special general meetings and a proxy statement of Trenwick for the Trenwick special meeting. As allowed by the SEC rules and regulations, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Trenwick and LaSalle have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

TRENWICK SEC FILINGS (FILE NO. 1-15389)        PERIOD OR DATE FILED
Registration Statement on Form 8-A             Filed on September 24, 1997
Annual Report on Form 10-K                     Year ended December 31, 1999
Quarterly Reports on Form 10-Q                 Quarters ended March 31, 2000 and June 30,
                                               2000
Proxy Statement for its annual meeting of      Filed on April 17, 2000
  stockholders held on May 18, 1999
Current Report on Form 8-K                     Filed on June 25, 1999
Current Report on Form 8-K                     Filed on September 1, 1999
Registration Statement on Form S-4             Filed on September 7, 1999
Registration Statement on Form 8-A             Filed on October 13, 1999
Current Report on Form 8-K                     Filed on December 22, 1999
Registration Statement on Form 8-A/A           Filed on January 13, 2000
Current Report on Form 8-K                     Filed on March 20, 2000
Current Report on Form 8-K                     Filed on June 29, 2000
Amendment to Annual Report on Form 10-K/A      Filed on August 22, 2000
LASALLE RE HOLDINGS SEC FILINGS                PERIOD OR DATE FILED
  (FILE NO. 1-12823)
Registration Statement on Form 8-A             Filed on March 28, 1997
Annual Report on Form 10-K                     Year ended September 30, 1999
Current Report on Form 8-K                     Filed on December 22, 1999
Proxy Statement for its annual meeting of      Filed on January 24, 2000
  shareholders held on February 17, 2000
Quarterly Reports on Form 10-Q                 Quarters ended December 31, 1999,   March 31,
                                               2000 and June 30, 2000
Current Report on Form 8-K                     Filed on March 20, 2000
Current Report on Form 8-K                     Filed on June 29, 2000
Amendment to Annual Report on Form 10-K/A      Filed on August 22, 2000
Amendment to Quarterly Report on Form 10-Q/A   Filed on August 23, 2000
  for the Quarter ended December 31, 1999
Amendment to Quarterly Report on Form 10-Q/A   Filed on August 23, 2000
  for the Quarter ended March 31, 2000

     We incorporate by reference additional documents that we may file with the SEC between the date of this document and the date of the special meetings. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Trenwick has supplied all information contained or incorporated by reference in this document relating to Trenwick, and LaSalle has supplied all such information relating to LaSalle.

     You can obtain any of the documents incorporated by reference in this document from Trenwick or LaSalle, as the case may be, or from the SEC through the SEC's web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

TRENWICK GROUP INC.                     LASALLE RE HOLDINGS LIMITED
One Canterbury Green                    Continental Building
Stamford, Connecticut 06901             25 Church Street
(203) 353-5500                          Hamilton HM 12
Attention: John V. Del Col              Bermuda
           Senior Vice President,       (441) 292-3339
           General Counsel &            Attention: Diane H. Newman
Secretary                                          Investor Relations
                                        Manager

     If you would like to request documents from us, please do so by September 11, 2000 to receive them before the Trenwick special meeting or the LaSalle special meeting, as the case may be.

     This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make offer or solicitation in such jurisdiction.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE ON THE APPROVAL AND ADOPTION OF THE AGREEMENT AND THE RELATED TRANSACTIONS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED AUGUST 24, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THIS DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS NOR THE ISSUANCE OF TRENWICK GROUP LTD. COMMON SHARES AS CONTEMPLATED IN THIS DOCUMENT SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                      APPENDIX A

                              AMENDED AND RESTATED

                                   AGREEMENT,

                             SCHEMES OF ARRANGEMENT

                                      AND

                             PLAN OF REORGANIZATION

                                  BY AND AMONG

                          LASALLE RE HOLDINGS LIMITED,

                              LASALLE RE LIMITED,

                              TRENWICK GROUP INC.

                                      AND

                      GOWIN HOLDINGS INTERNATIONAL LIMITED

                           DATED AS OF MARCH 20, 2000

                               TABLE OF CONTENTS

ARTICLE 1  CERTAIN DEFINITIONS.................................................   A-2
     Section 1.1.  Certain Definitions.........................................   A-2
ARTICLE 2  THE PLANS...........................................................   A-4
     Section 2.1.  The Plans...................................................   A-4
     Section 2.2.  Application to the Court; Shareholder Meetings; Effective
                   Time of the Plans; Closing..................................   A-5
     Section 2.3.  Effects of the Plans........................................   A-5
     Section 2.4.  Governing Documents.........................................   A-6
     Section 2.5.  Board of Directors of New Holdings..........................   A-6
     Section 2.6.  Terms of the Schemes of Arrangement: Exchange of
                   Securities..................................................   A-6
     Section 2.7.  Terms of the Plan of Reorganization: Issuance of
                   Securities..................................................   A-7
     Section 2.8.  Terms of the Schemes of Arrangement: Surrender and
                   Payment.....................................................   A-7
     Section 2.9.  Terms of the Plan of Reorganization: Surrender and
                   Payment.....................................................   A-8
     Section       Voting......................................................   A-9
       2.10.
     Section       Lost Certificates...........................................   A-9
       2.11.
     Section       No Fractional Shares........................................  A-10
       2.12.
ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF TRENWICK..........................  A-10
     Section 3.1.  Corporation; Organization...................................  A-10
     Section 3.2.  Authority; Approval and Fairness............................  A-11
     Section 3.3.  Capital Structure...........................................  A-11
     Section 3.4.  SEC Reports; Financial Statements...........................  A-12
     Section 3.5.  Absence of Certain Changes or Events........................  A-13
     Section 3.6.  Certain Fees................................................  A-13
     Section 3.7.  No Defaults.................................................  A-13
     Section 3.8.  Consents....................................................  A-14
     Section 3.9.  Compliance with Applicable Law..............................  A-14
     Section       Information Supplied........................................  A-14
       3.10.
     Section       Material Contracts..........................................  A-15
       3.11.
     Section       Taxes.......................................................  A-15
       3.12.
     Section       Litigation..................................................  A-16
       3.13.
     Section       Title to Properties; Leases.................................  A-16
       3.14.
     Section       Employees...................................................  A-17
       3.15.
     Section       Benefit Plans...............................................  A-17
       3.16.
     Section       Intellectual Property.......................................  A-21
       3.17.
     Section       Takeover Statutes...........................................  A-22
       3.18.
     Section       Opinion of Financial Advisor................................  A-22
       3.19.
     Section       Rights Agreement............................................  A-22
       3.20.
     Section       Insurance Matters...........................................  A-22
       3.21.
     Section       Liabilities and Reserves....................................  A-23
       3.22.
     Section       Investment Company..........................................  A-23
       3.23.
     Section       Finite Risk Reinsurance.....................................  A-23
       3.24.
     Section       Reinsurance Contracts, Coverholders and MGAs................  A-23
       3.25.
     Section       Derivatives.................................................  A-24
       3.26.
     Section       Related Party Transactions..................................  A-24
       3.27.

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF LASALLE HOLDINGS..................  A-24
     Section 4.1.  Corporation; Organization...................................  A-24
     Section 4.2.  Authority; Approval and Fairness............................  A-25
     Section 4.3.  Capital Structure...........................................  A-25
     Section 4.4.  SEC Reports; Financial Statements...........................  A-26
     Section 4.5.  Absence of Certain Changes or Events........................  A-27
     Section 4.6.  Certain Fees................................................  A-28
     Section 4.7.  No Defaults.................................................  A-28
     Section 4.8.  Consents....................................................  A-28
     Section 4.9.  Compliance with Applicable Law..............................  A-28
     Section       Information Supplied........................................  A-29
       4.10.
     Section       Material Contracts..........................................  A-29
       4.11.
     Section       Taxes.......................................................  A-29
       4.12.
     Section       Litigation..................................................  A-30
       4.13.
     Section       Title to Properties; Leases.................................  A-31
       4.14.
     Section       Approval of Schemes of Arrangement..........................  A-31
       4.15.
     Section       Employees...................................................  A-31
       4.16.
     Section       Intellectual Property.......................................  A-32
       4.17.
     Section       Takeover Statutes...........................................  A-32
       4.18.
     Section       Opinions of Financial Advisors..............................  A-33
       4.19.
     Section       Insurance Matters...........................................  A-33
       4.20.
     Section       Liabilities and Reserves....................................  A-33
       4.21.
     Section       Investment Company..........................................  A-33
       4.22.
     Section       Reinsurance Contracts, Coverholders and MGAs................  A-33
       4.23.
     Section       Derivatives.................................................  A-34
       4.24.
     Section       Related Party Transactions..................................  A-34
       4.25.
     Section       Finite Risk Reinsurance.....................................  A-34
       4.26.
ARTICLE 5  COVENANTS...........................................................  A-34
     Section 5.1.  Conduct of Business of Trenwick.............................  A-34
     Section 5.2.  Conduct of Business of LaSalle Holdings.....................  A-37
     Section 5.3.  No Solicitation.............................................  A-39
     Section 5.4.  Access to Information; Confidentiality......................  A-42
     Section 5.5.  Form S-4; Regulatory Matters................................  A-42
     Section 5.6.  Public Announcements........................................  A-42
     Section 5.7.  Supplemental Information....................................  A-42
     Section 5.8.  Shareholders' Meetings......................................  A-43
     Section 5.9.  Trenwick Options, LaSalle Holdings Options, LaSalle Re
                   Options and Trenwick Warrants...............................  A-43
     Section       Takeover Laws...............................................  A-45
       5.10.
     Section       Affiliates..................................................  A-45
       5.11.
     Section       Stock Exchange Listing......................................  A-45
       5.12.
     Section       Indemnification and Insurance...............................  A-45
       5.13.
     Section       Commercially Reasonable Efforts.............................  A-46
       5.14.
     Section       Post-Closing Matters........................................  A-46
       5.15.
     Section       Employee Benefit Plans; Existing Agreements.................  A-46
       5.16.
     Section       Letters from Accountants....................................  A-47
       5.17.
     Section       Litigation..................................................  A-48
       5.18.
     Section       Advice of Changes...........................................  A-48
       5.19.
     Section       Trenwick Rights Agreement...................................  A-48
       5.20.

     Section       New Holdings Rights Agreement...............................  A-48
       5.21.
     Section       Assumption of Non-Voting Share Conversion Obligation........  A-48
       5.22.
     Section       Assumption of Series B Preferred Share Conversion
       5.23.       Obligation..................................................  A-48
     Section       Tax-Free Reorganization.....................................  A-48
       5.24.
ARTICLE 6  CONDITIONS TO THE PLANS.............................................  A-49
     Section 6.1.  Conditions to Each Party's Obligation to Effect the Plans...  A-49
     Section 6.2.  Additional Conditions to Trenwick's Obligation to Effect the
                   Plans.......................................................  A-50
     Section 6.3.  Additional Conditions to LaSalle Holdings' Obligation to
                   Effect the Plans............................................  A-51
ARTICLE 7  TERMINATION AND ABANDONMENT.........................................  A-52
     Section 7.1.  Termination by Trenwick or LaSalle Holdings.................  A-52
     Section 7.2.  Termination by Trenwick.....................................  A-53
     Section 7.3.  Termination by LaSalle Holdings.............................  A-53
     Section 7.4.  Procedure and Effect of Termination.........................  A-53
ARTICLE 8  MISCELLANEOUS PROVISIONS............................................  A-54
     Section 8.1.  Non-Survival of Representations, Warranties, Covenants and
                   Agreements..................................................  A-54
     Section 8.2.  Amendment and Modification..................................  A-54
     Section 8.3.  Waiver of Compliance; Consents..............................  A-54
     Section 8.4.  Severability and Validity...................................  A-55
     Section 8.5.  Expenses and Obligations....................................  A-55
     Section 8.6.  Parties in Interest.........................................  A-55
     Section 8.7.  Notices.....................................................  A-55
     Section 8.8.  Governing Law...............................................  A-56
     Section 8.9.  Counterparts................................................  A-56
     Section       Headings....................................................  A-56
       8.10.
     Section       Entire Agreement; Assignment................................  A-57
       8.11.
     Section       Interpretation..............................................  A-57
       8.12.

                             SCHEDULES AND EXHIBITS

Schedule
  I........  Minority Shareholders
Exhibit
  A-1......  LaSalle Stock Option Agreement
Exhibit
  A-2......  Trenwick Stock Option Agreement
Exhibit
  B-1......  Memorandum of Association of New Holdings
Exhibit
  B-2......  Bye-Laws of New Holdings
Exhibit C..  New Holdings Directors

                        AMENDED AND RESTATED AGREEMENT,
               SCHEMES OF ARRANGEMENT AND PLAN OF REORGANIZATION

     This Amended and Restated Agreement, Schemes of Arrangement and Plan of Reorganization (this "Agreement") is made as of the 20th day of March, 2000, by and among LaSalle Re Holdings Limited, a company organized under the laws of Bermuda ("LaSalle Holdings"), LaSalle Re Limited, a company organized under the laws of Bermuda and a majority-owned Subsidiary (as defined herein) of LaSalle Holdings ("LaSalle Re"), Trenwick Group Inc., a Delaware corporation ("Trenwick") and Gowin Holdings International Limited, a company organized under the laws of Bermuda which will be changing its name to Trenwick Group Ltd. prior to the Effective Time, as defined herein, ("New Holdings"), and amends and restates the Agreement, Scheme of Arrangement, Plan of Merger and Plan of Reorganization (the "Original Agreement") dated as of December 19, 1999 by and among LaSalle Holdings, LaSalle Re, Trenwick, Trenwick Group Delaware, Inc., a Delaware corporation and New Holdings.

     WHEREAS, the issued share capital of LaSalle Re consists of voting common shares, par value $1.00 per share ("Voting Shares"), all of which are beneficially owned by LaSalle Holdings, and non-voting common shares, par value $1.00 per share (the "Non-Voting Shares"), all of which are beneficially owned by LaSalle Holdings and the shareholders of LaSalle Re listed on Schedule I hereto (the "Minority Shareholders"). LaSalle Holdings owns 15,603,570 Voting Shares and Non-Voting Shares in the aggregate. The Minority Shareholders own 4,725,546 Non-Voting Shares in the aggregate (the "Minority Shares").

     WHEREAS, the respective Boards of Directors of LaSalle Holdings, LaSalle Re, Trenwick and New Holdings (a) deem it advisable and in the best interests of their respective companies and shareholders to enter into this Agreement whereby
(i) each of LaSalle Holdings and LaSalle Re become Subsidiaries of New Holdings pursuant to a scheme of arrangement between LaSalle Holdings and the holders of its common shares, par value $1.00 per share (the "LaSalle Holdings Shares") (the "LaSalle Holdings Scheme of Arrangement"), and a scheme of arrangement between LaSalle Re and the holders of the Non-Voting Shares (the "LaSalle Re Scheme of Arrangement," and together with the LaSalle Holdings Scheme, the "Schemes of Arrangement") and (ii) the assets of Trenwick are transferred to New Holdings pursuant to a plan of reorganization described in Section 2.1(b) (the "Plan of Reorganization," and together with the Schemes of Arrangement, the "Plans") as provided for herein and (b) have adopted resolutions approving this Agreement, the Plans and the transactions contemplated hereby;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of LaSalle Holdings and Trenwick to enter into this Agreement, LaSalle Holdings and Trenwick have entered into (i) a Stock Option Agreement dated as of the date of the Original Agreement and attached hereto as Exhibit A-1 (the "LaSalle Stock Option Agreement"), pursuant to which Trenwick has granted LaSalle Holdings an option to purchase a number of shares equal to 19.9% of the then outstanding Common Stock, par value $0.10 per share, of Trenwick ("Trenwick Shares", which shall refer to all such outstanding shares) and (ii) a Stock Option Agreement dated as of the date of the Original Agreement and attached hereto as Exhibit A-2 (the "Trenwick Stock Option Agreement" and together with the LaSalle Stock Option Agreement, the "Stock Option Agreements"), pursuant to which LaSalle Holdings has granted Trenwick an option to purchase a number of shares equal to 19.9% of the then outstanding LaSalle Holdings Shares;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Trenwick to enter into this Agreement, Trenwick and the Minority Shareholders have entered into a Shareholders Agreement pertaining to the voting of shares held of record and beneficially in favor of the transactions contemplated hereby; and

     WHEREAS, the parties hereto intend that each of the Plans shall qualify as tax-free under the United States Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1

                              CERTAIN DEFINITIONS

     Section 1.1. Certain Definitions. Certain capitalized terms used in this Agreement shall have the meaning set forth below:

     (a) An "Affiliate" of, or a Person "affiliated" with, a specified Person means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

     (b) "Average Closing Price" means an amount equal to the average per share closing price of a Trenwick Share as reported on the NYSE for the ten (10) NYSE trading days immediately preceding the three (3) NYSE trading days prior to the Effective Date (as defined below).

     (c) "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in Bermuda or in the State of Connecticut in the United States of America are authorized or required by law to be closed.

     (d) "Confidentiality Letters" means the letter agreements between LaSalle Holdings and Trenwick, dated as of August 30, 1999 and November 19, 1999.

     (e) "Control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     (f) "Dollars" or "$" means the lawful currency of the United States of America.

     (g)  "Employee Benefit Plan" means

        (i) any "employee welfare benefit plan" or "employee pension benefit plan" (as those terms are defined in sections 3(1) and 3(2) of ERISA, respectively), other than a "multiemployer plan" (as defined in Section 3(37) of ERISA);

        (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in Section 3(3) of ERISA); or

        (iii)  any employment agreement or consulting agreement.

     (h) "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

     (i) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

     (j) "GAAP" means generally accepted accounting principles as in effect in the United States of America (as such principles may change from time to time).

     (k) "Governmental Authority" means any governmental, quasi-governmental, judicial or regulatory agency or entity or subdivision thereof with jurisdiction over Trenwick, LaSalle Holdings, LaSalle Re, New Holdings or any of their respective Subsidiaries or any of the transactions contemplated by this Agreement (including, without limitation, the Corporation of Lloyd's ("Lloyd's")).

     (l) "Knowledge" (i) an individual will be considered to have "Knowledge" of a fact or matter if the individual is actually aware of the fact or matter;
(ii) an entity will be considered to have "Knowledge" of a fact or matter if any individual who is serving, or who has at any time served, as a senior executive of such entity has, or at any time had, Knowledge of the fact or matter; and Trenwick and LaSalle Holdings will be considered to have "Knowledge" of a fact or matter if Trenwick or its Subsidiaries or LaSalle Holdings or its Subsidiaries, as the case may be, has Knowledge of the fact or matter.

     (m) "LaSalle Disclosure Letter" means the letter, dated as of the date of the Original Agreement, from LaSalle Holdings to Trenwick regarding certain matters related to this Agreement.

     (n) "LaSalle Fair Market Value" means the product of (i) the average of the closing sale price as reported on the NYSE Composite Tape for the LaSalle Holdings Shares for the thirty (30) trading days immediately preceding the Effective Date multiplied by (ii) the aggregate number of issued and outstanding Voting Shares and Non-Voting Shares on the Effective Date.

     (o) "Lien" means any mortgage, lien, security interest, pledge, lease or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a purchase money creditor or conditional vendor, and any easement, right of way or other encumbrance on title to real property, and any agreement to give any of the foregoing.

     (p) "Material Adverse Change" or "Material Adverse Effect" means, with respect to any Person, any change, effect, event, condition or development, occurrence or state of facts that is materially adverse to the business, assets, results of operations, properties, financial or operating condition of such party and its Subsidiaries, taken as a whole or the ability to perform obligations under this Agreement; provided, however, that any change, effect, event, condition or development, occurrence or state of facts resulting from or arising in connection with (i) this Agreement, the Schemes of Arrangement, the Plan of Reorganization or the transactions contemplated hereby or the public announcement thereof, (ii) changes generally affecting the insurance, reinsurance or financial services industry (including, without limitation, the impact of any natural catastrophes causing a Net Loss from a single loss occurrence and not in the aggregate to such Persons of $100,000,000 or less,
(iii) changes in the value of portfolio investments resulting from changes in prevailing interest rates, (iv) changes in economic or market conditions generally, (v) changes in laws, regulations, accounting principles, or regulations or policies of general applicability or (vi) changes resulting from actions or omissions of a party hereto taken with the prior written consent of the other parties in contemplation of the Schemes of Arrangement and associated transactions contemplated by this Agreement shall not constitute a Material Adverse Effect for purposes of this Agreement.

     (q) "Net Loss" means, with respect to any Person, the estimated amount of all losses and loss adjustment expenses incurred or to be incurred by such Person and its Subsidiaries in connection with the occurrence of a single natural catastrophe occurring between the date of the Original Agreement and the Effective Time, net of all applicable reinsurance recoverables, determined in accordance with GAAP and generally accepted actuarial standards of practice as applied in the insurance industry, each as in effect on the date of determination of such Net Loss. Net Loss shall be determined as soon as reasonably practicable following the occurrence of a natural catastrophe by the Settlement Auditor. In the event that there is more than one Person serving as the Settlement Auditor, Net Loss shall be determined by taking the average of the Net Loss determinations established by each Settlement Auditor.

     (r)  "NYSE" means The New York Stock Exchange, Inc.

     (s) "Permitted Liens" means, with respect to Trenwick or LaSalle Holdings (as the case may be), (i) Liens for Taxes or other assessments or charges of Governmental Authorities that are not yet delinquent or that are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (ii) statutory Liens of landlords and mortgagees of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law and created in the ordinary course of business for amounts not yet more than thirty (30) days overdue or which are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (iii) leases or subleases, easements, rights-of-way, covenants, consents and Liens which do not interfere materially with the ordinary conduct of the business of Trenwick or LaSalle Holdings (as the case may be) and their respective Subsidiaries, taken as a whole, or detract materially from the value of the property to which they attach or materially impair the use thereof to such party and its Subsidiaries; and (iv) Liens granted by Trenwick or LaSalle Holdings (as the case may be) or any of their respective Subsidiaries to lenders pursuant to credit agreements in existence on the date of the Original Agreement.

     (t) "Person" means any individual, company, corporation, estate, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity.

     (u)  "SEC" means the United States Securities and Exchange Commission.

     (v) "Securities Act" means the United States Securities Act of 1933, as amended.

     (w) "Settlement Auditor" means either Ernst & Young LLP or Paragon Risk Management Services, Inc., as shall be mutually agreed by LaSalle Holdings and Trenwick. In the event LaSalle Holdings and Trenwick are unable to agree upon a Settlement Auditor within 30 calendar days following the completion of a natural catastrophe, both Ernst & Young LLP and Paragon Risk Management Services, Inc. shall serve as the Settlement Auditor.

     (x) "Subsidiary" means, with respect to a specified Person, each company, partnership or other entity in which the specified Person owns or controls, directly or indirectly through one or more intermediaries, fifty percent (50%) or more of the shares or other interests having general voting power in the election of directors or Persons performing similar functions or rights to fifty percent (50%) or more of any distributions.

     (y) "Tax" or "Taxes" means any Bermuda or United States federal, state, local, foreign or other income, share capital, employees' income withholding, foreign Person withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer or other tax, including any interest, penalties or other additions to tax in respect to the foregoing, whether disputed or not.

     (z) "Trenwick Disclosure Letter" means the letter, dated as of the date of the Original Agreement, from Trenwick to LaSalle Holdings regarding certain matters related to this Agreement.

     (aa) "Trenwick Fair Market Value" means the product of (i) the average of the closing sale price as reported on the NYSE Composite Tape for the Trenwick Shares for the thirty (30) trading days immediately preceding the Effective Date multiplied by (ii) the number of issued and outstanding Trenwick Shares on the Effective Date.

                                   ARTICLE 2

                                   THE PLANS

     Section 2.1.  The Plans.

     (a) The Schemes of Arrangement. At the Effective Time (as defined herein), and upon the terms and subject to the conditions hereof and subject to the Supreme Court of the Islands of Bermuda (the "Court") exercising its discretion and sanctioning the Schemes of Arrangement pursuant to Section 99(2) of The Companies Act, 1981 of Bermuda, as amended (the "Companies Act"), and making such facilitating orders as are appropriate pursuant to Section 101 of the Companies Act, all of the issued and outstanding LaSalle Holdings Shares and all of the issued and outstanding Minority Shares shall be transferred to New Holdings, and holders of LaSalle Holdings Shares and Minority Shares shall become holders of common shares of New Holdings ("New Holdings Shares") in accordance with the terms of this Agreement.

     (b) The Plan of Reorganization. At the Effective Time, upon the terms and subject to the conditions hereof, New Holdings shall acquire all of the assets of and shall assume all of the liabilities of Trenwick, pursuant to Section 271 of the GCL, in exchange for New Holdings Shares which shall be distributed to the holders of Trenwick Shares in complete liquidation of Trenwick pursuant to
Section 275 of the GCL, in a transaction intended to qualify as a tax-free reorganization under Section 368(a) of the Code.

     Section 2.2. Application to the Court; Shareholder Meetings; Effective Time of the Plans; Closing.

     (a) As soon as practicable after the date hereof, LaSalle Holdings and LaSalle Re, acting through their respective Boards of Directors, in accordance with applicable law shall:

        (i) cause an application to be made to the Court, pursuant to Section 99(1) of the Companies Act, requesting the Court to summon such class meetings of members of LaSalle Holdings and LaSalle Re as the Court may direct;

        (ii) give notice of, convene and hold such class meetings for the purpose of obtaining such approvals of the Schemes of Arrangement as may be required under Section 99(2) of the Companies Act; and

        (iii) subject to such approvals being obtained, cause a petition to be presented to the Court seeking the sanctioning of the Schemes of Arrangement pursuant to Section 99 of the Companies Act and file such other documents as are required to be duly filed with the Court to effect the Schemes of Arrangement.

     (b) As soon as practicable after the date hereof, Trenwick, acting through its Board of Directors, in accordance with applicable law shall duly call, give notice of, convene and hold an annual or special meeting of its stockholders for the purpose of obtaining their approval of this Agreement and the Plan of Reorganization.

     (c) Upon receipt of orders from the Court sanctioning the Schemes of Arrangement, upon approval by the stockholders of Trenwick of this Agreement and the Plan of Reorganization and upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, the orders sanctioning the Schemes of Arrangement shall be duly filed with the Registrar of Companies of Bermuda (the "Registrar"). The Schemes of Arrangement shall become effective upon the filing of the orders of the Court with respect to the Schemes of Arrangement with the Registrar (the time of such filing being the "Effective Time" and the date of such filing being the "Effective Date"). The Plan of Reorganization shall become effective at the Effective Time. Immediately prior to such filings, a closing (the "Closing") shall be held at such time as the last condition set forth hereunder shall be fulfilled or waived, at the New York office of Mayer, Brown & Platt, 1675 Broadway, New York, New York 10019-5820, at 9:00 a.m. or such other place and/or time as the parties shall agree, for the purpose of confirming the satisfaction or waiver of the conditions set forth in
Article 5. The date upon which the Closing shall occur is referred to herein as the "Closing Date."

     Section 2.3.  Effects of the Plans.

     (a) Effect of the Schemes of Arrangement. As of the Effective Time, LaSalle Holdings shall be a wholly-owned Subsidiary of New Holdings and LaSalle Re shall be, directly and indirectly through LaSalle Holdings, a wholly-owned Subsidiary of New Holdings, and holders of LaSalle Holdings Shares and Minority Shares shall only have the right to receive the LaSalle Consideration as set forth in Section 2.6(c).

     (b) Effect of the Plan of Reorganization. As of the Effective Time, Trenwick shall have transferred all of its assets to New Holdings and New Holdings shall have assumed all the liabilities of Trenwick and the holders of Trenwick Shares shall only have the right to receive the Trenwick Consideration as set forth in Section 2.7(b).

     Section 2.4.  Governing Documents.

     (a)  New Holdings.

        (i) At or prior to the Closing, the memorandum of association of New Holdings shall be in the form set forth in Exhibit B(i) attached hereto.

        (ii) At or prior to the Closing, the bye-laws of New Holdings shall be in the form set forth in Exhibit B(ii) attached hereto.

     (b)  LaSalle Holdings.

        (i) The memorandum of association of LaSalle Holdings in effect at the Effective Time shall continue to be the memorandum of association of LaSalle Holdings until thereafter amended or restated as provided therein and by law.

        (ii) The bye-laws of LaSalle Holdings in effect at the Effective Time, shall continue to be the bye-laws of LaSalle Holdings until thereafter amended or restated as provided therein and by law.

     (c)  LaSalle Re.

        (i) The memorandum of association of LaSalle Re in effect at the Effective Time shall continue to be the memorandum of association of LaSalle Re until thereafter amended or restated as provided therein and by law.

        (ii) The bye-laws of LaSalle Re in effect at the Effective Time shall continue to be the bye-laws of LaSalle Re until thereafter amended or restated as provided therein and by law.

     Section 2.5. Board of Directors of New Holdings. The parties hereto shall procure that at or prior to the Closing, the directors of New Holdings shall be the individuals designated in Exhibit C attached hereto, which such directors shall constitute the entire Board of Directors of New Holdings at such time, each of such directors to hold office in accordance with the applicable provisions of the bye-laws of New Holdings and until their successors shall be elected or appointed and shall duly qualify.

     Section 2.6.  Terms of the Schemes of Arrangement: Exchange of
Securities. Subject to Section 2.6(e), at the Effective Time, by virtue of the Schemes of Arrangement and without any action on the part of LaSalle Holdings, LaSalle Re or the holder of any of the following securities:

     (a) Subject to Section 2.6(c) and Section 2.12, each LaSalle Holdings Share and each Minority Share that is issued and outstanding immediately prior to the Effective Time shall be transferred to New Holdings and there shall be allotted and issued to the holder thereof such number of fully paid and nonassessable New Holdings Shares as is equal to the LaSalle Exchange Ratio, as defined below (the "LaSalle Consideration"). The "LaSalle Exchange Ratio" means the product of (i) 1.0 multiplied by (ii) the quotient of (A) the LaSalle Fair Market Value minus 50% of the amount by which any Net Loss experienced by LaSalle Holdings exceeds $40,000,000 and is less than or equal to $60,000,000 and minus 100% of the amount by which any Net Loss experienced by LaSalle Holdings exceeds $60,000,000 and is less than or equal to $100,000,000, divided by (B) the LaSalle Fair Market Value. New Holdings shall issue the New Holdings Shares to be received as LaSalle Consideration and register the Persons to whom New Holdings Shares are issued on New Holdings' register of members. The Non-Voting Shares held by LaSalle Holdings shall not be affected by the Schemes of Arrangement.

     (b) Each LaSalle Holdings Option (as defined herein) and each LaSalle Re Option (as defined herein) outstanding as of the Effective Time shall be treated in accordance with the provisions of Section 5.9.

     (c) Each LaSalle Holdings Share that is issued and outstanding immediately prior to the Effective Time that is owned by LaSalle Holdings, LaSalle Re, Trenwick, New Holdings or any Subsidiary of either of the foregoing shall be automatically cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

     (d) Each Series A Preferred Share of LaSalle Holdings or LaSalle Re that is issued and outstanding immediately prior to the Effective Time shall remain unchanged as a Series A Preferred Share of LaSalle Holdings or LaSalle Re, as the case may be.

     (e) In the event that this Agreement and the LaSalle Re Scheme of Arrangement are not approved by the vote specified in Section 4.15(b), then the LaSalle Re Scheme of Arrangement shall not be effected and the provisions of
Section 5.9(c) shall not apply.

     Section 2.7.  Terms of the Plan of Reorganization: Issuance of
Securities. At the Effective Time, by virtue of the Plan of Reorganization and without any action on the part of Trenwick or the holder of any of the following securities:

     (a) Subject to Section 2.7(c) and Section 2.12, there shall be allotted and issued to each holder of Trenwick Shares a number of fully paid and nonassessable New Holdings Shares as is equal to the Trenwick Exchange Ratio, as defined below (the "Trenwick Consideration"). The "Trenwick Exchange Ratio" means the product of (i) 1.0 multiplied by (ii) the quotient of (A) the Trenwick Fair Market Value minus 50% of the amount by which any Net Loss experienced by Trenwick exceeds $40,000,000 and is less than or equal to $60,000,000 and minus 100% of the amount by which any Net Loss experienced by Trenwick exceeds $60,000,000 and is less than or equal to $100,000,000, divided by (B) the Trenwick Fair Market Value. If prior to the Effective Time either Trenwick, LaSalle Holdings or LaSalle Re should split or combine the Trenwick Shares, the LaSalle Re Shares or the Minority Shares, as applicable, pay a stock dividend or otherwise change the Trenwick Shares, the LaSalle Re Shares or the Minority Shares, as applicable, into any other securities, or make any other dividend or distribution on the Trenwick Shares, the LaSalle Re Shares or the Minority Shares, as applicable, then the Trenwick Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or changes. New Holdings shall issue the New Holdings Shares to be received as Trenwick Consideration and register the Persons to whom such New Holdings Shares are issued in New Holdings' register of members.

     (b) Each Trenwick Option (as defined herein) outstanding as of the Effective Time shall be treated in accordance with the provisions of Section 5.9.

     (c) Each Trenwick Share that is issued and outstanding immediately prior to the Effective Time that is owned by LaSalle Holdings, LaSalle Re, Trenwick, New Holdings or any Subsidiary of any of the foregoing (together, in each case, with the associated Right (as defined in Section 3.3(a)) shall be automatically cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

     Section 2.8.  Terms of the Schemes of Arrangement: Surrender and Payment.

     (a) Promptly after the Effective Time, New Holdings shall (i) appoint an agent (the "LaSalle Exchange Agent") for the purpose of exchanging certificates representing LaSalle Holdings Shares and Minority Shares for New Holdings Shares pursuant to Section 2.6(a), (ii) deposit with the LaSalle Exchange Agent certificates representing the aggregate LaSalle Consideration to be paid in respect of the LaSalle Holdings Shares and the Minority Shares (together with any dividends or distributions with respect thereto) and (iii) send, or cause the LaSalle Exchange Agent to send, to each holder of LaSalle Holdings Shares and each holder of Minority Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing LaSalle Holdings Shares or Minority Shares (as applicable) to the LaSalle Exchange Agent).

     (b) Each holder of LaSalle Holdings Shares or Minority Shares that have been transferred to New Holdings pursuant to the Schemes of Arrangement, upon surrender to the LaSalle Exchange Agent of a certificate or certificates representing such shares, together with a properly completed letter of transmittal covering such shares, shall be entitled to receive the LaSalle Consideration payable in respect of such shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such LaSalle Consideration.

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     (c)  If any portion of the LaSalle Consideration is to be paid to a Person other than the registered holder of the LaSalle Holdings Shares or Minority Shares (as applicable) represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the LaSalle Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the LaSalle Exchange Agent that such Tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registrations of transfers of LaSalle Holdings Shares or Minority Shares other than the registration of LaSalle Holdings Shares and Minority Shares in the name of New Holdings pursuant to Section 2.6(a). If, after the Effective Time, certificates representing LaSalle Holdings Shares or Minority Shares are presented to LaSalle Holdings or, subject to the provisions of Section 2.8(e), the LaSalle Exchange Agent, they shall be cancelled and exchanged for the LaSalle Consideration in accordance with the procedures set forth in this Section 2.8.

     (e) Any portion of the LaSalle Consideration (together with any dividends or distributions with respect to the New Holdings Shares) deposited with the LaSalle Exchange Agent pursuant to Section 2.8(a) and any cash payment for a fractional New Holdings Share pursuant to Section 2.12, that remains unclaimed by the holders of LaSalle Holdings Shares or the holders of Minority Shares twelve months after the Effective Time shall be returned to New Holdings or an Affiliate designated by New Holdings, upon demand, and any such holder who has not exchanged his LaSalle Holdings Shares or Minority Shares for the LaSalle Consideration in accordance with this Section 2.8 prior to that time shall thereafter look only to New Holdings for his claim for New Holdings Shares and any dividends or distributions with respect to New Holdings Shares. Notwithstanding the foregoing, New Holdings shall not be liable to any holder of LaSalle Holdings Shares or any holder of Minority Shares for any amount paid to a public official pursuant to applicable abandoned property laws.

     (f) No dividends or other distributions with respect to the New Holdings Shares constituting part of the LaSalle Consideration shall be paid to the holder of any unsurrendered certificates representing LaSalle Holdings Shares or Minority Shares until such certificates are surrendered as provided in this
Section 2.8. Upon such surrender, there shall be paid, without interest, to the Person in whose name the certificates representing the New Holdings Shares received in exchange for such LaSalle Holdings Shares or Minority Shares (as applicable) are registered, (i) all dividends and other distributions in respect of New Holdings Shares that are payable on a date subsequent to, and the record date for which occurs after, the Effective Time and (ii) all dividends or other distributions in respect of LaSalle Holdings Shares or Minority Shares (as applicable) that are payable on a date subsequent to, and the record date for which occurs on or before, the Effective Time.

     (g) At and after the Effective Time, each holder of a certificate or certificates that represented issued and outstanding LaSalle Holdings Shares or Minority Shares immediately prior to the Effective Time shall cease to have any rights as a shareholder of LaSalle Holdings or LaSalle Re (as applicable), except for the right to surrender its certificate or certificates in exchange for the LaSalle Consideration as provided in this Section 2.8.

     Section 2.9.  Terms of the Plan of Reorganization: Surrender and Payment.

     (a) Promptly after the Effective Time, New Holdings shall (i) appoint an agent (the "Trenwick Exchange Agent") for the purpose of exchanging certificates representing Trenwick Shares for New Holdings Shares pursuant to Section 2.7,
(ii) deposit with the Trenwick Exchange Agent certificates representing the aggregate Trenwick Consideration to be paid in exchange for the Trenwick Shares (together with any dividends or distributions with respect thereto) and (iii) send, or cause the Trenwick Exchange Agent to send, to each holder of Trenwick Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Trenwick Shares to the Trenwick Exchange Agent).

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     (b)  Each holder of Trenwick Shares that has the right to receive the
Trenwick Consideration pursuant to the Plan of Reorganization, upon surrender to the Trenwick Exchange Agent of a certificate or certificates representing such Trenwick Shares, together with a properly completed letter of transmittal covering such Trenwick Shares, shall be entitled to receive the Trenwick Consideration payable in respect of such Trenwick Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Trenwick Consideration.

     (c) If any portion of the Trenwick Consideration is to be paid to a Person other than the registered holder of the Trenwick Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Trenwick Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Trenwick Shares or establish to the satisfaction of the Trenwick Exchange Agent that such Tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registrations of transfers of Trenwick Shares. If, after the Effective Time, certificates representing Trenwick Shares are presented to Trenwick or, subject to the provisions of Section 2.9(e), the Trenwick Exchange Agent, they shall be cancelled and exchanged for the Trenwick Consideration in accordance with the procedures set forth in this Section 2.9.

     (e) Any portion of the Trenwick Consideration (together with any dividends or distributions with respect to the New Holdings Shares) deposited with the Trenwick Exchange Agent pursuant to Section 2.9(a), and any cash payment for a fractional New Holdings Share pursuant to Section 2.12, that remains unclaimed by the holders of Trenwick Shares twelve months after the Effective Time shall be returned to New Holdings or an Affiliate designated by New Holdings, upon demand, and any such holder who has not exchanged his Trenwick Shares for the Trenwick Consideration in accordance with this Section 2.9 prior to that time shall thereafter look only to New Holdings for his claim for New Holdings Shares, any cash in lieu of fractional New Holdings Shares and any dividends or distributions with respect to New Holdings Shares. Notwithstanding the foregoing, New Holdings shall not be liable to any holder of Trenwick Shares for any amount paid to a public official pursuant to applicable abandoned property laws.

     (f) No dividends or other distributions with respect to the New Holdings Shares constituting part of the Trenwick Consideration shall be paid to the holder of any unsurrendered certificates representing Trenwick Shares until such certificates are surrendered as provided in this Section 2.9. Upon such surrender, there shall be paid, without interest, to the Person in whose name the certificates representing the New Holdings Shares allotted in exchange for such Trenwick Shares are registered, (i) all dividends and other distributions in respect of New Holdings Shares that are payable on a date subsequent to, and the record date for which occurs after, the Effective Time and (ii) all dividends or other distributions in respect of Trenwick Shares that are payable on a date subsequent to, and the record date for which occurs on or before, the Effective Time.

     (g) At and after the Effective Time, each holder of a certificate or certificates that represented issued and outstanding Trenwick Shares immediately prior to the Effective Time shall cease to have any rights as a stockholder of Trenwick, except for the right to surrender its certificate or certificates in exchange for the Trenwick Consideration as provided in this Section 2.9.

     Section 2.10. Voting. In determining shareholders of New Holdings entitled to notice of and to vote at meetings of shareholders of New Holdings, former shareholders of record of LaSalle Holdings, LaSalle Re and Trenwick shall not be deemed shareholders of record until the register of members of New Holdings is amended to reflect the allotment and issue of the New Holdings Shares to such former shareholders.

     Section 2.11. Lost Certificates. If any certificate representing Trenwick Shares, LaSalle Holdings Shares or Non-Voting Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by New Holdings, the posting by such Person of a bond in such reasonable amount as the New Holdings may

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direct as indemnity against any claim that may be made against it with respect to such certificate, the Trenwick Exchange Agent or LaSalle Exchange Agent, as the case may be, will deliver in exchange for such lost, stolen or destroyed certificate the Trenwick Consideration or LaSalle Consideration, as the case may be, with respect to the Trenwick Shares, LaSalle Holdings Shares or Non-Voting Shares formerly represented thereby, without any interest thereon.

     Section 2.12. No Fractional Shares. No certificates or scrip representing fractional New Holdings Shares shall be issued in exchange for Trenwick Shares, LaSalle Holding Shares, or Non-Voting Shares, but in lieu thereof each holder otherwise entitled to a fractional New Holdings Share (after taking into account all Trenwick Shares, LaSalle Holdings Shares or Non-Voting Shares, as applicable, owned by such holder) shall be entitled to receive, from the Trenwick Exchange Agent or the LaSalle Exchange Agent, as applicable, in accordance with the provisions of this Section 2.12, a cash payment in lieu of such fractional New Holdings Share representing the value of such fraction, which for this purpose shall be calculated by (i) multiplying such fraction by the product of the Average Closing Price and the Trenwick Exchange Ratio in the case of Trenwick Shares and (ii) multiplying such fraction by the product of the Average Closing Price and the LaSalle Exchange Ratio in the case of LaSalle Holdings Shares and Non-Voting Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Trenwick Shares, LaSalle Holdings Shares, or Non-Voting Shares, as applicable, in lieu of any fractional New Holdings Share, the Trenwick Exchange Agent or the LaSalle Exchange Agent, as applicable, shall promptly pay without interest to all holders of Trenwick Shares, LaSalle Holdings Shares, or Non-Voting Shares, as applicable, entitled thereto all such amounts. Holders of interests representing fractional New Holdings Shares shall not be entitled to vote such interests or to any other rights as a shareholder of New Holdings.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF TRENWICK

     Trenwick hereby represents and warrants to LaSalle Holdings that as of the date of the Original Agreement (except to the extent that a representation or warranty speaks as of an earlier date), with references to "the date hereof" or the "date of this Agreement" in this Article 3 being deemed to be references to the date of the Original Agreement:

     Section 3.1.  Corporation; Organization.

     (a) Except as set forth in Section 3.1(a) of the Trenwick Disclosure Letter, each of Trenwick and its Subsidiaries is a company duly incorporated, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation. Each of Trenwick and its Subsidiaries (i) is qualified, licensed or domesticated as a foreign corporation in all jurisdictions where such qualification, license or domestication is required to own and operate its properties and conduct its business in the manner and at the places presently conducted; (ii) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all applicable regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and (iii) has full power and authority (corporate and other) to own, lease and operate its respective properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except where the failure to be so qualified, licensed or domesticated or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect on Trenwick. Trenwick has furnished to LaSalle Holdings complete and correct copies of its certificate of incorporation and by-laws as in effect on the date hereof. Such certificate of incorporation and by-laws are in full force and effect and no other constitutional documents are applicable to or binding upon Trenwick.

     (b) Trenwick conducts its insurance and reinsurance operations through the Subsidiaries set forth in Section 3.1(b) of the Trenwick Disclosure Letter (collectively, the "Trenwick Insurance Subsidiaries").

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Each of the Trenwick Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company or (as applicable) a reinsurer in its jurisdiction of incorporation or duly licensed to operate in the insurance or reinsurance business (as applicable) in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and (as applicable) a reinsurer in each other jurisdiction where it is required to be so licensed or authorized or duly licensed to operate in the insurance or reinsurance business (as applicable) in each other jurisdiction where it is required to be so licensed and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business currently written by such Trenwick Insurance Subsidiaries, except, in any such case, where the failure to be so licensed or authorized is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Trenwick. Except as set forth in
Section 3.1(b) of the Trenwick Disclosure Letter, Trenwick has made all required filings under applicable insurance holding company statutes except where the failure to file is not reasonably expected to have a Material Adverse Effect on Trenwick.

     Section 3.2.  Authority; Approval and Fairness.

     (a) Trenwick has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the due approval and adoption of this Agreement by its stockholders, to perform its obligations hereunder and consummate the transactions contemplated hereby. Trenwick has all requisite corporate power and authority to enter into the Stock Option Agreements and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement by Trenwick, the performance by Trenwick of its obligations hereunder and the consummation by Trenwick of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Trenwick, subject only to compliance with the provisions of Sections 271 and 275 of the GCL. No other corporate proceedings on the part of Trenwick are necessary for the execution and delivery of this Agreement by Trenwick and, subject to compliance with the provisions of Sections 271 and 275 of the GCL, the performance by Trenwick of its obligations hereunder and the consummation by Trenwick of the transactions contemplated hereby. This Agreement and the Stock Option Agreements have been duly executed and delivered by Trenwick and (assuming the due authorization, execution and delivery of this Agreement and the Stock Option Agreements by LaSalle Holdings, LaSalle Re), subject to the provisions of Sections 271 and 275 of the GCL, constitute legal, valid and binding obligations of Trenwick, enforceable against Trenwick in accordance its terms, subject with respect to enforceability to the effect of bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws now or hereafter affecting the enforcement of creditors' rights generally and to the availability of equitable remedies.

     (b) The Board of Directors of Trenwick (the "Trenwick Board") (i) has unanimously (by all directors present at a meeting duly called and held) declared that it considers this Agreement, the Plan of Reorganization and the other transactions contemplated hereby to be advisable and in the best interests of Trenwick and its stockholders, and (ii) has authorized and approved in all respects this Agreement, the Plans and the other transactions contemplated hereby.

     Section 3.3.  Capital Structure.

     (a) As of the date hereof, the authorized capital stock of Trenwick consists of 30,000,000 shares of common stock with a par value of $0.10 per share and 2,000,000 shares of preferred stock with a par value of $0.10 per share. As of December 15, 1999, (i) 17,388,981 shares of common stock were issued and outstanding, (ii) no shares of common stock were held as treasury shares or by Subsidiaries of Trenwick, (iv) 200,000 shares of Series B Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (the "Rights") distributed to the holders of shares of common stock pursuant to the Rights Agreement dated as of September 24, 1997 (the "Rights Agreement"), between Trenwick and First Chicago Trust Company of New York, as Rights Agent, and (v) no shares of preferred stock were issued or outstanding.
Section 3.3(a) of the Trenwick Disclosure Letter sets forth each plan, arrangement or agreement pursuant to which options or stock appreciation rights with respect to Trenwick Shares may be granted or under which such options or stock appreciation rights have been granted and are outstanding (the "Trenwick Option Plans") and in the aggregate the maximum number of options and stock appreciation rights outstanding as of the date hereof and the class and number of Trenwick Shares

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reserved for issue pursuant to the Trenwick Option Plans (such options and rights being herein collectively referred to as the "Trenwick Options"), together with a listing of the aggregate number of such Trenwick Options which shall vest at the Effective Time as a result of the Plan of Reorganization. Each of the outstanding shares of capital stock of each Subsidiary of Trenwick, other than the 110,000 redeemable preferred capital securities (liquidation amount $1,000 per security) issued by Trenwick Capital Trust I, a Delaware statutory business trust ("Trenwick Capital"), and other than as set forth in Section 3.3(a) of the Trenwick Disclosure Letter, is directly or indirectly owned by Trenwick, free and clear of all Liens.

     (b) Except as described in Section 3.3(b) of the Trenwick Disclosure Letter, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of Trenwick or any of its Subsidiaries are issued or outstanding.

     (c) Except as described in Sections 3.3(a), (b) or (c) of the Trenwick Disclosure Letter, there are no options, warrants, calls, rights, commitments or agreements of any character to which Trenwick or any of its Subsidiaries is a party or by which any of them is bound obligating Trenwick or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of Trenwick or any of its Subsidiaries or obligating Trenwick or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in this Agreement or in Section 3.3(c) of the Trenwick Disclosure Letter, there are no outstanding contractual obligations of Trenwick or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Trenwick or any of its Subsidiaries.

     (d) Except as described in Section 3.3(d) of the Trenwick Disclosure Letter or as specifically described in this Agreement and except for quarterly dividends in an amount not in excess of $0.26 per share, since September 30, 1999, Trenwick has not (i) made or agreed to make any share split or share dividend, or issued or permitted or agreed to permit to be issued any shares, or securities exercisable for or convertible into shares, of capital stock of Trenwick other than pursuant to and as required by the terms of any Trenwick Option; (ii) repurchased, redeemed or otherwise acquired any shares of capital stock of Trenwick; or (iii) declared, set aside, made or paid to the stockholders of Trenwick dividends or other distributions on the outstanding shares of capital stock of Trenwick.

     Section 3.4.  SEC Reports; Financial Statements.

     (a) Trenwick has delivered or made available to LaSalle Holdings a true and complete copy of each report, schedule, registration statement and definitive proxy statement or information statement (including exhibits) filed by Trenwick or Chartwell Re Corporation ("Chartwell") with the SEC in respect of their respective fiscal years ending December 31, 1997 and 1998 and their respective quarters ending after December 31, 1998 under the Securities Act and the Exchange Act and will deliver to LaSalle Holdings promptly upon the filing thereof with the SEC all such reports, schedules, registration statements and proxy statements (including exhibits) as may be filed after the date hereof and prior to the Effective Time (as such documents have since the time of their filing been amended, including without limitation, amendments reflected in the Joint Proxy Statement/Prospectus dated September 7, 1999 or may after their filing, if after the date hereof, be amended, the "Trenwick SEC Reports"), which are or will be all the documents that Trenwick was or will be required to file with the SEC. Except as disclosed in Section 3.4(a) of the Trenwick Disclosure Letter, as of their respective dates, the Trenwick SEC Reports complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the Trenwick SEC Reports, and none of the Trenwick SEC Reports contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, not misleading.

     (b) As of their respective dates, the financial statements of Trenwick included or to be included in the Trenwick SEC Reports (the "Trenwick Financial Statements") complied or will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and presented or will present fairly in all material respects the consolidated financial position of Trenwick and its Subsidiaries and the consolidated results of operations, changes in stockholders' equity and cash flows of Trenwick and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP applied on a consistent basis, subject in the case of interim financial statements to normal year-end adjustments and except for the absence of certain footnote information in the unaudited statements.

     (c) Except as set forth in, or arising out of facts or circumstances disclosed in, filings by Trenwick with the SEC prior to the date hereof, Trenwick and its Subsidiaries have no liabilities, debts, claims or obligations of any nature on the date hereof, whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due, that would be required to be included on a balance sheet prepared in accordance with GAAP ("Trenwick Liabilities"), and there is no existing condition or set of circumstances which would reasonably be expected to result in a Trenwick Liability, except for (i) Trenwick Liabilities incurred in the ordinary and usual course of business and consistent with past practice since September 30, 1999, (ii) Trenwick Liabilities incurred in connection with or as a result of the transactions contemplated by this Agreement and (iii) Trenwick Liabilities that would not reasonably be expected to have a Material Adverse Effect on Trenwick.

     Section 3.5. Absence of Certain Changes or Events. Except in connection with this Agreement, the Plans, the Stock Option Agreements and the transactions contemplated hereby and thereby or except as described in Section 3.5 of the Trenwick Disclosure Letter, as disclosed in the Trenwick SEC Reports filed and publicly available prior to the date of this Agreement (the "Filed Trenwick SEC Reports") since the date of the most recent audited financial statements included in the Filed Trenwick SEC Reports, Trenwick and its Subsidiaries have conducted their business in the ordinary course consistent with past practice, and there has not occurred (i) any event or change having individually or in the aggregate a Material Adverse Effect on Trenwick, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Trenwick's outstanding capital stock, other than regular quarterly cash dividends of not more than $0.26 per share on the Trenwick Shares and dividends paid by wholly owned subsidiaries, (iii) (A) any granting by Trenwick or any of its Subsidiaries to any current or former director or officer of Trenwick or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business, (B) any granting by Trenwick or any of its Subsidiaries to any such current or former director or officer of any increase in severance or termination pay or (C) any entry by Trenwick or any of its Subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director or officer, (iv) any tax election that individually or in the aggregate would have a Material Adverse Effect on Trenwick or any of its tax attributes or any settlement or compromise of any material income tax liability, or (v) any change in accounting methods, principles or practices by Trenwick or any of its Subsidiaries materially affecting their assets, liabilities or business, except insofar as may have been required or permitted by a change in applicable accounting principles (including statutory accounting practices ("SAP")).

     Section 3.6. Certain Fees. No finder, broker, agent, financial advisor or other intermediary other than DLJ has acted on behalf of Trenwick in connection with this Agreement or the transactions contemplated hereby, or is entitled to any payment in connection herewith. Trenwick has provided to LaSalle Holdings copies of Trenwick's engagement letter with DLJ in connection with this Agreement and the transactions contemplated hereby.

     Section 3.7. No Defaults. Neither Trenwick nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or lapse of time or both would constitute a default or violation) of its certificate of incorporation or by-laws or other governing document, or any material agreement, mortgage, indenture, debenture, trust, lease, license or other instrument or obligation to or by which it or any of its properties is subject or bound (the "Trenwick Instruments"), except for such defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Trenwick. Except as set forth in Section 3.7 of the Trenwick Disclosure Letter, the execution, delivery and performance of this Agreement and the taking of any other action

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contemplated by this Agreement will not (i) result in any violation of or be in conflict with or constitute a breach or default (with or without notice or lapse of time or both) under (a) the certificate of incorporation or by-laws of Trenwick or its Subsidiaries or (b) any of the other Trenwick Instruments, except for any such violation of, conflict with, breach of or default under which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Trenwick, (ii) result in or constitute an event entitling any party to a Trenwick Instrument to effect an acceleration of the maturity of any indebtedness of Trenwick or any of its Subsidiaries or an increase in the rate of interest presently in effect with respect to such indebtedness, except for any such accelerations or increases which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Trenwick or (iii) result in the creation of any Lien upon any of the properties or assets of Trenwick, except for Permitted Liens and any Liens which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Trenwick.

     Section 3.8.  Consents.

     (a) Except as set forth in Section 3.8 of the Trenwick Disclosure Letter and except for compliance with the provisions of Sections 271 and 275 of the GCL and the approval of Lloyd's, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority ("Consent") is required on the part of Trenwick or any of its Subsidiaries in connection with the execution, delivery and performance by Trenwick of this Agreement and the consummation by Trenwick of the transactions contemplated hereby, except those required by (i) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) United States federal and state securities or "Blue Sky" laws and (iii) where failure to obtain such Consent would not be reasonably expected to have a Material Adverse Effect on Trenwick.

     (b) Other than the affirmative vote of the holders of more than 50% of the issued and outstanding Trenwick Shares (with each share having one vote per share) required to approve and adopt this Agreement and the Plan of Reorganization, there is no other vote, consent or approval of the holders of any class of shares of Trenwick necessary to approve and adopt this Agreement, the Plan of Reorganization and the transactions contemplated hereby.

     Section 3.9. Compliance with Applicable Law. Each of Trenwick and its Subsidiaries is in compliance with all licenses, permits and other authorizations, domestic or foreign, necessary to conduct its respective business, except where failure to have or comply with such licenses, permits and authorizations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Trenwick. Neither Trenwick nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Trenwick. Subject to obtaining the Consents referred to in
Section 3.8, the execution, delivery and performance of this Agreement by Trenwick and the consummation by Trenwick of the transactions contemplated hereby prior to the date or dates as of which the representations and warranties herein are made or deemed made, will not result in any default or violation of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority applicable to Trenwick or its Subsidiaries, except for such defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Trenwick.

     Section 3.10. Information Supplied. None of the information supplied or to be supplied by Trenwick for inclusion or incorporation by reference in the Registration Statement on Form S-4 (the "Form S-4") to be filed with the SEC by New Holdings relating to the New Holdings Shares comprising LaSalle Consideration and Trenwick Consideration will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such

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statements were made, not misleading. The letters to shareholders, notices of meetings, proxy statements and forms of proxies to be distributed to shareholders of LaSalle Holdings and stockholders of Trenwick, respectively, in connection with the Plans and the transactions contemplated hereby, except information supplied by LaSalle Holdings in writing for inclusion in the Joint Proxy Statement (as defined herein), will not, as of the date the Joint Proxy Statement is first mailed to such shareholders and on the date of the meetings of Trenwick's stockholders or LaSalle Holdings' shareholders, as the case may be, and the date of any postponement or adjournment thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information and documents referred to in the previous two sentences are herein referred to as the "Joint Proxy Statement." All documents that Trenwick is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of any applicable law.

     Section 3.11. Material Contracts. Except as set forth in Section 3.11 of the Trenwick Disclosure Letter:

     (a) All of the contracts of Trenwick and its Subsidiaries that are required to be described in the Trenwick SEC Reports or to be filed as exhibits thereto (including, without limitation, contracts of Chartwell) are described in the Trenwick SEC Reports or filed as exhibits thereto and are in full force and effect.

     (b) Neither Trenwick nor any of its Subsidiaries is a party to any agreement containing any provision or covenant limiting in any material respect the ability of Trenwick or any of its Subsidiaries (or New Holdings or any of its Subsidiaries subsequent to the Effective Time) to (i) sell any products or services of or to any other Person, (ii) engage in any line of business in any geographical area or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to Trenwick or any of its Subsidiaries.

     (c) Neither Trenwick nor any of its Subsidiaries is a party to or bound by any contract, agreement or arrangement which would cause the rights or obligations of any party thereto to change in the event of the Plans, except for any such contract, agreement or arrangement which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Trenwick.

     Section 3.12. Taxes. Except as provided in Section 3.12 of the Trenwick Disclosure Letter:

     (a) Trenwick and its Subsidiaries have filed or caused to be filed with the appropriate United States federal, state, local, foreign and other Governmental Authorities, all Tax returns, information returns and reports required to be filed on or prior to the date hereof (taking into account all valid extensions). All such Tax returns, information returns and reports are complete and accurate in all material respects.

     (b) Trenwick and its Subsidiaries have paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes shown to be due on the Tax returns referred to in Section 3.12(a). All material written assessments of Taxes due and payable by or on behalf of Trenwick or any of its Subsidiaries have either been paid or provided for (in accordance with GAAP) or are being contested in good faith by appropriate proceedings.

     (c) There are no material Tax claims pending against Trenwick or any of its Subsidiaries and Trenwick does not know of any threatened claim for Tax deficiencies or any basis for such claims, no material issues have been raised in any examination by any taxing authority with respect to Trenwick or any of its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are not now in force any waivers or agreements by Trenwick or any of its Subsidiaries for the extension of time for the assessment of any material Tax, nor has any such waiver or agreement been requested by any taxing authority. Neither Trenwick nor any of its Subsidiaries has any liability for any material United States federal, state, local, foreign or other Taxes of any corporation or entity other than Trenwick and its Subsidiaries.

     (d) There are no Liens on any of the assets of Trenwick or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes (other than Taxes that are not due as of the date hereof).

     (e) Trenwick and its Subsidiaries have withheld and paid all United States federal, state, local, foreign and other Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     (f) To Trenwick's knowledge, Section 3.12(f) of the Trenwick Disclosure Letter discloses, with respect to the year ended December 31, 1998 and for the period commencing January 1, 1999 and ending on the date of the Trenwick Disclosure Letter, (i) each insurance or reinsurance transaction by Trenwick or any of its Subsidiaries directly with stockholders of Trenwick and (ii) each insurance or reinsurance transaction by Trenwick or any of its Subsidiaries directly or indirectly with Persons related to stockholders of Trenwick and not disclosed in clause (i) above, which would cause Trenwick or any of its Subsidiaries to have any "related person insurance income" within the meaning of
Section 953(c)(2) of the Code.

     (g) To Trenwick's knowledge, Trenwick and its Subsidiaries did not have for the year ended December 31, 1998, and Trenwick does not expect Trenwick or any of its Subsidiaries to have for the period ending at the Effective Time (treating such period as if it were a taxable year), "related person insurance income" within the meaning of Section 953(c)(2) of the Code in excess of the exceptions provided in Sections 953(c)(3)(A) and (B) of the Code.

     (h) To Trenwick's knowledge, except as disclosed in Section 3.12(h) of the Trenwick Disclosure Letter, neither Trenwick nor any of its Subsidiaries is, nor has Trenwick or any of its Subsidiaries ever been, a "controlled foreign corporation" within the meaning of Section 957(a) or 957(b) of the Code.

     (i) A representation with respect to Taxes contained in this Section 3.12 shall be deemed to be accurate unless an inaccuracy contained therein would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Trenwick.

     Section 3.13. Litigation. Except as disclosed in the Trenwick SEC Reports filed prior to the date hereof or in Section 3.13 of the Trenwick Disclosure Letter, there are no actions, suits, claims, proceedings or investigations pending against or, to the knowledge of Trenwick, threatened against or affecting, Trenwick or any of its Subsidiaries or any of their respective properties or any syndicates managed by a Lloyd's or other managing agency which is a Subsidiary of Trenwick ("Trenwick Managing Agency") before any Governmental Authority or otherwise which (a) would be expected to have, individually or in the aggregate, a Material Adverse Effect on Trenwick, (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or (c) alleges criminal action or inaction. As of the date hereof, neither Trenwick nor its Subsidiaries or any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect on Trenwick or which would prevent or delay the consummation of the transactions contemplated hereby. Except as disclosed in the Trenwick SEC Reports filed prior to the date hereof, there are no pending or, to the knowledge of Trenwick, threatened claims for indemnification by Trenwick or any of its Subsidiaries in favor of directors, officers, employees and agents of Trenwick or any of its Subsidiaries.

     Section 3.14. Title to Properties; Leases. Except as set forth in Section 3.14(a) of the Trenwick Disclosure Letter, each of Trenwick and its Subsidiaries has good and marketable title to, and is the lawful owner of, or has the right to use pursuant to a license or otherwise, all of the tangible and intangible assets, properties and rights used in its businesses and all tangible and intangible assets, properties and rights reflected on the balance sheet of Trenwick dated September 30, 1999 or acquired since September 30, 1999, free and clear of all Liens (other than Permitted Liens) and material defects. Trenwick and its Subsidiaries own no real property. Section 3.14(b) of the Trenwick Disclosure Letter sets forth all material real property and personal property leases of Trenwick and its Subsidiaries. All such leases are valid, binding and enforceable against Trenwick or its Subsidiaries (and, to the knowledge of Trenwick and its Subsidiaries, each other party thereto) in accordance with their respective terms, and there does not exist, under any lease of real property or personal property, any material defect or any event which, with notice or lapse of time or both, would constitute a material default by the Trenwick or its Subsidiaries, as the case may be, or, to the knowledge of Trenwick and its Subsidiaries, by any other party thereto.

     Section 3.15.  Employees.

     (a) Section 3.15(a) of the Trenwick Disclosure Letter lists all employment contracts and similar arrangements between Trenwick or any of its Subsidiaries and their respective executive officers and all plans and arrangements pursuant to which Trenwick or any of its Subsidiaries is obligated to make any payment or confer any material benefit upon any officer, director, employee or agent of Trenwick or any of its Subsidiaries as a result of or in connection with any of the transactions contemplated by this Agreement or any transaction or transactions resulting in a change of control of Trenwick or any of its Subsidiaries (including as a result of a termination of employment in connection with any of such events). Except as described in Section 3.15(a) of the Trenwick Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect on Trenwick, (a) Trenwick and its Subsidiaries have complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining and (b) no labor dispute with employees of Trenwick or any of its Subsidiaries exists or, to the knowledge of Trenwick, is threatened. The severance costs associated with the acquisition of Chartwell and related workforce reductions have been identified and are as set forth in Section 3.15(a) of the Trenwick Disclosure Letter.

     (b) Except as set forth in Section 3.15(b) of the Trenwick Disclosure Letter, neither Trenwick nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to Persons employed by Trenwick or any of its Subsidiaries, no collective bargaining agreement is being negotiated by Trenwick or any of its Subsidiaries and Trenwick has no knowledge of any activities or proceedings of any labor union to organize any of their respective employees. There is no labor dispute, strike or work stoppage against Trenwick or any of its Subsidiaries pending or, to Trenwick's knowledge, threatened which may interfere with the respective business activities of Trenwick or any of its Subsidiaries, except where such dispute, strike or work stoppage would not reasonably be expected to have a Material Adverse Effect on Trenwick.

     (c) Trenwick has made all necessary notifications to and received all necessary consents from Lloyd's and the Financial Services Authority with respect to the employment of personnel requiring such notification or consents.

     Section 3.16.  Benefit Plans.

     (a)(i) Each Employee Benefit Plan maintained or contributed to, or required to be maintained or contributed to, by Trenwick or any of its Subsidiaries for the benefit of any present or former U.S. officer, employee or director of Trenwick or any of its Subsidiaries (all the foregoing collectively referred to hereinafter as "Trenwick Benefit Plans") has been administered substantially in accordance with its terms and any related trust agreement or insurance contract has been administered substantially in accordance with its terms. Trenwick, its Subsidiaries and all the Trenwick Benefit Plans, and any related trust agreements or insurance contracts, are in substantial compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements.

        (ii) None of Trenwick or any other person or entity that together with Trenwick is treated as a single employer under Section 414 of the Code (each a "Trenwick Commonly Controlled Entity") has incurred any material liability under Title IV of ERISA (other than for the payment of benefits or the timely payment of Pension Benefit Guaranty Corporation insurance premiums, in either case in the ordinary course) or under
        Section 412(f) or 412(n) of the Code, and no condition exists which could reasonably be expected to present a risk of Trenwick or any Commonly Controlled Entity incurring such a material liability.

        (iii) Neither Trenwick nor any Trenwick Commonly Controlled Entity is obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) or Section 4001(a)(3) of

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

        ERISA) or has any material liability, including current or potential withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any multiemployer plan.

        (iv) Except as contemplated by Section 2.4 or as disclosed in the Filed Trenwick SEC Documents or in Section 3.16(a)(iv) of the Trenwick Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed Trenwick SEC Documents, there has not been any adoption or amendment by Trenwick or any of its Subsidiaries of any collective bargaining agreement or any Trenwick Benefit Plan. Except as disclosed in the Filed Trenwick SEC Documents or in Section 3.16(a)(iv) of the Trenwick Disclosure Schedule, there exist no employment, consulting, change in control, severance, termination or indemnification agreements, arrangements or understandings between Trenwick or any Subsidiary and any current or former employee, officer or director of Trenwick or any Subsidiary or any Trenwick Benefit Plan.

        (v) All material contributions and other payments required to be made by Trenwick and its subsidiaries to any Trenwick Benefit Plan prior to the date hereof have been made and all accruals required to be made under any Trenwick Benefit Plan have been made. There is no claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation or proceeding pending, or, to the knowledge of Trenwick, threatened or anticipated (other than routine claims for benefits) against or relating to any Trenwick Benefit Plan or against the assets of any Trenwick Benefit Plan which could reasonably be expected to result in the imposition of any material liability of Trenwick. Neither Trenwick nor any of its Subsidiaries has communicated generally to employees or specifically to any employee regarding any future increase of benefit levels (or future creations of new benefits) with respect to any Trenwick Benefit Plans.

        (vi) Each Trenwick Benefit Plan can be terminated or otherwise discontinued without any liability to Trenwick or any Subsidiary that would reasonably be expected to have a Material Adverse Effect. With respect to each Trenwick Benefit Plan subject to Title IV of ERISA and with respect to each plan of a Trenwick Commonly Controlled Entity subject to Title IV of ERISA (each a "Trenwick Defined Benefit Plan") Trenwick Defined Benefit Plan (i) no termination of any Trenwick Defined Benefit Plan has occurred pursuant to which all liabilities have not been satisfied in full, and no event has occurred and no condition exists that could reasonably be expected to result in Trenwick or any Trenwick Commonly Controlled Entity incurring liability under Title IV of ERISA or could constitute grounds for terminating any Trenwick Defined Benefit Plan; (ii) each Trenwick Defined Benefit Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Trenwick Defined Benefit Plan has incurred any "accumulated funding deficiency," as defined in
        Section 412 of the Code and Section 302 of ERISA, whether or not waived;
        (iii) neither Trenwick nor any Trenwick Commonly Controlled Entity has sought or received a waiver of its funding requirements with respect to any Trenwick Defined Benefit Plan and all material contributions payable with respect to each Defined Benefit Plan have been timely made; (iv) no reportable event, within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred with respect to any Trenwick Defined Benefit Plan; (v) the aggregate accumulated benefit obligations of each Trenwick Defined Benefit Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Trenwick Defined Benefit Plan) do not exceed the fair market value of the assets of such Trenwick Defined Benefit Plan (as of the date of such valuation); and (vi) no amendment has been made to any Trenwick Defined Benefit Plan that has required or would require the provision of security under ERISA Section 307 or Code
        Section 401(a)(29).

        (vii) The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not in and of themselves result in the imposition of any federal excise tax with respect to any Trenwick Benefit Plan.

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

        (viii) Neither Trenwick nor any Subsidiary maintains or contributes (or has maintained or contributed to) any Trenwick Benefit Plan which provides, or has a liability to provide, life insurance, medical, severance, or other employee welfare benefits to any employee upon his retirement or termination of employment, except as may be required by
        Section 4980B of the Code.

        (ix) Neither Trenwick nor any of its subsidiaries maintains or contributes to a trust, organization or association described in any of the Sections 501(c)(9), 501(c)(17) or 501(c)(2) of the Code.

        (x) Favorable determination letters have been received from the Internal Revenue Service with respect to each Trenwick Benefit Plan which is intended to comply with the provisions of Section 401(a) of the Code, and each such Trenwick Benefit Plan complies in form and in operation in all material respects with the requirements of a "qualified plan" under Section 401(a) of the Code.

        (xi) Neither Trenwick nor any of its Subsidiaries, nor any of their respective directors, officers, employees or, to the knowledge of Trenwick any other "fiduciary," as such term is defined in Section 3(21) of ERISA, has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the Trenwick Benefit Plans.

        (xii) There has been no act or acts which would result in a disallowance of a deduction or the imposition of a tax pursuant to
        Section 4980B, or with regard to plan years beginning before December 31, 1988, Section 162(i) of the Code as in effect immediately prior to the enactment of the Technical and Miscellaneous Revenue Act of 1988, or any regulations promulgated thereunder, whether final, temporary or proposed. No event has occurred with respect to which Trenwick or any of its subsidiaries could be liable for a tax imposed by Chapter 43 of Subtitle A of the Code, or for a civil penalty or other liability under
        Section 502(c) or Section 501(l) of ERISA. Each Trenwick Benefit Plan that is a "group health plan" as defined in Section 607 of ERISA complies in all material respects and has been operated in substantial compliance in all respects with Part 7 of Title I, Subtitle B of ERISA and Subtitle K of the Code.

        (xiii) With respect to each of the Trenwick Benefit Plans, Trenwick has delivered to LaSalle Holdings true and complete copies of: (a) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (b) the most recent determination letter received from the Internal Revenue Service; (c) the most recent IRS Form 5500; (d) the most recent actuarial valuation; (e) the most recent financial statement; (f) all material correspondence with the Internal Revenue Service, the Department of Labor and the Pension Benefit Guaranty Corporation with respect to the past three plan years other than IRS Form 5500 filings and PBGC premium payments; and (g) the most recent summary plan description.

        (xiv) None of the payments contemplated by any Trenwick Employee Benefit Plans would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)).

        (xv) Except as disclosed in the Section 3.16(a)(xv) of the Trenwick Disclosure Letter, the consummation of the Plan of Reorganization (or the approval thereof by the parties' respective shareholders) and the other transactions contemplated by this Agreement, will not (x) entitle any employees or directors of Trenwick or of any Trenwick Commonly Controlled Entity, directly or indirectly to severance pay; (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of the Trenwick Benefit Plans; or (z) result in any breach or violation of, or default under any of the Trenwick Benefit Plans.

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     (b)  Except as would not have a Material Adverse Effect on Trenwick, except as set forth in Section 3.16(b) of the Trenwick Disclosure Letter and so far as Pierre D. Croizat, Russell J. English, Andrew Okell and Joanne Merrick, who are senior management of Trenwick's international operations, are aware:

        (i) There is no existing or threatened or pending industrial or trade dispute involving Trenwick International Limited ("Trenwick International") and any of the employees of Trenwick International and there are no facts known or which would on reasonable inquiry be known to Trenwick International which might indicate that there may be any such dispute (excluding the Plan of Reorganization and the transactions contemplated by this Agreement). There are no agreements or arrangements (whether oral or in writing or existing by reason of custom and practice and whether or not legally binding) between Trenwick International and any trade union or other employees' representatives or organization concerning or affecting the employees of Trenwick International and there are no trade unions or other employees' representatives whom Trenwick International recognizes to any extent for collective bargaining purposes nor, so far as Trenwick International is aware, has Trenwick International done any act which might be construed as recognition.

        (ii) Trenwick International has given no notice of any redundancies to the U.K. Secretary of State nor started consultations with any independent trade union or employees' representatives within the preceding period of one year in relation to any employees of Trenwick International. No circumstances have arisen under which Trenwick International is likely to be required to pay damages for wrongful dismissal or breach of contract, to make any contractual or statutory redundancy payment or make or pay any compensation in respect of unfair dismissal, to make any other payment under any employment protection legislation or to reinstate or re-engage any former employee. No circumstances have arisen under which Trenwick International is likely to be required to pay damages or compensation, or suffer any penalty or be required to take corrective action or be subject to any form of discipline under the Employment Rights Act 1996, the Trade Union and Labor Relations (Consolidation) Act 1992, the Transfer of Undertakings (Protection of Employment) Regulations 1981, the Sex Discrimination Act 1975, the Equal Pay Act 1970, the Treaty of Rome or any Directive or recommendation made pursuant to it, the Race Relations Act 1976 or the Disability Discrimination Act 1995. So far as Trenwick International is aware, there are no current, pending or threatened claims of any type against Trenwick International by any existing or former employees or directors of Trenwick International or by any existing or former consultants to Trenwick International.

        (iii) There are no existing service or other agreements or contracts between Trenwick International and any of its directors or executives or employees which cannot be lawfully terminated by six calendar months' notice or less without giving rise to any claim for damages or compensation other than a statutory redundancy payment or a claim for unfair dismissal depending on the circumstances of the termination. Trenwick International has complied with all its material obligations under all legislation, regulations and other requirements having the force of law (including, without limitation, orders and awards) in connection with its employees, directors and consultants.

        (iv) Trenwick International is not involved in negotiations (whether with employees or any trade union or other employees' representatives) to vary the terms and conditions of employment or engagement of any of its employees, directors or consultants and has not made any representations, promises, offers or proposals to any of its employees, directors or consultants or to any trade union or other employees' representatives concerning or affecting the terms and conditions of employment or engagement of any of its employees, directors or consultants.

        (v) Trenwick International has discharged its obligations in full in relation to salary, wages, fees, commission, bonuses, overtime pay, holiday pay, sick pay and all other benefits and emoluments relating to its employees, consultants and directors in respect of all prior periods.

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        (vi)  There are no pension, share option, share incentive, life assurance, disability or similar schemes, arrangements or obligations for any employees or directors of Trenwick International, and Trenwick International has no obligations (whether legally binding or established by custom) to pay any pension or make any other payment after retirement or death or otherwise to provide "relevant benefits" within the meaning of Section 612 of the U.K. Income and Corporation Taxes Act 1988 or to make any payment for the purpose of providing such "relevant benefits" to or in respect of any person who is now or has been an officer or employee of Trenwick International and is not a party to any scheme or arrangement having as its purpose or one of its purposes the making of such payments or the provision of such benefits.

        (vii) All Employee Benefit Plans comply with and have at all times complied with the provisions of the relevant legislation and the requirements of the Pension Schemes Office and the Contributions Agency affecting schemes approved under Chapter I of Part XIV of the U.K. Income and Corporation Taxes Act 1988. Trenwick International and the trustees of such schemes have duly complied with their respective obligations under the trust deeds and the rules thereof and under the aforementioned legislation and requirements. All amounts due to the trustees thereof or to any insurance company in connection therewith have been paid.

        (viii) Neither Trenwick International nor the trustees of any pension scheme is engaged in any litigation or arbitration proceedings in respect of any Employee Benefit Plan or any benefit provided thereunder in relation to the employees or former employees of Trenwick International and there are no current submissions or referrals to the Pensions Ombudsman or to the Occupational Pensions Advisory Service in respect of Trenwick International or any pension scheme.

        (ix) No Employee Benefit Plan in which employees or former employees of Trenwick International participate or have participated has been or is in the process of being (or is proposed to be) wound up (in whole or in part) or closed to new entrants (in whole or in part).

     Section 3.17. Intellectual Property. Trenwick and its Subsidiaries own or possess, or have all necessary rights and licenses in, all patents, patent rights, licenses, inventions (whether or not patentable or reduced to practice), copyrights (whether registered or unregistered), know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), registered and unregistered trademarks, service marks and trade names and other intellectual property rights (collectively, "Intellectual Property") necessary to conduct their business as conducted and proposed to be conducted except to the extent that the failure of Trenwick or its Subsidiaries to own or have such rights and licenses in such Intellectual Property would not reasonably be expected to have a Material Adverse Effect on Trenwick. Neither Trenwick nor any of its Subsidiaries have received any unresolved notice of, or is aware of any fact or circumstance that would give any Person a right to assert, infringement or misappropriation of, or conflict with, asserted rights of others or invalidity or unenforceability of any Intellectual Property owned by Trenwick or any of its Subsidiaries with respect to any of the foregoing which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Trenwick. To the knowledge of Trenwick, the use of such Intellectual Property to conduct the business and operations of Trenwick and its Subsidiaries as conducted or proposed to be conducted does not infringe on the rights of any person in any case where such infringement would reasonably be expected to have a Material Adverse Effect on Trenwick. To the knowledge of Trenwick, no person is challenging, infringing on or otherwise violating any right of Trenwick or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Trenwick or any of its Subsidiaries. Except as set forth in Section
3.17 of the Trenwick Disclosure Letter, neither the execution of this Agreement or the Stock Option Agreements nor the consummation of the transactions contemplated hereby or thereby will result in a loss or limitation in the rights and licenses of Trenwick to use or enjoy the benefit of any Intellectual Property employed by Trenwick or any of its Subsidiaries in connection with its business as conducted or proposed to be conducted where such loss or limitation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Trenwick. Following the Effective Date, Trenwick's Intellectual Property may be used by New Holdings or any of its Subsidiaries, except to the extent that

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failure to be so able to use Trenwick's Intellectual Property would not have a
Material Adverse Effect on New Holdings or any of its Subsidiaries.

     Section 3.18. Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under any Delaware law is applicable to the Plans, the Stock Option Agreements or the other transactions contemplated hereby or thereby. Trenwick has taken all corporate action necessary to render the provisions of Section 203 of the GCL inapplicable to the Plans, the Stock Option Agreements and the other transactions contemplated hereby and thereby.

     Section 3.19. Opinion of Financial Advisor. Trenwick has received the written opinion of Donaldson, Lufkin & Jenrette ("DLJ"), dated December 16, 1999, to the effect that, as of such date, the Trenwick Exchange Ratio is fair to Trenwick from a financial point of view, a copy of which written opinion will be delivered to LaSalle Holdings.

     Section 3.20.  Rights Agreement.

     (a) Trenwick and its Board of Directors have taken all necessary actions, including the amendment to the Rights Agreement, so that the execution and delivery of this Agreement, the LaSalle Stock Option Agreement or the consummation of the transactions contemplated hereby and thereby will not (i) cause any of the Rights to become exercisable, (ii) cause LaSalle Holdings or New Holdings to be an Acquiring Person (as defined in the Rights Agreement) or
(iii) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as defined in the Rights Agreement), and the Expiration Date (as defined in the Rights Agreement) of the Rights shall occur immediately prior to the Effective Time. Such amendment shall be in full force and effect from and after the date hereof.

     (b) Trenwick has taken all necessary action with respect to all of the outstanding Rights so that, as of immediately prior to the Effective Time, (i) none of Trenwick, New Holdings, LaSalle Holdings, LaSalle Re and Acquisition will have any obligations under the Rights or the Rights Agreement and (ii) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

     Section 3.21.  Insurance Matters.

     (a) All insurance, reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which Trenwick or any Trenwick Insurance Subsidiary or any syndicate managed by any Trenwick Managing Agency is a party or under which Trenwick or any Trenwick Insurance Subsidiary or any syndicate managed by any Trenwick Managing Agency, has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements the failure to be in full force and effect of which are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Trenwick.

     (b) Prior to the date hereof, Trenwick has delivered or made available to LaSalle Holdings a true and complete copy of the most recent actuarial reports prepared by actuaries, independent or otherwise, with respect to Trenwick or any Trenwick Insurance Subsidiary since December 31, 1998 and all attachments, addenda, supplements and modifications thereto (the "Trenwick Actuarial Analyses"). The information and data furnished by Trenwick or any Trenwick Insurance Subsidiary to its independent actuaries in connection with the preparation of Trenwick Actuarial Analyses were accurate in all material respects.

     (c)  Except as disclosed in Section 3.21 of the Trenwick Disclosure Letter:

        (i) All in-force primary insurance policies issued by Trenwick or any of its Insurance Subsidiaries are, to the extent required under applicable insurance laws, rules or regulations, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection, except as would not individually or in the aggregate have a Material Adverse Effect on Trenwick.

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

        (ii) To the knowledge of Trenwick, except as would not individually or in the aggregate have a Material Adverse Effect on Trenwick, each insurance agent or solicitor, including, without limitation, salaried employees of Trenwick or any Insurance Subsidiary appointed as an insurance agent or solicitor, at the time which agent or solicitor wrote, sold, solicited or produced business for such insurer since January 1, 1996, was duly licensed as an insurance agent (for the type of business written, sold, solicited or produced by such insurance agent or solicitor in the particular jurisdiction in which such agent or solicitor wrote, sold, solicited or produced such business).

     Section 3.22. Liabilities and Reserves. Except for instances where the failure of the following statements to be true would not reasonably be expected to have a Material Adverse Effect on Trenwick, (a) the reserves carried on the financial statements of each Trenwick Insurance Subsidiary for future insurance policy benefits, losses, claims and similar purposes were, as of the respective dates of such financial statements, in compliance with the requirements for reserves established by the insurance departments of the jurisdiction of such Trenwick Insurance Subsidiary or (as the case may be) by Lloyd's, were determined in accordance with generally accepted actuarial standards and principles consistently applied and were fairly stated in accordance with sound actuarial and statutory accounting principles (it being understood that no representation or warranty is made in this Agreement to the effect that such reserves will prove to be adequate to cover the actual amount of liabilities that are eventually paid after the date hereof); and (b) the admitted assets of each Trenwick Insurance Subsidiary as determined under applicable laws or under Lloyd's regulations are in an amount at least equal to the minimum amounts required by applicable laws or regulations.

     Section 3.23. Investment Company. Neither Trenwick nor any of its Subsidiaries conducts activities of, or is otherwise deemed under applicable law to control, an "investment adviser" as such term is defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended (the "Investment Company Act"), whether or not registered under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"). Neither Trenwick nor any of its Subsidiaries is an "investment company" as defined under the Investment Company Act and neither Trenwick nor any of its Subsidiaries sponsors any Person that is such an investment company.

     Section 3.24.  Finite Risk Reinsurance.  Except as set forth in Section
3.24 of the Trenwick Disclosure Letter, none of Trenwick's Insurance Subsidiaries has ceded business pursuant to a reinsurance agreement that does not meet the conditions for reinsurance accounting as provided by the Statement of Financial Accounting Standards No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Term Contracts."

     Section 3.25.  Reinsurance Contracts, Coverholders and MGAs.

     (a) Section 3.25 of the Trenwick Disclosure Letter contains a true and complete list of all managing general agents ("MGAs") and coverholders with whom each Subsidiary of Trenwick does business that have been appointed within the twelve (12) months preceding the date of this Agreement and all in force contracts, treaties or arrangements regarding the credit of reinsurance, coinsurance, excess insurance (collectively, the "Reinsurance Contracts") which generate premium income in excess of $1,000,000. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Trenwick:
(i) each of the foregoing Reinsurance Contracts is valid and binding in accordance with its terms, and is in full force and effect and (ii) neither the Subsidiaries of Trenwick nor, to the knowledge of Trenwick, or other party thereto, is in default in any material respect with respect to any such Reinsurance Contract, nor to the knowledge of Trenwick does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. Except as set forth in Section 3.25 of the Trenwick Disclosure Letter, none of the contracts, treaties or arrangements which generate premium income in excess of $1,000,000 involving the MGAs or coverholders with whom each Subsidiary of Trenwick does business contain "change of control" provisions and no such Reinsurance Contract contains any provision providing that any such other party thereto may terminate, cancel or commute the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions, and no party has given notice of termination,

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cancellation or commutation of any such Reinsurance Contract or that it intends to terminate, cancel or commute any such Reinsurance Contract as a result of the transactions contemplated hereby.

     (b) Except as set forth in Section 3.25 of the Trenwick Disclosure Letter, Trenwick America Reinsurance Company ("TARCO") is entitled under applicable insurance laws, rules and regulations to take credit in its statutory financial statements in accordance with Chapter 22 of the NAIC Accounting Practices and Procedures Manual for Property and Casualty Insurance Companies as in effect on the date hereof, with respect to those Reinsurance Contracts to which it is a party and all such amounts are properly reflected in the statutory financial statements of TARCO. Except as set forth in Section 3.25 of the Trenwick Disclosure Letter, Trenwick International is entitled under applicable insurance laws, rules and regulations to take credit in its statutory financial statements in accordance with Lloyd's regulations as in effect on the date hereof, with respect to those Reinsurance Contracts to which it is a party and all such amounts are properly reflected in the statutory financial statements of Trenwick International. Each of Trenwick, TARCO and Trenwick International has no knowledge of any disputes as to reinsurance or retrocessional coverage under, or any terms of provisions of, any such Reinsurance Contract except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Trenwick. To the knowledge of Trenwick and TARCO and Trenwick International, the financial condition of any other party to any such Reinsurance Contract is not impaired to the extent that a default thereunder could reasonably be expected to occur.

     Section 3.26. Derivatives. As of the date hereof, other than as set forth in Section 3.26 of the Trenwick Disclosure Letter, neither Trenwick nor any of its Subsidiaries is a party to any futures or option contracts, swaps, hedges or similar instruments which, individually or in the aggregate, could have a Material Adverse Effect on Trenwick.

     Section 3.27.  Related Party Transactions.  Except as set forth in Section
3.27 of the Trenwick Disclosure Letter, since September 30, 1999, there have been no transactions, agreements, arrangements or understandings between Trenwick and its Subsidiaries, on the one hand, and Trenwick affiliates (other than wholly-owned Subsidiaries of Trenwick) or other Person, on the other hand, in existence as of the date hereof that are or would be required to be disclosed in the Trenwick SEC Reports in accordance with Item 404 of Regulation S-K under the Securities Act.

                                   ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF LASALLE HOLDINGS

     LaSalle Holdings hereby represents and warrants to Trenwick and the Minority Shareholders that as of the date of the Original Agreement (except to the extent that a representation or warranty speaks as of an earlier date), with references to "the date hereof" or the "date of this Agreement" in this Article 4 being deemed to be references to the date of the Original Agreement:

     Section 4.1.  Corporation; Organization.

     (a) Except as set forth in Section 4.1(a) of the LaSalle Disclosure Letter, each of LaSalle Holdings and its Subsidiaries is a company duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization. Each of LaSalle Holdings and its Subsidiaries (i) is qualified, licensed or domesticated as a foreign company in all jurisdictions where such qualification, license or domestication is required to own and operate its properties and conduct its business in the manner and at the places presently conducted; (ii) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all applicable Bermuda and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and (iii) has full power and authority (corporate and other) to own, lease and operate its respective properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except where the failure to be so qualified, licensed or domesticated or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not, when taken together with all other

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such failures, reasonably be expected to have a Material Adverse Effect on
LaSalle Holdings. LaSalle Holdings has furnished to Trenwick complete and correct copies of its memorandum of association and bye-laws as in effect on the date hereof. Such memorandum of association and bye-laws are in full force and effect and no other constitutional documents are applicable to or binding upon LaSalle Holdings.

     (b) LaSalle Holdings conducts its reinsurance operations through the Subsidiaries set forth in Section 4.1(b) of the LaSalle Disclosure Letter (collectively, the "LaSalle Reinsurance Subsidiaries"). Each of the LaSalle Reinsurance Subsidiaries is (i) duly licensed or authorized as a reinsurer in its jurisdiction of organization or duly licensed to operate in the reinsurance business (as applicable) in its jurisdiction of organization, (ii) duly licensed or authorized as a reinsurer in each other jurisdiction where it is required to be so licensed or authorized or duly licensed to operate in the reinsurance business in each other jurisdiction where it is required to be so licensed and
(iii) duly authorized in its jurisdiction of organization and each other applicable jurisdiction to write each line of business currently written by such LaSalle Reinsurance Subsidiaries, except, in any such case, where the failure to be so licensed or authorized is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on LaSalle Holdings. Except as set forth in Section 4.1(b) of the LaSalle Disclosure Letter, LaSalle Holdings has made all required filings under applicable insurance holding company statutes except where the failure to file is not reasonably expected to have a Material Adverse Effect on LaSalle Holdings.

     Section 4.2.  Authority; Approval and Fairness.

     (a) LaSalle Holdings has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the due approval and adoption of this Agreement by its shareholders, to perform its obligations hereunder and consummate the transactions contemplated hereby. LaSalle Holdings has all requisite corporate power and authority to enter into the Stock Option Agreements and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement by LaSalle Holdings, the performance by LaSalle Holdings of its obligations hereunder and the consummation by LaSalle Holdings of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LaSalle Holdings, subject only to compliance with the provisions of Section 99 of the Companies Act. No other corporate proceedings on the part of LaSalle Holdings are necessary for the execution and delivery of this Agreement by LaSalle Holdings and, subject to compliance with the provisions of Section 99 of the Companies Act, the performance by LaSalle Holdings of its obligations hereunder and the consummation by LaSalle Holdings of the transactions contemplated hereby. This Agreement and the Stock Option Agreements have been duly executed and delivered by LaSalle Holdings and, assuming the due authorization, execution and delivery hereof and thereof by Trenwick, New Holdings and Acquisition, and subject to the provisions of Section 99 of the Companies Act constitutes the legal, valid and binding obligations of LaSalle Holdings, enforceable against LaSalle Holdings in accordance its terms, subject with respect to enforceability to the effect of bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws now or hereafter affecting the enforcement of creditors' rights generally and to the availability of equitable remedies.

     (b) The Board of Directors of LaSalle Holdings (the "LaSalle Board") (i) has unanimously (by all directors present at a meeting duly called and held) declared that it considers this Agreement, the Schemes of Arrangement and the other transactions contemplated hereby to be advisable and in the best interests of LaSalle Holdings and its shareholders and (ii) has authorized and approved in all respects this Agreement, the Plans and the other transactions contemplated hereby.

     Section 4.3.  Capital Structure.

     (a) As of the date hereof, the authorized share capital of LaSalle Holdings is $100,000,000 comprised of 100,000,000 shares with a par value of $1.00 per share. As of December 15, 1999, (i) 15,603,652 LaSalle Holdings Shares were issued and outstanding, (ii) no LaSalle Holdings Shares were held as treasury shares or by Subsidiaries of LaSalle Holdings and (ii) 3,000,000 Series A Preferred Shares were issued and outstanding. In addition, there are 4,000,000 Series B Preferred Shares of LaSalle Holdings reserved for issuance pursuant to the CatEPut, which shares are convertible into LaSalle Holdings Shares. Section 4.3(a) of the LaSalle Disclosure Letter sets forth each plan, arrangement or

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agreement pursuant to which options or stock appreciation rights with respect to
LaSalle Holdings Shares or shares of LaSalle Re may be granted or under which such options or stock appreciation rights have been granted and are outstanding (the "LaSalle Option Plans") and in the aggregate the maximum number of options and stock appreciation rights outstanding as of the date hereof and the class and number of LaSalle Holdings Shares or shares of LaSalle Re reserved for issuance pursuant to the plan, arrangement or agreement (such options and rights being herein collectively referred to as the "LaSalle Holdings Options" and the "LaSalle Re Options," as the case may be), together with a listing of the aggregate number of such LaSalle Holdings Options and LaSalle Re Options which shall vest at the Effective Time as a result of the Schemes of Arrangement. Except as set forth in Section 4.3(a) of the LaSalle Disclosure Letter, each of the outstanding shares of each Subsidiary of LaSalle Holdings, other than the Non-Voting Shares owned by the Minority Shareholders, is directly or indirectly owned by LaSalle Holdings, free and clear of all Liens.

     (b) Except as described in Section 4.3(b) of the LaSalle Disclosure Letter, as of the date hereof, no Voting Debt of LaSalle Holdings or any of its Subsidiaries is issued or outstanding.

     (c) Except as described in Section 4.3(a), (b) or (c) of the LaSalle Disclosure Letter, as of the date hereof, there are no options, warrants, calls, rights, commitments or agreements of any character to which LaSalle Holdings or any of its Subsidiaries is a party or by which any of them is bound obligating LaSalle Holdings or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or any Voting Debt or obligating LaSalle Holdings or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in this Agreement or in Section 4.3(c) of the LaSalle Disclosure Letter, as of the date hereof, there are no outstanding contractual obligations of LaSalle Holdings or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of LaSalle Holdings or any of its Subsidiaries.

     (d) Except as described in Section 4.3(d) of the LaSalle Disclosure Letter or as specifically described in this Agreement and except for quarterly dividends in an amount not in excess of $0.375 per LaSalle Holdings Share and $1.0938 per Series A Preferred Share, since June 30, 1999, LaSalle Holdings has not (i) made or agreed to make any share split or share dividend, or issued or permitted or agreed to permit to be issued any shares, or securities exercisable for or convertible into shares, of LaSalle Holdings other than pursuant to and as required by the terms of any LaSalle Holdings Option; (ii) repurchased, redeemed or otherwise acquired any shares of LaSalle Holdings; or (iii) declared, set aside, made or paid to the shareholders of LaSalle Holdings dividends or other distributions on the outstanding shares of LaSalle Holdings.

     (e) Except as described in Section 4.3(e) of the LaSalle Disclosure Letter or as specifically described in this Agreement and except for quarterly dividends in an amount not in excess of $0.375 per Minority Share, since June 30, 1999, LaSalle Re has not (i) made or agreed to make any share split or share dividend, or issued or permitted or agreed to permit to be issued any shares, or securities exercisable for or convertible into shares, of LaSalle Re other than pursuant to and as required by the terms of any LaSalle Re Option; (ii) repurchased, redeemed or otherwise acquired any shares of LaSalle Re; or (iii) declared, set aside, made or paid to the shareholders of LaSalle Re (other than LaSalle Holdings) dividends or other distributions on the outstanding shares of LaSalle Re.

     Section 4.4.  SEC Reports; Financial Statements.  Except as set forth in
Section 4.4 of the LaSalle Disclosure Letter,

     (a) LaSalle Holdings has delivered or made available to Trenwick a true and complete copy of each report, schedule, registration statement and definitive proxy statement or information statement (including exhibits) filed by LaSalle Holdings with the SEC in respect of its fiscal years ending September 30, 1997 and 1998 and its quarters ending after September 30, 1998 under the Securities Act and the Exchange Act and will deliver to Trenwick promptly upon the filing thereof with the SEC all such reports, schedules, registration statements and proxy statements (including exhibits) as may be filed after the date hereof and prior to the Effective Time (as such documents have since the time of their filing been amended or may after their filing, if after the date hereof, be amended, the "LaSalle SEC Reports"), which are or will be

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all the documents that LaSalle Holdings was or will be required to file with the
SEC. Except as disclosed in Section 4.4(a) of the LaSalle Disclosure Letter, as of their respective dates, the LaSalle SEC Reports complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to the LaSalle SEC Reports, and none of the LaSalle SEC Reports contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, not misleading.

     (b) As of their respective dates, the financial statements of LaSalle Holdings included or to be included in the LaSalle SEC Reports (the "LaSalle Financial Statements") complied or will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and present or will present fairly in all material respects the consolidated financial position of LaSalle Holdings and its Subsidiaries and the consolidated results of operations, changes in shareholders' equity and cash flows of LaSalle Holdings and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP applied on a consistent basis, subject in the case of interim financial statements to normal year-end adjustments and except for the absence of certain footnote information in the unaudited statements.

     (c) Except as set forth in, or arising out of facts or circumstances disclosed in, filings by LaSalle Holdings with the SEC prior to the date hereof, LaSalle Holdings and its Subsidiaries have no liabilities, debts, claims or obligations of any nature on the date hereof, whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due, that would be required to be included on a balance sheet prepared in accordance with GAAP ("LaSalle Liabilities"), and there is no existing condition or set of circumstances which would reasonably be expected to result in a LaSalle Liability, except for (i) LaSalle Liabilities incurred in the ordinary and usual course of business and consistent with past practice since June 30, 1998, (ii) LaSalle Liabilities incurred in connection with or as a result of the transactions contemplated by this Agreement and (iii) LaSalle Liabilities that would not reasonably be expected to have a Material Adverse Effect on LaSalle Holdings.

     Section 4.5. Absence of Certain Changes or Events. Except in connection with this Agreement, the Plans, the Stock Option Agreements and the transactions contemplated hereby and thereby, as disclosed in the LaSalle SEC Reports filed and publicly available prior to the date of this Agreement (the "Filed LaSalle SEC Reports") since the date of the most recent audited financial statements included in the Filed LaSalle SEC Reports, LaSalle Holdings and its Subsidiaries have conducted their business in the ordinary course consistent with past practice, and there has not occurred (i) any event or change having individually or in the aggregate a Material Adverse Effect on LaSalle Holdings, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of LaSalle Holdings's outstanding capital stock, other than regular quarterly dividends in an amount payable in cash not in excess of $1.0938 per Series A Preferred Share and quarterly dividends in an amount payable in cash not in excess of $0.375 per LaSalle Holdings Share, Voting Share and Non-Voting Share and dividends paid by wholly owned Subsidiaries, (iii) (A) any granting by LaSalle Holdings or any of its Subsidiaries to any current or former director or officer of LaSalle Holdings or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business, (B) any granting by LaSalle Holdings or any of its Subsidiaries to any such current or former director or officer of any increase in severance or termination pay or
(C) any entry by LaSalle Holdings or any of its Subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director or officer, (iv) any tax election that individually or in the aggregate would have a Material Adverse Effect on LaSalle Holdings or any of its tax attributes or any settlement or compromise of any material income tax liability, or (v) any change in accounting methods, principles or practices by LaSalle Holdings or any of its Subsidiaries materially affecting their assets, liabilities or business, except insofar as may have been required or permitted by a change in applicable accounting principles (including SAP).

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     Section 4.6.  Certain Fees.  No finder, broker, agent, financial advisor or other intermediary, other than Lazard Freres & Co. LLC, Salomon Smith Barney
Inc. and Aon Capital Markets, have acted on behalf of LaSalle Holdings in connection with this Agreement or the transactions contemplated hereby or is entitled to any payment in connection herewith. LaSalle Holdings has provided to Trenwick copies of LaSalle Holdings' engagement letters with Lazard Freres & Co. LLC, Salomon Smith Barney Inc. and Aon Capital Markets, Inc. in connection with this Agreement and the transactions contemplated hereby.

     Section 4.7. No Defaults. Neither LaSalle Holdings nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or lapse of time or both would constitute a default or violation) of its memorandum of association or bye-laws or other governing document or any material agreement, mortgage, indenture, debenture, trust, lease, license or other instrument or obligation to or by which it or any of its properties is subject or bound (the "LaSalle Instruments"), except for such defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on LaSalle Holdings. Except as set forth in
Section 4.7 of the LaSalle Disclosure Letter, the execution, delivery and performance of this Agreement and the taking of any other action contemplated by this Agreement will not (i) result in any violation of or be in conflict with or constitute a breach or default (with or without notice or lapse of time or both) under (a) the memorandum of association or bye-laws of LaSalle Holdings or its Subsidiaries or (b) any of the other LaSalle Instruments, except for any such violation of, conflict with, breach of or default under which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on LaSalle Holdings, (ii) result in or constitute an event entitling any party to a LaSalle Holdings Instrument to effect an acceleration of the maturity of any indebtedness of LaSalle Holdings or any of its Subsidiaries or an increase in the rate of interest presently in effect with respect to such indebtedness, except for any such accelerations or increases which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on LaSalle Holdings or (iii) result in the creation of any Lien upon any of the properties or assets of LaSalle Holdings, except for Permitted Liens and any Liens which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on LaSalle Holdings.

     Section 4.8. Consents. Except as set forth in Section 4.8 of the LaSalle Disclosure Letter and except for compliance with the provisions of Section 99 of the Companies Act, the approval of Lloyd's, the consent of the Court to the Plans and the filing of the order or orders of the Court pursuant to Section 2.2 of this Agreement, no Consent is required on the part of LaSalle Holdings or any of its Subsidiaries in connection with the execution, delivery and performance by LaSalle Holdings of this Agreement and the consummation by LaSalle Holdings of the transactions contemplated hereby, except those required by (i) compliance with any applicable requirements of the HSR Act, (ii) United States federal and state securities or "Blue Sky" laws and (iii) where failure to obtain such Consent would not reasonably be expected to have a Material Adverse Effect on LaSalle Holdings.

     Section 4.9. Compliance with Applicable Law. Each of LaSalle Holdings and its Subsidiaries is in compliance with all licenses, permits and other authorizations, domestic or foreign, necessary to conduct its respective business, except where failure to have or comply with such licenses, permits and authorizations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on LaSalle Holdings. Neither LaSalle Holdings nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on LaSalle Holdings. Subject to obtaining the Consents referred to in Section 4.8, the execution, delivery and performance of this Agreement by LaSalle Holdings and the consummation by LaSalle Holdings of the transactions contemplated hereby prior to the date or dates as of which the representations and warranties herein are made or deemed made, will not result in any default or violation of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority applicable to LaSalle Holdings or its Subsidiaries, except for such defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on LaSalle Holdings.

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     Section 4.10.  Information Supplied.  None of the information supplied or to be supplied by LaSalle Holdings for inclusion or incorporation by reference in the Form S-4 to be filed with the SEC by New Holdings relating to the New Holdings Shares comprising LaSalle Consideration and Trenwick Consideration will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. The letters to shareholders, notices of meetings, proxy statements and forms of proxies to be distributed to shareholders of LaSalle Holdings and stockholders of Trenwick, respectively, in connection with the Plans and the transactions contemplated hereby, except information supplied by Trenwick in writing for inclusion in the Joint Proxy Statement, will not, as of the date the Joint Proxy Statement is first mailed to such shareholders and on the date of the meetings of LaSalle Holdings' shareholders or Trenwick's stockholders, as the case may be, and the date of any postponement or adjournment thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that LaSalle Holdings is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of any applicable law.

     Section 4.11. Material Contracts. Except as set forth in Section 4.11 of the LaSalle Disclosure Letter:

     (a) All of the contracts of LaSalle Holdings and its Subsidiaries that are required to be described in the LaSalle SEC Reports or to be filed as exhibits thereto are described in the LaSalle SEC Reports or filed as exhibits thereto and are in full force and effect.

     (b) Neither LaSalle Holdings nor any of its Subsidiaries is, as of the date hereof, party to any agreement containing any provision or covenant limiting in any material respect the ability of LaSalle Holdings or any of its Subsidiaries (or New Holdings or any of its Subsidiaries subsequent to the Effective Time) to (i) sell any products or services of or to any other Person,
(ii) engage in any line of business in any geographical area or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to LaSalle Holdings or any of its Subsidiaries.

     (c) Neither LaSalle Holdings nor any of its Subsidiaries is a party to or bound by any contract, agreement or arrangement which would cause the rights or obligations of any party thereto to change in the event of the Plans, except for any such contract, agreement or arrangement which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on LaSalle Holdings.

     Section 4.12. Taxes. Except as provided in Section 4.12 of the LaSalle Disclosure Letter:

     (a) To LaSalle Holdings' knowledge, neither LaSalle Holdings nor any of its Subsidiaries has, nor has it had, any income which is, or has been, subject to the United States federal income tax as income which is effectively connected with the conduct of a trade or business within the United States, within the meaning of Section 882(a)(1) of the Code. LaSalle Holdings and its Subsidiaries have filed or caused to be filed with the appropriate United States federal, state, local, foreign and other Governmental Authorities, all Tax returns, information returns and reports required to be filed on or prior to the date hereof (taking into account all valid extensions). All such Tax returns, information returns and reports are complete and accurate in all material respects.

     (b) LaSalle Holdings and its Subsidiaries have paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes shown to be due on the Tax returns referred to in Section 4.12(a). All material written assessments of Taxes due and payable by or on behalf of LaSalle Holdings or any of its Subsidiaries have either been paid or provided for (in accordance with GAAP) or are being contested in good faith by appropriate proceedings.

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     (c)  There are no material Tax claims pending against LaSalle Holdings or any of its Subsidiaries and LaSalle Holdings does not know of any threatened claim for Tax deficiencies or any basis for such claims, no material issues have been raised in any examination by any taxing authority with respect to LaSalle Holdings or any of its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are not now in force any waivers or agreements by LaSalle Holdings or any of its Subsidiaries for the extension of time for the assessment of any material Tax, nor has any such waiver or agreement been requested by any taxing authority. Neither LaSalle Holdings nor any of its Subsidiaries has any liability for any material United States federal, state, local, foreign or other Taxes of any corporation or entity other than LaSalle Holdings and its Subsidiaries.

     (d) There are no Liens on any of the assets of LaSalle Holdings or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes (other than Taxes that are not due as of the date hereof).

     (e) LaSalle Holdings and its Subsidiaries have withheld and paid all United States federal, state, local, foreign and other Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     (f) To LaSalle Holdings' knowledge, Section 4.12(f) of the LaSalle Disclosure Letter discloses, with respect to the year ended September 30, 1998 and for the period commencing October 1, 1998 and ending on the date of the LaSalle Disclosure Letter, (i) each insurance or reinsurance transaction by LaSalle Holdings or any of its Subsidiaries directly with shareholders of LaSalle Holdings and (ii) each insurance or reinsurance transaction by LaSalle Holdings or any of its Subsidiaries directly or indirectly with Persons related to shareholders of LaSalle Holdings and not disclosed in clause (i) above, which would cause LaSalle Holdings or any of its Subsidiaries to have any "related person insurance income" within the meaning of Section 953(c)(2) of the Code.

     (g) To LaSalle Holdings' knowledge, LaSalle Holdings and its Subsidiaries did not have for the year ended September 30, 1998, and LaSalle Holdings does not expect LaSalle Holdings or any of its Subsidiaries to have for the period ending at the Effective Time (treating such period as if it were a taxable year), "related person insurance income" within the meaning of Section 953(c)(2) of the Code in excess of the exceptions provided in Sections 953(c)(3)(A) and
(B) of the Code.

     (h) To LaSalle Holdings' knowledge, neither LaSalle Holdings nor any of its Subsidiaries is, nor has LaSalle Holdings or any of its Subsidiaries ever been, a "controlled foreign corporation" within the meaning of Section 957(a) or 957(b) of the Code.

     (i) A representation with respect to Taxes contained in this Section 4.12 shall be deemed to be accurate unless an inaccuracy contained therein would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on LaSalle Holdings.

     Section 4.13. Litigation. Except as disclosed in the LaSalle SEC Reports filed prior to the date hereof or in Section 4.13 of the LaSalle Disclosure Letter, there are no actions, suits, claims, proceedings or investigations pending against or, to the knowledge of LaSalle Holdings, threatened against or affecting, LaSalle Holdings or any of its Subsidiaries or any of their respective properties before any Governmental Authority or otherwise which (a) would be expected to have, individually or in the aggregate, a Material Adverse Effect on LaSalle Holdings, (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or (c) alleges criminal action or inaction. As of the date hereof, neither LaSalle Holdings nor its Subsidiaries or any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect on LaSalle Holdings or which would prevent or delay the consummation of the transactions contemplated hereby. Except as disclosed in the LaSalle SEC Reports filed prior to the date hereof, there are no pending or, to the knowledge of LaSalle Holdings, threatened claims for indemnification by LaSalle Holdings or any of its Subsidiaries in favor of directors, officers, employees and agents of LaSalle Holdings or any of its Subsidiaries.

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     Section 4.14.  Title to Properties; Leases. Except as set forth in Section
4.14(a) of the LaSalle Disclosure Letter, each of LaSalle Holdings and its Subsidiaries has good and marketable title to, and is the lawful owner of, or has the right to use pursuant to a license or otherwise, all of the tangible and intangible assets, properties and rights used in its businesses and all tangible and intangible assets, properties and rights reflected on the balance sheet of LaSalle Holdings dated June 30, 1999 or acquired since June 30, 1999, free and clear of all Liens (other than Permitted Liens) and material defects. LaSalle Holdings and its Subsidiaries own no real property. Section 4.14(c) of the LaSalle Disclosure Letter sets forth all material real property and personal property leases of LaSalle Holdings and its Subsidiaries. All such leases are valid, binding and enforceable against LaSalle Holdings or its Subsidiaries (and, to the knowledge of LaSalle Holdings and its Subsidiaries, each other party thereto) in accordance with their respective terms, and there does not exist, under any lease of real property or personal property, any material defect or any event which, with notice or lapse of time or both, would constitute a material default by the LaSalle Holdings or its Subsidiaries, as the case may be, or, to the knowledge of LaSalle Holdings and its Subsidiaries, by any other party thereto.

     Section 4.15. Approval of Schemes of Arrangement. Other than (a) the affirmative vote of the holders of at least seventy-five percent (75%) of the LaSalle Holdings Shares that are represented and voted, either in person or by proxy, at the shareholder meeting and class meeting called for the purpose of approving and adopting this Agreement and the LaSalle Holdings Scheme of Arrangement, which holders must also constitute a majority of the record holders who are present and voting, either in person or by proxy, at each such meeting, and (b) the affirmative vote of the holders of at least seventy-five percent (75%) of the Non-Voting Shares that are represented and voted, either in person or by proxy, at the shareholder meeting and class meeting called for the purpose of approving and adopting this Agreement and the LaSalle Re Scheme of Arrangement, which holders must also constitute a majority of the record holders who are present and voting, either in person or by proxy, at each such meeting, there is no other vote, consent or approval of the holders of any class of shares of LaSalle Holdings or LaSalle Re necessary to approve and adopt this Agreement, the Schemes of Arrangement and the transactions contemplated hereby.

     Section 4.16.  Employees.

     (a) Section 4.16(a) of the LaSalle Disclosure Letter lists, as of the date hereof, all employment contracts and similar arrangements between LaSalle Holdings or any of its Subsidiaries and their respective executive officers and all plans and arrangements pursuant to which LaSalle Holdings or any of its Subsidiaries is obligated to make any payment or confer any material benefit upon any officer, director, employee or agent of LaSalle Holdings or any of its Subsidiaries as a result of or in connection with any of the transactions contemplated by this Agreement or any transaction or transactions resulting in a change of control of LaSalle Holdings or any of its Subsidiaries (including as a result of a termination of employment in connection with any of such events). Except as described in Section 4.16(a) of the LaSalle Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect on LaSalle Holdings, (i) LaSalle Holdings and its Subsidiaries have complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining, (ii) no labor dispute with employees of LaSalle Holdings or any of its Subsidiaries exists or, to the knowledge of LaSalle Holdings, is threatened, (iii) each Employee Benefit Plan maintained by LaSalle Holdings or any of its Subsidiaries (each a "LaSalle Employee Benefit Plan") conforms to, and its administration is in conformity with, all applicable laws, no liability has been or is expected to be incurred by LaSalle Holdings or any of its Subsidiaries with respect to any LaSalle Employee Benefit Plan, except as expressly provided by such plan, (iv) no LaSalle Employee Benefit Plan is subject to ERISA, (v) LaSalle Holdings has made available to Trenwick a true and correct copy of each of the LaSalle Employee Benefit Plans and all applicable trust agreements and all contracts relating thereto or to the funding thereof, (vi) all LaSalle Employee Benefit Plans intended to satisfy applicable Tax qualification requirements, or other requirements necessary to secure favorable Tax or other legal treatment, comply in all material respects with such requirements and (vii) adequate accruals for all obligations under the LaSalle Employee Benefit Plans are reflected in the LaSalle Financial Statements. Except as described in

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Section 4.16(a) of the LaSalle Disclosure Letter, no agreement, contract or arrangement to which LaSalle Holdings or any of its Subsidiaries is a party would result in a payment that would not be deductible as a result of Section 280G of the Code.

     (b) Except as set forth in Section 4.16(b) of the LaSalle Disclosure Letter, neither LaSalle Holdings nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to Persons employed by LaSalle Holdings or any of its Subsidiaries, no collective bargaining agreement is being negotiated by LaSalle Holdings or any of its Subsidiaries and LaSalle Holdings has no knowledge of any activities or proceedings of any labor union to organize any of their respective employees. There is no labor dispute, strike or work stoppage against LaSalle Holdings or any of its Subsidiaries pending or, to LaSalle Holdings' knowledge, threatened which may interfere with the respective business activities of LaSalle Holdings or any of its Subsidiaries, except where such dispute, strike or work stoppage would not reasonably be expected to have a Material Adverse Effect on LaSalle Holdings.

     (c) Except as disclosed in the Section 4.16(c) of the LaSalle Disclosure Letter, the consummation of the Schemes of Arrangement (or the approval thereof by the parties' respective shareholders) and the other transactions contemplated by this Agreement, will not (x) entitle any employees or directors of LaSalle or of any LaSalle Holdings Commonly Controlled Entity, directly or indirectly to severance pay; (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any of the LaSalle Benefit Plans; or (z) result in any breach or violation of, or default under any of the LaSalle Benefit Plans.

     Section 4.17. Intellectual Property. LaSalle Holdings and its Subsidiaries own or possess, or have all necessary rights and licenses in, all Intellectual Property necessary to conduct their business as conducted and proposed to be conducted except to the extent that the failure of LaSalle Holdings or its Subsidiaries to own or have such rights and licenses in such Intellectual Property would not reasonably be expected to have a Material Adverse Effect on LaSalle Holdings. Neither LaSalle Holdings nor any of its Subsidiaries have received any unresolved notice of, or is aware of any fact or circumstance that would give any Person a right to assert, infringement or misappropriation of, or conflict with, asserted rights of others or invalidity or unenforceability of any Intellectual Property owned by LaSalle Holdings or any of its Subsidiaries with respect to any of the foregoing which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect on LaSalle Holdings. To the knowledge of LaSalle Holdings, the use of such Intellectual Property to conduct the business and operations of LaSalle Holdings and its Subsidiaries as conducted or proposed to be conducted does not infringe on the rights of any person in any case where such infringement would reasonably be expected to have a Material Adverse Effect on LaSalle Holdings. To the knowledge of LaSalle Holdings, no person is challenging, infringing on or otherwise violating any right of LaSalle Holdings or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to LaSalle Holdings or any of its Subsidiaries. Except as set forth in Section 4.17 of the LaSalle Disclosure Letter, neither the execution of this Agreement or the LaSalle Stock Option Agreement nor the consummation of the transactions contemplated hereby or thereby will result in a loss or limitation in the rights and licenses of LaSalle Holdings to use or enjoy the benefit of any Intellectual Property employed by LaSalle Holdings or any of its Subsidiaries in connection with its business as conducted or proposed to be conducted where such loss or limitation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on LaSalle Holdings. Following the Effective Date, LaSalle Holdings Intellectual Property may be used by New Holdings or any of its Subsidiaries, except to the extent that failure to be so able to use LaSalle's Intellectual Property would not have a Material Adverse Effect on New Holdings or any of its Subsidiaries.

     Section 4.18. Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under any Bermuda law is applicable to the Plans, the Stock Option Agreements or the other transactions contemplated hereby or thereby.

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     Section 4.19.  Opinions of Financial Advisors.  The LaSalle Board has
received the separate opinions of Lazard Freres & Co. LLC and Salomon Smith Barney Inc., dated December 16, 1999, to the effect that, as of such date, the LaSalle Exchange Ratio is fair to the holders of LaSalle Holdings Shares from a financial point of view, copies of the written opinions of which will be delivered to Trenwick.

     Section 4.20.  Insurance Matters.

     (a) All insurance, reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which LaSalle Holdings or any LaSalle Holdings Reinsurance Subsidiary is a party or under which LaSalle Holdings or any LaSalle Holdings Reinsurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements the failure to be in full force and effect of which are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on LaSalle Holdings.

     (b) Prior to the date hereof, LaSalle Holdings has delivered or made available to Trenwick a true and complete copy of the most recent actuarial reports prepared by actuaries, independent or otherwise, with respect to LaSalle Holdings or any LaSalle Holdings Reinsurance Subsidiary since September 30, 1998 and all attachments, addenda, supplements and modifications thereto (the "LaSalle Actuarial Analyses"). The information and data furnished by LaSalle Holdings or any LaSalle Holdings Reinsurance Subsidiary to its independent actuaries in connection with the preparation of the LaSalle Actuarial Analyses were accurate in all material respects.

     (c) LaSalle Re does not currently issue and has not issued any primary insurance policies in the United States.

     Section 4.21. Liabilities and Reserves. Except for instances where the failure of the following statements to be true would not reasonably be expected to have a Material Adverse Effect on LaSalle Holdings, (a) the reserves carried on the financial statements of each LaSalle Holdings Reinsurance Subsidiary for future insurance policy benefits, losses, claims and similar purposes were, as of the respective dates of such financial statements, in compliance with the requirements for reserves established by the insurance departments of the jurisdiction of such LaSalle Holdings Reinsurance Subsidiary or (as the case may be) by Lloyd's, were determined in accordance with generally accepted actuarial standards and principles consistently applied, and were fairly stated in accordance with sound actuarial and statutory accounting principles (it being understood that no representation or warranty is made in this Agreement to the effect that such reserves were in fact adequate to cover the actual amount of liabilities that are eventually paid after the date hereof); and (b) the admitted assets of each LaSalle Holdings Reinsurance Subsidiary as determined under applicable laws or under Lloyd's regulations are in an amount at least equal to the minimum amounts required by applicable laws or regulations.

     Section 4.22. Investment Company. Neither LaSalle Holdings nor any of its Subsidiaries conducts activities of, or is otherwise deemed under applicable law to control, an "investment adviser" as such term is defined in Section 2(a)(20) of the Investment Company Act, whether or not registered under the Investment Advisers Act. Neither LaSalle Holdings nor any of its Subsidiaries is an "investment company" as defined under the Investment Company Act and neither LaSalle Holdings nor any of its Subsidiaries sponsors any Person that is such an investment company.

     Section 4.23.  Reinsurance Contracts, Coverholders and MGAs.

     (a) Section 4.23 of the LaSalle Disclosure Letter contains a true and complete list of all MGAs and coverholders with whom each Subsidiary of LaSalle Holdings does business that have been appointed within the twelve (12) months preceding the date of this Agreement and all in force Reinsurance Contracts which generate premium income in excess of $1,000,000 to which each Subsidiary of LaSalle Holdings is a party as the cedent thereunder or by or to which each Subsidiary of LaSalle Holdings is bound or subject as the cedent thereunder, as each such Reinsurance Contract may have been amended, modified or supplemented. Except as would not, individually or in the aggregate, have a Material Adverse Effect on LaSalle Holdings: (i) each of the foregoing Reinsurance Contracts is valid and binding in accordance with its terms, and is in full force and effect and (ii) neither the Subsidiaries of LaSalle

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Holdings nor, to the knowledge of LaSalle Holdings, or other party thereto, is in default in any material respect with respect to any such Reinsurance Contract, nor to the knowledge of LaSalle Holdings does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. Except as set forth in Section 4.23 of the LaSalle Disclosure Letter, none of the contracts, treaties or arrangements involving the MGAs or coverholders which generate premium income in excess of $1,000,000 with whom each Subsidiary of LaSalle Holdings does business contain "change of control" provisions and no such Reinsurance Contract contains any provision providing that any such other party thereto may terminate, cancel or commute the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions, and no party has given notice of termination, cancellation or commutation of any such Reinsurance Contract or that it intends to terminate, cancel or commute any such Reinsurance Contract as a result of the transactions contemplated hereby.

     (b) Except as set forth in Section 4.23 of the LaSalle Disclosure Letter, LaSalle Re is entitled under applicable insurance laws, rules and regulations to take credit in its statutory financial statements in accordance with applicable Bermuda law as in effect on the date hereof, with respect to the Reinsurance Contracts listed in Section 4.23 of the LaSalle Disclosure Letter and all such amounts are properly reflected in the statutory financial statements of LaSalle Re. Each of LaSalle Holdings and LaSalle Re has no knowledge of any disputes as to reinsurance or retrocessional coverage under, or any terms of provisions of, any such Reinsurance Contract. To the knowledge of LaSalle Holdings and LaSalle Re, the financial condition of any other party to any such Reinsurance Contract is not impaired to the extent that a default thereunder could reasonably be expected to occur.

     Section 4.24. Derivatives. As of the date hereof, other than as set forth in Section 4.24 of the LaSalle Disclosure Letter, neither LaSalle Holdings nor any of its Subsidiaries is a party to any futures or option contracts, swaps, hedges or similar instruments which, individually or in the aggregate, could have a Material Adverse Effect on LaSalle Holdings.

     Section 4.25.  Related Party Transactions.  Except as set forth in Section
4.25 of the LaSalle Disclosure Letter, since June 30, 1999, there have been no transactions, agreements, arrangements or understandings between LaSalle Holdings and its Subsidiaries, on the one hand, and LaSalle Holdings' affiliates (other than wholly-owned Subsidiaries of LaSalle Holdings) or other Persons, on the other hand, in existence as of the date hereof that are or would be required to be disclosed in the LaSalle SEC Reports in accordance with Item 404 of Regulation S-K under the Securities Act.

     Section 4.26.  Finite Risk Reinsurance.  Except as set forth in Section
4.26 of the LaSalle Disclosure Letter, none of LaSalle's Reinsurance Subsidiaries has ceded business pursuant to a reinsurance agreement that does not meet the conditions for reinsurance accounting as provided by the Statement of Financial Accounting Standards No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Term Contracts."

                                   ARTICLE 5

                                   COVENANTS

     Section 5.1. Conduct of Business of Trenwick. Except as expressly contemplated by this Agreement, the Stock Option Agreements, as set forth in
Section 5.1 of the Trenwick Disclosure Letter or as consented to in writing by LaSalle Holdings, during the period from the date of the Original Agreement to the Effective Time, Trenwick shall, and shall cause each of its Subsidiaries to, conduct its operations and (to the extent it is able to control them) the operations of the syndicates managed by the Trenwick Managing Agencies only in, and neither Trenwick nor any of its Subsidiaries shall take any action and shall not take any action in relation to the syndicates managed by the Trenwick Managing Agencies (to the extent they are able to control them) except in, the ordinary and usual course of business and consistent with past practice, and Trenwick and its Subsidiaries will use all commercially reasonable efforts to preserve intact their business organization, to keep available the services of their officers and employees and to maintain advantageous relationships with and the goodwill of their customers, business partners and others having business relationships with Trenwick or its Subsidiaries or the syndicates managed by the Trenwick Managing Agencies, as the case may be. Without limiting the generality of the foregoing, prior to the Effective Time, neither Trenwick nor any of its Subsidiaries will, except as expressly contemplated by this Agreement, without the prior written consent of LaSalle Holdings:

     (a) split, combine or reclassify any shares of its capital stock, declare, pay or set aside for payment any dividend or other distribution payable in cash, stock, property or otherwise in respect of its capital stock or directly or indirectly redeem, purchase or otherwise acquire any shares of any class of capital stock or other securities, other than regular quarterly dividends (other than those payable to Trenwick) in an amount payable in cash not in excess of $0.26 per share; after the date of the Original Agreement, LaSalle Holdings and Trenwick will coordinate with each other regarding the declaration of dividends in respect of the Trenwick Shares and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Trenwick Shares will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Trenwick Shares and the New Holdings Shares any such holder receives in exchange therefor in accordance with the Plans;

     (b) authorize for issuance, issue, sell, grant, pledge, dispose of or encumber, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issue or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class of capital stock of Trenwick or any Subsidiary or any securities convertible into or exercisable or exchangeable for shares of any class of capital stock of Trenwick, except as required by agreements as in effect as of the date of the Original Agreement and disclosed in Section 5.1(b) of the Trenwick Disclosure Letter, or amend any of the terms of any such securities or agreements outstanding as of the date of the Original Agreement;

     (c) (i) incur or assume any debt, except for borrowings, in each case, in the ordinary course of business consistent with past practices, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business, (iii) make any loans or advances to any Person other than loans or advances of out-of-pocket expenses incurred in connection with the business of Trenwick or its Subsidiaries, (iv) pledge or otherwise encumber shares of capital stock of Trenwick or its Subsidiaries or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any Lien thereupon other than Permitted Liens;

     (d) except as may be required by law or as contemplated by this Agreement, including Section 5.9, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, change of control, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, consulting, fringe benefit, severance or other Employee Benefit Plan; or enter into or amend any employment or severance agreement with any director, officer, employee or agent of Trenwick or any of its Subsidiaries; or increase in any manner the salary, wages, bonus, commission or other compensation or benefits of any director, officer, employee or agent of Trenwick or any of its Subsidiaries, except, (i) in connection with the promotion of any director, officer, employee or agent of Trenwick or any of its Subsidiaries or
(ii) for increases in the ordinary course of business and consistent with past practice which in the aggregate do not exceed 10%; or hire employees at the level of Vice President or above; or pay any benefit not required by any plan and arrangement as in effect as of the date of the Original Agreement (including, without limitation, the granting of stock options, stock appreciation rights or performance units);

     (e) acquire (by merger, amalgamation, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership, joint venture, association or other business organization or division thereof or make any material investment either by purchase of stock or securities, contributions to capital, property transfer or acquisition (including by lease) of any material amount of properties or assets of any other Person, except for the purchase of investment stock or securities in the ordinary course of business;

     (f) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) against Trenwick or any of its Subsidiaries, its directors, officers, employees or agents, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims for contractual benefits under any insurance or reinsurance contract under which Trenwick or any of its Subsidiaries or syndicates managed by any of its Subsidiaries is the insurer or reinsurer;

     (g) amend or propose to amend the certificate of incorporation, by-laws or any similar document of Trenwick or any of its Subsidiaries;

     (h) adopt a plan or resolutions providing for the complete or partial liquidation, dissolution, amalgamation, consolidation, restructuring, recapitalization or other reorganization of Trenwick or any of its Subsidiaries;

     (i) except as set forth in Section 5.1(i) of the Trenwick Disclosure Letter, enter into any new lines of business (other than in or related to the insurance or reinsurance business) or otherwise make material changes to the operation of its business or its loss reserve;

     (j) except as set forth in Section 5.1(j) of the Trenwick Disclosure Letter, sell (whether by amalgamation, consolidation or otherwise), lease, transfer or dispose of any material assets (including without limitation, rights of renewal) outside the ordinary course of business consistent with past practice or enter into any material commitment or transaction outside the ordinary course of business consistent with past practices;

     (k) authorize or make or commit to make any capital expenditures, except for transactions in the ordinary course of business consistent with past practice (but in no event in excess of $1,000,000 in the aggregate) or pursuant to agreements or commitments entered into by Trenwick or any of its Subsidiaries prior to the date of the Original Agreement;

     (l) make any Tax elections or settle or compromise any material United States federal, state, local or other foreign income Tax liability, or waive or extend the statute of limitations in respect of any such Taxes;

     (m) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

     (n) amend the Rights or the Rights Agreement in any manner adverse to LaSalle Holdings;

     (o) enter into any agreement providing for the acceleration of payment or performance or other consequence as a result of a change in control of Trenwick or any of its Subsidiaries;

     (p) resolve, commit or agree to take any of the foregoing actions or any action which would make any representation or warranty in Article 3 materially untrue or incorrect;

     (q) make any material change in its retrocessional agreements or arrangements, including without limitation converting any of its funds withheld stop loss reinsurance agreements into another type of reinsurance agreement or entering into new funds withheld stop loss reinsurance agreements or arrangements or stop loss reinsurance agreements or arrangements that attach at an attachment point less than the expected loss ratio;

     (r) make any material change in its reinsurance agreements or arrangements;

     (s) enter into any agreement or arrangement that limits or otherwise restricts Trenwick or any of its Subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict New Holdings and its Subsidiaries or any successor thereto, from engaging or competing in any line of business or in any geographic area; or

     (t) enter into any new transaction, agreement, arrangement or understanding with any other Persons that would be required to be disclosed in the Trenwick SEC Reports in accordance with Item 404 of Schedule S-K under the Securities Act.

     Section 5.2. Conduct of Business of LaSalle Holdings. Except as expressly contemplated by this Agreement, the Stock Option Agreements or as set forth in
Section 5.2 of the LaSalle Disclosure Letter or as consented to in writing by Trenwick, during the period from the date of the Original Agreement to the Effective Time, LaSalle Holdings shall, and shall cause each of its Subsidiaries to, conduct its operations only in, and neither LaSalle Holdings nor any of its Subsidiaries shall take any action except in, the ordinary and usual course of business and consistent with past practice, and LaSalle Holdings and its Subsidiaries will use all commercially reasonable efforts to preserve intact their business organization, to keep available the services of their officers and employees and to maintain advantageous relationships with and the goodwill of their customers, business partners and others having business relationships with LaSalle Holdings or its Subsidiaries, as the case may be. Without limiting the generality of the foregoing, prior to the Effective Time, neither LaSalle Holdings nor any of its Subsidiaries will, except as expressly contemplated by this Agreement, without the prior written consent of Trenwick:

     (a) split, combine or reclassify any shares, declare, pay or set aside for payment any dividend or other distribution payable in cash, shares, property or otherwise in respect of its shares or directly or indirectly redeem, purchase or otherwise acquire any shares of any class of capital stock or other securities, other than regular quarterly dividends (other than those payable to LaSalle Holdings) in an amount payable in cash not in excess of $1.0938 per Series A Preferred Share and quarterly dividends in an amount payable in cash not in excess of $0.375 per LaSalle Holdings Share and Non-Voting Share; after the date of the Original Agreement, LaSalle Holdings and Trenwick will coordinate with each other regarding the declaration of dividends (other than those payable to LaSalle Holdings) in respect of the Series A Preferred Shares, LaSalle Holdings Shares and Non-Voting Shares and the record dates and payment dates relating thereto, it being the intention of the parties that holders of LaSalle Holdings Shares and Non-Voting Shares will not receive two dividends for any single calendar quarter with respect to their LaSalle Holdings Shares and Non-Voting Shares and the New Holdings Shares any such holder receives in exchange therefor in accordance with the Plans;

     (b) authorize for issuance, issue, sell, grant, pledge, dispose of or encumber, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issue or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class of LaSalle Holdings or any Subsidiary or any securities convertible into or exercisable or exchangeable for shares of any class of LaSalle Holdings, except as required by agreements as in effect as of the date of the Original Agreement and disclosed in Section 5.2(b) of the LaSalle Disclosure Letter, or amend any of the terms of any such securities or agreements outstanding as of the date of the Original Agreement;

     (c)(i) incur or assume any debt, except for borrowings, in each case, in the ordinary course of business consistent with past practices, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business, (iii) make any loans or advances to any Person other than loans or advances of out-of-pocket expenses incurred in connection with the business of LaSalle Holdings or its Subsidiaries, (iv) pledge or otherwise encumber shares of LaSalle Holdings or its Subsidiaries or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any Lien thereupon other than Permitted Liens;

     (d) except as may be required by law or as contemplated by this Agreement, including Section 5.9, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, change of control, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, consulting, fringe benefit, severance or other Employee Benefit Plan; or enter into or amend any employment or severance agreement with any director, officer, employee or agent of LaSalle Holdings or any of its Subsidiaries; or increase in any manner the salary, wages, bonus, commission or other compensation or benefits of any director, officer, employee or agent of LaSalle Holdings or any of its Subsidiaries, except, (i) in connection with the promotion of any director, officer, employee or agent of LaSalle Holdings or any of its Subsidiaries or (ii) for increases in the ordinary course of business and consistent with past practice for employees below the level of Vice President, in the aggregate case not to exceed 5%; or hire employees at the level of Vice President or above; or pay any benefit not required by any plan and arrangement as in effect as of the date of the Original Agreement (including, without limitation, the granting of stock options, stock appreciation rights or performance units);

     (e) acquire (by merger, amalgamation, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership, joint venture, association or other business organization or division thereof or make any material investment either by purchase of stock or securities, contributions to capital, property transfer or acquisition (including by lease) of any material amount of properties or assets of any other Person, except for the purchase of investment stock or securities in the ordinary course of business;

     (f) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) against LaSalle Holdings or any of its Subsidiaries, its directors, officers, employees or agents, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims for contractual benefits under any insurance or reinsurance contract under which LaSalle Holdings or any of its Subsidiaries or any syndicates managed by any of its Subsidiaries is the insurer or reinsurer;

     (g) amend or propose to amend the memorandum of association, bye-laws or any similar document of LaSalle Holdings or any of its Subsidiaries;

     (h) propose to adopt a plan or resolutions providing for the complete or partial liquidation, dissolution, amalgamation, consolidation, restructuring, recapitalization or other reorganization of LaSalle Holdings or any of its Subsidiaries;

     (i) except as set forth in Section 5.2(i) of the LaSalle Disclosure Letter, enter into any new lines of business (whether or not part of the insurance or reinsurance business) or change any policy forms, investment policies or guidelines or otherwise make material changes to the operation of its business or its loss reserve;

     (j) except as set forth in Section 5.2(j) of the LaSalle Disclosure Letter, sell (whether by amalgamation, consolidation or otherwise), lease, transfer or dispose of any material assets (including without limitation, rights of renewal) outside the ordinary course of business consistent with past practice or enter into any material commitment or transaction outside the ordinary course of business consistent with past practices;

     (k) authorize or make or commit to make any capital expenditures, except for transactions in the ordinary course of business consistent with past practice (but in no event in excess of $350,000 in the aggregate) or pursuant to agreements or commitments entered into by LaSalle Holdings or any of its Subsidiaries prior to the date of the Original Agreement;

     (l) make any Tax elections or settle or compromise any material Bermuda, United States federal, state, local or other foreign income Tax liability, or waive or extend the statute of limitations in respect of any such Taxes;

     (m) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

     (n) enter into any agreement providing for the acceleration of payment or performance or other consequence as a result of a change in control of LaSalle Holdings or any of its Subsidiaries;

     (o) resolve, commit or agree to take any of the foregoing actions or any action which would make any representation or warranty in Article 4 materially untrue or incorrect;

     (p) make any material change in its retrocessional agreements or arrangements, including without limitation converting any of its funds withheld stop loss reinsurance agreements into another type of reinsurance agreement or entering into new funds withheld stop loss reinsurance agreements or arrangements or stop loss reinsurance agreements or arrangements that attach at an attachment point less than the expected loss ratio;

     (q) make any material change in its reinsurance agreements or arrangements;

     (r) enter into any agreement or arrangement that limits or otherwise restricts LaSalle Holdings or any of its Subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict New Holdings and its Subsidiaries or any successor thereto, from engaging or competing in any line of business or in any geographic area; or

     (s) enter into any new transaction, agreement, arrangement or understanding with any other Persons that would be required to be disclosed in the LaSalle SEC Reports (excluding the amendment to the CatEPut) in accordance with Item 404 of Schedule S-K under the Securities Act.

     Nothing in this Section 5.2 shall preclude LaSalle Holdings or LaSalle Re from implementing a new pension plan or amending existing pension plans, to comply with Bermuda law.

     Section 5.3.  No Solicitation.

     (a)  No Solicitation by Trenwick.

        (i) Trenwick shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, and it shall use commercially reasonable efforts to ensure that such Persons do not directly or indirectly, (x) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Trenwick Takeover Proposal (as defined below) or (y) participate in any discussions or negotiations regarding any Trenwick Takeover Proposal; provided, however, that if, at any time the Board of Directors of Trenwick determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the stockholders of Trenwick under applicable law, Trenwick may, in response to a Trenwick Superior Proposal (as defined in Section 5.3(a)(ii)) which was not solicited by it or which did not otherwise result from a breach of this
        Section 5.3(a)(i), and subject to providing prior written notice of its decision to take such action to LaSalle Holdings and compliance with
        Section 5.3(a)(iii), (x) furnish information with respect to Trenwick and its Subsidiaries to any Person making a Trenwick Superior Proposal pursuant to a customary confidentiality agreement (as determined by Trenwick after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Trenwick Superior Proposal. For purposes of this Agreement, "Trenwick Takeover Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of Trenwick and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Trenwick or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of Trenwick or any of its Subsidiaries, or any merger, consolidation, amalgamation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Trenwick or any of its Subsidiaries, other than the transactions contemplated by this Agreement or the Stock Option Agreements.

        (ii) Except as expressly permitted by this Section 5.3(a), neither the Board of Directors of Trenwick nor any committee thereof shall (x) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to LaSalle Holdings, the approval or recommendation by such Board of Directors or such committee of this Agreement and the transactions contemplated hereby, (y) approve or recommend, or propose publicly to approve or recommend, any Trenwick Takeover Proposal, or (z) cause Trenwick to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each a "Trenwick Acquisition Agreement") related to any Trenwick Takeover Proposal. Notwithstanding the foregoing, the Board of Directors of Trenwick (x) may withdraw or modify its approval and recommendation of this Agreement and the transactions contemplated hereby if the Board of

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

        Directors of Trenwick determines in good faith that it has the fiduciary duty to do so under applicable law and (y) may terminate this Agreement and concurrently with or after such termination, if it so chooses, cause Trenwick to enter into any Trenwick Acquisition Agreement with respect to any Trenwick Superior Proposal, but only at a time that is after the fifth business day following LaSalle Holdings' receipt of written notice advising LaSalle Holdings that the Board of Directors of Trenwick is prepared to accept a Trenwick Superior Proposal, specifying the material terms and conditions of such Trenwick Superior Proposal and identifying the person making such Trenwick Superior Proposal. For purposes of this Agreement, a "Trenwick Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the Trenwick Shares then outstanding or all or substantially all the assets of Trenwick and otherwise on terms which the Board of Directors of Trenwick determines in its good faith judgment (after receiving the advice of a financial advisor of nationally recognized reputation) to be more favorable to Trenwick's stockholders than this Agreement and the transactions contemplated hereby and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Trenwick, is reasonably capable of being obtained by such third party.

        (iii) In addition to the obligations of Trenwick set forth in subparagraphs (a)(i) and (a)(ii) of this Section 5.3, Trenwick shall immediately advise LaSalle Holdings orally and in writing of any request for information or of any Trenwick Takeover Proposal, the material terms and conditions of such request or Trenwick Takeover Proposal and the identity of the Person making such request or Trenwick Takeover Proposal. Trenwick will keep LaSalle Holdings reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Trenwick Takeover Proposal.

        (iv) Nothing contained in this Section 5.3(a) shall prohibit Trenwick from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Trenwick's stockholders if, in the good faith judgment of the Board of Directors of Trenwick, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

     (b)  No Solicitation by LaSalle Holdings.

        (i) LaSalle Holdings shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, and it shall use commercially reasonable efforts to ensure that such Persons do not directly or indirectly, (x) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any LaSalle Holdings Takeover Proposal (as defined below) or (y) participate in any discussions or negotiations regarding any LaSalle Holdings Takeover Proposal; provided, however, that if, at any time the Board of Directors of LaSalle Holdings determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to shareholders of LaSalle Holdings under applicable law, LaSalle Holdings may, in response to a LaSalle Holdings Superior Proposal (as defined in Section 5.3(b)(ii)) which was not solicited by it or which did not otherwise result from a breach of this Section 5.3(b)(i), and subject to providing prior written notice of its decision to take such action to Trenwick and compliance with Section 5.3(b)(iii), (x) furnish information with respect to LaSalle Holdings and its Subsidiaries to any Person making a LaSalle Holdings Superior Proposal pursuant to a customary confidentiality agreement (as determined by LaSalle Holdings after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such LaSalle Holdings Superior Proposal. For purposes of this Agreement, "LaSalle Holdings Takeover Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of LaSalle Holdings and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of LaSalle Holdings or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of LaSalle Holdings or any of its Subsidiaries, or any merger, consolidation, amalgamation, business combination, recapitalization, liquidation, dissolution or similar transaction involving LaSalle Holdings or any of its Subsidiaries, other than the transactions contemplated by this Agreement or the Stock Option Agreements.

        (ii) Except as expressly permitted by this Section 5.3(b), neither the Board of Directors of LaSalle Holdings nor any committee thereof shall
        (x) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Trenwick, the approval or recommendation by such Board of Directors or such committee of this Agreement and the transactions contemplated hereby, (y) approve or recommend, or propose publicly to approve or recommend, any LaSalle Holdings Takeover Proposal, or (z) cause LaSalle Holdings to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each a "LaSalle Holdings Acquisition Agreement") related to any LaSalle Holdings Takeover Proposal. Notwithstanding the foregoing, the Board of Directors of LaSalle Holdings (x) may withdraw or modify its approval and recommendation of this Agreement and the transactions contemplated hereby if the Board of Directors of LaSalle Holdings determines in good faith that it has the fiduciary duty to do so under applicable law and
        (y) may terminate this Agreement and concurrently with or after such termination, if it so chooses, cause LaSalle Holdings to enter into any LaSalle Holdings Acquisition Agreement with respect to any LaSalle Holdings Superior Proposal, but only at a time that is after the fifth business day following Trenwick's receipt of written notice advising Trenwick that the Board of Directors of LaSalle Holdings is prepared to accept a LaSalle Holdings Superior Proposal, specifying the material terms and conditions of such LaSalle Holdings Superior Proposal and identifying the person making such LaSalle Holdings Superior Proposal. For purposes of this Agreement, a "LaSalle Holdings Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, amalgamation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of LaSalle Holdings Shares then outstanding or all or substantially all the assets of LaSalle Holdings and otherwise on terms which the Board of Directors of LaSalle Holdings determines in its good faith judgment (after receiving the advice of a financial advisor of nationally recognized reputation) to be more favorable to LaSalle Holdings' stockholders than this Agreement and the transactions contemplated hereby and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of LaSalle Holdings, is reasonably capable of being obtained by such third party.

        (iii) In addition to the obligations of LaSalle Holdings set forth in subparagraphs (b)(i) and (b)(ii) of this Section 5.3, LaSalle Holdings shall immediately advise Trenwick orally and in writing of any request for information or of any LaSalle Holdings Takeover Proposal, the material terms and conditions of such request or LaSalle Holdings Takeover Proposal and the identity of the person making such request or LaSalle Holdings Takeover Proposal. LaSalle Holdings will keep Trenwick reasonably informed of the status and details (including amendments or proposed amendments) of any such request or LaSalle Holdings Takeover Proposal.

        (iv) Nothing contained in this Section 5.3(b) shall prohibit LaSalle Holdings from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to LaSalle Holdings' shareholders if, in the good faith judgment of the Board of Directors of LaSalle Holdings, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

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     Section 5.4.  Access to Information; Confidentiality.  Between the date of the Original Agreement and the Effective Time, each of LaSalle Holdings and Trenwick shall, and shall cause each of its respective Subsidiaries to, afford the other party and its officer, employees and authorized representatives (including, without limitation, attorneys, auditors, financial advisors and actuaries) of the other reasonable access during normal business hours during the period prior to the Effective Time to all its personnel, offices and other facilities and to its books and records and will permit such party and its authorized representatives to make such inspections of its financial and operating data and other information with respect to its business and properties as such party and its authorized representatives may from time to time reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained in the Agreement or the conditions to the obligations of the parties to consummate the Plans. The confidentiality of all such documents and information furnished in connection with the transactions contemplated by this Agreement shall be governed by the terms of the Confidentiality Letter.

     Section 5.5. Form S-4; Regulatory Matters. As soon as is reasonably practicable following the date of the Original Agreement, LaSalle Holdings and Trenwick shall prepare and file with the SEC, pursuant to Rule 14a-6(a) under the Exchange Act, the Joint Proxy Statement and a registration statement of New Holdings on Form S-4 with respect to the transactions contemplated by this Agreement. LaSalle Holdings and Trenwick shall cause New Holdings to file the Form S-4 promptly after the conclusion of the SEC's review of the Joint Proxy Statement. Each of LaSalle Holdings and Trenwick shall provide reasonable opportunity for the other to review and comment upon the contents of the Joint Proxy Statement and the Form S-4 and shall not include therein or omit therefrom any information or supplement to which counsel to the other shall reasonably object or specifically request (as the case may be). After the date of the mailing of the Joint Proxy Statement, each of LaSalle Holdings and Trenwick agrees promptly to notify the other of and to correct or supplement any information which either of them shall have furnished for inclusion in the Joint Proxy Statement that shall have become false or misleading in any material respect. Trenwick and LaSalle Holdings shall use all commercially reasonable efforts to have the Joint Proxy Statement cleared by the SEC under the Exchange Act and the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. New Holdings shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities and "Blue Sky" laws in connection with the issue of New Holdings Shares in accordance with the Plans and upon the exercise of New Holdings Options (as defined herein) and each of LaSalle Holdings and Trenwick shall furnish all information concerning itself and its shareholders as may reasonably be requested in connection with any such action.

     Section 5.6. Public Announcements. LaSalle Holdings and Trenwick shall not issue any press release or otherwise make any public statements with respect to the Plans, this Agreement or the transactions contemplated hereby without first consulting with each other, and providing each other the opportunity to review, comment upon and concur as to the wording, timing and media for such press release or statement, except for any press release or statement as may be required by applicable law, court process or the obligation pursuant to any listing statement with any national securities exchange, in which case notice shall be given to the other party prior to the issuance of such press release or the dissemination of such written material. The parties agree that the initial press release, if any, to be issued with respect to the execution of this Agreement and the transactions contemplated hereby shall be in a form agreed to by the parties.

     Section 5.7. Supplemental Information. Prior to the Effective Time, each party will promptly disclose in writing to the other parties any matter hereafter arising which, if existing, occurring or known at the date of the Original Agreement would have been required to be disclosed to such other parties. Each party shall promptly advise the other parties of such party's knowledge of any Material Adverse Effect. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all filings, material notices or material communications made by such party with any Governmental Authority (including the SEC or NYSE) in connection with this

Agreement or the Stock Option Agreements, or the transactions contemplated hereby or thereby. No information provided to a party pursuant to this Section
5.7 shall be deemed to cure any breach of any representation of or warranty made in this Agreement unless the party receiving such information specifically agrees thereto in writing.

     Section 5.8. Shareholders' Meetings. LaSalle Holdings and LaSalle Re shall each request the Court to convene a special meeting of its respective shareholders (and, if necessary, classes of shareholders), with the meeting of LaSalle Holdings to occur first, and Trenwick, acting through its Board of Directors, shall in accordance with the GCL call a special meeting of its stockholders (and, if necessary, classes of stockholders), and shall give notice of, convene and hold such special meetings as soon as practicable, but in no event more than 45 days, after the Form S-4 is declared effective by the SEC for the purpose of approving this Agreement and all actions contemplated hereby. In connection with such meetings, each of LaSalle Holdings, LaSalle Re and Trenwick shall mail the Joint Proxy Statement to its respective shareholders as promptly as practicable. The respective Boards of Directors of each of LaSalle Holdings, LaSalle Re and Trenwick shall submit for approval and adoption by its respective shareholders the matters to be voted upon at such meetings and shall, subject to their fiduciary duties after having consulted with and considered the advice of outside counsel, include in the Joint Proxy Statement the recommendation of its respective Board of Directors that the shareholders vote in favor of the approval and adoption of this Agreement and the Plans and each such party shall (subject to the fiduciary duties of its Board of Directors) use all commercially reasonable efforts to secure such approval and adoption. LaSalle Holdings, LaSalle Re and Trenwick shall coordinate and cooperate with respect to the timing of such meetings and shall endeavor to hold such meetings on the same day.

     Section 5.9. Trenwick Options, LaSalle Holdings Options, LaSalle Re Options and Trenwick Warrants.

     (a)  Trenwick Options.

        (i) At the Effective Time, each outstanding Trenwick Option shall be replaced by an option (a "New Holdings Option") to acquire New Holdings Shares, the terms of which shall be no less favorable than the terms currently applicable to such Trenwick Option, under a new stock option plan to be established by New Holdings for such purposes before the Closing Date (the "New Holdings Option Plan"), all as provided in
        Section 5.9(a)(ii).

        (ii) The cancellation of Trenwick Options and replacement with New Holdings Options shall comply in all respects with, and shall be performed in accordance with, the methodology prescribed by the provisions of Section 424(a) of the Code and the regulations thereunder and each New Holdings Option shall provide the option holder with termination rights that are no less favorable to such holder than were provided under the Trenwick Option for which it was replaced as of the Effective Time. The parties contemplate that, consistent with the methodology prescribed by Section 424(a) of the Code and the applicable regulations thereunder (A) the number of New Holdings Shares subject to such New Holdings Option will be determined by multiplying the number of Trenwick Shares subject to Trenwick Options by the Trenwick Exchange Ratio (rounded to the next higher whole number with respect to each holder thereof) and (B) the exercise price under such New Holdings Option will be determined by dividing the exercise price per share under the Trenwick Option in effect immediately prior to the Effective Time by the Trenwick Exchange Ratio and rounding the exercise price thus determined to the nearest whole cent (a half-cent shall be rounded to the next higher whole cent).

        (iii) As promptly as practicable after the Effective Time, New Holdings shall issue to each holder of an outstanding Trenwick Option a document evidencing the New Holdings Option having the terms provided for in Sections 5.9(a)(i) and (ii) and effective as of the Effective Time.

     (b)  LaSalle Holdings Options.

        (i) At the Effective Time, each outstanding LaSalle Holdings Option shall be replaced by a New Holdings Option, the terms of which shall be no less favorable than the terms currently applicable to such LaSalle Holdings Option, under the New Holdings Option Plan, all as provided in
        Section 5.9(b)(ii).

        (ii) The cancellation of LaSalle Holdings Options and replacement with New Holdings Options shall comply in all respects with, and shall be performed in accordance with, the methodology prescribed by the provisions of Section 424(a) of the Code and the regulations thereunder and each New Holdings Option shall provide the option holder with termination rights that are no less favorable to such holder than were provided under the LaSalle Holdings Option for which it was replaced as of the Effective Time. The parties contemplate that, consistent with the methodology prescribed by Section 424(a) of the Code and the applicable regulations thereunder (A) the number of New Holdings Shares subject to such New Holdings Option will be determined by multiplying the number of LaSalle Holdings Shares subject to LaSalle Holdings Options by the LaSalle Exchange Ratio (rounded to the next higher whole number with respect to each holder thereof) and (B) the exercise price under such New Holdings Option will be determined by dividing the exercise price per share under the LaSalle Holdings Option in effect immediately prior to the Effective Time by the LaSalle Exchange Ratio and rounding the exercise price thus determined to the nearest whole cent (a half-cent shall be rounded to the next higher whole cent).

        (iii) As promptly as practicable after the Effective Time, New Holdings shall issue to each holder of an outstanding LaSalle Holdings Option a document evidencing the New Holdings Option having the terms provided for in Sections 5.9(b)(i) and (ii) and effective as of the Effective Time.

     (c)  LaSalle Re Options.  Subject to Section 2.6(e):

        (i) Pursuant to Section 2(H) of that certain Amended and Restated Option Agreement dated November 27, 1995 among LaSalle Holdings, LaSalle Re and each of the optionholders listed on Schedule I thereto, from and after the Effective Time, each holder of an outstanding option to acquire Non-Voting Shares shall be entitled, upon payment of the exercise price thereof, to receive, at such holder's election, either
        (i) the number of Non-Voting Shares covered by such option or (ii) the number of New Holdings Shares that such holder would have received pursuant to Section 2.6(a)(plus, if applicable, the amount of cash payable in lieu of a fractional share that such holder would have received pursuant to Section 2.12) if such holder had exercised such option immediately prior to the Effective Time. LaSalle Re undertakes to use commercially reasonable efforts to obtain the consent of each of the holders of such options to the cancellation of such options and replacement thereof with New Holdings Options, the terms of which shall be no less favorable than the terms currently applicable to such options.

        (ii) Pursuant to Section 2(F) of that certain Stock Appreciation Rights Agreement dated as of April 1, 1994 between Victor H. Blake and LaSalle Re, if Victor H. Blake exercises any of his stock appreciation rights during the period beginning at the Effective Time and ending on November 22, 2003, he shall be entitled to receive the number of New Holdings Shares that he would have received pursuant to Section 2.6(a) (plus, if applicable, the amount of cash payable in lieu of a fractional share that he would have received pursuant to Section 2.12) if he had exercised such stock appreciation rights immediately prior to the Effective Time.

     (d) Registration of Options. If the New Holdings Options issued pursuant to Sections 5.9(a), (b) and (c) are not already covered by an effective registration statement, New Holdings will file a registration statement as promptly as practicable after the Effective Time, which registration statement will cover the New Holdings Shares issuable upon exercise of the New Holdings Options granted in substitution of Trenwick Options, LaSalle Holdings Options and LaSalle Re Options, and New Holdings will use all commercially reasonable efforts to cause such registration statement to become effective under the Securities Act and to maintain such registration statement in effect until the exercise or termination of all such New Holdings Options.

     (e) Trenwick Warrants. At the Effective Time, each then outstanding warrant of Trenwick shall be assumed by New Holdings in accordance with its terms.

     Section 5.10. Takeover Laws. The parties shall use all commercially reasonable efforts to exempt the transactions contemplated by this Agreement from, and otherwise act to eliminate or minimize the effects of any applicable takeover or change of control law.

     Section 5.11.  Affiliates.

     (a) At least five days prior to the Closing Date, Trenwick shall deliver to LaSalle Holdings a letter identifying all persons who are anticipated to be, at the time of the Trenwick stockholders meeting, "affiliates" of Trenwick for purposes of Rule 145 under the Securities Act ("Rule 145"). Trenwick shall furnish such information and documents as LaSalle Holdings may reasonably request for the purpose of reviewing such letter. Trenwick shall use all commercially reasonable efforts to cause each Person who is identified as an "affiliate" in such letter to deliver to LaSalle Holdings, prior to the Closing Date, a written agreement in connection with restrictions on affiliates under Rule 145, in a form mutually agreeable to Trenwick and LaSalle Holdings.

     (b) At least five days prior to the Closing Date, LaSalle Holdings shall deliver to Trenwick a letter identifying all Persons who are anticipated to be, at the time of the LaSalle Holdings shareholders meeting, "affiliates" of LaSalle Holdings for purposes of Rule 145. LaSalle Holdings shall furnish such information and documents as Trenwick may reasonably request for the purpose of reviewing such letter. LaSalle Holdings shall use all commercially reasonable efforts to cause each Person who is identified as an "affiliate" in such letter to deliver to Trenwick, prior to the Closing Date, a written agreement in connection with restrictions on affiliates under Rule 145, in a form mutually agreeable to Trenwick and LaSalle Holdings.

     Section 5.12. Stock Exchange Listing. Trenwick, LaSalle Holdings and New Holdings shall use all commercially reasonable efforts to cause the New Holdings Shares to be issued in accordance with the Plans and the New Holdings Shares to be reserved for issue upon exercise of New Holdings Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     Section 5.13.  Indemnification and Insurance.

     (a) From and after the Effective Time, New Holdings shall indemnify, defend and hold harmless each Person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Trenwick and LaSalle Holdings (the "Indemnified Parties") against all losses, expenses, claims, damages and liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law (including, without limitation, reasonable attorneys' fees). Subject to any limitations imposed by Bermuda law and public policy, to the extent applicable, New Holdings agrees that all rights to indemnification existing in favor of current and former directors and officers of Trenwick, LaSalle Holdings or any of their respective Subsidiaries as provided in such corporation's certificate of incorporation or by-laws (or analogous documents) or existing indemnification agreements, as in effect as of the date of the Original Agreement, with respect to matters occurring through the Effective Time, shall survive the Plans and shall continue in full force and effect, and New Holdings shall guarantee the obligations of Trenwick and LaSalle Holdings in respect thereof; provided, however, that this shall not limit the ability of New Holdings to effect any corporate restructuring of its Subsidiaries.

     (b) New Holdings shall cause to be maintained for a period of not less than six years from the Effective Time the directors' and officers' insurance and, fiduciary liability insurance indemnification policies currently maintained by Trenwick and LaSalle Holdings to the extent that such policies provide coverage for events occurring prior to the Effective Time (the "D&O Insurance") for any of the

Indemnified Parties so long as the annual premium therefor would not be in excess of two hundred percent (200%) of the last annual premium paid prior to the date of the Original Agreement (two hundred percent (200%) of such premium, the "Maximum Premium"); provided, however, that New Holdings may, in lieu of maintaining such existing D&O Insurance as provided above, cause no less favorable coverage to be provided under any policy maintained for the benefit of the directors and officers of Trenwick, LaSalle Holdings or any of their respective Subsidiaries, so long as (i) the insurance company providing such coverage thereof has an A.M. Best Company rating of A or better and (ii) the material terms thereof are no less advantageous to the Indemnified Parties than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or cancelled or if the premium for such D&O Insurance exceeds the Maximum Premium during such six-year period, New Holdings will cause to be obtained, to the extent commercially available, replacement D&O Insurance as can be obtained for the remainder of such six-year period for a premium not in excess of the Maximum Premium on terms and conditions no less advantageous to the Indemnified Parties than the existing D&O Insurance.

     (c) The provisions of Section 5.13 are in addition to, and not in substitution for any rights that an Indemnified Party may have under the applicable certificate of incorporation, memorandum of association, or by-laws, bye-laws or agreements with Trenwick and LaSalle Holdings or any of their respective Subsidiaries or under applicable law. New Holdings agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by an Indemnified Party in successfully enforcing the indemnity or other obligations under this Section 5.13. The provisions of this Section 5.13 shall survive the Closing and are intended for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     Section 5.14. Commercially Reasonable Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the transactions contemplated by this Agreement (including with respect to Trenwick, the reduction of any taxation of Trenwick arising from the Plan of Reorganization) and shall use all commercially reasonable efforts to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or Governmental Authorities which are necessary or desirable in connection with the transactions contemplated by this Agreement. If, at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of each of the parties hereto shall take such action.

     Section 5.15.  Post-Closing Matters.

     (a) LaSalle Holdings, Trenwick and their respective Affiliates shall (and, following the Effective Time, New Holdings shall) take no action with respect to the stock, assets or liabilities of LaSalle Holdings or Trenwick, including, without limitation, the filing of Tax returns or reports, that would be inconsistent with the qualification of the Plans as tax-free under Section 351 of the Code; provided, however, that Trenwick, LaSalle Holdings and their respective Affiliates may file with the appropriate Governmental Authorities and execute all documents necessary to consummate the Plans and other transactions contemplated by this Agreement.

     (b) Upon request, New Holdings shall use commercially reasonable efforts to cooperate with any LaSalle Holdings shareholder or any Trenwick stockholder in the completion and administration of a gain recognition agreement under
Section 367 of the Code.

     Section 5.16.  Employee Benefit Plans; Existing Agreements.

     (a) For a period of at least one year after the Effective Time, New Holdings will cause (i) the employees of Trenwick and its Subsidiaries who are employed immediately after the Effective Time ("Trenwick Employees") to be provided with employee benefits under Employee Benefit Plans maintained by New Holdings ("New Holdings Plans") which are no less favorable in the aggregate than benefits provided to Trenwick Employees immediately prior to the Effective Time; and (ii) the employees of LaSalle Holdings and its Subsidiaries who are employed immediately after the Effective Time ("LaSalle Holdings Employees") to be provided with employee benefits under the New Holdings Plans which are no less favorable in the aggregate than benefits provided to LaSalle Holdings Employees immediately prior to the Effective Time, except for the termination of the LaSalle Re Holdings Limited Employee Stock Purchase Plan.

     (b) With respect to each New Holdings Plan, for purposes of determining eligibility to participate, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits except to the extent that past service credit is provided in a similar manner to both Trenwick Employees and LaSalle Holdings Employees), service with Trenwick and its Subsidiaries by Trenwick Employees employed immediately after the Effective Time shall be treated as service with New Holdings and service with LaSalle Holdings and its Subsidiaries by LaSalle Holdings Employees employed immediately after the Effective Time shall be treated as service with New Holdings; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitations. Trenwick Employees and LaSalle Holdings Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the New Holdings Plan.

     (c)  Except with respect to those plans and arrangements listed in Section
5.16 of the Trenwick Disclosure Letter or the LaSalle Disclosure Letter (as applicable), following the Effective Time, New Holdings shall honor in accordance with their terms (i) all employment, severance and other compensation agreements and arrangements existing on or prior to the execution of this Agreement which are between Trenwick and any director, officer or employee thereof and which have been disclosed in Section 3.16 of the Trenwick Disclosure Letter and previously have been delivered to LaSalle Holdings and (ii) all employment, severance and other compensation agreements and arrangements existing on or prior to the execution of this Agreement which are between LaSalle Holdings and any director, officer or employee thereof and which have been disclosed in Section 4.16(a) of the LaSalle Disclosure Letter and previously have been delivered to Trenwick.

     (d) It is understood and agreed between the parties that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other person, including, but not limited to, any LaSalle Holdings Employee or any Trenwick Employee, any participant in any benefit or compensation plan or any beneficiary thereof.

     Section 5.17.  Letters from Accountants.

     (a) LaSalle Holdings shall use all commercially reasonable efforts to cause to be delivered to Trenwick two letters from Deloitte & Touche LLP, its independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Effective Date, each addressed to Trenwick, in form and substance reasonably satisfactory to Trenwick and comparable in scope and substance to comfort letters customarily delivered by independent public accountants in connection with registration statements similar to the Form S-4 and transactions such as those contemplated by this Agreement.

     (b) Trenwick shall use its best efforts to cause to be delivered to LaSalle Holdings two letters of PricewaterhouseCoopers LLP, its independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Effective Date, each addressed to LaSalle Holdings, in form and substance reasonably satisfactory to LaSalle Holdings and comparable in scope and substance to comfort letters customarily delivered by independent public accountants in connection with registration statements similar to the Form S-4 and transactions such as those contemplated by this Agreement.
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

     Section 5.18. Litigation. Each of Trenwick and LaSalle Holdings shall (to the extent their interests do not diverge) cooperate in the defense of any litigation against Trenwick or LaSalle Holdings, as applicable, and its directors and officers relating to the transactions contemplated by this Agreement, the Plans and the Stock Option Agreements.

     Section 5.19. Advice of Changes. Each of Trenwick and LaSalle Holdings agrees that it shall give the other party prompt notice of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     Section 5.20. Trenwick Rights Agreement. The Board of Directors of Trenwick shall take all further action (in addition to that referred to in Section 3.20) reasonably requested in writing by LaSalle Holdings in order to render the Trenwick Rights inapplicable to transactions contemplated by this Agreement, the Plans and the Stock Option Agreements to the extent provided herein and in the Trenwick Rights Plan amendment.

     Section 5.21. New Holdings Rights Agreement. The Board of Directors of New Holdings shall take all action necessary to implement a shareholders rights plan (the "New Holdings Rights Agreement"), substantially similar to the Trenwick Rights Agreement and Trenwick Rights, except as otherwise contemplated by Section 5.21 of the Trenwick Disclosure Letter or as otherwise agreed by Trenwick and LaSalle Holdings, with such other changes as are set forth on
Section 5.21 of the Trenwick Disclosure Letter and such changes therein as may be agreed by Trenwick and LaSalle Holdings, effective as of the Effective Time.

     Section 5.22. Assumption of Non-Voting Share Conversion Obligation. In the event that this Agreement and the LaSalle Re Scheme of Arrangement are not approved by the vote specified in Section 4.15(b), then, prior to the consummation of the LaSalle Holdings Scheme of Arrangement, New Holdings shall assume by written instrument the obligation to deliver one New Holdings Share in exchange for each Non-Voting Share surrendered for exchange pursuant to that certain Conversion Agreement dated as of November 27, 1995 among LaSalle Holdings, LaSalle Re and each of the Persons listed on Schedule I thereto.

     Section 5.23. Assumption of Series B Preferred Share Conversion Obligation. Prior to the Effective Time, New Holdings shall assume by written instrument the obligation to deliver to the holders of any Series B Preferred Shares, par value $1.00 per share, of LaSalle Holdings ("Series B Preferred Shares"), upon the basis and upon the terms and conditions specified in the Certificate of Designation, Preferences and Rights of the Series B Preferred Shares with respect to the conversion of such Series B Preferred Shares, and in lieu of the LaSalle Holdings Shares immediately theretofore receivable upon such conversion, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of LaSalle Holdings Shares equal to the number of LaSalle Holdings Shares immediately theretofore so receivable had the Schemes of Arrangement not been consummated.

     Section 5.24. Tax-Free Reorganization. Trenwick, New Holdings and LaSalle Holdings shall each use its best efforts to cause the exchange described in
Section 2.1(b) to be treated as a reorganization within the meaning of Section 368(a) of the Code and to cause the Schemes of Arrangement to be treated as tax-free under Section 351 of the Code and to cause the delivery of the certificates of officers and opinions upon which the opinions of Baker & McKenzie under Section 6.1(h), Section 6.2(g) and Section 6.3(h) will rely and upon which the opinion of Mayer, Brown & Platt under Section 6.1(g) will rely.

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

                                   ARTICLE 6

                            CONDITIONS TO THE PLANS

     Section 6.1.  Conditions to Each Party's Obligation to Effect the
Plans. The respective obligations of each party to this Agreement to consummate the Plans and to effect the actions referred to in Section 2.2(c) shall be subject to the following conditions:

     (a) Stockholder Approvals. This Agreement, the Plans and the other transactions contemplated hereby shall have been approved and adopted by any requisite vote or consent of (i) the relevant classes of Trenwick's stockholders as required by the GCL, Trenwick's certificate of incorporation and by-laws and (if applicable), the NYSE and (ii) the relevant classes of LaSalle Holdings' shareholders as required by the Companies Act and (if applicable) the NYSE and LaSalle Holdings' bye-laws, and orders of the Court sanctioning the Schemes of Arrangement shall have been obtained.

     (b)  Third Party Consents.

        (i) Both of Trenwick and LaSalle Holdings shall have received all consents and approvals required by any lender or equity provider as further set forth in Section 6.1(b) of the Trenwick Disclosure Letter and the LaSalle Disclosure Letter, respectively.

        (ii) Those regulatory and other approvals required to consummate the Plans and the other transactions contemplated hereby, including but not limited to any applicable Lloyd's approval and those approvals specified in Section 3.8 of the Trenwick Disclosure Letter and Section 4.8 of the LaSalle Disclosure Letter, shall have been obtained (without any terms or conditions to such approvals which would impose material and adverse limitations on the ability of New Holdings and its Subsidiaries to conduct their business after the Effective Time, which would require changes to the terms of the Plans which would be material and adverse to New Holdings, LaSalle Holdings or Trenwick or which would change the consideration payable to shareholders in accordance with the Plans) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

     (c) No Injunctions or Restraints. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby; provided, however, that each of LaSalle Holdings and Trenwick shall have used all commercially reasonable efforts to prevent any such rule, regulation, injunction, decree or other order, and to appeal as promptly as possible any injunction, decree or other order that may be entered.

     (d) Form S-4. The Form S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or threatened stop order.

     (e) HSR Act. Any waiting period (and any extension thereof) applicable to the Plans under the HSR Act shall have terminated or expired.

     (f) NYSE Listing. The New Holdings Shares to be issued to holders of Trenwick Shares, LaSalle Holdings Shares and Minority Shares upon consummation of the Plans shall have been authorized for trading on the NYSE, subject to official notice of issuance.

     (g) Mayer, Brown & Platt Opinion. New Holdings and LaSalle Holdings shall have received an opinion of Mayer, Brown & Platt, dated the Effective Date, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the facts existing on the Effective Date, substantially to the effect that (i) the Schemes of Arrangement will qualify as an exchange under Section 351(a) of the Code, (ii) no gain or loss will be recognized by United States transferors of LaSalle Holdings Shares who, actually or constructively within the meaning of Section 958 of the Code, own less than 5% of both the total voting power and the total value of the shares of New Holdings immediately after the Plans upon the receipt of solely New Holdings Shares pursuant to the Schemes of Arrangement, (iii) no gain or loss will be recognized by United States transferors of LaSalle Holdings Shares who own

5% or more of the total voting power or the total value of the New Holdings Shares immediately after the Plans upon the receipt of solely New Holdings Shares pursuant to the Schemes of Arrangement, provided that such United States transferors enter into gain recognition agreements meeting the requirements of United States Treasury Regulation sec.1.367(a)-8, (iv) no gain or loss will be recognized by United States transferors of Non-Voting Shares who, actually or constructively within the meaning of Section 958 of the Code, own less than 5% of both the total voting power and the total value of the shares of New Holdings immediately after the Plans upon the receipt of solely New Holdings Shares pursuant to the Schemes of Arrangement, and (v) no gain or loss will be recognized by United States transferors of Non-Voting Shares who own 5%, actually or constructively within the meaning of Section 958 of the Code, or more of the total voting power or the total value of the New Holdings Shares immediately after the Plans upon the receipt of solely New Holdings Shares pursuant to the Schemes of Arrangement, provided that such United States transferors enter into gain recognition agreements meeting the requirements of United States Treasury Regulation 1.367(a)-8. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of LaSalle Holdings, LaSalle Re, Trenwick, New Holdings, foreign counsel and others.

     (h) Baker & McKenzie Opinion. New Holdings and Trenwick shall have received an opinion of Baker & McKenzie, dated the Effective Date, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the facts existing on the Effective Date substantially to the effect that (i) no gain or loss will be recognized by United States shareholders of Trenwick upon the receipt of solely New Holdings Shares pursuant to the Plan of Reorganization (except with respect to cash received in lieu of a fractional share interest in New Holdings Shares), and (ii) the Plan of Reorganization will qualify as a tax-free reorganization within the meaning of Section 368(a). In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of LaSalle Holdings, LaSalle Re, Trenwick and New Holdings.

     Section 6.2. Additional Conditions to Trenwick's Obligation to Effect the Plans. The obligation of Trenwick to consummate the Plans and to effect the actions referred to in Section 2.2(c) shall be further subject to the following conditions unless waived in accordance with Section 8.3:

     (a) Performance of Obligations of LaSalle Holdings. LaSalle Holdings shall have performed in all material respects the obligations and covenants to be performed by it at or prior to the Effective Time.

     (b) Representations and Warranties. The representations and warranties of LaSalle Holdings contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of LaSalle Holdings contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Original Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made as of and on the Closing Date, except for such failure or failures to be true and correct (or true and correct in all material respects) as would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on LaSalle Holdings.

     (c) Compliance with Conditions. Trenwick shall receive customary closing documents in form and substance reasonably satisfactory to it, including a certificate of an executive officer of LaSalle Holdings certifying compliance with the conditions set forth in Sections 6.2(a) and (b).

     (d) Comfort Letters. Trenwick shall have received from Deloitte & Touche LLP the letters described in Section 5.17(a).

     (e) Consents and Approvals. Trenwick shall have received evidence, in form and substance reasonably satisfactory to it, that all consents and approvals set forth in Section 4.8 of the LaSalle Disclosure Letter have been obtained.

     (f) Fiduciary Duties. The Board of Directors of LaSalle Holdings shall not have (A) withdrawn or modified or changed in a manner adverse to Trenwick its approval or recommendation of this Agreement in order to approve and permit LaSalle Holdings to execute a definitive agreement relating to a LaSalle Holdings Superior Proposal (as defined in Section 5.3(b)(ii)), and (B) determined in good faith, after consultation with outside legal counsel to LaSalle Holdings that the failure to take such action as set forth in the preceding clause (A) is reasonably likely to result in the breach of the respective Board of Directors' fiduciary duties under applicable law.

     (g) Baker & McKenzie Opinion. New Holdings and Trenwick shall have received an opinion of Baker & McKenzie, dated the Effective Date, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the facts existing on the Effective Date substantially to the effect that Trenwick shall treat the Plan of Reorganization as a taxable disposition of assets directly held by Trenwick, but that Trenwick shall not be subject to U.S. federal income tax in excess of $60.0 million with respect to such gain. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of LaSalle Holdings, LaSalle Re, Trenwick and New Holdings, including representations regarding the adjusted tax basis of the assets of Trenwick. In addition, in rendering such opinion, counsel may require and rely upon opinions prepared by valuation experts, including opinions regarding the fair market value of the assets of Trenwick, foreign counsel and others.

     (h) No Material Adverse Change. At any time after the date of the Original Agreement there shall not have occurred any Material Adverse Change relating to LaSalle Holdings; provided, that this condition shall no longer be applicable following the approval of the LaSalle Holdings' shareholders.

     Section 6.3. Additional Conditions to LaSalle Holdings' Obligation to Effect the Plans. The obligation of LaSalle Holdings to consummate the Plans and to effect the actions referred to in Section 2.2(c) shall be further subject to the following conditions unless waived in accordance with Section 8.3:

     (a) Performance of Obligations of Trenwick. Trenwick shall have performed in all material respects the obligations and covenants to be performed by it at or prior to the Effective Time.

     (b) Representations and Warranties. The representations and warranties of Trenwick contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Trenwick contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Original Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date (immediately prior to the Effective Time and after giving effect to any internal reorganizations of Trenwick and its Subsidiaries), as though made as of and on the Closing Date (immediately prior to the Effective Time and after giving effect to any internal reorganizations of Trenwick and its Subsidiaries), except for such failure or failures to be true and correct (or true and correct in all material respects) as would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Trenwick.

     (c) Compliance with Conditions. LaSalle Holdings shall receive customary closing documents in form and substance reasonably satisfactory to it, including a certificate of an executive officer of Trenwick certifying compliance with the conditions set forth in Sections 6.3(a) and (b).

     (d) Comfort Letters. LaSalle Holdings shall have received from PricewaterhouseCoopers LLP the letters described in Section 5.17(b).

     (e) Consents and Approvals. LaSalle Holdings shall have received evidence, in form and substance reasonably satisfactory to it, that all consents and approvals set forth in Section 3.8 of the Trenwick Disclosure Letter have been obtained.

     (f) Rights Agreement. Trenwick shall have taken all necessary action pursuant to Section 3.20 so that, as of immediately prior to the Effective Time,
(i) none of Trenwick, New Holdings and LaSalle Holdings will have any obligations under the Rights or the Rights Agreement and (ii) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

     (g)  Fiduciary Duties.  The Board of Directors of Trenwick shall not have
(A) withdrawn or modified or changed in a manner adverse to LaSalle Holdings its approval or recommendation of this Agreement in order to approve and permit Trenwick to execute a definitive agreement relating to a Trenwick Superior Proposal (as defined in Section 5.3(a)(ii)), and (B) determined in good faith, after consultation with outside legal counsel to Trenwick that the failure to take such action as set forth in the preceding clause (A) is reasonably likely to result in the breach of the respective Board of Directors' fiduciary duties under applicable law.

     (h)  Baker & McKenzie Opinion.  In addition to those matters set forth in
Section 6.3(h) of the Trenwick Disclosure Letter, New Holdings and Trenwick shall have received an opinion of Baker & McKenzie, dated the Effective Date, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the facts existing on the Effective Date substantially to the effect that Trenwick shall treat the Plan of Reorganization as a taxable disposition of assets directly held by Trenwick, but that Trenwick shall not be subject to U.S. federal income tax in excess of $40.0 million with respect to such gain. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of LaSalle Holdings, LaSalle Re, Trenwick and New Holdings, including representations regarding the adjusted tax basis of the assets of Trenwick. In addition, in rendering such opinion, counsel may require and rely upon opinions prepared by valuation experts, including opinions regarding the fair market value of the assets of Trenwick, foreign counsel and others.

     (i) No Material Adverse Change. At any time after the date of the Original Agreement, there shall not have occurred any Material Adverse Change relating to Trenwick; provided, that this condition shall no longer be applicable following the approval of the Trenwick stockholders.

                                   ARTICLE 7

                          TERMINATION AND ABANDONMENT

     Section 7.1. Termination by Trenwick or LaSalle Holdings. Anything herein contained to the contrary notwithstanding, this Agreement may be terminated and the Plans contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Plans by the shareholders of LaSalle Holdings and LaSalle Re or the stockholders of Trenwick, respectively:

     (a)  by the mutual written consent of LaSalle Holdings and Trenwick;

     (b)  by either LaSalle Holdings or Trenwick by written notice to the other:

        (i) if the Effective Time shall not have occurred on or before June 30, 2000; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

        (ii) if a Governmental Authority shall have issued a final and nonappealable order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their commercially reasonable efforts to lift), in each case, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

        (iii) if the required approval of the classes of stockholders of Trenwick shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof; provided, that, if the terminating party is Trenwick, Trenwick shall not be in material breach of its obligations under Section 5.8;

        (iv) if the required approval of the shareholders of LaSalle Holdings and LaSalle Re shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof; provided, that, if the terminating party is LaSalle Holdings, LaSalle Holdings shall not be in material breach of its obligations under Section 5.8; or

        (v) if any single natural catastrophe shall have occurred which would result in Net Losses to LaSalle Holdings and its Subsidiaries or to Trenwick and its Subsidiaries of $100,000,000 or more.

     Section 7.2.  Termination by Trenwick.

     (a) Trenwick may terminate this Agreement prior to the Effective Time if LaSalle Holdings (x) breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or (y) breaches its representations or warranties and such breach would have or would be reasonably likely to have a Material Adverse Effect on LaSalle Holdings and its Subsidiaries, in each case such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that if such breach is cured by the breaching party within ten (10) days following the discovery of such breach, Trenwick may not terminate this Agreement pursuant to this Section 7.2.

     (b) Trenwick may terminate this Agreement prior to the Effective Time if LaSalle Holdings has (A) withdrawn or modified or changed in a manner adverse to Trenwick its approval or recommendation of this Agreement, or (B) determined in good faith, after consultation with outside legal counsel to LaSalle Holdings that the failure to take such action as set forth in the preceding clause (A) is reasonably likely to result in the breach of the respective Board of Directors' fiduciary duties under applicable law.

     (c) Prior to the Effective Time, Trenwick may terminate this Agreement as provided in Section 5.3(a)(ii); provided, that Trenwick shall have given LaSalle Holdings forty-eight (48) hours advance notice of any termination pursuant to this Section 7.2(b) and that Trenwick shall have paid LaSalle Holdings the Trenwick Termination Fee required to be paid by Trenwick pursuant to Section 7.4(b) hereof. Trenwick agrees to notify LaSalle Holdings promptly if it is no longer prepared to accept the Trenwick Superior Proposal.

     Section 7.3.  Termination by LaSalle Holdings.

     (a) LaSalle Holdings may terminate this Agreement prior to the Effective Time if Trenwick (x) breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or (y) breaches its representations or warranties and such breach would have or would be reasonably likely to have a Material Adverse Effect on Trenwick and its Subsidiaries, in each case such that the conditions set forth in Section 6.3(a)or 6.3(b) would not be satisfied; provided, however, that if such breach is cured by the breaching party within ten (10) days following the discovery of such breach, LaSalle Holdings may not terminate this Agreement pursuant to this
Section 7.3(a).

     (b) LaSalle Holdings may terminate this Agreement prior to the Effective Time if Trenwick has (A) withdrawn or modified or changed in a manner adverse to LaSalle Holdings its approval or recommendation of this Agreement, or (B) determined in good faith, after consultation with outside legal counsel to Trenwick that the failure to take such actions as set forth in the preceding clause (A) is reasonably likely to result in the breach of the respective Board of Directors' fiduciary duties under applicable law.

     (c) Prior to the Effective Time, LaSalle Holdings may terminate this Agreement as provided in Section 5.3(b)(ii); provided, that LaSalle Holdings shall have given Trenwick forty-eight (48) hours advance notice of any termination pursuant to this Section 7.3(b) and that LaSalle Holdings shall have paid Trenwick the LaSalle Termination Fee required to be paid by LaSalle Holdings pursuant to Section 7.4(c) hereof. LaSalle Holdings agrees to notify Trenwick promptly if it is no longer prepared to accept the LaSalle Holdings Superior Proposal.

     Section 7.4.  Procedure and Effect of Termination.

     (a) In the event of the termination of this Agreement, except as set forth in Section 7.4(b) and Section 7.4(c), none of the parties hereto shall have any obligation to perform hereunder from and after the date of such termination, except that Sections 5.4 (the last sentence only) (Confidentiality), 5.6 (Public Announcements), 8.5 (Expenses and Obligations), 8.7(Notices) and 8.8 (Governing
Law) shall survive such termination and remain in full force and effect notwithstanding such termination. No termination hereof shall relieve any party from any liability resulting from any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     (b) If this Agreement is terminated by (i) any party pursuant to Section 7.1(b)(i) or 7.1(b)(iii), and in either case there shall have been made or commenced a Trenwick Takeover Proposal, which Trenwick Takeover Proposal shall not have been absolutely and unconditionally withdrawn and abandoned as of the date of such termination, (ii) Trenwick pursuant to Section 7.2(c) or (iii) LaSalle Holdings pursuant to Section 7.3(a) if there is a Trenwick Takeover Proposal outstanding at the time of the breach or 7.3(b), then Trenwick shall pay LaSalle Holdings a non-refundable termination fee of $12,000,000, plus expenses not to exceed $2,000,000 (the "Trenwick Termination Fee"), which amount shall be payable by wire transfer of same-day funds prior to, and as a condition of, the effectiveness of such termination.

     (c) If this Agreement is terminated by (i) any party pursuant to Section 7.1(b)(i) or 7.1(b)(iii), and in either case there shall have been made or commenced a LaSalle Holdings Takeover Proposal, which LaSalle Holdings Takeover Proposal shall not have been absolutely and unconditionally withdrawn and abandoned as of the date of such termination, (ii) LaSalle Holdings pursuant to
Section 7.3(c) or (iii) Trenwick pursuant to Section 7.2(a) if there is a LaSalle Holdings Takeover Proposal outstanding at the time of the breach or 7.2(b), then LaSalle Holdings shall pay Trenwick a non-refundable termination fee of $12,000,000, plus expenses not to exceed $2,000,000 (the "LaSalle Termination Fee"), which amount shall be payable by wire transfer of same-day funds prior to, and as a condition of, the effectiveness of such termination.

                                   ARTICLE 8

                            MISCELLANEOUS PROVISIONS

     Section 8.1. Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants or agreements contained in this Agreement or in any Disclosure Letter, Exhibit or any document delivered pursuant to this Agreement shall survive the Closing, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing.

     Section 8.2. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement signed on behalf of each party hereto at any time prior to the Effective Time with respect to any of the terms contained herein except that (i) after the meetings of the stockholders of Trenwick as contemplated by Section 5.8, Trenwick Consideration to be paid pursuant to this Agreement to the holders of Trenwick Shares shall in no event be decreased and the form of consideration to be received by the holders of such Trenwick Shares in the Plan of Reorganization shall in no event be altered without the approval of such holders, (ii) after the meetings of the shareholders of LaSalle Holdings as contemplated by Section 5.8, LaSalle Consideration to be paid pursuant to this Agreement to the holders of LaSalle Holdings Shares shall in no event be decreased and the form of consideration to be received by the holders of such LaSalle Holdings Shares in the Schemes of Arrangement shall in no event be altered without the approval of such holders, and (iii) after the meetings of the stockholders of Trenwick, LaSalle Holdings or LaSalle Re as contemplated by Section 5.8, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders.

     Section 8.3.  Waiver of Compliance; Consents.

     (a) Any failure of any party to this Agreement to comply with any obligation, covenant, agreement or condition herein may be waived by written instrument executed by each other party to this Agreement, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     (b) Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

     Section 8.4. Severability and Validity. The provisions set forth in this Agreement are severable. If any term, provision, covenant or restriction of this Agreement is held by record of competent jurisdiction or other authority to be invalid, void or unenforceable in any jurisdiction or against its regulatory or public policy, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby and shall remain valid and enforceable in such jurisdiction, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any term, provision, covenant or restriction is invalid, void or unenforceable or against the regulatory or public policy of the governing jurisdiction, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

     Section 8.5. Expenses and Obligations. Each of the parties shall pay its own expenses incurred in connection with the negotiation and preparation of the Original Agreement and this Agreement, the performance of its covenants herein and therein and the effectuation of the transactions contemplated hereby and thereby, including, without limitation, all fees and disbursements of its respective legal counsel, advisors and accountants; provided, however, that nothing in this Section 8.5 shall negate any obligation of either LaSalle Holdings or Trenwick to pay the termination fee specified in Sections 7.4(b)and
(c). Each of the LaSalle Holdings and Trenwick shall bear and pay one-half of the filing fees, printing expenses and mailing costs incurred in connection with
(1) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (2) the filings of any required premerger notification and report forms under the HSR Act (including filing fees) and one-half of the fees of the Settlement Auditor. In the event that the transactions contemplated by this Agreement are not consummated, each of the parties shall indemnify and hold harmless the other parties against any claim for fees or commissions of brokers, finders, agents or bankers retained or purportedly retained by the indemnitor party in connection with the transactions contemplated by this Agreement.

     Section 8.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Section 5.13 (which is intended to be for the benefit of the Persons referred to therein and may be enforced by such Persons).

     Section 8.7. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) or by registered or certified mail (postage prepaid, return receipt requested), to the other party at the following address (or at such other address for a party as shall be specified by like notice):

     if to LaSalle Holdings before the Effective Date, to:

        LaSalle Re Holdings Limited
        25 Church Street
        P.O. Box HM 1502
        Hamilton HM FX, Bermuda
        Fax: (441) 292-2656
        Attention: Guy D. Hengesbaugh

     with a copy to:

        Mayer, Brown & Platt
        190 South LaSalle Street
        Chicago, Illinois 60603
        Fax: (312) 701-7711
        Attention: Richard W. Shepro, Esq.

     if to Trenwick before the Effective Date, to:

        Trenwick Group Inc.
        One Canterbury Green
        Stamford, Connecticut 06901
        Fax: (203) 353-5550
        Attention: John V. Del Col, Esq.

     with a copy to:

        Baker & McKenzie
        805 Third Avenue
        New York, New York 10022
        Fax: (212) 891-3835
        Attention: James R. Cameron, Esq.

     if to LaSalle Holdings, Trenwick or New Holdings after the Effective Date:

        Gowin Holdings International Limited
        c/o Appleby Spurling & Kempe
        Cedar House
        41 Cedar Avenue
        P.O. Box HM 1178
        Hamilton HM EX, Bermuda
        Fax: (441) 292-8666
        Attention: Warren Cabral, Esq.

     with a copy to:

        Baker & McKenzie
        805 Third Avenue
        New York, New York 10022
        Fax: (212) 891-3835
        Attention: James R. Cameron, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     Section 8.8. Governing Law. Except for Article 2, which shall be governed by and construed in accordance with the laws of Bermuda and Delaware, as applicable according to the context thereof (i.e., with matters relating to the Schemes of Arrangement being governed by Bermuda law and matters relating to the Plan of Reorganization being governed by Delaware law), this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules thereof. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such Delaware Court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than any Delaware Court.

     Section 8.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     Section 8.10. Headings. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. References to Articles or Sections, unless otherwise specified, are to Articles and Sections of this Agreement.

     Section 8.11. Entire Agreement; Assignment. This Agreement, including the documents and instruments referred to herein and therein, and the Confidentiality Letters embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no agreements, restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matters. This Agreement shall not be assigned by operation of law or otherwise, except with the prior written consent of each other party hereto; provided, that the transactions contemplated by Section 2.1(b) shall not be considered an assignment by operation of law or otherwise for purposes of this Section 8.11. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 8.12. Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit, Letter or Schedule, such reference shall be to an Article or Section of, or an Exhibit, Letter or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The words "hereof", "herein" and "hereunder" and the words or similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed and sealed on its behalf by its duly authorized officers, all as of the day and year first above written.

                                        LASALLE RE HOLDINGS LIMITED

                                        By:     /s/ GUY HENGESBAUGH
                                        ----------------------------------------
                                        Name:  Guy Hengesbaugh
                                        ----------------------------------------
                                        Title:   President & Chief Executive
                                        Officer
                                        ----------------------------------------

                                        LASALLE RE LIMITED

                                        By:     /s/ GUY HENGESBAUGH
                                        ----------------------------------------
                                        Name:  Guy Hengesbaugh
                                        ----------------------------------------
                                        Title:   President & Chief Executive
                                        Officer
                                        ----------------------------------------

                                        GOWIN HOLDINGS INTERNATIONAL LIMITED

                                        By:     /s/ JOHN V. DEL COL
                                        ----------------------------------------
                                        Name:  John V. Del Col
                                        ----------------------------------------
                                        Title:   Director
                                        ----------------------------------------

                                        TRENWICK GROUP INC.

                                        By:     /s/ JAMES F. BILLETT, JR.
                                        ----------------------------------------
                                        Name:  James F. Billett, Jr.
                                        ----------------------------------------
                                        Title:   Chairman, President & Chief
                                        Executive Officer
                                        ----------------------------------------

     IN WITNESS WHEREOF, Trenwick Group (Delaware) Inc. has caused this Agreement to be signed and sealed on its behalf by its duly authorized officer, all as of the day and year first written above in accordance with Section 8.2 of the Original Agreement to reflect its agreement to the amendment and restatement of the Original Agreement but agrees that it is no longer a party to this Agreement.

                                          TRENWICK GROUP (DELAWARE) INC.

                                          By: /s/ JAMES F. BILLETT, JR.
                                            ------------------------------------
                                          James F. Billett Jr.
                                          Its: Chairman, President & Chief
                                               Executive Officer
                                            ------------------------------------

                                                                      APPENDIX B

                               AMENDMENT NO. 1 TO
                              AMENDED AND RESTATED
                       AGREEMENT, SCHEMES OF ARRANGEMENT
                           AND PLAN OF REORGANIZATION

               This Amendment No. 1 (this "Amendment") is made as of June 28, 2000, by and among LaSalle Re Holdings Limited, a company organized under the laws of Bermuda ("LaSalle Holdings"), LaSalle Re Limited, a company organized under the laws of Bermuda and a majority owned Subsidiary of LaSalle Holdings ("LaSalle Re"), Trenwick Group Inc., a Delaware corporation ("Trenwick") and Trenwick Group Ltd. (formerly known as Gowin Holdings International Limited), a company organized under the laws of Bermuda ("New Holdings"), and amends the Amended and Restated Agreement, Schemes of Arrangement and Plan of Reorganization (the "Agreement"), dated as of March 20, 2000, by and among LaSalle Holdings, LaSalle Re, Trenwick and New Holdings. Capitalized terms used and not defined in this Amendment shall have the meanings set forth in the Agreement.

               WHEREAS, LaSalle Holdings, LaSalle Re, Trenwick and New Holdings are parties to the Agreement.

               WHEREAS, LaSalle Holdings, LaSalle Re, Trenwick and New Holdings desire to amend the Agreement to provide for an extension of the date on which the Agreement may be terminated by either LaSalle Holdings or Trenwick absent prior occurrence of the Effective Time.

               NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

               1. Amendment of Section 7(b)(i). Section 7(b)(i) of the Agreement is amended by deleting such Section in its entirety and inserting in its place the following

               "if the Effective Time shall not have occurred on or before the first business day following September 30, 2000; provided, however, that the right to terminate this Agreement under this
               Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;"

               2. Effectiveness. This Amendment shall be effective as of the date first written above. Except as amended hereby, the Agreement shall remain in full force and affect and shall be otherwise unaffected hereby. Any reference to the Agreement set forth in the Agreement shall refer to the Agreement as amended by this Amendment after the date hereof.

               3. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed, all as of the date and year first above written.

                                        LASALLE RE HOLDINGS LIMITED

                                        By:    /s/ GUY D. HENGESBAUGH
                                            ------------------------------------

                                        Name: Guy D. Hengesbaugh
                                        Title:  President and Chief Executive
                                                Officer

                                        LASALLE RE LIMITED

                                        By:    /s/ GUY D. HENGESBAUGH
                                            ------------------------------------

                                        Name: Guy D. Hengesbaugh
                                        Title:  President and Chief Executive
                                        Officer

                                        TRENWICK GROUP INC.

                                        By:    /s/ JAMES F. BILLETT, JR.
                                            ------------------------------------

                                        Name: James F. Billett, Jr.
                                        Title:  Chairman, President and Chief
                                                Executive Officer

                                        TRENWICK GROUP LTD.

                                        By:    /s/ JOHN V. DEL COL
                                            ------------------------------------

                                        Name: John V. Del Col
                                        Title:  Director

                                                                      APPENDIX C

                          LASALLE RE HOLDINGS LIMITED

                             SCHEME OF ARRANGEMENT

                             EXPLANATORY STATEMENT
             (IN COMPLIANCE WITH SECTION 100 OF THE COMPANIES ACT)

INTRODUCTION

     LaSalle Re Holdings Limited ("LaSalle Holdings") proposes to effect an arrangement with certain of the holders of its common shares (the shares held by such holders being the "Scheme Shares") pursuant to a scheme of arrangement (the "Scheme") which will result in LaSalle Holdings becoming a wholly-owned subsidiary of Trenwick Group Ltd., a newly incorporated Bermuda exempted company ("New Holdings"). The Scheme is part of a broader business combination between Trenwick Group Inc., a Delaware corporation, ("Trenwick"), and LaSalle Holdings by which these companies will combine their operations under New Holdings.

     Under the Scheme, the Scheme Shares will be transferred to New Holdings and the holders thereof will be allotted and issued such number of fully paid and non-assessable New Holdings shares as is equal to the LaSalle Exchange Ratio multiplied by the number of Scheme Shares held by such holder immediately prior to such transfer. The LaSalle Exchange Ratio means an exchange of Scheme Shares for New Holdings shares on a one for one basis unless LaSalle Re Limited ("LaSalle Re") incurs a Net Loss (as defined in the Scheme document) which exceeds $40,000,000 and is less than or equal to $100,000,000 in which case such ratio would be the product of (i) 1.0 multiplied by (ii) the quotient of (A) the LaSalle Fair Market Value minus 50% of the amount by which any Net Loss experienced by LaSalle Holdings exceeds $40,000,000 and is less than or equal to $60,000,000 and less 100% of the amount by which any Net Loss experienced by LaSalle Holdings exceeds $60,000,000 and is less than or equal to $100,000,000 divided by (B) the LaSalle Fair Market Value. The LaSalle Fair Market Value is the product of (i) the average of the closing sale price as reported on the New York Stock Exchange Composite Tape for the LaSalle Holdings shares for the thirty trading days immediately preceding the Effective Date multiplied by (ii) the aggregate number of issued and outstanding LaSalle Holdings shares on the Effective Date. For example, if the LaSalle Fair Market Value is $210.0 million and LaSalle Re experiences a $70.0 million Net Loss between 19 December, 1999 and the Effective Date, then each of the Scheme Shares automatically will be converted into the right to receive 0.90 of a share of Trenwick Group Ltd. (1.0 multiplied by the quotient of (A) $210.0 million less $10.0 million (which is half of $20.0 million, the Net Loss between $40.0 million and $60.0 million) and less another $10.0 million (which is 100% of the Net Loss between $60.0 million and $100.0 million), divided by (B) the LaSalle Fair Market Value).

     The purpose of this document is to explain the Scheme, the effect of the Scheme and the steps necessary for the implementation of the Scheme.

1.  THE SCHEME OF ARRANGEMENT

     The Scheme comprises the following principal steps:

          (a) the transfer to New Holdings of all the Scheme Shares; and

          (b) the allotment and issue to the holders of the Scheme Shares of such number of fully paid and non-assessable New Holdings shares as is equal to the LaSalle Exchange Ratio multiplied by the number of Scheme Shares held by such holders immediately prior to such transfer.

In addition, but not as part of the Scheme, each LaSalle Holdings common share which is issued and outstanding immediately prior to the Effective Date which is owned by LaSalle Re, Trenwick, New

Holdings or any Subsidiary thereof (not being Scheme Shares) will be cancelled and no cash or other consideration will be delivered or deliverable in exchange therefor.

     The Scheme will not be effective until all conditions to the Scheme are satisfied or waived. It is anticipated that all such conditions will have been satisfied or waived by the time of the Bermuda court hearing convened to sanction the Scheme which is expected to be scheduled for 27 September, 2000, which is two days after the date of LaSalle Holdings' scheduled court meeting and special general meeting. For a discussion of the key regulatory approvals necessary for the Scheme, please see "Conditions of the Scheme" below.

     New Holdings will not issue certificates or scrip representing fractional New Holdings shares in exchange for the transfer of the Scheme Shares. Each holder otherwise entitled to a fractional New Holdings share (after taking into account all Scheme Shares owned by such holder) shall be entitled to receive from the LaSalle Exchange Agent a cash payment in lieu of such fractional New Holdings share representing the value of such fraction, which for this purpose shall be calculated by multiplying such fraction by the product of the Average Closing Price (as defined in the Scheme document) and the LaSalle Exchange Ratio. A more detailed discussion of the consideration to be received pursuant to the Scheme is set out on pages 30 and 31 of the Proxy Statement to which this Explanatory Statement is attached (the "Proxy Statement").

2.  PURPOSE OF THE SCHEME

     The Scheme is part of a proposed business combination between Trenwick, a Delaware insurance holding company whose principal operating subsidiaries provide reinsurance and specialty insurance coverage to insurance companies in the United States and globally, and LaSalle Holdings, whose principal operating subsidiary, LaSalle Re, provides world wide speciality property and casualty reinsurance to insurance companies globally with an emphasis on catastrophe coverage. The board of directors of each of Trenwick and LaSalle Holdings believe that the business combination will enhance the value of both Trenwick and LaSalle Holdings and will provide their respective shareholders with an opportunity to participate in the growth of a larger, more diversified company with greater resources to compete in the evolving reinsurance and insurance market place. Further details about the reasons for the business combination and the recommendation of the LaSalle Board are set out on pages 25 through 29 of the Proxy Statement.

     The business combination involves the holders of the Scheme Shares and the holders (other than LaSalle Holdings) of LaSalle Re exchangeable non-voting shares becoming shareholders of New Holdings and LaSalle Holdings and LaSalle Re becoming subsidiaries of New Holdings pursuant to this Scheme and the Scheme of Arrangement of LaSalle Re. The business combination will also provide that the assets and liabilities of Trenwick will be transferred to New Holdings and that the shareholders of Trenwick will become shareholders of New Holdings. Pursuant to the business combination, approximately 16,288,082 shares in New Holdings will be issued to the holders of shares in Trenwick and 20,359,940 shares in New Holdings will be issued to the holders of the Scheme Shares and the holders (other than LaSalle Holdings) of LaSalle Re exchangeable non-voting common shares. These shares will represent approximately 44.4% and 55.6% respectively of the outstanding common shares of New Holdings.

     The Proxy Statement contains selected consolidated historical financial data and unaudited proforma combined consolidated financial information with regard to Trenwick and LaSalle Holdings on pages 94 through 108.

3.  CONDITIONS OF THE SCHEME

     The Scheme will become effective and binding on all holders of Scheme Shares ("Scheme Shareholders") if the following conditions are satisfied or, if permissible, waived:

     - Scheme Shareholders must approve the Scheme at the meeting convened for the purpose by order of the Bermuda court (the "Court Meeting").

     - A Special General Meeting of the holders of the LaSalle Holdings common shares must approve the Amended and Restated Agreement, Schemes of Arrangement and Plan of Reorganization dated as of 20 March, 2000 by and among LaSalle Holdings, LaSalle Re, Trenwick and New Holdings (the "Business Combination Agreement") and the Trenwick stockholders must approve and adopt the Business Combination Agreement and approve and adopt the related plan of reorganization;

     - Trenwick and LaSalle Holdings must receive all approvals of any governmental authority, including Lloyd's and insurance regulatory approvals required to consummate the transactions contemplated by the Business Combination Agreement (the "Plans"), and such approvals may not be subject to conditions which would impose material and adverse limitations on the ability of New Holdings to conduct its business, require changes to be made to the Plans that would be material and adverse to New Holdings, LaSalle Holdings or Trenwick, or which would change the consideration payable to shareholders;

     - Trenwick and LaSalle Holdings must receive all consents and approvals required by any lender or equity provider required to consummate the Plans;

     - there must be no legal restriction which prohibits completion of the Plans imposed by any court or agency of competent jurisdiction or arising from any law, statute or regulation, provided that LaSalle Holdings and Trenwick will use all commercially reasonable efforts to prevent or appeal any such restriction;

     - the registration statement on Form S-4 filed with the United States Securities and Exchange Commission ("SEC") to register New Holdings common shares to be issued in the Plans of which this document is a part, must be declared effective under the United States Securities Act of 1933 and there must be no stop order suspending the effectiveness of such registration statement and no proceedings for that purpose initiated by the SEC;

     - any waiting period (or extension thereof) applicable to the business combination contemplated by the Plans under the United States Hart-Scott-Redino Act must expire or terminate;

     - the New Holdings common shares to be issued upon consummation of the Plans must be authorised for trading on the New York Stock Exchange;

     - New Holdings and LaSalle Holdings must receive a legal opinion stating that the scheme of arrangement will qualify as an exchange under Section 351 (a) of the United States Internal Revenue Code and that the holders of shares of LaSalle Holdings and the U.S. transferors of exchangeable non-voting common shares of LaSalle Re will not recognise any gain or loss for tax purposes upon the receipt of New Holdings shares, provided, in certain cases that such transferors take certain actions; and

     - New Holdings and Trenwick must receive a legal opinion that the U.S. transferors of shares of Trenwick will not recognise any gain or loss for tax purposes upon the receipt of New Holdings shares and the plan of reorganization described in the Business Combination Agreement will qualify as a tax-free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code.

ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF TRENWICK AND LASALLE HOLDINGS

     In addition, the obligations of Trenwick and LaSalle Holdings under the Plans are subject to the further satisfaction or waiver by each party of the following conditions:

     - the other party must have performed in all material respects all obligations and covenants required to be performed by it under the Business Combination Agreement at or prior to the Effective Date;

     - the representations and warranties of the other party set forth in the Business Combination Agreement must be true and correct both as of the date of the Business Combination Agreement and at and as of the Effective Date, as if made at and as of such time (unless the representation or warranty is made as of an earlier date, in which case it must be true as of that earlier date), except where the failure of those representations and warranties to be true and correct does not have, and is not likely to have, either individually or in the aggregate, a material adverse effect on the party making the representation;

     - Trenwick and LaSalle Holdings must receive the customary and satisfactory closing documents;

     - Trenwick and LaSalle Holdings must receive comfort letters from their respective accountants;

     - Trenwick and LaSalle Holdings must receive all required consents and approvals;

     - the board of directors of the other party must not have withdrawn or adversely modified its approval or recommendation of the Business Combination Agreement in order to approve and permit such other party to execute a definitive agreement relating to a superior proposal meeting the criteria described below, and must not have determined in good faith, after consultation with outside legal counsel, that the failure to take such action is reasonably likely to result in the breach of its fiduciary duties under applicable law; and

     - no material adverse change that relates to the other party will have occurred (this condition will not apply with respect to the other party after the Trenwick stockholders and LaSalle common Shareholders approve and adopt the Business Combination Agreement and the related transactions).

ADDITIONAL CONDITIONS TO TRENWICK'S OBLIGATIONS

     - New Holdings and Trenwick must receive a legal opinion dated the Effective Date of the Plans, stating the Trenwick shall treat the plan of reorganization described in the Business Combination Agreement as a taxable disposition of assets but that Trenwick will not be subject to U.S. federal income tax in excess of $60.0 million.

4.  THE EFFECT OF THE SCHEME OF ARRANGEMENT

     As a result of the implementation of the Scheme, LaSalle Holdings will become a wholly-owned subsidiary of New Holdings.

5.  MATERIAL INTERESTS OF THE DIRECTORS OF LASALLE HOLDINGS

     The material interests of the Directors and other members of the management of LaSalle Holdings and the effect of the Scheme on such persons is described in the Proxy Statement under the captions "Interests of Directors and Officers in the Transactions" (page 64), "Employment and "Severance Arrangements" (pages 65 through 67), "Other Arrangements with Employees" (pages 67 and 68), and "Indemnification and Insurance" (pages 86 and 87).

6.  THE SPECIAL GENERAL MEETING AND THE COURT MEETING

     The notice of the Special General Meeting of the holders of LaSalle Holdings common shares to be convened on 25 September, 2000 to approve the Business Combination Agreement is set out in the Proxy Statement and the notice of the Court Meeting of the holders of the Scheme Shares to be convened on 25 September, 2000 to approve the Scheme is set out in the Proxy Statement. Assuming a quorum is present, the affirmative vote of the holders of a majority of the LaSalle Holdings Shares present and voting at the Special General Meeting is necessary to approve and adopt the Business Combination Agreement. Approval of the Scheme at the Court Meeting requires the affirmative vote of 75% of the Scheme Shares that are represented and voted, either in person or by proxy, provided that those holders also constitute a majority of the record holders who are present and voting, either in person or by proxy, at the meeting. A further discussion of the Special General Meeting and the Court Meeting is contained on pages 20 and 21 of the Proxy Statement.

                        IN THE SUPREME COURT OF BERMUDA
                               CIVIL JURISDICTION
                            ------------------------

                                IN THE MATTER OF
                          LASALLE RE HOLDINGS LIMITED

                                      AND

                         IN THE MATTER OF SECTION 99 OF
                             THE COMPANIES ACT 1981
                            ------------------------

                             SCHEME OF ARRANGEMENT

                                    BETWEEN

                          LASALLE RE HOLDINGS LIMITED

                                      AND

                        THE HOLDERS OF THE SCHEME SHARES
                            (AS HEREINAFTER DEFINED)
                            ------------------------

                                  PRELIMINARY
                            ------------------------

     (A) In this Scheme of Arrangement, unless inconsistent with the subject or context, the following expressions shall bear the following meanings:

          "Average Closing Price" means an amount equal to the average per share closing price of a share of common stock, par value $.10 per share, of Trenwick as reported on the NYSE for the ten (10) NYSE trading days immediately preceding the three (3) NYSE trading days prior to the Effective Date;

          "Court" means the Supreme Court of Bermuda;

          "Effective Date" means the date on which this Scheme becomes effective in accordance with clause 2 of this Scheme of Arrangement;

          "GAAP" means generally accepted accounting principles as in effect in the United States of America (as such principles may change from time to time);

          "LaSalle Consideration" means such number of fully paid and nonassessable New Holdings Shares as is equal to the LaSalle Exchange Ratio;

          "LaSalle Exchange Agent" means the agent appointed for the purpose of exchanging certificates representing Scheme Shares for the New Holdings Shares;

          "LaSalle Exchange Ratio" means an exchange of Scheme Shares for New Holdings Shares on a one for one basis unless LaSalle Re incurs a Net Loss which exceeds $40,000,000 and is less than or equal to $100,000,000 in which case such ratio would be the product of (i) 1.0 multiplied by (ii) the quotient of (A) the LaSalle Fair Market Value minus 50% of the amount by which any Net Loss experienced by LaSalle Holdings exceeds $40,000,000 and is less than or equal to $60,000,000 and less 100% of the amount by which any Net Loss experienced by LaSalle Holdings exceeds $60,000,000 and is less than or equal to $100,000,000 divided by (B) the LaSalle Fair Market Value;

          "LaSalle Fair Market Value" means the product of (i) the average of the closing sale price as reported on the NYSE Composite Tape for the LaSalle Holdings Shares for the thirty (30) trading days immediately preceding the Effective Date multiplied by (ii) the aggregate number of issued and outstanding LaSalle Holdings on the Effective Date;

          "LaSalle Holdings" means LaSalle Re Holdings Limited, a company organised under the laws of Bermuda;

          "LaSalle Holdings Shares" means the common shares, par value $1.00 per share, of LaSalle Holdings issued and outstanding on the Effective Date;

          "LaSalle Holdings Shareholders" means the holders of LaSalle Holdings Shares;

          "LaSalle Re" means LaSalle Re Limited, a company organised under the laws of Bermuda and a majority owned Subsidiary of LaSalle Holdings;

          "Latest Practicable Date" means 21 August, 2000 being that latest practicable date prior to printing of this document, sent to, inter alia, Scheme Shareholders, in which this Scheme of Arrangement is contained;

          "Net Loss" means, with respect to any Person, the estimated amount of all losses and loss adjustment expenses incurred or to be incurred by such a Person and its Subsidiaries in connection with the occurrence of a single natural catastrophe occurring between 19 December, 1999 and the Effective Date, net of all applicable reinsurance recoverables determined in accordance with GAAP and generally accepted actuarial standards of practice as applied in the insurance industry, each as in effect on the date of determination of such Net Loss. Net Loss shall be determined as soon as reasonably practicable following the occurrence of a natural catastrophe by the Settlement Auditor. In the event that there is more than one Person acting as the Settlement Auditor, Net Loss shall be determined by taking the average of the Net Loss determinations established by each Settlement Auditor.

          "New Holdings" means Trenwick Group Limited, a company organised under the laws of Bermuda;

          "New Holdings Shares" means the common shares, par value $1.00 per share, of New Holdings;

          "NYSE" means the New York Stock Exchange, Inc.;

          "Person" means any individual, company, corporation, estate, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organisation or government or any agency or political subdivision thereof or other entity;

          "Registrar" means the Registrar of Companies of Bermuda;

          "Scheme of Arrangement" means this scheme of arrangement in its present form or with or subject to any modification or addition or condition which the Court may approve or impose;

          "Scheme Shares" means all the outstanding LaSalle Holdings Shares, other than those owned immediately prior to the Effective Date by LaSalle Re, Trenwick, New Holdings or any Subsidiary of the foregoing;

          "Scheme Shareholders" means the holders of Scheme Shares;

          "Settlement Auditor" means either Ernst & Young LLP or Paragon Risk Management Services, Inc., as shall be mutually agreed by LaSalle Holdings and Trenwick. In the event LaSalle Holdings and Trenwick are unable to agree upon a Settlement Auditor within 30 calendar days following the completion of a natural catastrophe, both Ernst & Young LLP and Paragon Risk Management Services, Inc. shall serve as the Settlement Auditor;

          "Subsidiary" means, with respect to a specified Person, each company, partnership or other entity in which the specified Person owns or controls, directly or indirectly through one or more intermediaries, fifty percent (50%) or more of the shares or other interests having general voting power in the election of directors or Persons performing similar functions or rights to fifty percent (50%) or more of any distributions;

          "Trenwick" means Trenwick Group Inc., a Delaware corporation;

          "$" means United States dollars.

     (B) LaSalle Holdings was incorporated on 20th September, 1995 in Bermuda under the Companies Act 1981 of Bermuda with an authorised share capital of $12,000 divided into 12,000 shares, par value $1.00 per share, and as of the Latest Practicable Date had an authorised share capital of $100,000,000 divided into: 93,000,000 Common Shares of which 15,634,394 have been issued and are fully paid or credited as fully paid; 3,000,000 Series A Preferred Shares of which 3,000,000 have been issued and are fully paid or credited as fully paid; 4,000,000 Series B Preferred Shares of which none has been issued.

     (C) The LaSalle Holdings Shares are listed on the New York Stock Exchange.

     (D) On the Effective Date, subject to Section (F), each Scheme Share that is issued and outstanding immediately prior to the Effective Date shall be transferred to New Holdings.

     (E) Each of the Scheme Shareholders shall be allotted and issued such number of fully paid and nonassessable New Holdings Shares as is equal to the LaSalle Exchange Ratio times the number of Scheme Shares held by such holder immediately prior to such transfer.

     (F) No certificates or scrip representing fractional New Holdings Shares shall be issued upon the transfer of the Scheme Shares but in lieu thereof each holder otherwise entitled to a fractional New Holdings Share (after taking into account all Scheme Shares owned by such holder) shall be entitled to receive from the LaSalle Exchange Agent in accordance with the provisions of this section (F), a cash payment in lieu of such fractional New Holdings Share representing the value of such fraction, which for this purpose shall be calculated by multiplying such fraction by the product of the Average Closing Price and the LaSalle Exchange Ratio. As soon as practicable after the determination of the amount of cash, if any, to be paid to the Scheme Shareholders in lieu of any fractional New Holdings Share, the LaSalle Exchange Agent shall promptly pay without interest to all Scheme Shareholders entitled thereto all such amounts. Holders of interests representing fractional New Holdings Shares shall not be entitled to vote such interests or to any other rights as a shareholder of New Holdings.

     (G) Each LaSalle Holdings Share that is issued and outstanding immediately prior to the Effective Time that is owned by LaSalle Re, Trenwick, New Holdings or any Subsidiary of any of the foregoing shall be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

     (H) Trenwick, New Holdings and LaSalle Holdings have agreed to appear by Counsel at the hearing of the petition to sanction this Scheme of Arrangement and to undertake to the Court to be bound thereby and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed and done by them for the purpose of giving effect to this Scheme of Arrangement.

     (I) The primary purpose of this Scheme of Arrangement is that the Scheme Shareholders should receive New Holdings Shares in consideration, inter alia, for the transfer of the Scheme Shares to New Holdings on the basis of the LaSalle Exchange Ratio, with the result that LaSalle Holdings becomes a wholly-owned Subsidiary of New Holdings.

                                   THE SCHEME

                            ------------------------

                         TRANSFER OF THE SCHEME SHARES

     1. On the Effective Date:

          (a) subject to Section 1(b), each Scheme Share that is issued and outstanding immediately prior to the Effective Date shall be transferred to New Holdings.

          (b) No certificates or scrip representing fractional New Holding Shares shall be issued upon the transfer of Scheme Shares but in lieu thereof each holder otherwise entitled to a fractional New Holdings Share (after taking into account all Scheme Shares owned by such holder) shall be entitled to receive, from the LaSalle Exchange Agent in accordance with the provisions of this section 1(b), a cash payment in lieu of such fractional New Holdings Share representing the value of such fraction, which for this purpose shall be calculated by multiplying such fraction by the product of the Average Closing Price and the LaSalle Exchange Ratio. As soon as practicable after the determination of the amount of cash, if any, to be paid to the Scheme Shareholders in lieu of any fractional New Holdings Share, the LaSalle Exchange Agent shall promptly pay without interest to all holders of Scheme Shareholders entitled thereto all such amounts. Holders of interests representing fractional New Holdings Shares shall not be entitled to vote such interests or to any other rights as a shareholder of New Holdings.

          (c) Each LaSalle Holdings Share that is issued and outstanding immediately prior to the Effective Time that is owned by LaSalle Re, Trenwick, New Holdings or any Subsidiary of either of the foregoing shall be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (d) Each of the Scheme Shareholders shall be allotted and issued such number of fully paid and nonassessable New Holdings Shares as is equal to the LaSalle Exchange Ratio times the number of Scheme Shares held by such holder immediately prior to such transfer.

                                    GENERAL

     2. This Scheme shall become effective as soon as the Court sanctions this Scheme under Section 99 of the Companies Act 1981 of Bermuda and a copy of the Court order is delivered to the Registrar.

     3. LaSalle Holdings may consent for and on behalf of the Scheme Shareholders to any non-material modification of, or addition to, this Scheme of Arrangement or to any condition which the Court may think fit to approve or impose.

     4. All costs, charges and expenses of and incidental to this Scheme of Arrangement and the costs of carrying the same into effect shall be borne by LaSalle Holdings.

     5. This Scheme shall be governed by and construed in accordance with the laws of Bermuda and the Scheme Shareholders hereby irrevocably submit to the exclusive jurisdiction of the courts of Bermuda.

                               LASALLE RE LIMITED
                             SCHEME OF ARRANGEMENT

                             EXPLANATORY STATEMENT
             (IN COMPLIANCE WITH SECTION 100 OF THE COMPANIES ACT)

INTRODUCTION

     LaSalle Re Limited ("LaSalle Re") proposes to effect an arrangement with the minority holders of 4,725,546 of its exchangeable non-voting common shares (the shares held by such holders being the "Scheme Shares") pursuant to a scheme of arrangement (the "Scheme") which will result in LaSalle Re becoming a wholly-owned subsidiary of Trenwick Group Ltd., a newly incorporated Bermuda exempted company ("New Holdings"). A list of these minority holders is attached as Schedule I to the Scheme document. The Scheme is part of a broader business combination between Trenwick Group Inc., a Delaware corporation ("Trenwick"), and LaSalle Re Holdings Limited ("LaSalle Holdings") by which these companies will combine their operations under New Holdings. LaSalle Re is a subsidiary of LaSalle Holdings which is itself proposing to effect a scheme of arrangement with certain of the holders of its common shares as part of the business combination with Trenwick.

     Under the Scheme, the Scheme Shares will be transferred to New Holdings and the holders thereof will be allotted and issued such number of fully paid and non-assessable New Holdings shares as is equal to the LaSalle Exchange Ratio multiplied by the number of Scheme Shares held by such holder immediately prior to such transfer. The LaSalle Exchange Ratio means an exchange of Scheme Shares for New Holdings shares on a one for one basis unless LaSalle Re incurs a Net Loss (as defined in the Scheme document) which exceeds $40,000,000 and is less than or equal to $100,000,000 in which case such ratio would be the product of
(i) 1.0 multiplied by (ii) the quotient of (A) the LaSalle Fair Market Value minus 50% of the amount by which any Net Loss experienced by LaSalle Re exceeds $40,000,000 and is less than or equal to $60,000,000 and less 100% of the amount by which any Net Loss experienced by LaSalle Re exceeds $60,000,000 and is less than or equal to $100,000,000 divided by (B) the LaSalle Fair Market Value. The LaSalle Fair Market Value is the product of (i) the average of the closing sale price as reported on the New York Stock Exchange Composite Tape for the LaSalle Holdings shares for the thirty trading days immediately preceding the Effective Date multiplied by (ii) the aggregate number of issued and outstanding LaSalle Holdings shares on the Effective Date. For example, if the LaSalle Fair Market Value is $210.0 million and LaSalle Re experiences a $70.0 million Net Loss between 19 December, 1999 and the Effective Date, then each of the Scheme Shares automatically will be converted into the right to receive 0.90 of a share of Trenwick Group Ltd. (1.0 multiplied by the quotient of (A) $210.0 million less $10.0 million (which is half of $20.0 million, the Net Loss between $40.0 million and $60.0 million) and less another $10.0 million (which is 100% of the Net Loss between $60.0 million and $100.0 million), divided by (B) the LaSalle Fair Market Value).

     The purpose of this document is to explain the Scheme, the effect of the Scheme and the steps necessary for the implementation of the Scheme.

1.  THE SCHEME OF ARRANGEMENT

     The Scheme comprises the following principal steps:

          (a) the transfer to New Holdings of all the Scheme Shares; and

          (b) the allotment and issue to the holders of the Scheme Shares of such number of fully paid and non-assessable New Holdings shares as is equal to the LaSalle Exchange Ratio multiplied by the number of Scheme Shares held by such holders immediately prior to such transfer.

     The 1,439,884 exchangeable non-voting common shares in LaSalle Re held by LaSalle Holdings will be unaffected by the Scheme.

     The Scheme will not be effective until all conditions to the Scheme are satisfied or waived. It is anticipated that all such conditions will have been satisfied or waived by the time of the Bermuda court hearing convened to sanction the Scheme which is expected to be scheduled for 27 September, 2000, which is two days after the date of LaSalle Re court meeting and special general meeting. For a discussion of the key regulatory approvals necessary for the Scheme, please see "Conditions of the Scheme" below.

     New Holdings will not issue certificates or scrip representing fractional New Holdings shares in exchange for the transfer of the Scheme Shares. Each holder otherwise entitled to a fractional New Holdings share (after taking into account all Scheme Shares owned by such holder) shall be entitled to receive from the LaSalle Exchange Agent a cash payment in lieu of such fractional New Holdings share representing the value of such fraction, which for this purpose shall be calculated by multiplying such fraction by the product of the Average Closing Price (as defined in the Scheme document) and the LaSalle Exchange Ratio. A more detailed discussion of the consideration to be received pursuant to the Scheme is set out on pages 30 and 31 of the Proxy Statement to which this Explanatory Statement is attached (the "Proxy Statement").

2.  PURPOSE OF THE SCHEME

     The Scheme is part of a proposed business combination between Trenwick, a Delaware insurance holding company whose principal operating subsidiaries provide reinsurance and specialty insurance coverage to insurance companies in the United States, and globally and LaSalle Holdings, whose principal operating subsidiary, LaSalle Re, provides world wide speciality property and casualty reinsurance to insurance companies globally with an emphasis on catastrophe coverage. The board of directors of each of Trenwick and LaSalle Holdings believe that the business combination will enhance the value of both Trenwick and LaSalle Holdings and will provide their respective shareholders with an opportunity to participate in the growth of a larger, more diversified company with greater resources to compete in the evolving reinsurance and insurance market place. Further details about the reasons for the business combination and the recommendation of the LaSalle Board are set out on pages 25 through 29 of the Proxy Statement.

     The business combination involves the holders of the Scheme Shares and certain holders of LaSalle Holdings common shares becoming shareholders of New Holdings and LaSalle Holdings and LaSalle Re becoming subsidiaries of New Holdings pursuant to this Scheme and the Scheme of Arrangement of LaSalle Holdings. The business combination will also provide that the assets and liabilities of Trenwick will be transferred to New Holdings and that the shareholders of Trenwick will become shareholders of New Holdings. Pursuant to the business combination, approximately 16,288,082 shares in New Holdings will be issued to the holders of shares in Trenwick and 20,359,940 shares in New Holdings will be issued to the holders of the Scheme Shares and certain holders of LaSalle Holdings common shares. These shares will represent approximately 44.4% and 55.6% respectively of the outstanding common shares of New Holdings.

     The Proxy Statement contains selected consolidated historical financial data and unaudited proforma combined consolidated financial information with regard to Trenwick and LaSalle Holdings on pages 94 to 108.

3.  CONDITIONS OF THE SCHEME

     The Scheme will become effective and binding on all holders of Scheme Shares ("Scheme Shareholders") if the following conditions are satisfied or, if permissible, waived:

     - Scheme Shareholders must approve the Scheme at the meeting convened for the purpose by order of the Bermuda court (the "Court Meeting").

     - A Special General Meeting of the holders of the exchangeable non-voting common shares of LaSalle Re must approve and adopt at a Special General Meeting the Amended and Restated Agreement, Schemes of Arrangement and Plan of Reorganization dated as of 20 March, 2000 by and among LaSalle Holdings, LaSalle Re, Trenwick and New Holdings (the "Business Combination Agreement") and the Trenwick stockholders must approve and adopt the Business Combination Agreement and approve and adopt the related plan of reorganization;

     - Trenwick and LaSalle Holdings must receive all approvals of any governmental authority, including Lloyd's and insurance regulatory approvals required to consummate the transactions contemplated by the Business Combination Agreement (the "Plans"), and such approvals may not be subject to conditions which would impose material and adverse limitations on the ability of New Holdings to conduct its business, require changes to be made to the Plans that would be material and adverse to New Holdings, LaSalle Holdings or Trenwick, or which would change the consideration payable to shareholders;

     - Trenwick and LaSalle Holdings must receive all consents and approvals required by any lender or equity provider required to consummate the Plans;

     - there must be no legal restriction which prohibits completion of the Plans imposed by any court or agency of competent jurisdiction or arising from any law, statute or regulation, provided that LaSalle Holdings and Trenwick will use all commercially reasonable efforts to prevent or appeal any such restriction;

     - the registration statement on Form S-4 filed with the United States Securities and Exchange Commission ("SEC") to register New Holdings common shares to be issued in the Plans of which this document is a part, must be declared effective under the United States Securities Act of 1933 and there must be no stop order suspending the effectiveness of such registration statement and no proceedings for that purpose initiated by the SEC;

     - any waiting period (or extension thereof) applicable to the business combination contemplated by the Plans under the United States Hart-Scott-Redino Act must expire or terminate;

     - the New Holdings common shares to be issued upon consummation of the Plans must be authorised for trading on the New York Stock Exchange;

     - New Holdings and LaSalle Holdings must receive a legal opinion stating that the scheme of arrangement will qualify as an exchange under Section 351 (a) of the United States Internal Revenue Code and that the holders of shares of LaSalle Holdings and the U.S. transferors of exchangeable non-voting common shares of LaSalle Re will not recognise any gain or loss for tax purposes upon the receipt of New Holdings shares, provided, in certain cases that such transferors take certain actions; and

     - New Holdings and Trenwick must receive a legal opinion that the U.S. transferors of shares of Trenwick will not recognise any gain or loss for tax purposes upon the receipt of New Holdings shares and the plan of reorganization described in the Business Combination Agreement will qualify as a tax-free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code.

ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF TRENWICK AND LASALLE HOLDINGS

     In addition, the obligations of Trenwick and LaSalle Holdings under the Plans are subject to the further satisfaction or waiver by each party of the following conditions:

     - the other party must have performed in all material respects all obligations and covenants required to be performed by it under the Business Combination Agreement at or prior to the Effective Date;

     - the representations and warranties of the other party set forth in the Business Combination Agreement must be true and correct both as of the date of the Business Combination Agreement and at and as of the Effective Date, as if made at and as of such time (unless the representation or warranty is made as of an earlier date, in which case it must be true as of that earlier date), except where the failure of those representations and warranties to be true and correct does not have, and is not likely to have, either individually or in the aggregate, a material adverse effect on the party making the representation;

     - Trenwick and LaSalle Holdings must receive the customary and satisfactory closing documents;

     - Trenwick and LaSalle Holdings must receive comfort letters from their respective accountants;

     - Trenwick and LaSalle Holdings must receive all required consents and approvals;

     - the board of directors of the other party must not have withdrawn or adversely modified its approval or recommendation of the Business Combination Agreement in order to approve and permit such other party to execute a definitive agreement relating to a superior proposal meeting the criteria described below, and must not have determined in good faith, after consultation with outside legal counsel, that the failure to take such action is reasonably likely to result in the breach of its fiduciary duties under applicable law; and

     - no material adverse change that relates to the other party will have occurred (this condition will not apply with respect to the other party after the Trenwick stockholders, LaSalle common Shareholders and the holders of the LaSalle Re exchangeable non-voting common shares approve and adopt the Business Combination Agreement and the related transactions).

ADDITIONAL CONDITIONS TO TRENWICK'S OBLIGATIONS

     - New Holdings and Trenwick must receive a legal opinion dated the Effective Date of the Plans, stating that Trenwick shall treat the plan of reorganization described in the Business Combination Agreement as a taxable disposition of assets but that Trenwick will not be subject to U.S. federal income tax in excess of $60.0 million.

4.  THE EFFECT OF THE SCHEME OF ARRANGEMENT

     As a result of the implementation of the Scheme, LaSalle Re will become, directly and indirectly through LaSalle Holdings, a wholly-owned subsidiary of New Holdings.

5.  MATERIAL INTERESTS OF THE DIRECTORS OF LASALLE RE

     The material interests of the Directors and other members of the management of LaSalle Re and the effect of the Scheme on such persons is described in the Proxy Statement to which this Explanatory Statement is attached under the captions "Interests of Directors and Officers in the Transactions" (page 64), "Employment and Severance Arrangements" (pages 65 through 67), "Other Arrangements with Employees" (pages 67 and 68), and "Indemnification and Insurance" (pages 86 and 87).

6.  THE SPECIAL GENERAL MEETING AND THE COURT MEETING

     The notice of the Special General Meeting of the holders of LaSalle Re exchangeable non-voting common shares to be convened on 25 September, 2000 to approve the Business Combination Agreement is set out in the Proxy Statement and the notice of the Court Meeting of the holders of the Scheme Shares to be convened on 25 September, 2000 to approve the Scheme is set out in the Proxy Statement. Assuming a quorum is present, the affirmative vote of the holders of a majority of the Non-Voting Shares present and voting at the Special General Meeting is necessary to approve and adopt the Business Combination Agreement. Approval of the Scheme at the Court Meeting requires the affirmative vote of 75% of the Scheme Shares that are represented and voted, either in person or by proxy, provided that those holders also constitute a majority of the record holders who are present and voting, either in person or by proxy, at the meeting. A further discussion of the Special General Meeting and the Court Meeting is contained on pages 20 and 21 of the Proxy Statement.

                        IN THE SUPREME COURT OF BERMUDA
                               CIVIL JURISDICTION
                            ------------------------

                                IN THE MATTER OF
                               LASALLE RE LIMITED

                                      AND

                         IN THE MATTER OF SECTION 99 OF
                             THE COMPANIES ACT 1981
                            ------------------------

                             SCHEME OF ARRANGEMENT

                                    BETWEEN

                               LASALLE RE LIMITED

                                      AND

                        THE HOLDERS OF THE SCHEME SHARES
                            (AS HEREINAFTER DEFINED)
                            ------------------------

                                  PRELIMINARY
                            ------------------------

     (A) In this Scheme of Arrangement, unless inconsistent with the subject or context, the following expressions shall bear the following meanings:

          "Average Closing Price" means an amount equal to the average per share closing price of a share of common stock, par value $.10 per share, of Trenwick as reported on the NYSE for the ten (10) NYSE trading days immediately preceding the three (3) NYSE trading days prior to the Effective Date;

          "Court" means the Supreme Court of Bermuda;

          "Effective Date" means the date on which this Scheme becomes effective in accordance with clause 2 of this Scheme of Arrangement;

          "GAAP" means generally accepted accounting principles as in effect in the United States of America (as such principles may change from time to time);

          "LaSalle Consideration" means such number of fully paid and nonassessable New Holdings Shares as is equal to the LaSalle Exchange Ratio;

          "LaSalle Exchange Agent" means the agent appointed for the purpose of exchanging certificates representing Scheme Shares for the New Holdings Shares;

          "LaSalle Exchange Ratio" means an exchange of Scheme Shares for New Holdings Shares on a one for one basis unless LaSalle Re incurs a Net Loss which exceeds $40,000,000 and is less than or equal to $100,000,000 in which case such ratio would be the product of (i) 1.0 multiplied by (ii) the quotient of (A) the LaSalle Fair Market Value minus 50% of the amount by which any Net Loss experienced by LaSalle Holdings exceeds $40,000,000 and is less than or equal to $60,000,000 and less 100% of the amount by which any Net Loss experienced by LaSalle Holdings exceeds $60,000,000 and is less than or equal to $100,000,000 divided by (B) the LaSalle Fair Market Value;

          "LaSalle Fair Market Value" means the product of (i) the average of the closing sale price as reported on the NYSE Composite Tape for the LaSalle Holdings Shares for the thirty (30) trading days immediately preceding the Effective Date multiplied by (ii) the aggregate number of issued and outstanding LaSalle Holdings Shares on the Effective Date;

          "LaSalle Holdings" means LaSalle Re Holdings Limited, a company organised under the laws of Bermuda which beneficially owns all the Voting Shares;

          "LaSalle Holdings Shares" means the common shares, par value $1.00 per share, of LaSalle Holdings.

          "LaSalle Re" means LaSalle Re Limited, a company organised under the laws of Bermuda and a majority owned Subsidiary of LaSalle Holdings;

          "Latest Practicable Date" means 21 August, 2000 being that latest practicable date prior to printing of the document sent to, inter alia, holders of Scheme Shares, in which this Scheme of Arrangement is contained;

          "Minority Shareholders" means the shareholders of LaSalle Re listed on
     Schedule I;

          "Net Loss" means, with respect to any Person, the estimated amount of all losses and loss adjustment expenses incurred or to be incurred by such a Person and its Subsidiaries in connection with the occurrence of a single natural catastrophe occurring between 19 December, 1999 and the Effective Date, net of all applicable reinsurance recoverables determined in accordance with GAAP and generally accepted actuarial standards of practice as applied in the insurance industry, each as in effect on the date of determination of such Net Loss. Net Loss shall be determined as soon as reasonably practicable following the occurrence of a natural catastrophe by the Settlement Auditor. In the event that there is more than one Person acting as the Settlement Auditor, Net Loss shall be determined by taking the average of the Net Loss determinations established by each Settlement Auditor.

          "New Holdings" means Trenwick Group Limited, a company organised under the laws of Bermuda;

          "New Holdings Shares" means the common shares, par value $1.00 per share, of New Holdings;

          "Non-Voting Shares" means the non-voting common shares, par value $1.00 per share, of LaSalle Re all of which are beneficially owned by LaSalle Holdings and the Minority Shareholders;

          "NYSE" means the New York Stock Exchange, Inc.;

          "Person" means any individual, company, corporation, estate, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organisation or government or any agency or political subdivision thereof or other entity;

          "Registrar" means the Registrar of Companies of Bermuda;

          "Scheme of Arrangement" means this scheme of arrangement in its present form or with or subject to any modification or addition or condition which the Court may approve or impose;

          "Scheme Shares" means the 4,725,546 Non-Voting Shares in the aggregate owned by the Minority Shareholders;

          "Scheme Shareholders" means the holders of Scheme Shares;

          "Settlement Auditor" means either Ernst & Young LLP or Paragon Risk Management Services, Inc., as shall be mutually agreed by LaSalle Holdings and Trenwick. In the event LaSalle Holdings and Trenwick are unable to agree upon a Settlement Auditor within 30 calendar days following the completion of a natural catastrophe, both Ernst & Young LLP and Paragon Risk Management Services, Inc. shall serve as the Settlement Auditor;

          "Subsidiary" means, with respect to a specified Person, each company, partnership or other entity in which the specified Person owns or controls, directly or indirectly through one or more intermediaries, fifty percent (50%) or more of the shares or other interests having general voting power in the election of directors or Persons performing similar functions or rights to fifty percent (50%) or more of any distributions;

          "Trenwick" means Trenwick Group Inc., a Delaware corporation;

          "Voting Shares" means the voting common shares, par value $1.00 per share, of LaSalle Re all of which are beneficially owned by LaSalle Holdings;

          "$" means United States dollars.

     (B) LaSalle Re was incorporated on 26th October, 1993 in Bermuda under the Companies Act 1981 of Bermuda with an authorised share capital of $15,000,000 divided into 15,000,000 shares, par value $1.00 per share, and as of the Latest Practicable Date had an authorised share capital of $45,000,000 divided into:
15,000,000 Voting Shares of which 14,194,510 have been issued and are fully paid or credited as fully paid; 23,000,000 Non-Voting Shares of which 6,165,430 have been issued and are fully paid or credited as fully paid; 3,000,000 Series A Preferred Shares of which 3,000,000 have been issued and are fully paid or credited as fully paid; 4,000,000 Series B Preferred Shares of which none has been issued.

     (C) The LaSalle Holdings Shares are listed on the New York Stock Exchange.

     (D) On the Effective Date, subject to Section (F), each Scheme Share that is issued and outstanding immediately prior to the Effective Date shall be transferred to New Holdings.

     (E) Each of the Scheme Shareholders shall be allotted and issued such number of fully paid and nonassessable New Holdings Shares as is equal to the LaSalle Exchange Ratio times the number of Scheme Shares held by such holder immediately prior to such transfer.

     (F) No certificates or scrip representing fractional New Holdings Shares shall be issued upon the transfer of the Scheme Shares but in lieu thereof each holder otherwise entitled to a fractional New Holdings Share (after taking into account all Scheme Shares owned by such holder) shall be entitled to receive from the LaSalle Exchange Agent in accordance with the provisions of this section (F), a cash payment in lieu of such fractional New Holdings Share representing the value of such fraction, which for this purpose shall be calculated by multiplying such fraction by the product of the Average Closing Price and the LaSalle Exchange Ratio. As soon as practicable after the determination of the amount of cash, if any, to be paid to the Scheme Shareholders in lieu of any fractional New Holdings Share, the LaSalle Exchange Agent shall promptly pay without interest to all Scheme Shareholders entitled thereto all such amounts. Holders of interests representing fractional New Holdings Shares shall not be entitled to vote such interests or to any other rights as a shareholder of New Holdings.

     (G) Trenwick, New Holdings and LaSalle Holdings have agreed to appear by Counsel at the hearing of the petition to sanction this Scheme of Arrangement and to undertake to the Court to be bound thereby and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed and done by them for the purpose of giving effect to this Scheme of Arrangement.

     (H) The primary purpose of this Scheme of Arrangement is that the Scheme Shareholders should receive New Holdings Shares in consideration, inter alia, for the transfer of the Scheme Shares to New Holdings on the basis of the LaSalle Exchange Ratio, with the result that LaSalle Re should be, directly and indirectly through LaSalle Holdings, a wholly-owned Subsidiary of New Holdings.

                                   THE SCHEME

                            ------------------------

                         TRANSFER OF THE SCHEME SHARES

     1. On the Effective Date:-

          (a) subject to Section 1(b), each Scheme Share that is issued and outstanding immediately prior to the Effective Date shall be transferred to New Holdings.

          (b) No certificates or scrip representing fractional New Holdings Shares shall be issued upon the transfer of Scheme Shares but in lieu thereof each holder otherwise entitled to a fractional New Holdings Share (after taking into account all Scheme Shares owned by such holder) shall be entitled to receive from the LaSalle Exchange Agent in accordance with the provisions of this section 1(b) a cash payment in lieu of such fractional New Holdings Share representing the value of such fraction, which for this purpose shall be calculated by multiplying such fraction by the product of the Average Closing Price and the LaSalle Exchange Ratio. As soon as practicable after the determination of the amount of cash, if any, to be paid to the Scheme Shareholders in lieu of any fractional New Holdings Share, the LaSalle Exchange Agent shall promptly pay without interest to all Scheme Shareholders entitled thereto all such amounts. Holders of interests representing fractional New Holdings Shares shall not be entitled to vote such interests or to any other rights as a shareholder of New Holdings.

          (c) Each of the Scheme Shareholders shall be allotted and issued such number of fully paid and nonassessable New Holdings Shares as is equal to the LaSalle Exchange Ratio times the number of Scheme Shares held by such holder immediately prior to such transfer.

                                    GENERAL

     2. This Scheme shall become effective as soon as the Court sanctions this Scheme under Section 99 of the Companies Act 1981 of Bermuda and a copy of the Court's order is delivered to the Registrar.

     3. LaSalle Re may consent for and on behalf of the Scheme Shareholders to any non-material modification of, or addition to, this Scheme of Arrangement or to any condition which the Court may think fit to approve or impose.

     4. All costs, charges and expenses of and incidental to this Scheme of Arrangement and the costs of carrying the same into effect shall be borne by LaSalle Re.

     5. This Scheme shall be governed by and construed in accordance with the laws of Bermuda and the Scheme Shareholders hereby irrevocably submit to the exclusive jurisdiction of the courts of Bermuda.

                                                                      SCHEDULE I

                     COMBINED INSURANCE COMPANY OF AMERICA

                         VIRGINIA SURETY COMPANY, INC.

                      AON RISK CONSULTANTS (BERMUDA) LTD.

                          CONTINENTAL CASUALTY COMPANY

                         CNA (BERMUDA) SERVICES LIMITED

                                123 NEWCO, INC.

                                                                      APPENDIX D

                        TRENWICK STOCK OPTION AGREEMENT

               STOCK OPTION AGREEMENT, dated as of December 19, 1999 (the "Agreement") by and between Trenwick Group Inc., a Delaware corporation ("Trenwick"), and LaSalle Re Holdings Limited, a company organized under the laws of Bermuda ("LaSalle" or the "Issuer").

               WHEREAS, concurrently with the execution and delivery of this Agreement, LaSalle, LaSalle Re Limited, a company organized under the laws of Bermuda, Trenwick, Trenwick Group (Delaware) Inc., a Delaware corporation and Gowin Holdings International Limited, a company organized under the laws of Bermuda ("New Holdings"), are entering into an Agreement, Scheme of Arrangement, Plan of Merger and Plan of Reorganization dated as of the date hereof (the "Business Combination Agreement"); and

               WHEREAS, as a condition to Trenwick's willingness to enter into the Business Combination Agreement, Trenwick has requested that LaSalle agree, and LaSalle has so agreed, to grant to Trenwick an option to purchase up to 3,105,110 common shares, par value $1.00 per share, of LaSalle ("LaSalle Common Shares") in accordance with the terms and subject to the conditions set forth herein.

               NOW, THEREFORE, to induce Trenwick to enter into the Business Combination Agreement, and in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and in the Business Combination Agreement, the parties hereto agree as follows. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

               1. Grant of Option. Subject to the terms and conditions set forth herein, LaSalle hereby grants to Trenwick an irrevocable option (the "LaSalle Option") to purchase up to 3,105,110 (as adjusted as set forth herein) shares (the "Option Shares") of LaSalle Common Shares (such number of Option Shares representing 19.9% of the LaSalle Common Shares issued and outstanding on the date hereof) in the manner set forth below at a price (the "Exercise Price") of $12.81 per Option Share (which price per share is equal to the average of the last sale prices of LaSalle Common Shares on the ten (10) trading days immediately prior to the date of public announcement of the Business Combination Agreement, payable in cash or by cashless exercise in accordance with Section 4 hereof. Notwithstanding the foregoing, in no event shall the number of Option Shares for which the LaSalle Option is exercisable exceed 19.9% of the number of issued and outstanding shares of LaSalle Common Shares.

               2. Exercise of Option. The LaSalle Option may be exercised by Trenwick, in whole or in part, at any time or from time to time after the Business Combination Agreement becomes terminable by Trenwick under circumstances which would or could entitle Trenwick to receive the LaSalle Termination Fee pursuant to Section 7.4(c) of the Business Combination Agreement (a "Trigger Event") (regardless of whether the Business Combination Agreement is actually terminated or whether there occurs a closing involving LaSalle). In the event Trenwick wishes to exercise the LaSalle Option, Trenwick shall deliver to LaSalle a written notice (an "Exercise Notice") specifying the total number of Option Shares it wishes to purchase and whether such exercise is in cash or by cashless exercise in accordance with Section 4 hereof. Each closing of a purchase of Option Shares (an "Option Closing") shall occur, but subject to the satisfaction or waiver of the conditions set forth in Section 3 hereof, at a place, on a date and at a time designated by Trenwick in an Exercise Notice delivered at least two (2) business days prior to the date of the Option Closing. The LaSalle Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Business Combination Agreement other than under circumstances which also constitute a Trigger Event; or (iii) the 180th day following a Trigger Event (or if, at the expiration of such 180 day period the LaSalle Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten (10) business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than the 365th day following such Trigger Event). Notwithstanding the foregoing, the LaSalle Option may not be exercised if Trenwick is in material breach of any of its representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement or in the Business Combination Agreement. Upon the giving by Trenwick to LaSalle of the Exercise Notice and the tender of the applicable aggregate Exercise Price, but subject to the satisfaction or waiver of the conditions set forth in Section 3 hereof, Trenwick shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of LaSalle shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to Trenwick.

               3. Conditions to Closing. The obligation of LaSalle to issue the Option Shares to Trenwick hereunder is subject to the conditions, which (other than the conditions described in clauses (i), (iii) and (iv) below) may be waived by LaSalle in its sole discretion, that (i) all waiting periods, if any, under the HSR Act, applicable to the issuance of the Option Shares hereunder shall have expired or have been terminated; (ii) the Option Shares shall have been approved for listing on the NYSE upon official notice of issuance; (iii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, state or local administrative agency or commission or other federal, state or local Governmental Authority, including without limitation, the Bermuda Monetary Authority, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be including, without limitation, by Trenwick; and (iv) no preliminary or permanent injunction or other order or decree by any court of competent jurisdiction, law or regulation prohibiting or otherwise restraining such issuance shall be in effect.

               4.          Payment and Delivery of Certificates.

               (a) At any Option Closing, Trenwick shall pay to LaSalle the aggregate purchase price (equal to the Exercise Price multiplied by the number of Option Shares to be purchased at such Option Closing) for the shares of LaSalle Common Shares purchased pursuant to the exercise of the LaSalle Option in immediately available funds by wire transfer to a bank account designated in writing by LaSalle; provided, however, that failure or refusal of LaSalle to designate such account shall not preclude Trenwick from exercising the LaSalle Option. At Trenwick's option, in lieu of delivering the cash Exercise Price, Trenwick may instruct LaSalle in writing to deduct from the number of shares of LaSalle Common Shares that would otherwise be issued upon such exercise, a number of shares of LaSalle Common Shares equal to the quotient obtained from dividing:

               (x) the product obtained by multiplying (1) the number of shares of LaSalle Common Shares for which the LaSalle Option is being exercised and (2) the Exercise Price then in effect, by

               (y)          the Fair Market Value of a share of LaSalle Common
Shares.

"Fair Market Value" shall have the meaning specified in Section 12(b)(v).

               (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 4(a), LaSalle will deliver to Trenwick a certificate or certificates representing the number of Option Shares to be purchased by Trenwick at such Option Closing, which Option Shares will be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and if the option is exercised in part only, LaSalle shall deliver a new option evidencing the rights of Trenwick thereof to purchase the balance of the shares purchasable hereunder and (ii) Trenwick will deliver to LaSalle a copy of this Agreement and a letter agreeing that Trenwick will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement. LaSalle shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4 in the name of Trenwick or its designee. LaSalle shall use its reasonable best efforts to cause the LaSalle Common Shares being delivered at the Option Closing to be approved for listing on the NYSE and shall pay all expenses in connection with the application for approval and the listing of such shares.

               5. Representations and Warranties of LaSalle. LaSalle hereby represents and warrants to Trenwick that (a) LaSalle is a corporation duly organized, validly existing and in good standing under the laws of Bermuda and has the corporate power and authority to enter into this Agreement, (b) the execution and delivery of this Agreement by LaSalle and the consummation by LaSalle of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LaSalle and no other corporate proceedings on the part of LaSalle are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by LaSalle, constitutes a valid and binding obligation of LaSalle and, assuming this Agreement constitutes a valid and binding obligation of Trenwick, is enforceable against LaSalle in accordance with its terms, (d) LaSalle has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the LaSalle Option, and at all times from the date hereof through the expiration of the LaSalle Option will have reserved, 3,105,110 authorized and unissued Option Shares, such amount being subject to adjustment as provided in Section 9, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (e) upon delivery of the Option Shares to Trenwick upon the exercise of the LaSalle Option, Trenwick will acquire the Option Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (f) none of LaSalle, any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of LaSalle to any person under circumstances that would cause the issuance and sale of the Option Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act as in effect on the date hereof and, assuming the representations of Trenwick contained in Section 6(d) are true and correct and based on Trenwick's commitment in its letter referred to in Section 4 hereof, the issuance, sale and delivery of the Option Shares hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof (and LaSalle shall not take any action which would cause the issuance, sale and delivery of the Option Shares hereunder not to be exempt from such requirements), and (g) the execution and delivery of this Agreement by LaSalle does not, and, subject to compliance with applicable law, the consummation by LaSalle of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or a lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such violation, conflict, breach, default, termination, acceleration, right of termination, cancellation or acceleration, loss, or creation, a "Violation") of LaSalle or any of its subsidiaries, pursuant to (i) any provision of the LaSalle Bye-Laws,
(ii) any provision of any material loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license (a "Material Contract") of LaSalle or any of its subsidiaries or to which any of them is a party or by which any of them or their properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LaSalle or any of its subsidiaries or any of their respective properties or assets, which Violation, in the case of each of clauses (ii) or (iii), would have Material Adverse Effect on LaSalle.

               6. Representations and Warranties of Trenwick. Trenwick represents and warrants to LaSalle that (a) Trenwick is a company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Trenwick and the consummation by Trenwick of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Trenwick and no other corporate proceedings on the part of Trenwick are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Trenwick and constitutes a valid and binding obligation of Trenwick, and, assuming this Agreement constitutes a valid and binding obligation of LaSalle, is enforceable against Trenwick in accordance with its terms, and (d) any Option Shares acquired upon exercise of the LaSalle Option will be acquired for Trenwick's own account, for investment purposes only and will not be, and the LaSalle Option is not being, acquired by Trenwick with a view to the public distribution thereof in violation of any applicable provision of the Securities Act, and (e) the execution and delivery of this Agreement by Trenwick does not, and, subject to compliance with applicable law, the consummation by Trenwick of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of any provision of, or constitute a default (with or without notice or a lapse of time, or both) under, or result in any Violation by Trenwick or any of its subsidiaries, pursuant to (i) any provision of the memorandum of association or by-laws of Trenwick, (ii) any Material Contract of Trenwick or any of its subsidiaries or to which any of them is a party or by which any of them or any of their properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Trenwick, any of its subsidiaries or any of their respective properties or assets, which Violation, in the case of each of clauses (ii) or (iii), would have a Material Adverse Effect on Trenwick.

               7.           Restrictions on Transfer.

               (a) Restrictions on Transfer. Prior to the first anniversary of the date on which Trenwick purchases any Option Shares hereunder (the "Expiration Date"), Trenwick shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Option Shares acquired by Trenwick pursuant to this Agreement ("Restricted Shares") beneficially owned by it, other than in accordance with
Section 7(b), 7(c) or Section 8. Subsequent to the Expiration Date, Trenwick shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge or otherwise dispose of or transfer any Restricted Shares beneficially owned by it to any purchaser, assignee, pledgee or other transferee who would, immediately after such sale, assignment, pledge, disposition or transfer, beneficially own more than 4.9% of the then outstanding voting power of the Issuer of the Restricted Shares, except in accordance with Section 7(b), 7(c) or Section 8 and other than in market transactions at prevailing prices.

               (b) Permitted Sales. Following the termination of the Business Combination Agreement, Trenwick shall be permitted to sell or transfer any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer or merger that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the shareholders of LaSalle, by a majority of the members of the Board of Directors of LaSalle (which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer or merger).

               (c) LaSalle's Right of First Refusal. At any time after the first occurrence of a Trigger Event and prior to the expiration of twenty-four (24) months immediately following the first purchase of LaSalle Common Shares pursuant to the LaSalle Option, if Trenwick shall desire to sell, assign, transfer or otherwise dispose of any shares of LaSalle Common Shares or other securities acquired by it pursuant to the LaSalle Option, Trenwick shall give LaSalle written notice of the proposed transaction (a "Trenwick Offer Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such LaSalle Common Shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. A Trenwick Offer Notice shall be deemed an offer by Trenwick to LaSalle, which must be accepted, if at all, within five (5) business days of the receipt of such Trenwick Offer Notice, on the same terms and conditions and at the same price at which Trenwick is proposing to transfer such LaSalle Common Shares or other securities to such transferee. The purchase of any LaSalle Common Shares or other securities by LaSalle shall be settled within five (5) business days of the date of the acceptance of the offer and the purchase price shall be paid to Trenwick in immediately available funds. In the event of the failure or refusal of LaSalle to purchase all of the LaSalle Common Shares or other securities covered by a Trenwick Offer Notice, Trenwick may sell all, but not less than all, of such LaSalle Common Shares or other securities to the proposed transferee at a price no less than the price specified and on terms no more favorable to the transferee than those set forth in the Trenwick Offer Notice; provided that the provisions of this sentence shall not limit the rights Trenwick may otherwise have in the event LaSalle has accepted the offer contained in the Trenwick Offer Notice and wrongfully refuses to purchase the LaSalle Common Shares or other securities subject thereto. The requirements of this Section 7(c) shall not apply to (i) any disposition as a result of which the proposed transferee would not beneficially own more than three percent (3%) of the outstanding voting power of LaSalle, (ii) any disposition of LaSalle Common Shares or other securities by a person to whom Trenwick has assigned its rights under the LaSalle Option with the consent of LaSalle, (iii) any sale by means of a public offering registered under the Securities Act, or (iv) any transfer to a wholly-owned subsidiary of Trenwick which agrees in writing to be bound by the terms hereof.

               8. Registration Rights. Following the termination of the Business Combination Agreement, but not later than the second anniversary of the last date that Trenwick acquired Option Shares under this Agreement, Trenwick may by written notice (the "Registration Notice") to LaSalle request LaSalle to register under the Securities Act all or any part of the Restricted Shares beneficially owned by Trenwick (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which Trenwick and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their commercially reasonable efforts to prevent any person (including any Group (as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Restricted Shares representing more than one percent (1%) of the outstanding shares of common stock of LaSalle on a fully diluted basis (a "Permitted Offering"). The Registration Notice shall include a certificate executed by Trenwick and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least eighty percent (80%) of the then Fair Market Value (as defined below) of such shares. LaSalle (and/or any person designated by LaSalle) shall thereupon have the option exercisable by written notice delivered to Trenwick within five (5) business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities to be so purchased by LaSalle and (ii) the then Fair Market Value of such shares. Any such purchase of Registrable Securities by LaSalle (or its designee) hereunder shall take place at a closing to be held at the principal executive offices of LaSalle or at the offices of its counsel at any reasonable date and time designated by LaSalle and/or such designee in such notice within twenty (20) business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds. As used herein, the "Fair Market Value" of any share shall be the average of the daily closing sales price for such share on the NYSE during the ten (10) NYSE trading days immediately preceding the date such Fair Market Value is to be determined.

               If LaSalle does not elect to exercise its option pursuant to this
Section 8 with respect to all Registrable Securities, it shall use its commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) Trenwick shall not be entitled to more than an aggregate of two effective registration statements hereunder and (ii) LaSalle will not be required to file any such registration statement during any period of time (not to exceed ninety (90) days after such request in the case of clauses (A), (B) or (C) below) when (A) LaSalle is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to LaSalle, such information would have to be disclosed if a registration statement were filed at that time; (B) LaSalle is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) LaSalle determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving LaSalle or any of its affiliates. LaSalle shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as Trenwick may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that LaSalle shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

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               The registration rights set forth in this Section 8 are subject to the condition that Trenwick shall provide LaSalle with such information with respect to such holder's Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for LaSalle, is necessary to enable LaSalle to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

               A registration effected under this Section 8 shall be effected at LaSalle's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to Trenwick, and LaSalle shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner (provided that Trenwick shall only be required to indemnify other parties to such underwriting agreement for information relating to such Trenwick and supplied by it for inclusion in such registration statement), (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including, if the Manager deems it necessary, participating in road show presentations).

               LaSalle shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this Section 8 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

               9. Adjustment upon Changes in Capitalization. (a) Without limitation to any restriction on LaSalle contained in this Agreement or in the Business Combination Agreement, in the event of any change in LaSalle Common Shares by reason of stock dividends, split-ups, mergers, amalgamations, recapitalizations, subdivisions, conversions, combinations, exchange of shares or the like, the type and number of shares or securities subject to the LaSalle Option, and the Exercise Price per Option Share provided in Section 1, shall be adjusted appropriately to restore to Trenwick, its rights hereunder, including the right to purchase from the LaSalle (or its successors) shares of LaSalle Common Shares representing 19.9% of the outstanding LaSalle Common Shares for the aggregate Exercise Price calculated as of the date of this Agreement as provided in Section 1.

               (b) In the event that LaSalle shall enter into an agreement: (i) to consolidate with merge or amalgamate into any person, other than Trenwick or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation, merger or amalgamation; (ii) to permit any person, other than Trenwick or one of its subsidiaries, to merge or amalgamate into LaSalle and LaSalle shall be the continuing or surviving corporation, but, in connection with such merger or amalgamation, the then-outstanding shares of LaSalle Common Shares shall be changed into or exchanged for stock or other securities of LaSalle or any other person or cash or any other property; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Trenwick or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that upon the consummation of such transaction and upon the subsequent exercise of the LaSalle Option, Trenwick shall be entitled to receive, for each share of LaSalle Common Shares with respect to which the LaSalle Option has not theretofore been exercised, an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of LaSalle Common Shares (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of LaSalle Common Shares, subject to the foregoing, proper provision shall be made so that the holder of the LaSalle Option would have the same election or similar rights as would the holder of the number of shares of LaSalle Common Shares for which the LaSalle Option is then exercisable).

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               10.          Restrictive Legends.  Each certificate representing
shares of LaSalle Common Shares issued to Trenwick at a Closing will have typed or printed thereon a restrictive legend in substantially the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF DECEMBER 19, 1999, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

               It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Trenwick has delivered to LaSalle a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to LaSalle and its counsel, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificate(s) shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in this Section 10.

               11.          Profit Limitation.

               (a) Notwithstanding any other provision of this Agreement or the Business Combination Agreement, in no event shall Trenwick's Total Profit (as hereinafter defined) exceed $15 million (such amount, the "Profit Limit") and, if it would otherwise exceed such amount, Trenwick, at its sole election, shall, within five business days, either (i) deliver to the Issuer for cancellation Option Shares (valued, for purposes of this Section 11, at their closing market price on the NYSE on the date of such delivery), (ii) pay cash to the Issuer or refund in cash any LaSalle Termination Fee previously paid to Trenwick or reduce or waive the amount of any LaSalle Termination Fee payable to Trenwick pursuant to Section 7.4(c) of the Business Combination Agreement, or (iii) undertake any combination thereof, so that Trenwick's Total Profit shall not exceed the Profit Limit after taking into account the foregoing actions. As used herein, "Total Profit" means the aggregate amount (before taxes) of (i) $12 million, payable in excess of expenses, pursuant to Section 7.4(c) of the Business Combination Agreement, (ii) amounts paid by LaSalle pursuant to Section 12 hereof, and (iii)(x) the net cash amounts received by Trenwick pursuant to the sale or other disposition of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) Trenwick's purchase price for such Option Shares.

               (b) Notwithstanding any other provision of this Agreement or the Business Combination Agreement, the LaSalle Option may not be exercised for a number of Option Shares that would, as of the date of the Exercise Notice, result in a Notional Total Profit (as hereinafter defined) of more than the Profit Limit and, if exercise of the LaSalle Option otherwise would exceed the Profit Limit, Trenwick, at its discretion, may increase the Exercise Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Profit Limit; provided, that nothing in this sentence shall restrict any exercise of the LaSalle Option permitted hereby on any subsequent date at the Exercise Price set forth in
Section 1 hereof. As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Trenwick may propose to exercise the LaSalle Option shall be the Total Profit determined as of the date of the Exercise Notice assuming

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that the LaSalle Option were exercised on such date for such number of Option
Shares and assuming that such Option Shares, together with all other shares of LaSalle Common Shares held by Trenwick and its subsidiaries as of such date, were sold for cash at the closing market price for the LaSalle Common Shares on the NYSE Composite Tape at the close of business on the preceding trading day (less customary brokerage commissions).

               12.          Certain Repurchases.

               (a) Trenwick "Put". Subject to the limitations set forth in Section 11, upon delivery of written notice to LaSalle by Trenwick (the "Repurchase Notice"):

                  (i) at any time during which the LaSalle Option is exercisable pursuant to Section 2 (the "Repurchase Period"), LaSalle and its successors in interest shall repurchase from Trenwick all or any portion of the LaSalle Option, as specified by Trenwick, at the Option Repurchase Price set forth in Section 12(b)(i); and

                  (ii) at any time prior to the fifth anniversary of the date hereof, LaSalle and its successors in interest shall repurchase from Trenwick all or any portion of the LaSalle Common Shares purchased by Trenwick pursuant to the LaSalle Option, as specified by Trenwick, at the Share Repurchase Price set forth in Section 12(b)(iii).

               (b) Certain Definitions. For purposes of this Section 12, the following definitions shall apply:

                  (i) "Option Repurchase Price" shall mean (A) the difference between the Option Repurchase Market/Offer Price (as defined below) for the LaSalle Common Shares as of the date of the applicable Repurchase Notice and the Exercise Price, multiplied by (B) the number of shares of LaSalle Common Shares purchasable pursuant to the LaSalle Option or the portion thereof covered by the applicable Repurchase Notice, but only if the Option Repurchase Market/Offer Price is greater than the Exercise Price.

                  (ii) "Option Repurchase Market/Offer Price" shall mean, as of any date, the higher of (X) the highest price per share offered as of such date pursuant to any tender or exchange offer or other offer with respect to a business combination offer involving LaSalle or any of its material subsidiaries as the target party which was made prior to such date and not terminated or withdrawn as of such date and (Y) the Fair Market Value (as defined in Section 12(b)(v)) of the LaSalle Common Shares as of such date.

                  (iii) "Share Repurchase Price" shall mean the product of (A) the sum of (I) the Exercise Price paid by Trenwick per share of LaSalle Common Shares acquired pursuant to the LaSalle Option and (II) if the Share Repurchase Market/Offer Price (as defined below) is greater than the Exercise Price, the difference between the Share Repurchase Market/Offer Price and the Exercise Price, and (B) the number of LaSalle Common Shares to be repurchased pursuant to this Section 12.

                  (iv) "Share Repurchase Market/Offer Price" shall mean, as of any date, the higher of (X) the highest price per share offered pursuant to a tender or exchange offer or other business combination offer involving LaSalle as the target party during the Repurchase Period prior to the delivery by Trenwick of a notice of repurchase and (Y) the Fair Market Value of the LaSalle Common Shares as of such date.

                  (v) "Fair Market Value" shall mean, with respect to any security, the per share average of the last sale prices on the NYSE (or such other national stock exchange or national market system as shall then be the primary trading market for such security) for the ten
        (10) trading days immediately preceding the applicable date.

               (c) Payment and Redelivery of LaSalle Options or LaSalle Common Shares. In the event that Trenwick exercises its rights under this
Section 12, LaSalle shall, within ten

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(10) business days thereafter, pay the required amount to Trenwick in immediately available funds and Trenwick shall surrender to LaSalle the LaSalle Option or the certificate or certificates evidencing the LaSalle Common Shares purchased by Trenwick pursuant hereto, and Trenwick shall warrant that it has sole beneficial ownership of the LaSalle Option or such LaSalle Common Shares and that the LaSalle Option or such LaSalle Common Shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

               (d) Repurchase Price Reduced at LaSalle's Option. In the event that payment of the repurchase price specified in Section 12(a) would subject the repurchase of the LaSalle Option or the LaSalle Common Shares purchased by Trenwick pursuant to the LaSalle Option to a vote of the stockholders of LaSalle pursuant to applicable law, regulations, or requirements of a national securities exchange or national market system or the LaSalle Bye-Laws, then Trenwick may, at its election, reduce the repurchase price or the number of shares covered by the Trenwick repurchase request to an amount which would permit such repurchase without the necessity for such a vote.

               (e)          Repurchase at the Election of LaSalle.

                  (i) Except to the extent that Trenwick shall have previously exercised its rights under Section 12(a), at the written request of LaSalle during the six-month period immediately following the Repurchase Period, LaSalle may repurchase from Trenwick, and Trenwick shall sell to LaSalle, all (but not less than all) of the LaSalle Common Shares acquired by Trenwick pursuant hereto and with respect to which Trenwick has beneficial ownership at the time of such repurchase, at a price equal to the sum of (A) the greater of (I) one hundred ten percent (110%) of the Current Market Price (as defined in Section 12(e)(iii)) or
        (II) the sum of (X) the Purchase Price in respect of the shares so acquired plus (Y) Trenwick Pre-Tax Carrying Cost (as defined in Section 12(e)(iii)), multiplied in either case by the number of shares so acquired, and (B) the amount of the documented out-of-pocket expenses (to the extent not previously reimbursed or compensated for pursuant hereto or pursuant to the Business Combination Agreement) incurred by Trenwick in connection with the Business Combination Agreement and this Agreement and the transactions contemplated thereby and hereby, including reasonable accounting, investment banking and legal fees (the "Section 12(e) Repurchase Consideration"); provided, that LaSalle's rights under this Section 12(e) shall be suspended (with any such rights being extended accordingly) during any period when the exercise of such rights would subject Trenwick to liability or disgorgement of profits pursuant to Section 16(b) of the Exchange Act.

                  (ii)          If LaSalle exercises its rights under this
        Section 12(e), LaSalle shall, within ten (10) business days pay the
        Section 12(e) Repurchase Consideration in immediately available funds and Trenwick shall surrender to LaSalle certificates evidencing the LaSalle Common Shares purchased hereunder with respect to which Trenwick then has beneficial ownership, and Trenwick shall warrant that it has sole beneficial ownership of such LaSalle Common Shares and that all such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

                  (iii) As used in Section 12(e)(i), (A) "Current Market Price" shall mean the average of the last sale prices per share of LaSalle Common Shares on the NYSE for the ten (10) trading days immediately preceding the date of LaSalle's request for repurchase pursuant to this Section 12(e) and (B) "Pre-Tax Carrying Cost" shall mean an amount equal to the interest on the aggregate purchase price paid by Trenwick for the LaSalle Common Shares purchased pursuant to the LaSalle Option from the date of purchase to the date of repurchase at the rate of interest announced by Citibank, N.A. at its prime or base lending or reference rate during such period, less any dividends received on the shares so purchased, divided by the number of shares of LaSalle Common Shares so purchased.

               13. Binding Effect; No Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective
                                       D-9
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successors and permitted assigns. Neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party (it being agreed that all transactions contemplated by Section 2.1(b) and (c) of the Business Combination Agreement shall not be considered assignments in violation of this Section 13). Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by a party in compliance with the provisions of Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

               14. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

               15. Entire Agreement. This Agreement, the Business Combination Agreement (including any exhibits and schedules thereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

               16. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

               17. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason any such court or regulatory agency determines that Trenwick is not permitted to acquire the full number of shares of LaSalle Common Shares provided in Section 1 hereof (as the same may be adjusted), it is the express intention of LaSalle to allow Trenwick to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

               18. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if (i) delivered, personally, or (ii) sent by overnight courier service (providing proof of delivery), or (iii) telecopied (which is confirmed), or (iv) five (5) days after being mailed by registered or certified mail (return receipt

                                      D-10
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requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               If to Trenwick:

                              Alan L. Hunte
                              Vice President and
                                Chief Financial Officer
                              Trenwick Group Inc.
                              One Canterbury Green
                              Stamford, CT 06901
                              Fax: (203) 353-5550

               with a copy to:

                              Baker & McKenzie
                              805 Third Avenue
                              New York, New York 10022
                              Attention: James R. Cameron
                              Fax: (212) 891-3835

               If to LaSalle, to:

                              LaSalle Re Holdings Limited
                              Continental Building
                              25 Church Street
                              Hamilton HM 12
                              Bermuda
                              Fax: (441) 292-1501

               with a copy to:

                              Mayer, Brown & Platt
                              190 S. LaSalle Street
                              Chicago, Illinois 60603
                              Attention: Richard W. Shepro
                              Fax: (312) 701-7711

               19. Governing Law; Choice of Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law principles thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the state of Delaware or a Delaware state court.

               20. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

               21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

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

               22. Expenses. Except as otherwise expressly provided herein or in the Business Combination Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

               23. Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

               24. Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

               25. Loss or Mutilation. Upon receipt by LaSalle of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, LaSalle will execute and deliver to Trenwick a new Agreement of like tenor and date. Any such new Agreement executed and delivered will constitute an additional contractual obligation on the part of LaSalle, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

               26. Extension of Time Periods. The time periods for exercises of certain rights hereunder shall be extended (but in no event by more than six (6) months): (a) to the extent necessary to obtain all governmental approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (b) to the extent necessary to avoid any liability or disgorgement of profits under Section 16(b) of the Exchange Act by reason of such exercise.

               27. Further Assurance. Each party agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          TRENWICK GROUP INC.

                                          By: /s/ JAMES F. BILLETT, JR.
                                            ------------------------------------
                                              Name: James F. Billett, Jr.
                                              Title: Chairman, President & Chief
                                                     Executive Officer

                                          LASALLE RE HOLDINGS LIMITED

                                          By: /s/ GUY HENGESBAUGH
                                            ------------------------------------
                                              Name: Guy Hengesbaugh
                                              Title: President & Chief Executive
                                              Officer

                                                                      APPENDIX E

                         LASALLE STOCK OPTION AGREEMENT

               STOCK OPTION AGREEMENT, dated as of December 19, 1999 (the "Agreement") by and between Trenwick Group Inc., a Delaware corporation ("Trenwick" or the "issuer"), and LaSalle Re Holdings Limited, a company organized under the laws of Bermuda ("LaSalle").

               WHEREAS, concurrently with the execution and delivery of this Agreement, LaSalle, LaSalle Re Limited, a company organized under the laws of Bermuda, Trenwick, Trenwick Group (Delaware) Inc., a Delaware corporation and Gowin Holdings International Limited, a company organized under the laws of Bermuda ("New Holdings"), are entering into an Agreement, Scheme of Arrangement, Plan of Merger and Plan of Reorganization dated as of the date hereof (the "Business Combination Agreement"); and

               WHEREAS, as a condition to LaSalle's willingness to enter into the Business Combination Agreement, LaSalle has requested that Trenwick agree, and Trenwick has so agreed, to grant to LaSalle an option to purchase up to 3,462,164 shares of common stock, par value $0.10 per share, of Trenwick ("Trenwick Common Stock"), together with any associated rights under the Rights Agreement dated as of September 24, 1997 between Trenwick and First Chicago Trust Company of New York ("Trenwick Common Stock"), in accordance with the terms and subject to the conditions set forth herein.

               NOW, THEREFORE, to induce LaSalle to enter into the Business Combination Agreement, and in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and in the Business Combination Agreement, the parties hereto agree as follows. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

               1. Grant of Option. Subject to the terms and conditions set forth herein, Trenwick hereby grants to LaSalle an irrevocable option (the "Trenwick Option") to purchase up to 3,462,164 (as adjusted as set forth herein) shares (the "Option Shares") of Trenwick Common Stock (such number of Option Shares representing 19.9% of the Trenwick Common Stock issued and outstanding on the date hereof) in the manner set forth below at a price (the "Exercise Price") of $18.04 per Option Share (which price per share is equal to the average of the last sale prices of Trenwick Common Stock on the ten (10) trading days immediately prior to the date of public announcement of the Business Combination Agreement payable in cash or by cashless exercise in accordance with Section 4 hereof. Notwithstanding the foregoing, in no event shall the number of Option Shares for which the Trenwick Option is exercisable exceed 19.9% of the number of issued and outstanding shares of Trenwick Common Stock.

               2. Exercise of Option. The Trenwick Option may be exercised by LaSalle, in whole or in part, at any time or from time to time after the Business Combination Agreement becomes terminable by LaSalle under circumstances which would or could entitle LaSalle to receive the Trenwick Termination Fee pursuant to Section 7.4(b) of the Business Combination Agreement (a "Trigger Event") (regardless of whether the Business Combination Agreement is actually terminated or whether there occurs a closing involving LaSalle). In the event LaSalle wishes to exercise the Trenwick Option, LaSalle shall deliver to Trenwick a written notice (an "Exercise Notice") specifying the total number of Option Shares it wishes to purchase, and specify whether such exercise is in cash or by cashless exercise in accordance with Section 4 hereof. Each closing of a purchase of Option Shares (an "Option Closing") shall occur, but subject to the satisfaction or waiver of the conditions set forth in Section 3 hereof, at a place, on a date and at a time designated by LaSalle in an Exercise Notice delivered at least two (2) business days prior to the date of the Option Closing. The Trenwick Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Business Combination Agreement other than under circumstances which also constitute a Trigger Event; or (iii) the 180th day following a Trigger Event (or if, at the expiration of such 180 day period the Trenwick Option cannot be exercised by reason

                                       E-1
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of any applicable judgment, decree, order, law or regulation, ten (10) business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than the 365th day following such Trigger Event). Notwithstanding the foregoing, the Trenwick Option may not be exercised if LaSalle is in material breach of any of its representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement or in the Business Combination Agreement. Upon the giving by LaSalle to Trenwick of the Exercise Notice and the tender of the applicable aggregate Exercise Price, but subject to the satisfaction or waiver of the conditions set forth in Section 3 hereof, LaSalle shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of Trenwick shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to LaSalle.

               3. Conditions to Closing. The obligation of Trenwick to issue the Option Shares to LaSalle hereunder is subject to the conditions, which (other than the conditions described in clauses (i), (iii) and (iv) below) may be waived by Trenwick in its sole discretion, that (i) all waiting periods, if any, under the HSR Act, applicable to the issuance of the Option Shares hereunder shall have expired or have been terminated; (ii) the Option Shares shall have been approved for listing on the NYSE upon official notice of issuance; (iii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, state or local administrative agency or commission or other federal, state or local Governmental Authority, including without limitation, the Bermuda Monetary Authority, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be including, without limitation, by LaSalle; and (iv) no preliminary or permanent injunction or other order or decree by any court of competent jurisdiction, law or regulation prohibiting or otherwise restraining such issuance shall be in effect.

               4.          Payment and Delivery of Certificates.

               (a) At any Option Closing, LaSalle shall pay to Trenwick the aggregate purchase price (equal to the Exercise Price multiplied by the number of Option Shares to be purchased at such Option Closing) for the shares of Trenwick Common Stock purchased pursuant to the exercise of the Trenwick Option in immediately available funds by wire transfer to a bank account designated in writing by Trenwick; provided, however, that failure or refusal of Trenwick to designate such account shall not preclude LaSalle from exercising the Trenwick Option. At LaSalle's option, in lieu of delivering the cash Exercise Price, LaSalle may instruct Trenwick in writing to deduct from the number of shares of Trenwick Common Stock that would otherwise be issued upon such exercise, a number of shares of Trenwick Common Stock equal to the quotient obtained from dividing:

               (x) the product obtained by multiplying (1) the number of shares of Trenwick Common Stock for which the Trenwick Option is being exercised and (2) the Exercise Price then in effect, by

               (y)          the Fair Market Value of a share of Trenwick Common
Stock.

"Fair Market Value" shall have the meaning specified in Section 12(b)(v).

               (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 4(a), Trenwick will deliver to LaSalle a certificate or certificates representing the number of Option Shares to be purchased by LaSalle at such Option Closing, which Option Shares will be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and if the option is exercised in part only, Trenwick shall deliver a new option evidencing the rights of LaSalle thereof to purchase the balance of the shares purchasable hereunder and (ii) LaSalle will deliver to Trenwick a copy of this Agreement and a letter agreeing that LaSalle will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement. If at the time of issuance of Option Shares pursuant to an exercise of the option hereunder, Trenwick shall not have redeemed the Trenwick Rights, or shall have issued any similar securities, then each Option Share issued pursuant to such exercise will also represent such a corresponding Trenwick Right or new rights with terms substantially the same as and at least as favorable to LaSalle as are provided in the Trenwick Rights Agreement or similar agreement then in effect. Trenwick shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4 in the name of LaSalle or its designee. Trenwick shall use its reasonable best efforts to cause the Trenwick Common Stock being delivered at the Option Closing to be approved for listing on the NYSE and shall pay all expenses in connection with the application for approval and the listing of such shares.

               5. Representations and Warranties of Trenwick. Trenwick hereby represents and warrants to LaSalle that (a) Trenwick is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement, (b) the execution and delivery of this Agreement by Trenwick and the consummation by Trenwick of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Trenwick and no other corporate proceedings on the part of Trenwick are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Trenwick, constitutes a valid and binding obligation of Trenwick and, assuming this Agreement constitutes a valid and binding obligation of LaSalle, is enforceable against Trenwick in accordance with its terms, (d) Trenwick has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Trenwick Option, and at all times from the date hereof through the expiration of the Trenwick Option will have reserved, 3,462,164 authorized and unissued Option Shares, such amount being subject to adjustment as provided in
Section 9, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable,
(e) upon delivery of the Option Shares to LaSalle upon the exercise of the Trenwick Option, LaSalle will acquire the Option Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (f) none of Trenwick, any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of Trenwick to any person under circumstances that would cause the issuance and sale of the Option Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act as in effect on the date hereof and, assuming the representations of LaSalle contained in Section 6(d) are true and correct and based on LaSalle's commitment in its letter referred to in Section 4 hereof, the issuance, sale and delivery of the Option Shares hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof (and Trenwick shall not take any action which would cause the issuance, sale and delivery of the Option Shares hereunder not to be exempt from such requirements), and (g) the execution and delivery of this Agreement by Trenwick does not, and, subject to compliance with applicable law, the consummation by Trenwick of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or a lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such violation, conflict, breach, default, termination, acceleration, right of termination, cancellation or acceleration, loss, or creation, a "Violation") of Trenwick or any of its subsidiaries, pursuant to (i) any provision of the Trenwick By-Laws,
(ii) any provision of any material loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license (a "Material Contract") of Trenwick or any of its subsidiaries or to which any of them is a party or by which any of them or their properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Trenwick or any of its subsidiaries or any of the irrespective properties or assets, which Violation, in the case of each of clauses (ii) or (iii), would have Material Adverse Effect on Trenwick.

               6. Representations and Warranties of LaSalle. LaSalle represents and warrants to Trenwick that (a) LaSalle is a company duly organized, validly existing and in good standing under the laws of Bermuda and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by LaSalle and the consummation by LaSalle of the transactions contemplated hereby have been duly authorized by all
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necessary corporate action on the part of LaSalle and no other corporate proceedings on the part of LaSalle are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by LaSalle and constitutes a valid and binding obligation of LaSalle, and, assuming this Agreement constitutes a valid and binding obligation of Trenwick, is enforceable against LaSalle in accordance with its terms, and (d) any Option Shares acquired upon exercise of the Trenwick Option will be acquired for LaSalle's own account, for investment purposes only and will not be, and the Trenwick Option is not being, acquired by LaSalle with a view to the public distribution thereof in violation of any applicable provision of the Securities Act, and (e) the execution and delivery of this Agreement by LaSalle does not, and, subject to compliance with applicable law, the consummation by LaSalle of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of any provision of, or constitute a default (with or without notice or a lapse of time, or both) under, or result in any Violation by LaSalle or any of its subsidiaries, pursuant to
(i) any provision of the memorandum of association or bye-laws of LaSalle, (ii) any Material Contract of LaSalle or any of its subsidiaries or to which any of them is a party or by which any of them or any of their properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LaSalle, any of its subsidiaries or any of their respective properties or assets, which Violation, in the case of each of clauses
(ii) or (iii), would have a Material Adverse Effect on LaSalle.

        7.          Restrictions on Transfer.

               (a) Restrictions on Transfer. Prior to the first anniversary of the date on which LaSalle purchases any Option Shares hereunder (the "Expiration Date"), LaSalle shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Option Shares acquired by LaSalle pursuant to this Agreement ("Restricted Shares") beneficially owned by it, other than in accordance with Section 7(b), 7(c) or Section 8. Subsequent to the Expiration Date, LaSalle shall not, directly or indirectly, by operation of law or otherwise, sell, assign, pledge or otherwise dispose of or transfer any Restricted Shares beneficially owned by it to any purchaser, assignee, pledgee or other transferee who would, immediately after such sale, assignment, pledge, disposition or transfer, beneficially own more than 4.9% of the then outstanding voting power of the Issuer of the Restricted Shares, except in accordance with Section 7(b), 7(c) or
Section 8 and other than in market transactions at prevailing prices.

               (b) Permitted Sales. Following the termination of the Business Combination Agreement, LaSalle shall be permitted to sell or transfer any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer or merger that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the shareholders of Trenwick, by a majority of the members of the Board of Directors of Trenwick (which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer or merger).

               (c) Trenwick's Right of First Refusal. At any time after the first occurrence of a Trigger Event and prior to the expiration of twenty-four (24) months immediately following the first purchase of Trenwick Common Stock pursuant to the Trenwick Option, if LaSalle shall desire to sell, assign, transfer or otherwise dispose of any shares of Trenwick Common Stock or other securities acquired by it pursuant to the Trenwick Option, LaSalle shall give Trenwick written notice of the proposed transaction (a "LaSalle Offer Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such Trenwick Common Stock or other securities signed by such transferee and setting forth the terms of the proposed transaction. A LaSalle Offer Notice shall be deemed an offer by LaSalle to Trenwick, which must be accepted, if at all, within five (5) business days of the receipt of such LaSalle Offer Notice, on the same terms and conditions and at the same price at which LaSalle is proposing to transfer such Trenwick Common Stock or other securities to such transferee. The purchase of any Trenwick Common Stock or other securities by Trenwick shall be settled within five (5) business days of the date of the acceptance of the offer and the purchase price shall be paid to LaSalle in immediately available funds. In the event of the failure or refusal of Trenwick to purchase all of the Trenwick Common Stock or other securities covered by a LaSalle Offer Notice, LaSalle may sell all, but not less than all, of
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such Trenwick Common Stock or other securities to the proposed transferee at a price no less than the price specified and on terms no more favorable to the transferee than those set forth in the LaSalle Offer Notice; provided that the provisions of this sentence shall not limit the rights LaSalle may otherwise have in the event Trenwick has accepted the offer contained in the LaSalle Offer Notice and wrongfully refuses to purchase the Trenwick Common Stock or other securities subject thereto. The requirements of this Section 7(c) shall not apply to (i) any disposition as a result of which the proposed transferee would not beneficially own more than three percent (3%) of the outstanding voting power of Trenwick, (ii) any disposition of Trenwick Common Stock or other securities by a person to whom LaSalle has assigned its rights under the Trenwick Option with the consent of Trenwick, (iii) any sale by means of a public offering registered under the Securities Act, or (iv) any transfer to a wholly-owned subsidiary of LaSalle which agrees in writing to be bound by the terms hereof.

               8. Registration Rights. Following the termination of the Business Combination Agreement, but not later than the second anniversary of the last date that LaSalle acquired Option Shares under this Agreement, LaSalle may by written notice (the "Registration Notice") to Trenwick ("Trenwick") request Trenwick to register under the Securities Act all or any part of the Restricted Shares beneficially owned by LaSalle (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which LaSalle and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their commercially reasonable efforts to prevent any person (including any Group (as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Restricted Shares representing more than one percent (1%) of the outstanding shares of common stock of Trenwick on a fully diluted basis (a "Permitted Offering"). The Registration Notice shall include a certificate executed by LaSalle and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least eighty percent (80%) of the then Fair Market Value (as defined below) of such shares. Trenwick (and/or any person designated by Trenwick) shall thereupon have the option exercisable by written notice delivered to LaSalle within five (5) business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities to be so purchased by Trenwick and (ii) the then Fair Market Value of such shares. Any such purchase of Registrable Securities by Trenwick (or its designee) hereunder shall take place at a closing to be held at the principal executive offices of Trenwick or at the offices of its counsel at any reasonable date and time designated by Trenwick and/or such designee in such notice within twenty (20) business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds. As used herein, the "Fair Market Value" of any share shall be the average of the daily closing sales price for such share on the NYSE during the ten (10) NYSE trading days immediately preceding the date such Fair Market Value is to be determined.

               If Trenwick does not elect to exercise its option pursuant to this Section 8 with respect to all Registrable Securities, it shall use its commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) LaSalle shall not be entitled to more than an aggregate of two effective registration statements hereunder and (ii) Trenwick will not be required to file any such registration statement during any period of time (not to exceed ninety (90) days after such request in the case of clauses (A), (B) or (C) below) when (A) Trenwick is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to Trenwick, such information would have to be disclosed if a registration statement were filed at that time; (B) Trenwick is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Trenwick determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving
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Trenwick or any of its affiliates. Trenwick shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as LaSalle may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that Trenwick shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

               The registration rights set forth in this Section 8 are subject to the condition that LaSalle shall provide Trenwick with such information with respect to such holder's Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for Trenwick, is necessary to enable Trenwick to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

               A registration effected under this Section 8 shall be effected at Trenwick's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to LaSalle, and Trenwick shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner (provided that LaSalle shall only be required to indemnify other parties to such underwriting agreement for information relating to such LaSalle and supplied by it for inclusion in such registration statement), (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including, if the Manager deems it necessary, participating in road show presentations).

               Trenwick shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this Section 8 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

               9. Adjustment upon Changes in Capitalization. (a) Without limitation to any restriction on Trenwick contained in this Agreement or in the Business Combination Agreement, in the event of any change in Trenwick Common Stock by reason of stock dividends, split-ups, mergers, amalgamations, recapitalizations, subdivisions, conversions, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Trenwick Option, and the Exercise Price per Option Share provided in Section 1, shall be adjusted appropriately to restore to LaSalle its rights hereunder, including the right to purchase from the Trenwick (or its successors) shares of Trenwick Common Stock representing 19.9% of the outstanding Trenwick Common Stock for the aggregate Exercise Price calculated as of the date of this Agreement as provided in Section 1.

               (b) In the event that Trenwick shall enter into an agreement: (i) to consolidate with merge or amalgamate into any person, other than LaSalle or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation, merger or amalgamation; (ii) to permit any person, other than LaSalle or one of its subsidiaries, to merge or amalgamate into Trenwick and Trenwick shall be the continuing or surviving corporation, but, in connection with such merger or amalgamation, the then-outstanding shares of Trenwick Common Stock shall be changed into or exchanged for stock or other securities of Trenwick or any other person or cash or any other property; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than LaSalle or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that upon the consummation of such transaction and upon the subsequent exercise of the Trenwick Option, LaSalle shall be entitled to receive, for each share of Trenwick Common Stock with respect to which the Trenwick Option has not theretofore been exercised, an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Trenwick Common Stock (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Trenwick Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Trenwick Option would have the

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same election or similar rights as would the holder of the number of shares of
Trenwick Common Stock for which the Trenwick Option is then exercisable).

               10. Restrictive Legends. Each certificate representing shares of Trenwick Common Stock issued to LaSalle at a Closing will have typed or printed thereon a restrictive legend in substantially the following form:

                         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT
BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF DECEMBER 19, 1999, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

               It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or LaSalle has delivered to Trenwick a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to Trenwick and its counsel, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificate(s) shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in this Section 10.

               11.          Profit Limitation.

               (a) Notwithstanding any other provision of this Agreement or the Business Combination Agreement, in no event shall LaSalle's Total Profit (as hereinafter defined) exceed $15 million (such amount, the "Profit Limit") and, if it would otherwise exceed such amount, LaSalle, at its sole election, shall, within five business days, either (i) deliver to the Issuer for cancellation Option Shares (valued, for purposes of this Section 11, at their closing market price on the NYSE on the date of such delivery), (ii) pay cash to the Issuer or refund in cash any Trenwick Termination Fee previously paid to LaSalle or reduce or waive the amount of any Trenwick Termination Fee payable to LaSalle pursuant to Section 7.4(b) of the Business Combination Agreement, or (iii) undertake any combination thereof, so that LaSalle's Total Profit shall not exceed the Profit Limit after taking into account the foregoing actions. As used herein, "Total Profit" means the aggregate amount (before taxes) of (i) $12 million, payable in excess of expenses, pursuant to Section 7.4(c) of the Business Combination Agreement, (ii) amounts paid by Trenwick pursuant to Section 12 hereof, and (iii) (x) the net cash amounts received by LaSalle pursuant to the sale or other disposition of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) LaSalle's purchase price for such Option Shares.

               (b) Notwithstanding any other provision of this Agreement or the Business Combination Agreement, the Trenwick Option may not be exercised for a number of Option Shares that would, as of the date of the Exercise Notice, result in a Notional Total Profit (as hereinafter defined) of more than the Profit Limit and, if exercise of the Trenwick Option otherwise would exceed the Profit Limit, LaSalle, at its discretion, may increase the Exercise Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Profit Limit; provided, that nothing in this sentence shall restrict any exercise of the Trenwick Option permitted hereby on any subsequent date at the Exercise Price set forth in
Section 1 hereof. As used herein, the term "Notional
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Total Profit" with respect to any number of Option Shares as to which LaSalle may propose to exercise the Trenwick Option shall be the Total Profit determined as of the date of the Exercise Notice assuming that the Trenwick Option were exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other shares of Trenwick Common Stock held by LaSalle and its subsidiaries as of such date, were sold for cash at the closing market price for the Trenwick Common Stock on the NYSE Composite Tape at the close of business on the preceding trading day (less customary brokerage commissions).

              12.          Certain Repurchases.

              (a) LaSalle "Put". Subject to the limitations set forth in Section 11, upon delivery of written notice to Trenwick by LaSalle (the "Repurchase Notice"):

                           (i)      at any time during which the Trenwick Option
is exercisable pursuant to Section 2 (the "Repurchase Period"), Trenwick and its successors in interest shall repurchase from LaSalle all or any portion of the Trenwick Option, as specified by LaSalle, at the Option Repurchase Price set forth in Section 12(b)(i); and

                           (ii)      at any time prior to the fifth anniversary
of the date hereof, Trenwick and its successors in interest shall repurchase from LaSalle all or any portion of the Trenwick Common Stock purchased by LaSalle pursuant to the Trenwick Option, as specified by LaSalle, at the Share Repurchase Price set forth in Section 12(b)(iii).

               (b) Certain Definitions. For purposes of this Section 12, the following definitions shall apply:

                           (i)      "Option Repurchase Price" shall mean (A) the
difference between the Option Repurchase Market/Offer Price (as defined below) for the Trenwick Common Stock as of the date of the applicable Repurchase Notice and the Exercise Price, multiplied by (B) the number of shares of Trenwick Common Stock purchasable pursuant to the Trenwick Option or the portion thereof covered by the applicable Repurchase Notice, but only if the Option Repurchase Market/Offer Price is greater than the Exercise Price.

                           (ii)      "Option Repurchase Market/Offer Price"
shall mean, as of any date, the higher of (X) the highest price per share offered as of such date pursuant to any tender or exchange offer or other offer with respect to a business combination offer involving Trenwick or any of its material subsidiaries as the target party which was made prior to such date and not terminated or withdrawn as of such date and (Y) the Fair Market Value (as defined in Section 12(b)(v)) of the Trenwick Common Stock as of such date.

                           (iii)     "Share Repurchase Price" shall mean the
product of (A) the sum of (I) the Exercise Price paid by LaSalle per share of Trenwick Common Stock acquired pursuant to the Trenwick Option and (II) if the Share Repurchase Market/Offer Price (as defined below) is greater than the Exercise Price, the difference between the Share Repurchase Market/Offer Price and the Exercise Price, and (B) the number of Trenwick Common Stock to be repurchased pursuant to this Section 12.

                           (iv)     "Share Repurchase Market/Offer Price" shall
mean, as of any date, the higher of (X) the highest price per share offered pursuant to a tender or exchange offer or other business combination offer involving Trenwick as the target party during the Repurchase Period prior to the delivery by LaSalle of a notice of repurchase and (Y) the Fair Market Value of the Trenwick Common Stock as of such date.

                           (v)      "Fair Market Value" shall mean, with respect
to any security, the per share average of the last sale prices on the NYSE (or such other national stock exchange or national market system as shall then be the primary trading market for such security) for the ten (10) trading days immediately preceding the applicable date.

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               (c)          Payment and Redelivery of Trenwick Options or
Trenwick Common Stock. In the event that LaSalle exercises its rights under this
Section 12, Trenwick shall, within ten (10) business days thereafter, pay the required amount to LaSalle in immediately available funds and LaSalle shall surrender to Trenwick the Trenwick Option or the certificate or certificates evidencing the Trenwick Common Stock purchased by LaSalle pursuant hereto, and LaSalle shall warrant that it has sole beneficial ownership of the Trenwick Option or such Trenwick Common Stock and that the Trenwick Option or such Trenwick Common Stock are then free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

               (d) Repurchase Price Reduced at LaSalle's Option. In the event that payment of the repurchase price specified in Section 12(a) would subject the repurchase of the Trenwick Option or the Trenwick Common Stock purchased by LaSalle pursuant to the Trenwick Option to a vote of the stockholders of Trenwick pursuant to applicable law, regulations, or requirements of a national securities exchange or national market system or the Trenwick By-Laws, then LaSalle may, at its election, reduce the repurchase price or the number of shares covered by the LaSalle repurchase request to an amount which would permit such repurchase without the necessity for such a vote.

               (e)          Repurchase at the Election of Trenwick.

                          (i)       Except to the extent that LaSalle shall have
previously exercised its rights under Section 12(a), at the written request of Trenwick during the six-month period immediately following the Repurchase Period, Trenwick may repurchase from LaSalle, and LaSalle shall sell to Trenwick, all (but not less than all) of the Trenwick Common Stock acquired by LaSalle pursuant hereto and with respect to which LaSalle has beneficial ownership at the time of such repurchase, at a price equal to the sum of (A) the greater of (I) one hundred ten percent (110%) of the Current Market Price (as defined in Section 12(e)(iii)) or (II) the sum of (X) the Purchase Price in respect of the shares so acquired plus (Y) LaSalle's Pre-Tax Carrying Cost (as defined in Section 12(e)(iii)), multiplied in either case by the number of shares so acquired, and (B) the amount of the documented out-of-pocket expenses (to the extent not previously reimbursed or compensated for pursuant hereto or pursuant to the Business Combination Agreement) incurred by LaSalle in connection with the Business Combination Agreement and this Agreement and the transactions contemplated thereby and hereby, including reasonable accounting, investment banking and legal fees (the "Section 12(e) Repurchase Consideration"); provided, that Trenwick's rights under this Section 12(e) shall be suspended (with any such rights being extended accordingly) during any period when the exercise of such rights would subject LaSalle to liability or disgorgement of profits pursuant to Section 16(b) of the Exchange Act.

                          (ii)      If Trenwick exercises its rights under this
Section 12(e), Trenwick shall, within ten (10) business days pay the Section 12(e) Repurchase Consideration in immediately available funds and LaSalle shall surrender to Trenwick certificates evidencing the Trenwick Common Stock purchased hereunder with respect to which LaSalle then has beneficial ownership, and LaSalle shall warrant that it has sole beneficial ownership of such Trenwick Common Stock and that all such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

                          (iii)     As used in Section 12(e)(i), (A) "Current
Market Price" shall mean the average of the last sale prices per share of Trenwick Common Stock on the NYSE for the ten (10) trading days immediately preceding the date of Trenwick's request for repurchase pursuant to this Section 12(e) and (B) "Pre-Tax Carrying Cost" shall mean an amount equal to the interest on the aggregate purchase price paid by LaSalle for the Trenwick Common Stock purchased pursuant to the Trenwick Option from the date of purchase to the date of repurchase at the rate of interest announced by Citibank, N.A. at its prime or base lending or reference rate during such period, less any dividends received on the shares so purchased, divided by the number of shares of Trenwick Common Stock so purchased.

              13. Binding Effect; No Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective
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successors and permitted assigns. Neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party (it being agreed that all transactions contemplated by Section 2.1(b) and (c) of the Business Combination Agreement shall not be considered assignments in violation of this Section 13). Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by a party in compliance with the provisions of Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

              14. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

              15. Entire Agreement. This Agreement, the Business Combination Agreement (including any exhibits and schedules thereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

              16. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

              17. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason any such court or regulatory agency determines that LaSalle is not permitted to acquire the full number of shares of Trenwick Common Stock provided in Section 1 hereof (as the same may be adjusted), it is the express intention of Trenwick to allow LaSalle to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

              18. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if (i) delivered, personally, or (ii) sent by overnight courier service (providing proof of delivery), or (iii) telecopied (which is confirmed), or (iv) five (5) days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              If to Trenwick:

                        Alan L. Hunte
                        Vice President and
                          Chief Financial Officer
                        Trenwick Group Inc.
                        One Canterbury Green
                        Stamford, CT 06901
                        Fax: (203) 353-5550

              with a copy to:

                        Baker & McKenzie
                        805 Third Avenue
                        New York, New York 10022
                        Attention: James R. Cameron
                        Fax: (212) 891-3835

                  If to LaSalle, to:

                            LaSalle Re Holdings Limited
                            Continental Building
                            25 Church Street
                            Hamilton HM 12
                            Bermuda
                            Fax: (441) 292-1501

                  with a copy to:

                            Mayer, Brown & Platt
                            190 S. LaSalle Street
                            Chicago, Illinois 60603
                            Attention: Richard W. Shepro
                            Fax: (312) 701-7711

                  19. Governing Law; Choice of Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law principles thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the state of Delaware or a Delaware state court.

                  20. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

                  22. Expenses. Except as otherwise expressly provided herein or in the Business Combination Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                  23. Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

                  24. Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

                  25. Loss or Mutilation. Upon receipt by Trenwick of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Trenwick will execute and deliver to LaSalle a new Agreement of like tenor and date. Any such new Agreement executed and delivered will constitute an additional contractual obligation on the part of Trenwick, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

                  26. Extension of Time Periods. The time periods for exercises of certain rights hereunder shall be extended (but in no event by more than six (6) months): (a) to the extent necessary to obtain all governmental approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (b) to the extent necessary to avoid any liability or disgorgement of profits under Section 16(b) of the Exchange Act by reason of such exercise.

                  27. Further Assurance. Each party agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          TRENWICK GROUP INC.

                                          By: /s/ JAMES F. BILLETT, JR.
                                            ------------------------------------
                                              Name:  James F. Billett, Jr.
                                              Title:   Chairman, President and
                                                 Chief Executive Officer

                                          LASALLE RE HOLDINGS LIMITED

                                          By: /s/ GUY HENGESBAUGH
                                            ------------------------------------
                                              Name:  Guy Hengesbaugh
                                              Title:   President and Chief
                                              Executive Officer

                                                                      APPENDIX F

                             SHAREHOLDERS AGREEMENT

               SHAREHOLDERS AGREEMENT (this "Agreement") dated as of December 19, 1999, by and among Trenwick Group Inc., a Delaware corporation ("Trenwick"), and the other parties signatory hereto (each, a "Shareholder" and together, the "Shareholders").

                                    RECITALS

               WHEREAS, simultaneously herewith Trenwick is entering into an Agreement, Scheme of Arrangement, Plan of Merger and Plan of Reorganization, dated as of December 19, 1999, by and among LaSalle Re Holdings, a company organized under the laws of Bermuda ("LaSalle Holdings"), LaSalle Re Limited, a company organized under the laws of Bermuda ("LaSalle Re"), Trenwick, Gowin Holdings International Limited, a company organized under the laws of Bermuda ("New Holdings") and Trenwick Group (Delaware) Inc., a Delaware corporation (the "Business Combination Agreement");

               WHEREAS, the Business Combination Agreement provides that Trenwick and LaSalle Holdings will be entering into a series of transactions pursuant to which (i) New Holdings will become the holding company of such companies and (ii) shareholders of LaSalle Holdings and LaSalle Re and stockholders of Trenwick will become shareholders of New Holdings as set forth in such agreement;

               WHEREAS, each Shareholder owns that number of (i) LaSalle Holdings' common shares, par value $1.00 per share (the "Common Shares"), and
(ii) LaSalle Re's exchangeable non-voting shares (the "Non-Voting Shares" and, together with the Common Shares, the "Shares", which term shall include Shares which are acquired or may be acquired upon the exercise of any and all options to acquire Common Shares and Non-Voting Shares ("Options"), whether such Options exist on the date hereof or otherwise) set forth next to such Shareholder's name on Exhibit A hereto; and

               WHEREAS, as a condition to its willingness to enter into the Business Combination Agreement, Trenwick has required that each Shareholder agree, and each Shareholder has agreed, among other things, to execute and deliver this Agreement with respect to the Shares owned (whether by conversion or otherwise) by such Shareholder, on the terms and conditions provided for herein.

               NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

               1. Voting Agreement. At any meeting of the shareholders of LaSalle Holdings or LaSalle Re called to vote upon the Scheme of Arrangement or the Business Combination Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of shareholders of LaSalle Holdings or LaSalle Re with respect to any of the other matters referred to below is sought, each Shareholder hereby agrees to vote (or cause to be voted) the Shares held of record or beneficially by such Shareholder as of the applicable record date (i) in favor of the Scheme of Arrangement, the execution and delivery by LaSalle Holdings and LaSalle Re of the Business Combination Agreement and the approval of the terms thereof and each of the other actions contemplated by the Business Combination Agreement, this Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would, to its knowledge, result in a breach of any covenant, representation or warranty or any other obligation or agreement of LaSalle Holdings or LaSalle Re under the Business Combination Agreement or this Agreement; and (iii) against the following actions (other than the Scheme and the transactions contemplated by the Business Combination Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation, amalgamation or other business combination involving LaSalle Holdings or any of its subsidiaries (including, without limitation, LaSalle Re); (2) a sale, lease or transfer of a material amount of assets of LaSalle Holdings or any of its subsidiaries(including, without limitation, LaSalle Re) or a reorganization, recapitalization, dissolution or liquidation of LaSalle Holdings or any of its subsidiaries (including, without limitation, LaSalle Re); (3)

(a) any change in the majority of the Board of Directors of LaSalle Holdings or LaSalle Re; (b) any material change in the present capitalization of LaSalle Holdings or LaSalle Re or any material amendment of LaSalle Holdings' or LaSalle Re's Memorandum of Association and By-laws; (c) any other material change in LaSalle Holdings' or LaSalle Re's corporate structure or business; or (d) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Scheme of Arrangement or the transactions contemplated by the Business Combination Agreement or this Agreement or the contemplated economic benefits of any of the foregoing. Each Shareholder hereby revokes any proxy previously granted by it with respect to the Shares. Each Shareholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing his or its obligations under this Agreement; provided, however, that nothing in this Agreement shall be deemed to prohibit or restrict in any manner any Shareholder from selling, transferring, or otherwise disposing of any Shares or Options to any person. The provisions of this Section 1 shall terminate and no longer bind the Shareholders at such time as the LaSalle Holdings Board of Directors either (A) withdraws or modifies its approval and recommendation of the Business Combination Agreement pursuant to clause (x) of the second sentence of Section 5.3(b)(ii) thereof or (B) terminates the Business Combination Agreement pursuant to clause (y) of the second sentence of Section 5.3(b)(ii) thereof.

               2. Representations and Warranties of Trenwick. Trenwick hereby represents and warrants to each Shareholder that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Trenwick and no other corporate proceedings on the part of Trenwick are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Trenwick and constitutes a valid and binding agreement of Trenwick, enforceable against Trenwick in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

               3.          Representations and Warranties of the
Shareholders. Each Shareholder hereby represents and warrants, severally and not jointly, to Trenwick as follows:

                           (a) Ownership of Shares and Options. Such Shareholder, as of the date hereof, (i) is the owner of the number of Shares and Options set forth next to such Shareholder's name on Exhibit A hereto and (ii) has the sole power to vote (or to give any consent that may be required in respect of such Shares and Options) and dispose of such Shares and Options.

                           (b)          Power; Binding Agreement.  Such
               Shareholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly authorized, executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                           (c) No Conflicts. (A) No filing by such Shareholder with, and no permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof shall (1) conflict with or result in any breach of any provision of the certificate of incorporation, by-laws, trust or charitable instruments (or similar documents) of such Shareholder, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which such Shareholder is a party or by which he or it or any of his or its properties or assets may be bound or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of his or its properties or assets, except in the case of (A) or
               (B) for violations, breaches or defaults which would not in the aggregate materially adversely affect the ability of such Shareholder to perform its obligations hereunder.

               4. Adjustments to Prevent Dilution, Etc. In the event of a stock dividend or distribution, or any change in LaSalle Holdings' or LaSalle Re's capital shares by reason of any share dividend, split-up, reclassification, recapitalization, combination or the exchange of shares, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

               5.          Miscellaneous.

                        (a) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may not be amended except by a writing signed by the parties. Except as specifically provided herein, this Agreement is not assignable by any of the parties, provided that none of the transactions described in Sections 2.1(b) and 2.1(c) of the Business Combination Agreement shall be considered an assignment by Trenwick. This Agreement shall be binding upon the respective successors of the parties and upon transferees of the Shares who are Affiliates of the transferring Shareholder.

                        (b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

               If to a Shareholder, to the address of such Shareholder indicated on Exhibit A hereto.

               If to Trenwick:
                                     Trenwick Group Inc.
                                     One Canterbury Green
                                     Stamford, Connecticut 06901
                                     Attention: Steve Bensinger and
                                                John Del Col, Esq.
                                     Facsimile No.: (203) 353-5544

                                     with a copy to:

                                     Baker & McKenzie
                                     805 Third Avenue
                                     New York, New York 10022
                                     Attention: James R. Cameron, Esq.
                                     Facsimile No.: (212) 891-3835

               If to New Holdings:

                                     Gowin Holdings International Limited
                                     c/o Appleby Spurling & Kempe
                                     Cedar House
                                     41 Cedar Avenue
                                     P.O. Box Hm 1179
                                     Hamilton Bermuda HMEX
                                     Attention: Warren Cabral
                                     Facsimile No: (441) 292-8666

                                     With a copy to:

                                     Baker & McKenzie
                                     805 Third Avenue
                                     New York, New York 10022
                                     Attention: James R. Cameron, Esq.
                                     Facsimile No.: (212) 891-3835

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                        (c) Notification by Shareholder. Each Shareholder shall notify Trenwick from time to time, upon request, of the number of Shares beneficially owned by such Shareholder.

                        (d) Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to any laws or regulations relating to choice of laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                        (e) Cooperation. Subject to the terms and conditions of this Agreement, each of the parties hereby agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, rules and regulations to consummate and make effective the actions contemplated by this Agreement. In case at any time after the execution of this Agreement, further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the parties shall take all such necessary or desirable action.

                        (f) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore, each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                        (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

                        (h) Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Business Combination Agreement.

                        (i) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                        (j) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                        (k) Termination. Unless earlier terminated as provided herein, this Agreement shall terminate, without further liability or obligation of the parties hereto, including liability for damages, upon the earlier of (i) the 180th calendar day following the termination of the Business Combination Agreement in accordance with its terms and (ii) consummation of the Scheme of Arrangement.

        IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written.

                                        TRENWICK GROUP INC.

                                        By:    /s/ JAMES F. BILLETT, JR.
                                            ------------------------------------
                                        Name: James F. Billett, Jr.
                                        Title:  Chairman, President and Chief
                                                Executive Officer

                                        SHAREHOLDERS:

                                        COMBINED INSURANCE COMPANY OF AMERICA

                                        By:    /s/ MICHAEL A. CONWAY
                                            ------------------------------------
                                        Name: Michael A. Conway
                                        Title:  Senior Vice President

                                        VIRGINIA SURETY COMPANY, INC.

                                        By:    /s/ MICHAEL A. CONWAY
                                            ------------------------------------
                                        Name: Michael A. Conway
                                        Title:  Senior Vice President

                                        AON RISK CONSULTANTS (BERMUDA) LTD.

                                        By:    /s/ MICHAEL A. CONWAY
                                            ------------------------------------
                                        Name: Michael A. Conway
                                        Title:  Authorized Agent

                                        CONTINENTAL CASUALTY COMPANY

                                        By:    /s/ ROBERT V. DEUTSCH
                                            ------------------------------------
                                        Name: Robert V. Deutsch
                                        Title:  Senior Vice President and Chief
                                                Financial Officer

                                        CNA (BERMUDA) SERVICES LIMITED

                                        By:    /s/ ROBERT V. DEUTSCH
                                            ------------------------------------
                                        Name: Robert V. Deutsch
                                        Title:  Senior Vice President and Chief
                                                Financial Officer

                                   EXHIBIT A

                                                                   NUMBER OF
                                           NUMBER OF COMMON       EXCHANGEABLE
                                           SHARES OF LASALLE   NON-VOTING SHARES    OPTIONS AND/OR
SHAREHOLDER NAME AND ADDRESS                   HOLDINGS          OF LASALLE RE         WARRANTS
----------------------------               -----------------   -----------------    --------------
Combined Insurance Company of America            322,715           1,221,750               0

Virginia Surety Company, Inc.                    322,715           1,221,750               0

Aon Risk Consultants (Bermuda) Ltd.              555,244                   0               0

Continental Casualty Company                   1,425,354           1,963,896               0

CNA (Bermuda) Services Limited                         0             318,150               0

                                                                      APPENDIX G

                   [DONALDSON, LUFKIN & JENRETTE LETTERHEAD]

                               December 16, 1999

Board of Directors
Trenwick Group Inc.
One Canterbury Green
Stamford, CT 06901

Dear Sirs:

        You have requested our opinion as to the fairness from a financial point of view to Trenwick Group Inc. (the "Company") of the Exchange Ratio, as defined below, pursuant to the terms of the Agreement, Scheme of Arrangement, Plan of Merger and Plan of Reorganization by and among LaSalle Re Holdings Limited ("LaSalle"), LaSalle Re Limited ("LaSalle Re"), the Company, Trenwick Group (Delaware) Inc. and Gowin Holdings International Limited ("New Holdings") to be dated as of December 17, 1999 (the "Agreement") pursuant to which each of the Company and LaSalle will become wholly-owned subsidiaries of New Holdings, a newly formed holding company (the "Proposed Transaction").

        Pursuant to the Agreement, each common share of LaSalle, par value $1 per share ("LaSalle Common Stock"), each non-voting common share of LaSalle Re, par value $1 per share (other than those owned by LaSalle) and each common share of the Company ("Company Common Stock"), $0.10 par value per share, will be converted into the right to receive one share, subject to certain exceptions and adjustments set forth in the Agreement (the "Exchange Ratio"), of common stock of New Holdings.

        In arriving at our opinion, we have reviewed the draft dated December 16, 1999 of the Agreement and drafts dated December 16, 1999 of the Stock Option Agreements each, by and between the Company and LaSalle. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and LaSalle including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of LaSalle for the period beginning October 1, 1999 and ending September 30, 2000 prepared by the management of LaSalle, certain financial projections of LaSalle for the period beginning October 1, 2000 and ending December 31, 2010 prepared by the management of the Company based in part on the financial forecasts prepared by the management of LaSalle and certain financial projections of the Company for the period beginning January 1, 2000 and ending December 31, 2010 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and LaSalle with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Company Common Stock and LaSalle Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

        In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and LaSalle or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the Company's management of the operating synergies achievable as a result of the Proposed Transaction which estimates were based in part on their discussion of such synergies with the management of LaSalle. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and LaSalle as to the future operating and financial performance of the Company and LaSalle. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have assumed that the Proposed Transaction qualifies as a reorganization under provisions of Section 368(a) of the Internal Revenue Code of 1986 as amended and will not result in any material tax to Trenwick.

        Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the Company Common Stock or the common stock of New Holdings will actually trade at any time. Our opinion does not address the relative merits of the Proposed Transaction and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Proposed Transaction. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

        Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has recently advised the Company in its acquisition of Chartwell Re Corporation and has been compensated for such services. In addition, DLJ is currently working with CNA Financial Corporation, an affiliate of LaSalle, on various matters unrelated to the Proposed Transaction.

        Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          /s/ David M. Platter

                                          David M. Platter
                                          Managing Director

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                                                                      APPENDIX H

                     LETTERHEAD OF LAZARD FRERES & CO. LLC

                               December 19, 1999

The Board of Directors
LaSalle Re Holdings Limited
Continental Building
25 Church Street
Hamilton HM 12
Bermuda

Dear Members of the Board:

        We understand that LaSalle Re Holdings Limited (the "Company") and Trenwick Group Inc. (including successors, "Trenwick") have entered into an Agreement, Scheme of Arrangement, Plan of Merger and Plan of Reorganization, dated as of December 19, 1999 (the "Agreement"), pursuant to which the Company will become a subsidiary of, and the assets of Trenwick will be transferred to, a new holding company ("New Holdings") following a corporate reorganization of Trenwick (the "Transaction"). Pursuant to the Agreement, each issued and outstanding share of the Company, par value $1.00 per share ("Company Common Shares"), and each issued and outstanding non-voting share, par value $1.00 per share, of LaSalle Re Limited held by persons other than the Company will be converted, subject to certain exceptions and adjustments, into 1.00 (the "Exchange Ratio") common share of New Holdings ("New Holdings Common Shares"). In addition, pursuant to the Agreement, each issued and outstanding share of Trenwick, par value $.10 per share, will be converted, subject to certain exceptions and adjustments, into the right to receive 1.00 New Holdings Common Share.

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Shares (other than Trenwick and its affiliates) of the Exchange Ratio pursuant to the Agreement. In connection with this opinion, we have:

        (i)      Reviewed the financial terms and conditions of the Agreement;

        (ii) Analyzed certain historical business and financial information relating to the Company and Trenwick and its predecessor companies;

        (iii) Reviewed various internal financial analyses and forecasts for the Company and Trenwick prepared by their respective managements, as well as certain additional forecasts for the Company and Trenwick prepared by their respective managements, and consultants and advisors working under management's supervision (based on management assumptions), including certain cost savings and operating synergies projected by the managements of the Company and Trenwick to result from the Transaction;

        (iv) Held discussions with members of the senior managements of the Company and Trenwick with respect to the businesses and prospects of the Company and Trenwick, respectively, the strategic objectives of each, and possible benefits which might be realized following the Transaction;

        (v) Reviewed public information with respect to certain other companies in lines of businesses that we believe to be generally comparable to the businesses of the Company and Trenwick;

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

        (vi) Reviewed the financial terms of certain business combinations involving companies in the reinsurance industry specifically and in other industries we believe to be generally comparable to those of the Company and Trenwick;

        (vii) Reviewed the historical stock prices and trading volumes of the Company's and Trenwick's common stock; and

        (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

        We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or Trenwick, or concerning the solvency or fair value of either of the foregoing entities. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and Trenwick as to the future financial performance of the Company and Trenwick, respectively. As you are aware, Trenwick did not make available to us forecasts of expected future performance beyond fiscal year 2003; accordingly, our review with respect to such information was limited to information derivable from the year 2000-2003 forecasts provided to us. We assume no responsibility for and express no view as to the forecasts reviewed by us or the assumptions on which they are based; as to forecasts in the preparation of which we participated, the management of the Company and consultants working under management's supervision have confirmed to us their agreement with the underlying assumptions and methods of projection. We are not actuaries and our services did not include actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions, including those used in developing the loss and loss adjustment appraisal of the assets and liabilities (including the loss and loss adjustment expense reserves) of the Company or Trenwick or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. In that regard, we express no opinion as to the adequacy of the loss and loss adjustment expense reserves of the Company or Trenwick or any of their respective subsidiaries.

        We have assumed that the Transaction qualifies as a tax-free reorganization, whereby the shareholders of the Company will incur no immediate taxation as a result of the Transaction.

        We are expressing no opinion herein as to the prices at which New Holdings Common Shares will actually trade at any time. Our opinion does not address the relative merits of the Transaction and any other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Transaction. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

        Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

        In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company and that (i) obtaining the necessary regulatory approvals for the Transaction and (ii) the corporate reorganization of Trenwick contemplated in connection with the Agreement will not have a material adverse effect on the Company, Trenwick or New Holdings.

        Lazard Freres & Co. LLC is acting as investment banker to the Company in connection with the Transaction and will receive a fee for our services. An affiliate of Lazard Freres & Co. LLC is a significant shareholder in the Company.

        Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

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

     Based on and subject to the foregoing, as of the date hereof, we are of the opinion that the Exchange Ratio is fair to holders of Company Common Shares (other than Trenwick and its affiliates) from a financial point of view.

                                          Very truly yours,

                                          LAZARD FRERES & CO. LLC

                                          /s/ Steven J. Niemcsyk
                                          Steven J. Niemczyk
                                            Managing Director

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

                                                                      APPENDIX I

                   [Letterhead of Salomon Smith Barney Inc.]

December 19, 1999

The Board of Directors
LaSalle Re Holdings Limited
Continental Building
25 Church Street
P.O. Box HM
Hamilton HM FX, Bermuda

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common shares of LaSalle Re Holdings Limited ("LaSalle Holdings") of the LaSalle Exchange Ratio (defined below) provided for in the Agreement, Scheme of Arrangement, Plan of Merger and Plan of Reorganization, dated as of December 19, 1999 (the "Agreement"), by and among LaSalle Holdings, LaSalle Re Limited, a majority owned subsidiary of LaSalle Holdings ("LaSalle Re" and, together with LaSalle Holdings, "LaSalle"), Trenwick Group Inc. ("Trenwick"), Trenwick Group (Delaware) Inc., a wholly owned subsidiary of Trenwick ("Trenwick Delaware"), and Gowin Holdings International Limited ("New Holdings"). As more fully described in the Agreement, (a) Trenwick will merge with and into Trenwick LLC, a wholly owned subsidiary of Trenwick Delaware (the "Merger"), pursuant to which each outstanding share of the common stock, par value $0.10 per share, of Trenwick ("Trenwick Shares") will be converted into the right to receive one share of the common stock, par value $0.10 per share, of Trenwick Delaware ("Trenwick Delaware Shares"); (b) New Holdings will acquire all of the assets and assume all of the liabilities of Trenwick Delaware (the "Reorganization") in exchange for which each holder of Trenwick Delaware Shares will receive that number of common shares of New Holdings ("New Holdings Shares") equal to the Trenwick Exchange Ratio (as defined in the Agreement); and (c) all of the issued common shares, par value $1.00 per share, of LaSalle Holdings (the "LaSalle Holdings Shares") and all of the issued non-voting common shares, par value $1.00 per share, of LaSalle Re (the "LaSalle Re Non-Voting Shares") not owned by LaSalle Holdings (the "Minority Shares") will be transferred to New Holdings (the "Arrangement" and, together with the Merger and the Reorganization, the "Transaction") as a result of which each outstanding LaSalle Holdings Share and each outstanding Minority Share will be exchanged into that number of New Holdings Shares equal to the product of (i) 1.0 multiplied by (ii) the quotient of (A) the LaSalle Fair Market Value (defined below) minus (1) 50% of the amount by which any Net Loss (defined below) experienced by LaSalle Holdings exceeds $40,000,000 and is less than or equal to $60,000,000 and (2) 100% of the amount by which any Net Loss experienced by LaSalle Holdings exceeds $60,000,000 and is less than or equal to $100,000,000, divided by (B) the LaSalle Fair Market Value. The Agreement provides that the "LaSalle Fair Market Value" will be the product of (i) the average of the closing sale price as reported on the New York Stock Exchange Composite Tape for LaSalle Holdings Shares for the 30 trading days immediately preceding the effective date of the Arrangement multiplied by (ii) the aggregate number of issued and outstanding voting common shares, par value $1.00 per share, of LaSalle Re (the "LaSalle Re Voting Shares") and LaSalle Re Non-Voting Shares on the effective date of the Arrangement (the number of New Holdings Shares into which each LaSalle Holdings Share and LaSalle Re Non-Voting Share will be so exchanged in the Arrangement, the "LaSalle Exchange Ratio"). The Agreement provides that the "Net Loss" will be the estimated amount of all losses and loss adjustment expenses incurred or to be incurred by LaSalle Holdings and its subsidiaries in connection with the occurrence of a single natural catastrophe occurring between the date of the Agreement and the later of the effective time of the Arrangement and the Reorganization, net of all applicable reinsurance recoverable, as more fully described in the Agreement.

In arriving at our opinion, we reviewed the Agreement and certain related documents, and held discussions with certain senior officers, directors and other representatives and advisors of LaSalle and certain senior

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
The Board of Directors
LaSalle Re Holdings Limited
December 19, 1999
Page  2

officers, representatives and advisors of Trenwick concerning the businesses, operations and prospects of LaSalle and Trenwick. We examined certain publicly available business and financial information relating to LaSalle and Trenwick as well as certain financial forecasts and other information and data for LaSalle and Trenwick which were provided to or otherwise discussed with us by the managements of LaSalle and Trenwick, including information relating to certain strategic implications and operational benefits anticipated to result from the Transaction and certain actuarial reserve analyses and valuations prepared by the independent and internal actuaries of LaSalle and Trenwick. We reviewed the financial terms of the Transaction as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of the LaSalle Holdings Shares and Trenwick Shares; the historical and projected earnings and other operating data of LaSalle and Trenwick; and the capitalization and financial condition of LaSalle and Trenwick. We considered, to the extent publicly available, the financial terms of certain other transactions recently effected which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of LaSalle and Trenwick. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in the possible acquisition of or investment in LaSalle. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of LaSalle and Trenwick that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of LaSalle and Trenwick as to the future financial performance of LaSalle and Trenwick, the strategic implications and operational benefits anticipated to result from the Transaction and the other matters covered thereby. We also have been advised that the actuarial reserve analyses and valuations relating to LaSalle and Trenwick prepared by their respective independent and internal actuaries were reasonably prepared on bases reflecting the best currently available estimates and judgments of such actuaries as to the reserves of LaSalle and Trenwick. We have not made or, with the exception of certain actuarial reserve analyses and valuations prepared by the independent and internal actuaries of LaSalle and Trenwick, been provided with an independent evaluation or appraisal of the assets, liabilities (contingent or otherwise) or reserves of LaSalle or Trenwick nor have we made any physical inspection of the properties or assets of LaSalle or Trenwick. We are not actuaries and our services did not include any actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions, nor are we expressing any view as to matters relating to the reserves of LaSalle or Trenwick, including, without limitation, the adequacy of such reserves. We have assumed, with your consent, that the Transaction will qualify as a tax-free reorganization for federal income tax purposes and that, in the course of obtaining the necessary regulatory or third party approvals for the Transaction, no limitations, restrictions or conditions will be imposed that would have a material adverse effect on LaSalle or Trenwick or the contemplated benefits to LaSalle of the Transaction. Our opinion, as expressed herein, relates to the relative values of LaSalle and Trenwick. We are not expressing any opinion as to what the value of the New Holdings Shares actually will be when issued pursuant to the Transaction or the prices at which the New Holdings Shares will trade or otherwise be transferable subsequent to the Transaction. We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for LaSalle or the effect of any other transaction in which LaSalle might engage. Our opinion is

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
The Board of Directors
LaSalle Re Holdings Limited
December 19, 1999
Page  3

necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Salomon Smith Barney Inc. has been engaged to render financial advisory services to LaSalle Holdings in connection with the Transaction and will receive a fee for such services, a significant portion of which is payable upon consummation of the Transaction. We also will receive a fee upon delivery of this opinion. We have in the past provided investment banking services to LaSalle Holdings unrelated to the proposed Transaction, for which services we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of LaSalle Holdings and Trenwick for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with LaSalle, Trenwick and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote on any matters relating to the proposed Transaction.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the LaSalle Exchange Ratio is fair, from a financial point of view, to the holders of LaSalle Holdings Shares.

Very truly yours,

/S/ SALOMON SMITH BARNEY INC.

SALOMON SMITH BARNEY INC.

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